UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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CENTURYLINK, INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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2013 Notice of Annual Meeting

and Proxy Statement

and

Annual Financial Report

May 22, 2013

10:00 a.m. local time

100 CenturyLink Drive

Monroe, Louisiana

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 22, 2013

This proxy statement and related materials are

available at www.envisionreports.com/ctl.

All references in this proxy statement or related materials to “we,” “us,” “our,” the “Company” or “CenturyLink” refer to CenturyLink, Inc. In addition, each reference to (i) the “Board” refers to our Board of Directors, (ii) our “executives” or “executive officers” refers to our eight executive officers listed in the tables beginning on page 3 of this proxy statement, (iii) “meeting” refers to the 2013 annual meeting of our shareholders described further herein, (iv) “named officers,” “named executive officers” or “NEOs” refers to the five executive officers listed in the Summary Compensation Table appearing on page 52 of this proxy statement, (v) “Embarq” refers to Embarq Corporation, which we acquired on July 1, 2009, (vi) “Qwest” refers to Qwest Communications International Inc., which we acquired on April 1, 2011, (vii) “Savvis” refers to SAVVIS, Inc., which we acquired on July 15, 2011, and (viii) the “SEC” refers to the U.S. Securities and Exchange Commission. Unless otherwise provided, all information is presented as of the date of this proxy statement.

CenturyLink, Inc.

100 CenturyLink Drive

Monroe, Louisiana 71203

Notice of Annual Meeting of Shareholders

TIME AND DATE	10:00 a.m. local time on May 22, 2013

PLACE	Corporate Conference Room CenturyLink Headquarters 100 CenturyLink Drive Monroe, Louisiana

ITEMS OF BUSINESS

(1)    Elect as directors the eight nominees named in the accompanying proxy statement

(2)    Ratify the appointment of KPMG LLP as our independent auditor for 2013

(3)    Conduct a non-binding advisory vote regarding our executive compensation

(4)    Act upon four separate shareholder proposals if properly presented at the meeting

(5)    Transact such other business as may properly come before the meeting and any adjournment.

RECORD DATE	You can vote if you were a shareholder of record on April 3, 2013.

PROXY VOTING	Shareholders are invited to attend the meeting in
person. Even if you expect to attend, it is important
that you vote by telephone or the Internet, or by
completing and returning a proxy or voting
instruction card.

Stacey W. Goff

Secretary

April 9, 2013

i

ii

CenturyLink, Inc.

100 CenturyLink Drive

Monroe, Louisiana 71203

PROXY STATEMENT

April 9, 2013

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Why am I receiving these proxy materials?

Our Board of Directors is soliciting your proxy to vote at our 2013 annual meeting of shareholders because you owned shares of our stock at the close of business on April 3, 2013, the record date for the meeting, and are entitled to vote those shares at the meeting. Our proxy materials are being made available to you on the Internet beginning on or about April 10, 2013. This proxy statement summarizes information regarding matters to be considered at the meeting. You do not need to attend the meeting to vote your shares. For additional information on our proxy materials, see “Other Matters — Proxy Materials” appearing below.

When and where will the meeting be held?

The meeting will be held at 10:00 a.m. local time on Wednesday, May 22, 2013, in the corporate conference room at our corporate headquarters, 100 CenturyLink Drive, Monroe, Louisiana. If you would like directions to the meeting, please see our website, http://ir.centurylink.com.

What matters will be considered at the meeting?

Shareholders will vote on the following matters at the meeting:

Matter	Board Voting Recommendation	Page Reference
• election of the eight director nominees named herein (Item 1)	For each nominee	2
• ratification of the appointment of KPMG LLP as our independent auditor for 2013 (Item 2)	For	17
• non-binding advisory vote regarding our executive compensation (Item 3)	For	19
• the four shareholder proposals described in this proxy statement if each is properly presented at the meeting (Items 4(a), 4(b), 4(c) and 4(d))	Against each	19

How many votes may I cast?

You may cast one vote for every share of our common stock or Series L preferred stock that you owned on the record date. Our common stock and Series L preferred stock vote together as a single class on all matters. In this proxy statement, we refer to these shares as our “Common Shares” and “Preferred Shares,” respectively, and as our “Voting Shares,” collectively. As of the record date, we had 614,602,997 Common Shares and 7,018 Preferred Shares outstanding.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

If shares are registered in your name with our transfer agent, Computershare Investor Services L.L.C., you are the “shareholder of record” of those shares and you may directly vote these shares, together with any shares credited to your account if you are a participant in our automatic dividend reinvestment and stock purchase service or our employee stock purchase plans.

If your shares are held on your behalf in a stock brokerage account or by a bank or other nominee, you are the “beneficial owner” of shares held in “street name.” We have requested that our proxy materials be made available to you by your broker, bank or nominee, who is considered the shareholder of record of those shares.

If I am a shareholder of record, how do I vote?

If you are a shareholder of record, you may vote in person at the meeting or by proxy in any of the following three ways:

•	call 1-800-652-8683 and follow the instructions provided;

•	log on to the Internet at www.envisionreports.com/ctl and follow the instructions at that site; or

•	request a paper copy of our proxy materials and, following receipt thereof, mark, sign and date your proxy card and return it to Computershare.

Please note that you may not vote by telephone or the Internet after 1:00 a.m. Central Time on May 22, 2013.

If I am a beneficial owner of shares held in street name, how do I vote?

As the beneficial owner, you have the right to instruct your broker, bank or nominee how to vote your shares by using any voting instruction card supplied by them or by following their instructions for voting by telephone, the Internet, or in person.

If I am a benefit plan participant, how do I vote?

Please see “Additional Information About the Meeting — Voting by Participants in Our Benefit Plans” appearing below.

Do I need identification to attend the meeting in person?

Yes. Please bring proper identification, together with the Notice Regarding Availability of Proxy Materials mailed to you, which will serve as your admission ticket. If your shares are held in street name, please bring acceptable proof of ownership, such as a letter from your broker or an account statement stating or showing that you beneficially owned Voting Shares on the record date.

Where can I find additional information about the conduct of the meeting, voting requirements, and other similar matters relating to the meeting?

Please see “Additional Information About the Meeting” appearing below.

ELECTION OF DIRECTORS

(Item 1 on Proxy or Voting Instruction Card)

The first proposal for consideration at the meeting is the election of each of the eight candidates named below as a director for a one-year term expiring at our 2014 annual meeting of shareholders, or until his or her successor is duly elected and qualified.

At our 2012 annual meeting, the shareholders voted to eliminate prospectively the classification of directors on our Board. Previously, our directors had been classified into three separate classes and held office for staggered three-year terms. Effective as of the 2012 annual meeting, the shareholders approved terminating each of the three director classes as of the expiration date of that class’s three-year term, with subsequent terms being for one year only. As a result of this change:

•	last year a class of four directors was elected to one-year terms,

•	this year a second class of four directors will be elected to one-year terms, and

•	next year a third class of directors will be elected to one-year terms,

at which time we will have fully declassified our Board. Our Board is currently fixed at 13 members.

Acting upon the recommendation of its Nominating and Corporate Governance Committee, the Board has nominated the eight below-named directors to stand for re-election to one-year terms at the meeting. Unless authority is withheld, all votes attributable to Voting Shares represented by each duly executed and delivered proxy will be cast for the election of each of the eight below-named nominees. Under our bylaw nominating procedures, these nominees are the only individuals who may be elected at the meeting. For additional information on our nomination process, see “Corporate Governance — Director Nomination Process.” If for any reason any such nominee should decline or become unable to stand for election as a director, which we do not anticipate, the persons named as proxies may vote instead for another candidate designated by the Board, without re-soliciting proxies.

As discussed further under “Additional Information About the Meeting — Vote Required to Elect Directors”, each of the eight nominees must receive a majority of the votes cast to be elected at the meeting.

The following tables provide certain information with respect to:

•	our eight nominees,

•	each of the five other directors whose term will continue after the meeting, and

•	our executive officers.

As discussed further elsewhere herein, five of our below-listed directors formerly served as directors of Embarq or Qwest prior to our acquisitions of those companies.

Nominees (for a one-year term expiring in 2014):

W. Bruce Hanks, age 58; a director since 1992; a consultant with Graham, Bordelon and Co., Inc., an investment management and financial planning company, since 2005; Athletic Director of the University of Louisiana at Monroe from 2001 to 2004; held various executive positions at CenturyLink from 1980 through 2001, most notably Chief Operating Officer, Senior Vice President — Corporate Development and Strategy, Chief Financial Officer, and President — Telecommunications Services; worked as a certified public accountant with Peat, Marwick & Mitchell for three years prior to then; currently an advisory director of IberiaBank Corporation; also served in the past on the executive boards of several telecommunications industry associations and the boards of other publicly-owned companies.

Key Qualifications, Experiences and Skills:

•    Prior executive experience with, and historical knowledge of, our company and its prior acquisitions

•    Former experience as a certified public accountant

•    Qualifies as an “audit committee financial expert”

•    Prior experience as a director of other publicly-owned companies

C. G. Melville, Jr., age 72; a director since 1968; retired in 1992 after serving as President of Melville Equipment, Inc., a family-owned distributor of marine and industrial equipment, for nearly 30 years; Chief Executive Officer of a family-owned telephone company for six years prior to its sale to CenturyLink in 1968.

Key Qualifications, Experiences and Skills:

•    Experience owning and managing telecommunications companies

•    Experience as a former chief executive of family-owned privately-held companies

Fred R. Nichols, age 66; a director since 2003; retired in 2000 from Cox Communications, Inc., where he served as Executive Vice President of Operations since 1999; held various executive positions at TCA Cable TV, Inc. (which was publicly-traded between 1982 and its sale to Cox in 1999) from 1980 to 1999, most notably serving as Chairman, President and Chief Executive Officer from 1997 to 1999 and President and Chief Operating Officer from 1989 to 1997; also served in the past on the executive boards of (i) two cable industry trade associations, (ii) Telesynergy, a cable television programming consortium, and (iii) C-SPAN, a cable television network; prior to joining TCA in 1980, worked as a commercial banker for nine years and as a certified public accountant with Peat, Marwick & Mitchell for three years.

Key Qualifications, Experiences and Skills:

•    Executive experience in the communications industry

•    Experience as a former chief executive of a publicly-held company that engaged in multiple acquisitions

•    Former experience as a certified public accountant and commercial banker

William A. Owens, age 72; a director since July 1, 2009; non-executive Chairman of the Board of CenturyLink since July 1, 2009; Managing Director and Chairman of AEA Investors Asia, a private equity company, since 2006; Vice Chairman, President and Chief Executive Officer of Nortel Networks Corporation, a global supplier of communications equipment, from 2004 to 2005; Chairman and Chief Executive Officer of Teledesic LLC, a satellite communications company, from 1998 to 2003; served in the U.S. military from 1962 to 1996, holding various key leadership positions, including Vice Chairman of the Joint Chiefs of Staff; currently a director of AEA Investors LP, Polycom, Inc., Wipro Limited and Viasystems Group, Inc.; formerly a director of Unifrax Corporation and Amerilink within the past five years; Chairman of the Board of Embarq prior to July 1, 2009.

Key Qualifications, Experiences and Skills:

•    Executive experience in the communications industry

•    Experience as a former chief executive of publicly-held companies

•    Government relations expertise

•    International business experience

•    Director of other domestic and international publicly-held companies

Harvey P. Perry, age 68; a director since 1990; non-executive Vice Chairman of the Board of Directors of CenturyLink since 2004; retired from CenturyLink in 2003; joined CenturyLink in 1984, serving as Secretary and General Counsel for approximately 20 years and Executive Vice President and Chief Administrative Officer for almost five years; prior to then, worked as an attorney in private practice for 15 years.

Key Qualifications, Experiences and Skills:

•    Prior executive experience with, and historical knowledge of, our company and its prior acquisitions

•    Legal experience representing telecommunications companies

Glen F. Post, III, age 60; a director since 1985; Chief Executive Officer of CenturyLink since 1992, and President since July 1, 2009 (and from 1990 to 2002); Chairman of the Board of CenturyLink between 2002 and 2009; Vice Chairman of the Board of CenturyLink between 1993 and 2002; held various other positions at CenturyLink between 1976 and 1993, most notably Treasurer, Chief Financial Officer and Chief Operating Officer.

Key Qualifications, Experiences and Skills:

•    Executive experience in the telecommunications business

•    Experience as our chief executive

Laurie A. Siegel, age 57; a director since July 1, 2009; retired in September 2012 from Tyco International Ltd., a diversified manufacturing and service company, where she served as Senior Vice President of Human Resources and Internal Communications since 2003; held various positions with Honeywell International Inc. from 1994 to 2002, including Vice President of Human Resources — Specialty Materials; prior to then, was director of global compensation at Avon Products and a principal of Strategic Compensation Associates; a director of Embarq prior to July 1, 2009.

Key Qualifications, Experiences and Skills:

•    Executive experience with a multi-national company

•    Human resources and executive compensation expertise

Joseph R. Zimmel, age 59; a director since 2003; a business and financial consultant since 2002; Advisory Director of the Goldman Sachs Group from 2001 to 2002; Managing Director of the Communications, Media & Entertainment Group for the Americas in the investment banking division of Goldman, Sachs & Co. from 1999 to 2001, after acting as Managing Director and a co-head of the group from 1992 to 1999; Managing Director in the mergers and acquisitions department of Goldman, Sachs & Co. from 1988 to 1992; currently a director of FactSet Research Systems Inc. and formerly a director of Digitas Inc. within the past five years.

Key Qualifications, Experiences and Skills:

•    Advisory experience in the communications industry

•    Acquisition and investment banking expertise

•    Qualifies as an “audit committee financial expert”

•    Director of other publicly-owned companies

The Board unanimously recommends a vote FOR each of these above-listed nominees.

Directors serving terms expiring in 2014:

Virginia Boulet, age 59; a director since 1995; Special Counsel at Adams and Reese LLP, a law firm, since 2002; prior to then, practiced as a corporate and securities attorney for Phelps Dunbar, L.L.P. from 1992 to 2002 and Jones Walker LLP from 1983 to 1992; currently a director of W&T Offshore, Inc.

Key Qualifications, Experiences and Skills:

•    Legal experience representing telecommunications companies and regarding business combinations

•    Director of another publicly-held company

Peter C. Brown, age 54; a director since July 1, 2009; Chairman of Grassmere Partners, LLC, a private investment firm, since July 2009; held several executive level positions, including Chairman of the Board, President and Chief Executive Officer, with AMC Entertainment Inc., a theatrical exhibition company, between 1991 and 2009; founded Entertainment Properties Trust, a NYSE-listed real estate investment trust, in 1997 and served as its Chairman of the Board of Trustees until 2003 and again from 2010 to present; currently a director of Entertainment Properties Trust and Cinedigm Digital Cinema Corporation; formerly a director of National CineMedia, Inc. within the past five years and a director of Embarq prior to July 1, 2009.

Key Qualifications, Experiences and Skills:

•    Experience as a former chief executive of a publicly-held company

•    Qualifies as an “audit committee financial expert”

•    Director of other publicly-held companies

Richard A. Gephardt, age 72; a director since July 1, 2009; President and Chief Executive Officer of Gephardt Group, a multi- disciplined consulting firm, since 2005; consultant to Goldman Sachs & Co. since 2005; strategic advisor in the government affairs practice group of DLA Piper between 2005 and 2009; senior advisor to FTI Consulting between 2007 and 2009; member of the U.S. House of Representatives from 1976 to 2005, representing Missouri’s Third District and holding key leadership positions, including House Minority Leader; currently a director of Centene Corporation, Ford Motor Company, Spirit Aerosystems Holdings, Inc. and United States Steel Corporation; formerly a director of Dana Holding Company within the past five years, and a director of Embarq prior to July 1, 2009.

Key Qualifications, Experiences and Skills:

•    Government and labor relations expertise

•    Director of other publicly-held companies

Gregory J. McCray, age 50; a director since 2005; Chief Executive Officer and a director of ACAL Energy Ltd., a company which develops fuel cell engine technology, since January 2013; Chairman and Chief Executive Officer of Antenova Limited, a British wireless components development company, between 2003 and December 2012; Chairman and Chief Executive Officer of PipingHot Networks, a wireless start-up, from 2000 to 2002; Senior Vice President, Customer Operations, at Lucent Technologies from 1997 to 2000; Sales Vice President, U.S. Eastern Region, at Lucent Technologies from 1994 to 1997; held engineering, product management and other managerial roles at AT&T and IBM from 1984 to 1993.

Key Qualifications, Experiences and Skills:

•    Executive experience in the communications and technology industries

•    Experience as a chief executive of privately-held companies

•    Engineering expertise

•    International business experience

Michael J. Roberts, age 62; a director since April 1, 2011; Chief Executive Officer and founder of Westside Holdings LLC, a marketing and brand development company; served as President and Chief Operating Officer of McDonald’s Corporation, a foodservice retailer, from 2004 to 2006; served as Chief Executive Officer of McDonald’s USA during 2004 and as President of McDonald’s USA from 2001 to 2004; currently a director of W.W. Grainger, Inc. and Standard Parking Corporation, and a director of Qwest prior to April 1, 2011.

Key Qualifications, Experiences and Skills:

•    Experience as a chief executive

•    Marketing and branding expertise

•    Director of other publicly-held companies

•    Qualifies as an “audit committee financial expert”

Executive Officers Who Are Not Directors:

Listed below is information on each of our executive officers who are not directors. Unless otherwise indicated, each person has been engaged in the principal occupation shown for more than the past five years.

O. Matthew Beal, age 43; Senior Vice President — Corporate Strategy and Product Development since May 2012, and Chief Technology Officer since 2008; served as Senior Vice President — Product Development and Network Strategy between 2009 and May 2012 and as Vice President — Engineering between 2008 and 2009; prior to joining CenturyLink, worked as a technology officer for over 10 years with several companies, including most recently as Managing Director of Strategy for British Telecom’s design division.
William E. Cheek, age 57; President — Wholesale Operations since July 1, 2009; served as President — Wholesale Markets for Embarq from 2006 to 2009; served in similar capacities at divisions or affiliates of Sprint Nextel Corporation from 2004 to 2006.
David D. Cole, age 55; Senior Vice President — Controller and Operations Support; served as Senior Vice President — Operations Support since 1999, and as Controller since April 1, 2011.
R. Stewart Ewing, Jr., age 61; Executive Vice President and Chief Financial Officer.

Stacey W. Goff, age 47; Executive Vice President, General Counsel and Secretary since July 1, 2009; served as Senior Vice President, General Counsel and Secretary prior to then.
Maxine L. Moreau, age 51; Senior Vice President — Network Services since May 2012; served as Senior Vice President, Integration and Process Improvement from 2010 to May 2012, as Senior Vice President, Centralized Operations from 2009 to 2010, and as Vice President of Operations from 2006 to 2009.
Karen A. Puckett, age 52; Executive Vice President and Chief Operating Officer since July 2009; served as President and Chief Operating Officer from 2002 until July 2009.

CORPORATE GOVERNANCE

Governance Guidelines

Our Board has adopted corporate governance guidelines, which it reviews at least annually. For information on how you can obtain a complete copy of our guidelines, see “— Access to Information” below.

Among other things, our corporate governance guidelines provide as follows:

Director Qualifications

•

The Board of Directors will have a majority of independent directors. The Nominating and Corporate Governance Committee is responsible for reviewing with the Board, on an annual basis, the requisite skills and characteristics of new Board members as well as the composition of the Board as a whole.

•	The Board expects directors who change the job or responsibility they held when they were elected to the Board to volunteer to resign from the Board.

•

On the terms and subject to the conditions specified in our bylaws, directors will be elected by a majority vote of the shareholders and any incumbent director failing to receive a majority of votes cast must promptly tender his or her resignation to the Board.

•	No director may serve on more than two other unaffiliated public company boards, unless this prohibition is waived by the Board.

•	No director may be appointed or nominated to a new term if he or she would be age 75 or older at the time of the election or appointment.

•

Annually, the Board will determine affirmatively which of our directors are independent for purposes of complying with our corporate governance guidelines and the listing standards of the New York Stock Exchange, or NYSE. A director will not be independent for these purposes unless the Board affirmatively determines that the director does not, either directly or indirectly through the director’s affiliates or associates, have a material commercial, banking, consulting, legal, accounting, charitable, familial or other relationship with the Company or its affiliates, other than as a director.

Director Responsibilities

•	The Board periodically reviews our long-term strategic plans, and annually holds a multi-day strategic planning session.

•

Unless otherwise determined by the Board, when a management director retires or ceases to be an active employee for any other reason, that director will be considered to have resigned concurrently from the Board.

Chairman; Lead Outside Director

•

The Board elects a Chairman from among its members. The Chairman may be a director who also has executive responsibilities, including the CEO (an executive chair), or may be one of the Company’s independent directors (a non-executive chair). The Board believes it is in the best interests of the Company for the Board to remain flexible with respect to whether to elect an executive chair or a non-executive chair so that the Board may provide for succession planning and respond effectively to changes in circumstances.

•

The non-management directors meet in executive session at least quarterly. The lead outside director elected by the independent directors may call additional meetings of the non-management directors at any time. At all times during which the Chairman is a non-executive chair, all of the functions and responsibilities of the lead outside director shall be performed by the non-executive chair.

CEO Evaluation and Management Succession

•	The Nominating and Corporate Governance Committee conducts an annual review of the CEO’s performance and provides a report of its findings to the Board.

•	The Nominating and Corporate Governance Committee reports periodically to the Board on succession planning.

Recoupment of Compensation

•

If the Board or any committee of the Board determines that any bonus, incentive payment, commission, equity award or other compensation awarded to or received by an executive officer was based on any financial or operating result that was impacted by the executive officer’s knowing or intentional fraudulent or illegal conduct, the Board or a Board committee may recover from the executive officer the compensation it considers appropriate under the circumstances.

Stock Ownership Guidelines

•

We require our executive officers to beneficially own CenturyLink stock equal in market value to specified multiples of their annual base salary. All executive officers have three years from the date they first become subject to a particular ownership level to attain that target.

•

We require our outside directors to beneficially own CenturyLink stock equal in market value to five times their annual cash retainer. Outside directors have five years from their election or appointment date to attain that target.

•

For any year during which an executive or director does not meet his or her ownership target, the executive or director is expected to hold a specified percentage of the CenturyLink stock that the executive or director acquires through our equity compensation programs, excluding shares sold to pay taxes associated with the acquisition thereof.

•	The Compensation Committee administers the guidelines, and may modify their terms and grant hardship exceptions in its discretion.

•	See “Compensation Discussion and Analysis — Stock Ownership Guidelines” for information on the executive ownership multiples and the holding percentages currently in effect.

Standards of Business Conduct and Ethics

•	All of our directors, officers and employees are required to abide by our long-standing ethics and compliance policies and programs, which include standards of business conduct.

•	Any waiver of our policies, principles or guidelines relating to business conduct or ethics for executive officers or directors may be made only by the Board or one of its duly authorized committees.

Other

•	Directors have full access to our officers and employees.

•

Like most other NYSE-listed companies, (i) all of the Board’s standing committees are comprised solely of independent directors, (ii) we provide orientation for new directors, (iii) we maintain a continuing education program for our directors, and (iv) the Board and each committee conducts annual self-reviews.

Independence

Based on the information made available to it, the Board of Directors has affirmatively determined that each of the directors, with the exception of Mr. Post and Mr. Gephardt, qualifies as an independent director under the standards referred to above under “— Governance Guidelines.” In making these determinations, the Board, with assistance from counsel, evaluated responses to a questionnaire completed by each director regarding relationships and possible conflicts of interest. In its review of director independence, the Board considered all known commercial, banking, consulting, legal, accounting, charitable, familial or other relationships any director may have with us.

Some of our directors are employed by or affiliated with companies with which we do business in the ordinary course, either as a service provider, a customer or both. As required under the NYSE listing standards and our Corporate Governance Guidelines, our Board examined the amount spent by us with those companies and by those companies with us. With the exception of our purchase of consulting services from a company that employs Mr. Gephardt (as discussed further below under “Transactions With Related Parties”), in all cases the amount spent under these transactions fell far below the threshold established in the NYSE listing standards and in our Corporate Governance Guidelines. Consequently, our Board concluded that the amounts spent under these transactions did not create a material relationship with us that would interfere with the exercise of independent judgment by any of these directors other than Mr.  Gephardt.

Committees of the Board

During 2012, the Board of Directors held ten meetings, including a two-day strategic planning session.

During 2012, the Board’s Audit Committee held eight meetings. The Audit Committee is currently composed of four independent directors, all of whom the Board has determined to be audit committee financial experts, as defined under the federal securities laws. The Audit Committee’s functions are described further below under “Audit Committee Report.”

The Board’s Compensation Committee met seven times during 2012. The Compensation Committee is currently composed of five directors, all of whom qualify as “non-employee directors” under Rule 16b-3 promulgated under the Securities Exchange Act of 1934 and all of whom, other than Harvey P. Perry, qualify as “outside directors” under Section 162(m) of the Internal Revenue Code. The Compensation Committee is described further below under “Compensation Discussion and Analysis.”

The Board’s Nominating and Corporate Governance Committee (which we refer to below as the “Nominating Committee”) met four times during 2012. The Nominating Committee is responsible for, among other things, (i) recommending to the Board nominees to serve as directors and officers, (ii) monitoring the composition and size of the Board and its committees, (iii) periodically reassessing our corporate governance guidelines described above, (iv) leading the Board in its annual review of the Board’s performance, (v) reviewing shareholder proposals and making recommendations to the Board regarding how to respond, and (vi) reviewing annually the Chief Executive Officer’s performance, reporting to the Board on succession planning for senior executive officers and appointing an interim CEO if the Board does not make such an appointment within 72 hours of the CEO dying or becoming disabled. For information on the director nomination process, see “— Director Nomination Process” below.

The Board also maintains a Risk Evaluation Committee, which met four times during 2012. The Risk Evaluation Committee is described further below under the heading “— Risk Oversight.”

Each of the committees listed above is composed solely of independent directors under the standards referred to above under “— Governance Guidelines.”

The table below lists the Board’s standing committees and their membership:

Outside Director(1)	Audit Committee Member	Compensation Committee Member(2)	Nominating and Corporate Governance Committee Member	Risk Evaluation Committee Member
Virginia Boulet		✓	Chair
Peter C. Brown	✓			✓
W. Bruce Hanks	Chair			✓
Gregory J. McCray			✓	✓
C. G. Melville, Jr.			✓	Chair
Fred R. Nichols		✓	✓
William A. Owens		✓	✓
Harvey P. Perry		✓
Michael J. Roberts	✓
Laurie A. Siegel		Chair
Joseph R. Zimmel	✓

(1)	Glen F. Post, III does not serve on any board committees, other than the Special Pricing Committee described below. Richard A. Gephardt does not serve on any board committees.
(2)	The Compensation Committee maintains an Incentive Awards Subcommittee comprised of Ms. Boulet, Mr. Nichols, Adm. Owens and Ms. Siegel.

If you would like additional information on the responsibilities of the committees listed above, please refer to the committees’ respective charters, which can be obtained in the manner described below under “— Access to Information.”

The Board has also established a Special Pricing Committee that has authority to approve the terms and offering prices of any CenturyLink securities sold pursuant to our outstanding shelf registration statement. This ad hoc committee is comprised of Peter C. Brown, W. Bruce Hanks, Glen F. Post, III and Joseph R. Zimmel.

During 2012, all of our directors attended at least 75% of the aggregate number of all board meetings and all meetings of board committees on which they served. In addition, each of our directors then in office attended the 2012 annual shareholders’ meeting, other than one director who could not attend due to health issues and another who had a pre-existing scheduling conflict.

Director Nomination Process

Nominations for the election of directors at our annual shareholders’ meetings may be made by the Board (upon the receipt of recommendations of the Nominating Committee) or by any shareholder of record who complies with our bylaws. Under our bylaws, any shareholder of record interested in making a nomination generally must deliver written notice to the Company’s Secretary not more than 180 days and not less than 90 days in advance of the first anniversary of the preceding year’s annual shareholders meeting. For the meeting this year, the Board has nominated the eight nominees listed above under “Election of Directors” to stand for election as directors, and no shareholders submitted any nominations. For further information on deadlines for submitting nominations for our 2014 annual shareholders meeting, see “Other Matters — Shareholder Nominations and Proposals for the 2014 Annual Meeting — Other Proposals and Nominations.”

The written notice required to be sent by any nominating shareholder must include (i) the name, age, business address and residential address of the nominating shareholder and any other person acting in concert with such shareholder, (ii) a representation that the nominating shareholder is a record holder of Voting Shares, and intends to make his nomination in person, (iii) a description of all agreements among the nominating shareholder, any person acting in concert with him, each proposed nominee and any other person pursuant to which the nomination or nominations are to be made and (iv) various biographical information about each proposed nominee, including principal occupation, holdings of Voting Shares and other information required to be disclosed in our proxy statement. The notice must also be accompanied by the written consent of each proposed nominee to serve as a director if elected, and an affidavit certifying that each proposed nominee meets the qualifications for service specified in the bylaws and summarized below. We may require a proposed nominee to furnish other reasonable information or certifications. Shareholders interested in bringing before a shareholders’ meeting any matter other than a director nomination should consult our bylaws for additional procedures governing such requests. We may disregard any nomination or submission of any other matter that fails to comply with these bylaw procedures.

The Nominating Committee will consider candidates nominated by shareholders in accordance with our bylaws. Upon receipt of any such nominations, the Nominating Committee will review the submission for compliance with our bylaws, including determining if the proposed nominee meets the bylaw qualifications for service as a director. These provisions disqualify any person who fails to respond satisfactorily to any inquiry for information to enable us to make certifications required by the Federal Communications Commission under the Anti-Drug Abuse Act of 1988, or who has been arrested or convicted of certain specified drug offenses or engaged in actions that could lead to such an arrest or conviction.

In the past, the Nominating Committee has considered director candidates suggested by Nominating Committee members, other directors, senior management and shareholders. In connection with our July 1, 2009 merger with Embarq, we added to our Board seven directors who previously served as directors of Embarq, four of whom continue to serve. Similarly, in connection with our April 1, 2011 merger with Qwest, we added to our Board four directors who previously served as directors of Qwest, one of whom continues to serve. During the several years preceding the Embarq merger, the Nominating Committee retained, on an as-needed basis, national search firms to help identify potential director candidates, including three directors added to the Board between 2003 and 2005. The Nominating Committee may retain search firms from time to time in the future to help identify additional director candidates. With respect to this year’s meeting, all of the nominees are incumbent directors with several years of prior service on our Board or the board of Embarq.

Under our corporate governance guidelines, the Nominating Committee assesses director candidates based on their independence, diversity, character, skills and experience in the context of the needs of the Board. Although the guidelines permit the Nominating Committee to adopt additional selection guidelines or criteria, it has chosen not to do so. Instead, the Nominating Committee annually assesses skills and characteristics then required by the Board based on its membership and needs at the time of the assessment. In evaluating the needs of the Board, the Nominating Committee considers the qualification of incumbent directors and consults with other members of the Board and senior management. In addition, the Nominating Committee seeks candidates committed to representing the interests of all shareholders and not any particular constituency. The Nominating Committee believes this flexible approach enables it to respond to changes caused by director retirements and industry developments.

In connection with assessing the needs of the Board, the Nominating Committee has sought individuals who possess skill and experience in a diverse range of fields. The Nominating Committee also has sought a mix of individuals from inside and outside of the communications industry. The table above listing biographical data about our directors includes a listing of the key qualifications, experiences and skills that the Nominating Committee and Board reviewed in connection with nominating or re-nominating them for service on the Board. In light of our current business and operations, we believe the following skills and experience are particularly important:

•	senior leadership experience

•	industry or technical expertise

•	financial, accounting or capital markets expertise

•	public company board experience

•	business combination or investment banking experience

•	brand marketing expertise

•	government, labor or human resources expertise

•	international business experience

•	legal expertise.

In connection with determining the current composition of the Board, the Nominating Committee assessed the diverse range of skills and experience of our directors outlined above, coupled with the judgment that each has exhibited and the knowledge of our operations that each has acquired in connection with their service on the Board. Over the past year, the Board elected to continue to retain the services of two directors who experienced recent changes in their principal occupation. In connection with doing so, the Board acted upon the recommendation of the Nominating Committee and considered the expertise and contributions of both directors. Although it does not have a formal diversity policy, the Nominating Committee believes that our directors possess a diverse range of backgrounds, perspectives, skills and experiences.

Although we do not have a history of receiving director nominations from shareholders, the Nominating Committee envisions that it would evaluate any such candidate on the same terms as other proposed nominees, but would place a substantial premium on retaining incumbent directors who are familiar with our management, operations, business, industry, strategies and competitive position, and who have previously demonstrated a proven ability to provide valuable contributions to the Board and CenturyLink.

Compensation Setting Process

The Compensation Committee hires consulting firms to assist it in setting executive and director compensation. In late 2010, the Committee retained Hay Group, following a nationwide search to replace PricewaterhouseCoopers LLC, which advised the Committee for the previous six years. For additional information on the processes used by the Committee to set executive compensation, see “Compensation Discussion and Analysis.”

Risk Oversight

Our Board oversees our Company’s risk management function, which is a coordinated effort among our business units, our senior leadership, our risk management personnel and our internal audit department. Our directors typically discharge their risk oversight responsibilities by having management provide periodic briefing and information sessions. In some cases, including major new acquisitions, capital expenditures or strategic investments, the full Board participates in risk oversight. In most cases involving recurring systemic risk, a Board committee is primarily responsible for risk oversight. For many years, our Board has maintained a Risk Evaluation Committee, which is responsible for assisting management to identify, monitor, and manage recurring risks to our business, properties and employees. The Risk Evaluation Committee regularly monitors our litigation and insurance coverages, and is also responsible for overseeing our ethics and compliance program. The Board’s other committees are responsible for overseeing specific risks, particularly the Audit Committee with respect to financial, tax and accounting risks and the Compensation Committee with respect to compensation risks. For a discussion of the Compensation Committee’s risk analysis, see “Compensation Discussion and Analysis — Our Compensation Decision-Making Process — Risk Assessment.” The Board regularly receives reports from each of these committees, and periodically receives enterprise risk management reports from management.

Top Leadership Positions and Structure

Admiral William A. Owens serves as our Chairman and lead outside director. As explained further on our website, you may contact Adm. Owens by writing a letter to the Chairman and Lead Outside Director, c/o Post Office Box 5061, Monroe, Louisiana 71211, or by sending an email to boardinquiries@centurylink.com. As indicated above, the non-management directors meet in executive session at least quarterly.

Adm. Owens was appointed as our Chairman and lead outside director on July 1, 2009, in connection with our acquisition of Embarq. Prior to July 1, 2009, Adm. Owens served as chairman of Embarq, and, prior to that, as the chief executive of a communications equipment provider and a satellite company. We believe Adm. Owens’ service as our Chairman has facilitated the post-merger integration of the management and operations of CenturyLink and Embarq.

The Board believes that the separation of the Chairman and CEO positions has functioned effectively over the past several years. Separating these positions allows our CEO to have primary responsibility for the operational leadership and strategic direction of our business, while allowing our Chairman to lead the Board in its fundamental role of providing guidance to and independent oversight of management. While our by-laws and corporate governance guidelines do not require our Chairman and CEO positions to be separate, the Board believes that delegating responsibilities between Adm. Owens, as Chairman, and Mr. Post, as CEO, is the appropriate leadership structure for our Company at this time. Our Board, however, periodically reviews its leadership structure and may make such changes in the future as it deems appropriate. The Board believes that its programs for overseeing risk would be effective under a variety of top leadership structures, and, accordingly, this factor has not materially affected its current choice of structure.

Waivers of Governance Requirements

Members of our Board are subject to our Corporate Governance Guidelines, which, among other things, prohibit a director from serving on more than two additional unaffiliated public company boards. In addition to serving on our Board, Richard A. Gephardt and William A. Owens serve on the board of directors of more than two unaffiliated public companies. In connection with appointing both of them to the Board, the Board waived compliance by each of them with the above-described service limitation, subject to the understanding that this waiver permits such individuals to serve only on the boards of the unaffiliated companies on which they were then serving, unless and until the individual is permitted to accept a new directorship under our Corporate Governance Guidelines then in effect due to any future reductions in the number of the individual’s directorships, any future changes in such guidelines, or any future additional waivers granted by the Board.

Access to Information

The following documents are posted on our website at www.centurylink.com:

•	Amended and restated articles of incorporation

•	Bylaws

•	Corporate governance guidelines

•	Charters of our Board committees

•	Corporate ethics and compliance program documents, including the CenturyLink Code of Conduct.

RATIFICATION OF THE SELECTION OF THE INDEPENDENT AUDITOR

(Item 2 on Proxy or Voting Instruction Card)

The Audit Committee of the Board has appointed KPMG LLP as our independent auditor for the fiscal year ending December 31, 2013, and we are submitting that appointment to our shareholders for ratification on an advisory basis at the meeting. Although shareholder ratification of KPMG’s appointment is not legally required, we are submitting this matter to the shareholders, as in the past, as a matter of good corporate practice.

If the shareholders fail to vote on an advisory basis in favor of the appointment, the Audit Committee will reconsider whether to retain KPMG LLP, and may appoint that firm or another without re-submitting the matter to the shareholders. Even if the shareholders ratify the appointment, the Audit Committee may, in its discretion, select a different independent auditor at any time during the year if it determines that such a change would be in the Company’s best interests. In connection with selecting the independent auditor, the Audit Committee reviews the auditor’s qualifications, control procedures, cost, proposed staffing, prior performance and other relevant factors.

In connection with the audit of the 2013 financial statements, we entered into an engagement letter with KPMG LLP which sets forth the terms by which KPMG will provide audit services to us. Any future disputes between KPMG and us under that letter will be subject to certain specified alternative dispute resolution procedures.

The following table lists the aggregate fees and costs billed to us by KPMG and its affiliates for the 2011 and 2012 services identified below:

	Amount Billed
	2011	2012
Audit Fees(1)	$9,782,527	$8,756,591
Audit-Related Fees(2)	654,546	114,903
Tax Fees(3)	626,628	499,865
Other	—	—

Total Fees	$11,063,701	$9,371,359

(1)	Includes the cost of (i) services rendered in connection with auditing our annual consolidated financial statements, (ii) auditing our internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, (iii) reviewing our quarterly financial statements, (iv) auditing the financial statements of several of our telephone subsidiaries, (v) services rendered in connection with reviewing our registration statements and issuing related comfort letters, (vi) statutory audits for certain of our foreign subsidiaries, and (vii) consultations regarding accounting standards.
(2)	Includes the cost of auditing our benefit plans, preparing “agreed upon procedures” reports, and providing general accounting consulting services.
(3)	Includes costs associated with (i) assistance in preparing income tax returns and related matters (which were approximately $234,000 in 2011 and $24,000 in 2012), (ii) assistance with various tax audits (which were $0 in 2011 and approximately $16,000 in 2012), (iii) assistance with our acquisition of Qwest (which were approximately $67,000 in 2011 and $0 in 2012), and (iv) general tax planning, consultation and compliance (which were approximately $325,000 in 2011 and $460,000 in 2012).

The Audit Committee maintains written procedures that require it to annually review and pre-approve the scope of all services to be performed by our independent auditor. This review includes an evaluation of whether the provision of non-audit services by our independent auditor is compatible with maintaining the auditor’s independence in providing audit and audit-related services. The Committee’s procedures prohibit the independent auditor from providing any non-audit services unless the service is permitted under applicable law and is pre-approved by the Audit Committee or its Chairman. The Chairman is authorized to pre-approve projects expected to cost no more than $75,000, provided the total cost of all projects pre-approved by the Chairman during any fiscal quarter does not exceed $125,000. The Audit Committee has pre-approved the Company’s independent auditor to provide up to $75,000 per quarter of miscellaneous permitted tax services that do not constitute discrete and separate projects. The Chairman and the Chief Financial Officer are required periodically to advise the full Committee of the scope and cost of services not pre-approved by the full Committee. Although applicable regulations waive these pre-approval requirements in certain limited circumstances, the Audit Committee did not use these waiver provisions in either 2011 or 2012.

KPMG has advised us that one or more of its partners will be present at the meeting. We understand that these representatives will be available to respond to appropriate questions and will have an opportunity to make a statement if they desire to do so.

Ratification of KPMG’s appointment as our independent auditor for 2013 will require the affirmative vote of the holders of at least a majority of the Voting Shares present or represented at the meeting.

The Board unanimously recommends a vote FOR this proposal.

AUDIT COMMITTEE REPORT

Management is responsible for our internal controls and financial reporting process. Our independent auditor is responsible for performing an independent audit of our consolidated financial statements and the effectiveness of our internal control over financial reporting, and to issue reports thereon. As more fully described in its charter, the Audit Committee is responsible for assisting the Board in its general oversight of these processes, and for appointing the independent auditor.

In this context, the Committee has met and held discussions with management and our internal auditors and independent auditor for 2012, KPMG LLP. Management represented to the Committee that our consolidated financial statements were prepared in accordance with generally accepted U.S. accounting principles. The Committee has reviewed and discussed with management and KPMG the consolidated financial statements, and management’s report and KPMG’s report and attestation on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. The Committee also discussed with KPMG matters required to be discussed by Statement on Auditing Standards No. 61, as amended.

KPMG also provided to the Committee the written disclosures required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with audit committees concerning independence. The Committee discussed with KPMG that firm’s independence, and considered the effects that the provision of non-audit services may have on KPMG’s independence.

Based on and in reliance upon the reviews and discussions referred to above, and subject to the limitations on the role and responsibilities of the Committee referred to in its charter, the Committee recommended that the Board of Directors include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2012.

If you would like additional information on the responsibilities of the Audit Committee, please refer to its charter, which you can obtain in the manner described above under “Corporate Governance — Access to Information.”

Submitted by the Audit Committee of the Board of Directors.

W. Bruce Hanks (Chair)	Peter C. Brown
Michael J. Roberts	Joseph R. Zimmel

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(Item 3 on Proxy or Voting Instruction Card)

This year we are once again providing you with the opportunity to vote on a non-binding, advisory resolution to approve the compensation of our named executive officers as disclosed in this proxy statement pursuant to the rules of the SEC.

Under our executive compensation programs, our named executive officers are rewarded for achieving specific annual and long-term goals, as well as increased shareholder value. We believe this structure aligns executive pay with our financial performance and the creation of sustainable shareholder value. The Compensation Committee of our Board continually reviews our executive compensation programs to ensure they achieve the goals of aligning our compensation with current market practices and your interests as shareholders. For additional information on our executive compensation, we urge you to read the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this proxy statement.

At the meeting, we will ask you to vote, in an advisory manner, to approve the overall compensation of our executive officers, as described herein further below, including the Compensation Discussion and Analysis, the summary compensation table and the other related tables and disclosures. This proposal, commonly known as a “say-on-pay” proposal, gives you the opportunity to express your views. This advisory vote is not intended to address any specific item of compensation, but rather the overall compensation policies and practices with respect to our named executive officers as described in this proxy statement. Accordingly, your vote will not directly affect or otherwise limit any existing compensation or award arrangement of any of our named executive officers. It is our current policy to provide you this advisory voting opportunity annually.

While this “say-on-pay” vote is advisory and will not be binding on our Company or the Board, it will provide valuable information to our Compensation Committee regarding shareholder sentiment about our executive compensation. Additionally, we invite shareholders who wish to communicate with our Board on executive compensation or any other matters to contact us as provided under “Corporate Governance — Top Leadership Positions and Structure.”

Approval of this proposal will require the affirmative vote of the holders of at least a majority of the Voting Shares present or represented at the meeting.

The Board recommends that you vote FOR the overall compensation of our named executive officers as described in this proxy statement.

SHAREHOLDER PROPOSALS

(Items 4(a), 4(b), 4(c) and 4(d) on Proxy or Voting Instruction Card)

We periodically receive suggestions from our shareholders, some as formal shareholder proposals. We give careful consideration to all suggestions, and assess whether they promote the best long-term interests of CenturyLink and its shareholders.

We expect Items 4(a), 4(b), 4(c) and 4(d) to be presented by shareholders at the meeting. In accordance with SEC rules, we are reprinting the proposals and supporting statements as they were submitted to us, other than minor formatting changes. We take no responsibility for them. On request to the Secretary at the address listed under “Other Matters — Annual Financial Report,” we will provide information about the sponsors’ shareholdings, as well as the names, addresses and shareholdings of any co-sponsors. Adoption of each of these four proposals requires the affirmative vote of the holders of at least a majority of the Voting Shares present or represented at the meeting.

The Board recommends that you vote AGAINST Items 4(a), 4(b), 4(c) and 4(d) for the reasons we give after each one.

Equity Retention Proposal (Item 4(a))

The following proposal was submitted by the Board of Trustees of the International Brotherhood of Electrical Workers Pension Fund, 900 Seventh Street, NW, Washington D.C., 20001, which urges you to vote for this proposal.

“RESOLVED: Shareholders of CenturyLink (the “Company”) urge the Compensation Committee of the Board of Directors (the “Committee”) to adopt a policy requiring that senior executives retain a significant percentage of shares acquired through equity compensation programs until reaching normal retirement age or terminating employment with the Company. For the purpose of this policy, normal retirement age shall be defined by the Company’s qualified retirement plan that has the largest number of plan participants. The shareholders recommend that the Committee adopt a share retention percentage requirement of at least 75 percent of net after-tax shares. The policy should prohibit hedging transactions for shares subject to this policy which are not sales but reduce the risk of loss to the executive. This policy shall supplement any other share ownership requirements that have been established for senior executive, and should be implemented so as not to violate the Company’s existing contractual obligations or the terms of any compensation or benefit plan currently in effect.

Supporting Statement: Equity-based compensation is an important component of senior executive compensation at our Company. While we encourage the use of equity-based compensation for senior executives, we are concerned that our Company’s senior executives are generally free to sell shares received from our Company’s equity compensation plans. In our opinion, the Company’s current share ownership guidelines for its senior executives do not go far enough to ensure that the Company’s equity compensation plans continue to build stock ownership by senior executives over the long-term.

For example, our Company’s share ownership guidelines require the Chief Executive Officer (the “CEO”) to hold an amount of shares equivalent to six times his salary, or approximately 160,000 shares based on the current trading price. In comparison, the CEO currently owns 1.1 million shares. In 2011, our Company granted the CEO 52,707 time-vested shares and up to 105,414 performance-based shares, assuming maximum pay-out. In other words, the equivalent of one year’s equity awards could nearly meet the Company’s share ownership guidelines for the CEO.

We believe that requiring senior executives to only hold shares equal to a set target loses effectiveness over time. After satisfying these target holding requirements, senior executives are free to sell all the additional shares they receive in equity compensation.

Our proposal seeks to better link executive compensation with long-term performance by requiring a meaningful share retention ratio for shares received by senior executives from the Company’s equity compensation plans. Requiring senior executives to hold a significant percentage of shares obtained through equity compensation plans until they reach retirement age will better align the interests of executives with the interests of shareholders and the Company. A 2009 report by the Conference Board Task Force on Executive Compensation observed that such hold-through-retirement requirements give executives ‘an ever growing incentive to focus on long-term stock price performance as the equity subject to the policy increases’ (available at http://www.conference-board.org/pdf_free/ExecCompensation2009.pdf).”

The Board recommends that you vote AGAINST this proposal for the following reasons:

The Board agrees with the proponent that equity ownership by executive officers serves to align the long-term interests of our senior executives and shareholders. We believe, however, that sensible stock ownership and compensation programs balance the importance of aligning the long-term interests of executives and shareholders with the need to permit executives and shareholders to prudently manage their personal financial affairs. As described further below, the Board believes that our stock ownership guidelines, in conjunction with our performance-based compensation plans and policies, successfully strike this balance effectively, making the adoption of the current proposal unnecessary. By contrast, the rigid anti-diversification mandate inherent in this proposal could be harmful in several respects, and put us at a competitive disadvantage for attracting and retaining executive officers.

Our executives are already subject to share ownership requirements. Our stock ownership guidelines (which are discussed further in “Corporate Governance — Governance Guidelines” and “Compensation Discussion and Analysis — Stock Ownership Guidelines”) mandate significant stock ownership for all of our executives. Specifically, these guidelines require our CEO to beneficially own CenturyLink stock with a value of at least six times his annual base salary and all other executive officers to beneficially own CenturyLink stock with a value of at least three times their annual base salary. All of our top executives own CenturyLink stock at levels well in excess of these requirements. For instance, our CEO currently holds stock valued at over 25 times his current salary. We believe that our stock ownership guidelines accomplish the proponent’s intended purpose of aligning executive and shareholder interests through at-risk equity ownership.

Our compensation plans and policies further align the long-term interests of our executives and shareholders. Our executive compensation plans and policies are carefully designed to provide additional alignment of the long-term interests of our senior executives and shareholders. Typically, a substantial majority of our annual executive compensation consists of awards of time-vested and performance-based restricted stock. Our time-vested restricted stock typically vests over a three-year period so that our executives realize full value from the grants only after serving us for at least three years, while our performance-based restricted stock vests only if we achieve our three-year threshold level of targeted performance. As such, the value realized upon vesting of our restricted stock is directly tied to our long-term performance and the appreciation of our stock price over the vesting period, which benefits all shareholders. In addition, we have implemented both anti-hedging and anti-pledging policies to ensure that our executives’ stock remains at-risk, as well as recoupment policies designed to further assure a linkage between our executive compensation and our long-term performance. We believe our compensation plans and policies, coupled with our above-described stock ownership guidelines, achieve the central objective of this shareholder proposal.

Adoption of the proponent’s proposal could be harmful in several respects. While it is essential that our executive officers have a meaningful equity stake in our Company, the Board also believes that it is important that we do not place undue hardships on our executive officers and do not disable them from being able to responsibly manage their personal financial affairs. The adoption of this policy would limit our executive officers’ abilities to engage in customary and prudent estate planning, portfolio diversification or charitable giving. Worse yet, these onerous restrictions could create a strong incentive for senior executives to resign in order to realize the value of their prior service. We believe that the type of retention policy described in this proposal is not common among our peers and that the adoption of this proposal would put us at a competitive disadvantage relative to our peers who do not have such restrictions.

Our guidelines, plans and policies are better balanced than the proponent’s proposal. We believe our Compensation Committee of independent directors is best suited to formulate executive compensation principles and practices that discourage excessive risk-taking and promote long-term, sustainable value creation, and that it must have the flexibility to structure effective and competitive compensation policies and programs. We believe that our current mix of ownership guidelines, compensation practices and policies provide for an appropriate balance between aligning the long-term interests of management and the shareholders, while also permitting our executives to prudently manage their own affairs.

For all these reasons, our Board believes this proposal is unnecessary and undesirable, and contrary to your best interests.

Bonus Deferral Proposal (Item 4(b))

The following proposal was submitted by the Communications Workers of America Members’ General Fund, 501 Third Street, N.W., Washington, D.C. 20001-2797, which urges you to vote for this proposal.

“RESOLVED, Stockholders of CenturyLink, Inc. (“Company”) urge the Compensation Committee to adopt the following bonus deferral policy for senior executives in order to promote a more long-term perspective:

1.	Any discretionary bonus and any payment under the Company’s Annual Incentive Bonus Plans (“Bonus”) that is based on financial measurements (“Financial Metric”) whose performance measurement period is one year or shorter shall not be paid in full for a period of three years (“Deferral Period”) following the end of the performance measurement period;

2.	The Compensation Committee shall develop a methodology for (a) determining what proportion of a Bonus should be paid immediately, (b) adjusting the remainder of the Bonus over the Deferral Period to reflect performance on the Financial Metric(s) during the Deferral Period and (c) paying out the remainder of the Bonus, adjusted if required, during and at the end of the Deferral Period; and

3.	The adjustment(s) described above should not require achievement of new performance goals but should focus on the quality and sustainability of the performance on the Financial Metric(s) during the Deferral Period.

The policy should be implemented so as not to violate any existing contractual obligation of the Company or the terms of any compensation or benefit plan currently in effect. It should not have the effect of reducing amounts awarded or earned before the adoption of the policy.

Supporting Statement: As long-term stockholders, we support executive compensation policies that promote the creation of sustainable value. We are concerned that short-term incentive compensation plans can encourage senior executives to manage for the short-term and take on excessive risk. The recent Wall Street financial crisis illustrates what can happen when executives are rewarded for short-term performance without any effort to ensure that the performance is sustainable.

In 2011, CEO and President Glen F. Post, III, received more than $1.22 million under the Annual Incentive Bonus Plan on his base salary of $1.0 million. The five named officers in the 2011 Proxy Statement received more than $3.35 million under the Annual Incentive Bonus Plans on $2.97 million in base salary — collectively equal to 113% of base salaries. The problem is long-standing: between 2007 and 2011, over five years, the named officers received $17.425 million in bonuses on $17.450 in salary — bonuses equal to 99.9% of salary for the named officers. We do not believe such bonuses should be paid over such a limited horizon.

This proposal urges that the Compensation Committee adopt a bonus deferral policy to encourage a longer-term orientation for senior executives. Specifically, the proposal asks that the Compensation Committee develop a system for holding back some portion of each bonus based on short-term financial metrics for a period of three years and adjusting the unpaid portion to account for performance during that three-year period. The Compensation Committee would have discretion to set the precise terms and mechanics of this process.”

The Board recommends that you vote AGAINST this proposal for the following reasons:

For the second consecutive year, you are being asked to vote on a proposal on this same topic. At last year’s annual meeting of shareholders, holders of less than 29% of the voted shares supported a nearly identical proposal. For the reasons discussed below, we continue to believe that our existing compensation policies adequately address the concerns addressed in this proposal.

We believe this proposal essentially proposes to eliminate our annual incentive bonus program, which we believe is not in the Company’s best interests. We believe our current executive compensation program, consisting of a balanced mix of annual cash bonuses and long-term equity awards, achieves the central goal of the proponent’s objective to encourage the creation of sustainable shareholder value. Additionally, we believe several of our policies further achieve the benefits sought by this proposal. Finally, we believe that compensation paid in accordance with this proposal may not be tax deductible under the Internal Revenue Code.

Our balanced mix of annual and long-term programs are better suited to attain our goals and retain our executives. We agree with the proponent that our compensation programs should promote creating “sustainable value,” but believe our current mix of annual and long-term programs is a more effective means of attaining this goal than the proponent’s suggestion of using only long-term programs. Our complementary mix of cash and equity compensation has been established by our Compensation Committee to drive annual results, while ensuring our executives also remain focused on long-term sustainable financial performance. The current structure rewards executives for consistently achieving strong operating performance in current and future years. Our peers similarly use annual and long-term pay programs, and any failure to offer both could reduce the competitiveness of our overall compensation program and increase the risk of competitors hiring our officers. As more thoroughly described under “Compensation Discussion and Analysis,” we pay well over half of our executive compensation in the form of long-term equity grants. The Committee, which is composed solely of independent directors, believes these equity grants effectively accomplish the proposal’s key objective because the ultimate value of the equity awards will be reduced if our performance declines, and half of the awards are subject to forfeiture if we fail to attain certain long-term performance objectives. Rather than requiring us, in essence, to eliminate our current annual bonus program, we believe it is in the Company’s best interests to retain our current balanced approach of rewarding executives for attaining both annual and long-term goals.

Our policies further achieve the proponent’s goals. To further promote long-term growth and reduce the potential for excessive risk taking and misconduct, the Committee has adopted negative discretion, clawback and stock ownership policies. With respect to negative discretion, the Committee retains the right to unilaterally reduce the amount of annual bonuses if the Committee believes for any reason that it is unwarranted to pay such amount to any or all of the executives. The Committee has also implemented clawback policies that provide safeguards against inappropriate behavior. We believe we were among the earliest advocates of receiving contractual commitments from our executives to forfeit their incentive compensation if they engage in a broad range of specified behaviors that are detrimental to us. In addition, our stock ownership guidelines require our executives to own a substantial amount of our stock, which further aligns the interests of our executives and shareholders. We believe these policies, which are further described below under the heading “Compensation Discussion and Analysis,” help maintain executive focus on stable and sustainable corporate growth.

Our current programs are more tax efficient. Our annual bonuses are designed to comply with the performance-based exemption for deduction of compensation in excess of $1 million under Section 162(m) of the Internal Revenue Code. We believe it would be difficult to design an annual incentive plan that complies with the exemption in 162(m) but also delays payment until certain additional performance targets are achieved in the future (after the original performance period has ended and the annual performance targets have been met and certified by the Committee). The loss of the exemption under 162(m) by implementing this proposal could be costly to you and the Company.

In short, the Board believes that issuing tax-deductible annual incentive bonuses and long-term equity incentive compensation, together with several complementary compensation policies, adequately address the concerns of this proposal and are better suited to advancing your and the Company’s best interests.

Proxy Access Proposal (Item 4(c))

The following proposal was submitted by Hazel A. Floyd, 4660 Newton Street, Denver, Colorado 80211, and Mary Ann Neuman, 6073 Quebec Avenue North, New Hope, Minnesota 55428, both of whom urge you to vote for the following proposal:

“RESOLVED: The shareholders of CenturyLink (“the Company”) ask our Board of Directors to adopt a “proxy access” bylaw, with conforming amendments to related bylaws, that requires CenturyLink to include in any proxy materials prepared for a shareholder meeting at which directors will be elected, the name, Disclosure and Statement (as defined herein) of any person nominated for election to the board by a shareholder or group thereof (the “Nominator”) that meets the criteria set out below. The Company shall allow shareholders to vote on such nominee(s) on CenturyLink’s proxy card.

The number of shareholder-nominated candidates appearing in proxy materials shall not exceed 20% of the number of directors then serving. This bylaw should provide that a Nominator must:

1.	beneficially own 3% or more of the Company’s outstanding common stock continuously for at least three years before the nomination is submitted;

2.	give the Company written notice, within the time period identified in CenturyLink’s bylaws, of information required by the bylaws and any rules of the SEC about (i) the nominee, including his or her consent to being named in the proxy materials, to serving as a director if elected, and to public disclosure of data required by the bylaws; and (ii) the Nominator, including proof of ownership of the required shares (the “Disclosure”); and

3.	certify that (i) it assumes liability stemming from any legal violation arising from the Nominator’s communications with shareholders, including the Disclosure and Statement; (ii) it will comply with all applicable legal requirements in its own soliciting material; and (iii) to the best of its knowledge, the required shares were acquired in the ordinary course of business and not to change or influence control at CenturyLink.

The Nominator may submit with the Disclosure a supporting statement not exceeding 500 words (the “Statement”). The Board shall adopt procedures for timely resolving disputes over whether the notice of a nomination, Disclosure and Statement satisfy the bylaw and any applicable regulations, and the priority given to multiple nominations exceeding the 20% limit.

Supporting Statement: We believe long-term owners of CenturyLink should have a meaningful voice in electing directors.

This proposal adopts the strict 3% and 3-year eligibility threshold adopted by the SEC’s now-vacated 2010 proxy access rule.

The 20% limit on shareholder-nominated candidates will prevent abuse, we believe, and is the limit Hewlett-Packard agreed to put before shareholders in 2013 with a recommended “yes” vote.

The need for greater accountability at CenturyLink is compelling in our view:

•	Performance-Based Restricted Shares pay out 50% of Target for relative total shareholder return as low as the bottom 25th percentile among S&P 500 companies.

•

“Golden Parachutes”: If CEO Glen Post terminates after a change in control he’d receive an estimated $25.9 million (as of year-end 2011), more than eleven times his 2011 base salary plus target bonus (2012 Proxy, page 58).

•	“Pension Parachutes”: Senior executives terminated after a change in control receive extra years of age and service credits, boosting their qualified and non-qualified pension benefits.”

The Board recommends that you vote AGAINST this proposal for the following reasons:

We fully agree with the proponent that board accountability is a critical aspect of good corporate governance. We believe, however, that shareholders already have a strong voice in our affairs, and that this proposal could potentially harm the board’s effectiveness and ability to fulfill its oversight responsibility to you as shareholders.

This proposal attempts to address a problem that does not exist at our Company. The fundamental premise of this proposal is that accountability to shareholders may be lacking at CenturyLink and that remedial action is necessary. We believe that premise is unfounded. The interests of shareholders are well represented by our directors, 85% of whom are independent. Shareholders already have multiple means of expressing themselves to our directors, including the following:

•	an opportunity to annually elect our directors through a majority voting standard in uncontested elections

•

an opportunity to recommend director candidates, which our Nominating and Corporate Governance Committee considers on the same basis as other proposed nominees (as described further under “Corporate Governance — Director Nomination Process”)

•	an annual “say-on-pay” vote, which provides shareholders with an opportunity to express their views on our executive compensation

•	an opportunity to communicate directly with independent directors and our independent Chairman of the Board (as described further under “Corporate Governance — Top Leadership Positions and Structure”)

•	our practice of reviewing correspondence from shareholders on governance, compensation or financial matters at regular meetings of our independent board committees

•	federal proxy rules that enable shareholders to solicit proxies for their nominees

•	shareholder proposal mechanisms under the Company’s bylaws and under federal proxy rules.

We believe we have been quite attentive to shareholder concerns in recent years. In response to concerns raised by shareholders, we recently declassified our Board to permit annual director elections, and adopted a majority voting standard for uncontested director elections. In addition, we have:

•	implemented anti-hedging, anti-pledging, clawback and other policies favored by shareholder advocacy groups

•	terminated our shareholder rights plan several years ago

•	eliminated tax gross-ups, supplemental executive retirement benefits, modified single-trigger severance benefits, and other practices viewed unfavorably by some shareholders.

In short, we believe our current policies and practices afford our shareholders a strong voice in our affairs, as borne out by our recent governance enhancements.

This proposal could be harmful in several respects, and lead to an inexperienced, fragmented, and less effective board with directors who may pursue narrow special interests. Ultimately, the proposal could lead to annual contested elections in which up to 20% of the Board is newly elected each year. This could harm us in various ways, including the following:

•

The potential for such high annual turnover could lead to an inexperienced board that lacks sufficient knowledge and understanding of our current and past business to provide meaningful and effective oversight of our operations and long-term strategies. Abrupt changes in the composition of our Board could impair our ability to develop, refine, monitor and execute our long-term plans.

•

Implementation of the proposal would bypass the Board’s current process for identifying, screening and selecting directors who meet applicable independence requirements, qualifications and experience profiles. To function optimally, we believe any board should be comprised of directors with the set of complementary skills and experiences needed to provide the appropriate oversight role for their company in light of its particular operating environment and strategic priorities. Companies in the telecommunications industry operate in a highly complex and fluid regulatory environment, and we face increasing competition, challenges and opportunities. As such, we need a team of directors with a broad and comprehensive range of skills necessary to understand the short- and long-term financial, competitive and regulatory impact of our operational and strategic decisions. Our current director nominating process is overseen by our Nominating and Corporate Governance Committee. This committee is composed entirely of independent directors charged with the responsibility of assembling a qualified and diverse board and screening potential nominees to determine whether their particular talents are congruous with the skills and experience of the other directors. Under the direction of this committee, we have united a group of directors with a diverse range of expertise and experience, including relevant industry, regulatory, financial, accounting, governmental, labor, merger and acquisition, compensation, engineering, legal and risk management knowledge. We believe this team of directors has fostered our rapid expansion and creation of shareholder value despite a challenging and evolving industry landscape. Adoption of this proposal threatens these gains by undercutting the role of our Nominating and Corporate Governance Committee in continuing to assemble and maintain a highly qualified and cohesive group of directors well-suited to our future challenges.

•

Implementation of this proposal would facilitate proxy contests that can be expensive and disruptive, and create an uneven playing field in which we would bear substantial proxy expense while each shareholder nominee would need expend little resources to promote its candidacy. The United States Court of Appeals for the District of Columbia overturned the SEC’s proxy access rule precisely because it determined that the SEC had not adequately assessed the expense and distraction proxy contests would entail. Under current federal proxy rules, the playing field is leveled, as shareholder nominees similarly need to undertake the expense of soliciting proxies on the nominee’s behalf. The desire to avoid this expense has sometimes been cited as a reason for proxy access, but we believe there is no reason why shareholders holding 3% of our outstanding shares (which at today’s share price would constitute over $500 million worth of shares) should not, if they have a legitimate interest in sitting on the Board, bear the expense of soliciting proxies.

•

Implementation of this proposal would allow a shareholder (such as a labor union or public pension fund) with a narrowly-focused special interest to use the proxy process to promote a specific agenda rather than the interests of all shareholders, creating the very real risk of politicizing the Board election process at virtually no cost to the proponent. The nomination of a candidate through the proponent’s proxy access proposal would convert each such Board election into a contested contest in which the proposed director nominee would only need to win only a plurality of votes to be elected. By bypassing our carefully established vetting process, this proposal could end up favoring the short-term interests of a few rather than the long-term interest of all shareholders.

•

This proposal could fragment the board. Currently, all but two of our directors are independent, and are thereby qualified to serve on our principal board committees. The proposal does not require shareholders to nominate independent directors. This could result in a bulkanized board consisting of independent directors discharging traditional board responsibilities for the benefit of all shareholders, and non-independent directors unable to similarly contribute. This disparity could create tensions, particularly if the shareholder-nominated directors advocate for narrow interests that are not shared by all shareholders. Moreover, a director elected by one shareholder group in one year may face successful opposition from a director nominated by another shareholder group in a subsequent year, setting up ongoing instability on the Board. Any resulting disruption in board harmony and cohesiveness could result in further director turnover and deter qualified individuals from serving.

For all these reasons, we believe it is risky, if not reckless, to abandon a board nomination process that has fostered years of long-term growth for all shareholders in exchange for an experimental process that could be disruptive and harmful to our board operations.

In sum, the Board believes that this proposal is, at best, unnecessary and, at worst, disruptive and harmful.

Confidential Voting Proposal (Item 4(d))

The following proposal was submitted by the Association of U.S. West Retirees, 8223 East Roma Avenue, Scottsdale, Arizona, 85251, which urges you to vote for this proposal.

“Resolved: The shareholders of CenturyLink, Inc. urge our Board of Directors to adopt a policy that prior to the Annual Meeting, the outcome of votes cast by proxy on uncontested matters, including a running tally of votes for and against, shall not be available to management or the Board and shall not be used to solicit votes. This enhanced confidential voting requirement should apply to (i) management-sponsored or Board-sponsored resolutions seeking approval of executive compensation arrangements or for other purposes, including votes mandated under NYSE rules; (ii) proposals required by law, or the Company’s Bylaws, to be put before shareholders for a vote (e.g., say-on-pay advisory votes); and (iii) shareholder resolutions submitted for inclusion in the proxy pursuant to SEC Rule 14a-8.

This enhanced confidential voting requirement shall not apply to elections of directors, or to contested proxy solicitations, except at the Board’s discretion. Nor shall this proposal impede the Company’s ability to monitor the number of votes cast for the purpose of achieving a quorum, or to conduct solicitations for other proper purposes.

Supporting Statement: Although ‘confidential voting’ rules guarantee a secret ballot, unlike governmental elections, corporate officers are able to monitor voting results and take active steps to influence the outcome — even on matters, such as ratification of stock option or other executive compensation plans, where they have a direct personal stake in the outcome.

As a result, a Yale Law School study concluded: ‘Management-sponsored proposals (the vast majority of which concern the approval of stock options or other bonus plans) are overwhelmingly more likely to win a corporate vote by a very small amount than lose by a very small amount — to a degree that cannot occur by chance.’

‘The results [data on close proxy votes] indicate that, at some point in the voting process, management obtains highly accurate information about the likely voting outcome and, based on that information, acts to influence the vote,’ concluded Yale Professor Yair Listokin’s 2008 study (‘Management Always Wins the Close Ones’) published in the American Law and Economics Review.

Professor Listokin based his conclusion on more than 13,000 management-sponsored resolutions over a seven-year period, a majority of which related to approval of executive compensation. While most votes are not close, close votes are won by management at a rate that ‘should occur by chance less than one in one billion times,’ Listokin concluded.

The NYSE Listed Company Manual observes that ‘an increasing number of important corporate decisions are being referred to shareholders for their approval. . . . The Exchange encourages this growth in corporate democracy.’

However, we believe ‘corporate democracy’ is distorted if, in close elections, senior executives can change the outcome of votes on executive compensation by monitoring voting results and using corporate resources to solicit the votes needed to win.

As Professor Listokin concluded, ‘management’s ability to obtain accurate information while voting is still occurring should be stopped because it gives management an important advantage relative to opponents of a resolution.’”

The Board recommends that you vote AGAINST this proposal for the following reasons:

As discussed further below, we believe this proposal substantially overstates the magnitude of the issue, and prescribes the wrong remedy.

Most of our shareholders can already vote confidentially. Most of our shareholders beneficially hold their shares through a broker, bank or other nominee. Because such shareholders may object to having their identity disclosed to the Company, these beneficial holders already have the means to vote confidentially. For those of our retail shareholders who are record holders of our stock, they may attain confidential voting by re-registering their shares in the name of a broker, bank or other nominee. Similarly, CenturyLink shares held by participants in our various retirement plans are held in trust and voted by the plan trustee pursuant to confidential voting instructions provided by the plan participants. Accordingly, most of our shareholders either already vote confidentially, or have the means to do so.

Our communications with shareholders are customary and beneficial. Regarding our record shareholders who own shares directly registered in their own names, we can and do monitor their votes and occasionally contact these shareholders for a variety of purposes. Typically we contact larger shareholders who have not yet voted to urge them to cast their ballots to assure a quorum and to ask them if they have any questions about the upcoming shareholder meeting or our proxy disclosures. From time to time, we will canvass our larger institutional holders to learn more about their decision-making processes, including whether they independently analyze our voting proposals or rely on third party analysis. Occasionally, we may contact shareholders whose proxy cards are not correctly completed to ensure their shares are voted as intended. On certain occasions, we have detected patterns of non-voting, and inquired into whether our proxy materials or notices have been received. All of these activities are quite customary, completely legal and, in our judgment, not only benign, but also beneficial to shareholders.

We favor transparency, not secrecy. Like most companies, we have steadily increased our interactions with shareholders over the past several years, and our proxy solicitation conversations are part of that process. Various regulatory changes over the past decade have fostered more open and transparent communications between management and shareholders, including (i) disclosures encouraging shareholders to contact officers or directors, (ii) “say on pay” votes that encourage dialogue about executive compensation and (iii) rules requiring registered management investment companies to disclose how they vote their portfolio securities. We welcome all of these changes, which cumulatively have improved the flow of information between companies and their shareholders. Secret ballots would halt an important channel of meaningful communication with our shareholders, and in our view would be a step backwards toward an earlier era of cloistered communications. Contrary to distorting “corporate democracy,” we believe that openness — not secrecy — enables us to better understand our shareholders and their concerns.

We do not engage in the practices that this proposal is designed to address. The proponent suggests that issuers engage in coercive behavior when contacting shareholders. We do not engage in these practices and believe our shareholder solicitations have historically been lawfully conducted in a fair and equitable manner. The proponent appears to be searching for a costly and burdensome solution to a problem that our shareholders do not face.

Our existing proxy solicitation system encourages direct, lawful and open communication with all shareholders, while permitting confidentiality for those who desire it. We believe that this shareholder proposal is not in your or the Company’s best interests.

OWNERSHIP OF OUR SECURITIES

Principal Shareholders

The following table sets forth information regarding ownership of our Common Shares by the persons known to us to have beneficially owned more than 5% of the outstanding Common Shares on December 31, 2012, unless otherwise noted.

Name and Address	Amount and Nature of Beneficial Ownership of Common Shares(1)		Percent of Outstanding Common Shares(1)
Capital Research Global Investors 333 South Hope Street Los Angeles, California 90071	72,641,735	(2)	11.6%

Blackrock, Inc. 40 East 52nd Street New York, New York 10022	47,305,255	(3)	7.6%

State Street Corporation State Street Financial Center One Lincoln Street Boston, Massachusetts 02111	34,894,026	(4)	5.6%

(1)	Determined in accordance with Rule 13d-3 of the SEC based upon information furnished by the person or persons listed. In addition to Common Shares, we have outstanding Preferred Shares that vote together with the Common Shares as a single class on all matters. One or more persons beneficially own more than 5% of the Preferred Shares; however, the percentage of total voting power held by such persons is immaterial. For additional information regarding the Preferred Shares, see “Questions and Answers About the Meeting — How many votes may I cast?”
(2)	Based on information contained in a Schedule 13G/A Report dated as of March 8, 2013 that this investor filed with the SEC. In this report, the investor indicated that, as of February 28, 2013, it held sole voting and dispositive power with respect to all of these shares.
(3)	Based on information contained in a Schedule 13G/A Report dated as of February 8, 2013 that this investor filed with the SEC. In this report, the investor indicated that, as of December 31, 2012, it held sole voting and dispositive power with respect to all of these shares.
(4)	Based on information contained in a Schedule 13G Report dated as of February 11, 2013 that this investor filed with the SEC. In this report, the investor indicated that, as of December 31, 2012, it shared voting and dispositive power with respect to all of these shares with various of its subsidiaries specified in such report.

Executive Officers and Directors

The following table sets forth information, as of the record date, regarding the beneficial ownership of Common Shares by our executive officers and directors. Except as otherwise noted, all beneficially owned shares are held with sole voting and investment power and are not pledged to third parties.

	Components of Total Shares Owned
Name	Unrestricted Shares Beneficially Owned (1)	Unvested Restricted Stock (2)	Options or Rights Exercisable Within 60 Days (3)	Total Shares Beneficially Owned (4)
Executive Officers
Glen F. Post, III	574,659	228,357	200,000	1,003,016
Karen A. Puckett(5)	185,497	93,894	75,000	354,391
R. Stewart Ewing, Jr.	114,472	74,389	145,600	334,461
Stacey W. Goff	47,784	53,931	40,500	142,215
William E. Cheek	42,506	25,772	11,430	79,708
David D. Cole(6)	127,687	54,116	40,500	222,303
O. Matthew Beal	20,499	11,828	—	32,327
Maxine L. Moreau	9,876	14,374	10,000	34,250
Outside Directors:
Virginia Boulet(7)	16,834	5,547	—	22,381
Peter C. Brown	14,431	5,547	—	19,978
Richard A. Gephardt	2,036	5,547	—	7,583
W. Bruce Hanks	14,489	5,547	—	20,036
Gregory J. McCray	3,005	5,547	—	8,552
C.G. Melville, Jr.	1,299	5,547	—	6,846
Fred R. Nichols	4,451	5,547	—	9,998
William A. Owens	9,529	10,706	—	20,235
Harvey P. Perry(8)	66,356	5,547	—	71,903
Michael J. Roberts	4,916	4,564	—	9,480
Laurie A. Siegel	12,651	5,547	—	18,198
Joseph R. Zimmel(9)	25,695	5,547	—	31,242

All directors and executive officers as a group (20 persons)(10)	1,298,672	627,401	523,030	2,449,369

(1)	This column includes the following number of shares allocated to the individual’s account under one of our qualified 401(k) plans: 126,811 — Mr. Post; 6,860 — Ms. Puckett; 21,473 — Mr. Ewing; 4,877 — Mr. Goff; 834 — Mr. Cheek; 33,912 — Mr. Cole; 689 — Mr. Beal; and 1,070 — Ms. Moreau. Participants in these plans are entitled to direct the voting of their plan shares, as described in greater detail elsewhere herein.
(2)	Reflects (i) for all shares listed, unvested shares of Restricted Stock over which the person holds sole voting power but no investment power, and (ii) with respect to our performance-based restricted stock granted to our executive officers in 2011 and 2012, the number of shares that will vest if we attain target levels of performance.
(3)	Reflects shares that the person has the right to acquire within 60 days of the record date pursuant to options granted under our incentive compensation plans; does not include (i) shares that might be issued under restricted stock units if our performance exceeds target levels, (ii) options held by Mr. Ewing’s ex-wife, as described further under “Executive Compensation — Incentive Compensation and Other Awards — Outstanding Awards,” or (iii) “phantom units” held by Mr. Roberts that are payable in cash upon the termination of his service as a director, as described further under “Director Compensation — Other Benefits.”

(4)	None of the persons named in the table beneficially owns more than 1% of the outstanding Common Shares. The shares beneficially owned by all directors and executive officers as a group constituted 0.4% of the outstanding Common Shares as of the record date (calculated in accordance with rules of the SEC assuming that all options listed in the table have been exercised for Common Shares retained by the recipient).
(5)	Includes 202 shares held by Ms. Puckett as custodian for the benefit of her children.
(6)	Includes 6,898 plan shares beneficially held by Mr. Cole’s wife, one of our former employees, in her accounts under our qualified 401(k) plan, as to which Mr. Cole disclaims beneficial ownership.
(7)	Includes 955 shares held by Ms. Boulet as custodian for the benefit of her children.
(8)	Includes 709 shares beneficially held by Mr. Perry’s spouse, as to which Mr. Perry disclaims beneficial ownership, and 12,083 shares held by Mr. Perry through our dividend reinvestment plan (as of the most recent date practicable).
(9)	Includes 5,000 shares held by a private charitable foundation, as to which Mr. Zimmel is a trustee, and 472 shares held by Mr. Zimmel through our dividend reinvestment plan (as of the most recent date practicable).
(10)	Includes (i) 7,607 shares held beneficially by the spouses of these individuals, as to which beneficial ownership is disclaimed, (ii) 1,157 shares held as custodian for the benefit of children of such individuals, (iii) 5,000 shares held in a private charitable foundation and (iv) 12,555 held through our dividend reinvestment plan (as of the most recent date practicable), all as described further in the notes above.

COMPENSATION DISCUSSION AND ANALYSIS

In this CD&A, we first summarize our 2012 highlights, as well as our commitment to aligning executive pay with performance and value creation, our general compensation philosophy, and our compensation programs and benchmarking practices. We then describe the various elements of our compensation programs in detail. Finally, we discuss in detail our compensation decision-making process and various other compensation-related matters.

Executive Summary

As described further below, the central goals of our executive pay programs are to incentivize our executives to attain objectives that we believe will create shareholder value, to reward performance that contributes to the execution of our business strategies, and to attract and retain the right executives for our business.

2012 Business Highlights. During 2012, we achieved several significant accomplishments, including the following:

•	Added over 195,000 broadband subscribers during the year, representing 3.5% growth during 2012

•	Continued solid growth of Prism TV subscribers, with over 45,000 added in 2012

•	Developed and launched “SavvisDirect” — a highly scalable and easy-to-use cloud services platform designed for businesses of all sizes

•	Generated strong shareholder total return during 2012

•

Successfully completed nearly $3.4 billion of debt refinancing transactions, which, coupled with other financing transactions, strengthened our capital structure by extending the average maturity of our outstanding debt by over three years and lowering our interest costs

•	Realized synergies from our recently-completed acquisitions faster and in amounts greater than anticipated

•

Increased our “strategic revenues” by 4.5% during 2012 compared to proforma 2011 revenue figures, which resulted in our annual “strategic” revenues exceeding our “legacy” revenues for the first time ever.

2012 Executive Compensation Highlights. During 2012, our Compensation Committee addressed the growing gap between the compensation of our named executive officers and their peers caused by the rapid acquisition-driven growth in the size, territorial reach and complexity of the Company.

As illustrated by the table below, during a two-year period ending July 2011, our revenues increased by over 600%, but our executive compensation increased only modestly since 2010.

(1)	Equals the average amount of recurring core compensation paid to each of the executive officers named in the Summary Compensation Tables included in our last five proxy statements, with recurring core compensation being defined as the amount of total compensation reflected in these tables minus amounts reported for “change in pension value” and “all other compensation” minus the amount of compensation associated with non-recurring retention grants awarded in 2010 to our top executives as part of a comprehensive program designed to ensure that over 200 of our top officers and managers were adequately incentiveized to remain employed with us through completion of our acquisition of Qwest.

Consequently, as of early 2012 our executive compensation had fallen well below mean peer compensation levels for all key elements of pay. For more information, see “— Use of Market Data” and “— Overview of Elements and Amounts of Compensation — Shortfall in Compensation Levels.” After reviewing updated benchmarking data and assessing management’s progress in attaining various operational and individual goals, the Committee elected in mid-year 2012 to begin to reduce these pay disparities by raising our executives’ salaries.

Our recent key executive compensation decisions and highlights, are summarized below:

•	In August 2012, we increased the CEO’s salary by 7.7%, and the salaries of our other four named executive officers by between 8.5 and 17.8%.

•	We left our executives’ 2012 target annual incentive bonus opportunities unchanged from 2011.

•	Similarly, we granted 2012 long-term equity incentive compensation to our executives with fair values unchanged from 2011.

•	In May 2012, we received the favorable vote of over 97% of our shareholders with regards to our annual “say on pay” vote.

•

In August 2012, we adopted an executive severance plan that provides cash severance benefits to executives involuntarily terminated without cause in order to provide market-competitive benefits customary among our peers.

•

During 2012, we continued to link a substantial majority of our executive compensation to our annual performance measured against four metrics and to our relative total shareholders return over a three-year period, all as discussed further under “— Pay for Performance” appearing immediately below and the discussion of our incentive pay appearing further below.

Pay for Performance

We believe that a significant portion of our executives’ compensation should be payable only when merited by our performance. Currently, all of our executives’ annual bonus compensation and half of their long-term equity incentive compensation is payable only if we attain certain specified goals, thereby placing a substantial portion of executive compensation at risk. The remaining portion of our executives’ long-term equity incentive compensation is currently paid in time-vested restricted stock, the value of which is dependent on our performance over an extended vesting period. This pay element is designed to create additional incentives for our executives to focus on sustainable, long-term growth.

As part of its assessment of the executives’ performance, the Compensation Committee requested its independent compensation consultant to measure CenturyLink’s 2012 performance against its 13-company peer group discussed below based on eight separate metrics (growth in revenues, diluted earnings per share and operating cash flow; operating cash flow margin; operating cash flow return on equity; return on investment and capital; and total shareholder return). To help confirm the validity of its findings, the Compensation Committee separately measured CenturyLink’s performance against an extended 19-company peer group that included six additional telecommunications companies. Variances between our relative performance measured under the two separate groups were minimal.

Reviewing data on these metrics, the compensation consultant determined that CenturyLink:

•	scored within or near the top 10% of its peers in revenue growth, operating cash flow growth, and operating cash flow margin,

•	marginally under-performed the 50th percentile of its peers in earnings per share growth, return on investment and assets, operating cash flow return on equity, and total shareholder return, and

•	performed overall, on average, at or slightly above the 50th percentile of its peers (weighing all eight measures equally).

The Committee also noted that CenturyLink and its executives:

•	outperformed all but one of the performance goals selected to set management’s 2012 annual bonuses, and

•

achieved this operational performance during a time in which its management team remained actively engaged in integrating Embarq, Qwest and Savvis into CenturyLink’s operations, which has substantially increased the scope and complexity of our business.

For further information on the performance goals selected by our Compensation Committee, see below — “Annual Incentive Bonuses” and “— Long-Term Equity Incentive Compensation.” For more information on our recent financial performance, see Appendix A to this proxy statement.

Our Compensation Philosophy

We compensate our senior management through a mix of programs designed to be market-competitive and fiscally-responsible.

Our executive compensation programs are designed to:

•	provide performance-based reward opportunities that support growth and innovation without encouraging excessive risk,

•	reinforce our business strategies and our creation of long-term shareholder value by making substantial amounts of our executives’ compensation dependent upon attaining these goals,

•	align the interests of executives and shareholders by providing a majority of our executive compensation in the form of long-term equity grants,

•

attract, retain and motivate key executives by providing competitive compensation with an appropriate mix of fixed and variable compensation, short- term and long-term incentives, and cash and equity-based pay,

•	recognize and support outstanding contributions and results, both on an individual basis and a company or divisional basis,

•	manage cost and share dilution, and

•	whenever possible, promote internal equity by offering the same compensation to executives whom we expect to make roughly equivalent contributions.

Our Compensation Practices

To assist us in achieving our broad compensation goals outlined above, we apply the following practices (many of which are described further elsewhere in this CD&A):

What We Do

•	Deliver a substantial majority of our executives’ compensation in a form tied to our performance, and weigh this variable compensation heavily towards long-term equity awards

•	Award half of our equity incentives as performance-based restricted stock with vesting requirements

•	Benchmark each pay element against 50th percentile peer compensation levels

•	Require shareholders to approve any future severance agreements valued at more than 2.99 times the executive’s target cash compensation

•	Require our executives to own a significant amount of our stock

•	Maintain a “clawback” policy and, unlike most other companies, require our executives to agree to compensation forfeiture covenants

•

Limit the number of performance-based restricted shares awarded to our executives if our total shareholder return over the applicable performance period is negative (regardless of how strong our relative performance is)

•	Annually review the continued appropriateness of our peer group

•	Annually review our compensation programs to avoid encouraging excessively risky behavior

•	Conduct an annual “say-on-pay” vote.

What We Don’t Do

•	Maintain a supplemental executive retirement plan

•	Award single-trigger change-in-control equity acceleration provisions (excluding pre-2011 awards)

•	Provide excise tax “gross-up” payments (except under soon-to-expire agreements assumed in prior acquisitions)

•	Permit our directors or employees to hedge our stock

•	Permit our directors or key officers to pledge our stock

•	Pay dividends on our executives’ unvested restricted stock (excluding pre-2011 awards)

•	Permit the Compensation Committee’s current consultant to provide services to CenturyLink

•	Provide significant perquisites

•	Accrue additional benefits under our defined benefit plans for non-represented employees

•	Enter into employment agreements with our incumbent executives.

Use of Market Data

Assuming targeted levels of performance are achieved, we strive to provide to each executive who has demonstrated strong performance total compensation within a range of the median of compensation levels paid by a designated group of peer companies selected by our Compensation Committee. We believe that paying executive compensation at competitive levels allows us to attract and retain talented executives, while also enabling us to maintain a competitive cost base with respect to compensation expense. For a discussion of several additional factors that impact the actual amount of compensation paid to each executive, see “— Our Compensation Decision-Making Process — Review Process” and for a discussion of initial steps we have taken to address pay shortfalls among our officers, see “— Overview of Elements and Amounts of Compensation — Shortfall in Compensation Levels.”

Based on input from its compensation consultant, the Compensation Committee used the following tools in 2012 to compare the compensation of our executives against individuals who work in similarly-situated positions at comparable companies:

•	survey data compiled by the compensation consultant containing compensation information about a broad range of public companies generally similar in size to us, and

•	compensation data publicly disclosed by companies included within the peer groups we used in 2012 for these purposes.

Since we agreed in 2010 to acquire Qwest, we have made several refinements to our peer group to match the increased size, complexity and diversity of our operations and lines of business. During 2010 and 2011, we primarily used a 14-member peer group that consisted wholly of cable and communications firms. In 2010, the Committee initially developed a replacement 15-member peer group that was used in a secondary manner in 2011 and as our primary peer group in early 2012. In August 2012, the Committee determined that the 15-member group was comprised of too many companies engaged in businesses dissimilar to ours. Consequently, following consultations with its independent compensation consultant, the Committee in August 2012 adopted the following 13-company peer group:

Cablevision Systems Corporation*	Motorola Solutions, Inc.
Charter Communications, Inc.	NII Holdings, Inc.
Comcast Corporation*	QUALCOMM Incorporated
DIRECTV*	Sprint Nextel Corp.*
Dish Network Corp.*	Time Warner Cable Inc.*
Frontier Communications Corporation*	Viacom Inc.
Liberty Global Inc.*

*	Included as members of the 14-company and 15-company predecessor peer groups used by us prior to August 2012.

In connection with approving the new 13-company peer group first used in August 2012, the Committee (i) retained eight companies from the predecessor groups (as highlighted in the list above) engaged in one or more of our primary lines of business, (ii) added five new companies that are generally comparable to us in terms of size, markets and operations, and (iii) removed from its predecessor 15-member peer group several non-communication companies, including Barnes & Noble, Inc., Fedex Corporation, Gannett Co., Inc., The McGraw Hill Companies, Inc., Virgin Media, Inc., and Xerox Corp. In selecting these 13 peer companies, the Committee included two other telecommunication companies (Sprint and Frontier), but elected not to include Verizon or AT&T, both of which are substantially larger than us, or any other telecommunication companies, all of which are substantially smaller than us.

For additional information about how we set pay levels, see “— Our Compensation Decision-Making Process.”

Overview of Elements and Amounts of Compensation

Principal Components. The principal components of our 2012 executive compensation are summarized in the following table:

Compensation Component	Description	Purpose	Principal 2012 Actions
Base Salary	Fixed; reviewed annually and adjusted, if and when appropriate	Compensate executives fairly based on their level of responsibilities with a fixed amount of cash providing basic financial security	Increased in August 2012 by $40,000 to $79,000 per named executive officer for the reasons discussed under “— Salary.”

Annual Incentive Awards	Annual variable performance-based cash awards payable upon the attainment of certain below- described cash flow, legacy revenue, strategic revenues and “strategic enhancement” goals	Motivate and reward executives to achieve annual business objectives critical to our overall performance and growth	Named executive officers received annual bonuses for 2012 ranging from approximately $394,000 to $1,768,000, which reflects our attainment of all but one of our 2012 performance goals. See “— Annual Incentive Bonuses.”

Compensation Component	Description	Purpose	Principal 2012 Actions
Long-Term Incentive Awards	Equity awards granted annually as a combination of (i) time-vested restricted stock and (ii) performance-based restricted stock, the amount of which actually earned will vary based on our relative total shareholder return over a three-year period	Motivate and reward executives to achieve sustained long-term growth in the value of the Company, and reinforce the link between the interests of our executives and shareholders	Named executive officers received 2012 long-term incentive awards with grant date fair values unchanged from 2011, ranging from $1,104,000 to $4,400,000. See “— Long-Term Equity Incentive Compensation.”

Health and Welfare Benefits	Fixed under plans	Promote employee health and long-term financial security	No significant changes in 2012. See “— Other Benefits.”

Perquisites and Other Personal Benefits	Fixed	Further promote employee health and security, and promote efficient use of time	No significant changes in 2012. See “— Other Benefits.”

Severance Compensation	Fixed under plans or agreements	Retain executives and enhance their productivity by alleviating concerns about the economic impact of involuntary terminations of employment and, in the case of a change in control, providing continuity of management	Adopted in August 2012 a plan providing customary severance benefits to executives involuntarily terminated without cause; no modifications to our 2011 restated change- of-control agreements. See “— Other Benefits.”

Allocations. The following table and charts illustrate how our named executive officers’ 2012 target compensation was allocated among the three main components of recurring compensation.

	Cash Compensation		Equity Compensation
Title	% from Salary	% from Annual Incentives (1)	% from Long- Term Incentives (2)
CEO	14%	17%	69%
Other Named Officers	21%	16%	63%

(1)	Based on target bonus amounts.
(2)	Based on target valuations reported in the Summary Compensation Table below.

Each element of our 2012 compensation is discussed further below under the headings “— Salary,” “— Annual Incentive Bonuses” and “— Long-Term Equity Incentive Compensation.” In each case, more information on how we determined specific pay levels is located under the heading “— Our Compensation Decision-Making Process.”

Shortfall in Compensation Levels. Subject to continued strong performance by our executives, we generally seek to target our executives’ compensation at the 50th percentile of compensation paid to comparable executives at other companies within our peer group and as compared to broader survey data. In February 2012, the Committee’s independent compensation consultant advised that the Company’s rapid growth had caused its executive compensation levels to fall well below market-competitive compensation levels of peer companies for salary and incentive pay. As discussed in greater detail under the headings below, since early 2012 the Committee has taken certain initial steps to reduce the shortfall between the compensation of our named executives and their peers. Assuming management continues to demonstrate strong performance, the Committee currently intends to close the remaining gap in the future, primarily through enhanced performance-based pay opportunities.

Salary

As noted above, in February 2012 the Committee’s compensation consultant advised that the Company’s salary and incentive compensation levels lagged significantly behind compensation levels paid to comparable executives at peer companies. At that February 2012 meeting, management recommended to maintain executive officer salaries unchanged at that time for a variety of reasons. The Committee agreed, pending receipt of updated peer group compensation data. In August 2012, the Committee reviewed updated compensation analysis prepared by its compensation consultant indicating that the Company’s executive compensation levels had fallen further below mean compensation levels at peer companies included within the 13-company peer group described above under “— Use of Market Data.” The Committee further noted that the Company had made significant progress in integrating its recently-acquired operations into its incumbent operations, and made individualized assessments of which executives merited the largest percentage increases. Based on all these factors, in August 2012 the Committee determined that salary increases were warranted in acknowledgement of management’s progress in attaining the Company’s operational goals, and elected to begin to reduce the disparities in pay between the Company and its peers by implementing the following salary increases:

Named Officer	Prior Annual Salary	New Annual Salary (Effective August 2012)	Percentage Increase
Glen F. Post, III Chief Executive Officer and President	$1,021,000	$1,100,000	7.7%
Karen A. Puckett Executive Vice President and Chief Operating Officer	664,000	725,000	9.2%
R. Stewart Ewing, Jr. Executive Vice President and Chief Financial Officer	599,000	650,000	8.5%
David D. Cole Senior Vice President — Controller and Operations Support	435,000	475,000	9.2%
Stacey W. Goff Executive Vice President, General Counsel and Secretary	424,564	500,000	17.8%

Although the Committee has not yet completed its deliberations regarding 2013 executive compensation levels, it currently intends to maintain the 2013 salaries of each named officer at the levels approved in August 2012.

Annual Incentive Bonuses

General. We award annual cash bonuses to key employees based on performance objectives that, if attained, can reasonably be expected to (i) promote our business objectives, (ii) maintain or increase our long-term shareholder value and (iii) correspond to those paid to similarly-situated and comparably skilled executives at peer companies. We currently offer annual incentive bonuses to approximately 20,500, or 38%, of our employees.

The 2012 bonuses paid to our named executive officers were calculated as follows:

Named Officer	2012 Salary	x	Bonus Target %	x	Corporate Performance % (1)	=	Bonus (2)	Actual Award as % of Salary
Glen F. Post, III Chief Executive Officer and President	$1,047,606		125%		135%		$1,767,836	169%
Karen A. Puckett Executive Vice President and Chief Operating Officer	684,562		85%		135%		785,535	115%
R. Stewart Ewing, Jr. Executive Vice President and Chief Financial Officer	616,105		85%		135%		706,981	115%
David D. Cole Senior Vice President — Controller and Operations Support	448,790		65%		135%		393,813	88%
Stacey W. Goff Executive Vice President, General Counsel and Secretary	450,096		65%		135%		394,959	88%

(1)	Calculated as discussed below under “— Corporate Target Percentage.”
(2)	The Committee has discretion to reduce the amount payable to the executive officers in accordance with this calculation, but choose not to with respect to these 2012 bonuses.

These bonus amounts are reflected in the Summary Compensation Table appearing below under the column “Non-Equity Incentive Plan Compensation.”

Performance Objectives and Targets. Similar to its findings regarding salary, the Committee’s compensation consultant determined in February 2012 that targeted and actual annual incentive bonuses payable to the Company’s executives lagged below those payable to comparable executives at peer companies. Nonetheless, the Committee elected in early 2012 to establish 2012 target bonus opportunities (expressed as a percentage of salary) equal to those used for the prior year, with the understanding that it would re-review executive compensation at future meetings upon receipt of updated data. The Committee also attempted to promote internal equity and teamwork by applying the same target bonus percentage to named executive officers with similar responsibility levels.

Similar to 2011, the Compensation Committee elected in 2012 to base 90% of the senior officers’ 2012 annual incentive bonuses on whether we obtained “minimum,” “target” or “maximum” threshold levels of the following financial goals for 2012:

	Performance Levels (in millions)
Corporate Goal	Minimum	Target(1)		Maximum
Operating Cash Flow(2)	$7,030.00	$7,400.00	(3)	$7,770.00
Legacy Revenue(4)	7,382.25	7,650.00		7,917.75
Strategic Revenue(5)	8,154.25	8,450.00		8,745.75

(1)	Based upon the same forecasts used in connection with our publicly-disclosed guidance.
(2)	Represents operating income plus depreciation and amortization expenses.
(3)	Represents the midpoint of a target that ranges from $7,363 million to $7,437 million.
(4)	Represents revenue generated from local voice access lines, long distance and other services as reported in our publicly-filed financial statements; excludes switched access revenues.
(5)	Represents revenue from providing the following services: high speed internet, internet protocol television (IPTV), data hosting, cloud computing, private line/special access, Ethernet/multiprotocol label switching (MPLS), satellite video and voice over internet protocol (VoIP), all as reported in our publicly-filed financial statements.

With respect to our operating cash flow target, attainment of less than 95% of the target amount (the “minimum” performance level) was designed to result in no bonus payment, and attainment of more than 105% of the target amount (the “maximum” performance level) was designed to result in twice the bonus payable for attaining the target level of performance. With respect to each of our revenue targets, attainment of less than 96.5% (the “minimum” performance level) of the target amount was designed to result in no bonus payment, and attainment of more than 103.5% of the target amount (the “maximum” performance level) was designed to result in twice the bonus payable for attaining the target level of performance. In all cases, we adjusted these amounts to eliminate the effects of extraordinary or non-recurring transactions in accordance with procedures further described below.

For purposes of calculating the aggregate 2012 bonus payment, the following goals were weighted as follows:

• Operating Cash Flow	50%
• Legacy Revenue	20%
• Strategic Revenue	20%
• Strategic Enhancements	10%

Bonuses payable with respect to attainment of “strategic enhancements” were based on the Compensation Committee’s subjective assessment of each senior officer’s specific contributions to our strategic positioning. In connection with these determinations, the Committee reviewed company-wide or individual achievements relating to:

•	growth in the financial performance or prospects of our strategic services, and growth in our customers for such services

•	the operational and cultural integration of our incumbent and recently-acquired operations

•

the development of new, expanded or improved services, the construction of new service facilities, the completion of other capital projects, and the commencement or completion of other initiatives promoting immediate or long-term growth deemed relevant by the Committee.

Although the Committee generally prefers to base bonuses on objective quantifiable performance goals, it determined to utilize more qualitative assessments of its strategic enhancements for purposes of the 2012 bonuses principally because measuring success was too dependent on future events and multiple variables to apply fixed objective financial goals.

Rationale for Performance Objectives and Targets. The Committee selected the above-described 2012 metrics because they correlate strongly with the Company’s financial and strategic objectives (including successfully integrating the Company’s recently-acquired operations into its incumbent operations) for the following reasons:

•

Strong operating cash flow is critical to our success because it enables us to, among other things, (i) fund strategic capital investments designed to expand our business opportunities, (ii) pay an attractive dividend, and (iii) meet our debt obligations.

•	Maximizing our legacy revenues permits us to retain scale and financial resources as we pursue other revenue sources.

•

Strategic revenue growth promotes our critical strategic objective of identifying new or growing revenue sources designed to offset anticipated decreases in our legacy revenues and to diversify our earnings streams.

•	Strengthening our strategic positioning will further enhance our business strategy of expanding revenue streams that are growing.

The Compensation Committee set the target levels of performance described above based on assessments of the difficulty of achieving such levels and the potential impact of such achievement on enhancing shareholder value. As in past years, the Committee set these target levels of performance with expectation that there would be a significant chance that they would not be achieved, based on information available to the Committee at that time. For 2011 and 2012, each of our executives received bonus payments equal to 96% and 135%, respectively, of their targeted awards.

Corporate Target Percentage. In February 2013, the Compensation Committee reviewed management’s assessment of the Company’s performance during 2012 as compared to the targets established in March 2012 with respect to each of our senior officers. Based on this process, the Committee determined that the aggregate rate of attaining these goals (referred to in the table below as the “Corporate Performance Percentage”) was 135%, calculated as follows:

	Percentage Payout Relating to Goal	x	Weighting Factor	=	Corporate Performance Percentage Components
Operating Cash Flow	152.2%		50%		76.1%
Legacy Revenue	146.2%		20%		29.2%
Strategic Revenue	85.0%		20%		17.0%
Strategic Enhancements	125.0%		10%		12.5%

Corporate Performance Percentage					135.0%

Negative Discretion. As in past years, during 2012 the Committee retained the right to unilaterally reduce, without forfeiting favorable tax treatment of our bonus payments, the amount of the executives’ bonuses calculated using the processes described above if the Committee believes for any reason that it is unwarranted to pay such amount to any or all of the senior officers. With respect to the 2012 bonus payments, the Committee determined that there was no basis for effecting any such reductions.

Recent Actions. Although the Committee has not yet approved 2013 bonus targets for senior officers, it has approved certain design terms of a proposed 2013 bonus program, including refinements to the Committee’s 2013 bonus metrics to further align them with our evolving strategic objectives. Upon receipt of additional information and further deliberations, the Committee will determine later this year if, when and how to address the shortfall between the annual bonus opportunities of our named executives and their peers discussed under the heading “— Overview of Elements and Amounts of Compensation — Shortfall in Compensation Levels.”

Non-Executive Bonuses. Compared to our executive officers, the remainder of our senior officers have more diverse and individualized performance goals. When an officer or manager has responsibility for a particular business unit, division or region, the performance goals are typically heavily weighted toward the operational performance of those units or areas. Other individuals may receive individual performance goals. Depending on the level of seniority, these individuals may also receive a portion of their bonus based on overall corporate performance. As discussed below under the heading “— Our Compensation Decision-Making Process,” the CEO approves the performance goals of substantially all of the non-executive officers under the general supervision of the Compensation Committee.

Long-Term Equity Incentive Compensation

General. Our shareholder-approved long-term incentive compensation programs authorize the Compensation Committee to grant stock options, restricted stock, restricted stock units and various other stock-based incentives to key personnel. We believe stock incentive awards (i) encourage key personnel to focus on sustainable long-term performance, (ii) strengthen the relationship between compensation and growth in the market price of the Common Shares and thereby align management’s financial interests with those of the shareholders and (iii) help attract and retain talented personnel. During the first half of 2013, we intend to offer long-term equity incentive compensation awards to approximately 680, or 1%, of our employees.

2012 Executive Grants. In February 2012, the Committee granted the following number of restricted shares to our named executive officers:

Named Officer	No. of Time- Vested Restricted Shares	Fair Value(1)	No. of Performance Based Restricted Shares(2)	Fair Value(1)	Total Fair Value(1)
Glen F. Post, III	58,843	$2,200,000	58,844	$2,200,000	$4,400,000
Karen A. Puckett	25,677	960,000	25,677	960,000	1,920,000
R. Stewart Ewing, Jr.	19,900	744,000	19,900	744,000	1,488,000
David D. Cole	14,764	552,000	14,765	552,000	1,104,000
Stacey W. Goff	14,764	552,000	14,765	552,000	1,104,000

(1)	For purposes of this chart, we value both time-vested and performance-based restricted shares by multiplying the number of shares granted to the executive by the volume-weighted average closing price of our Common Shares over a 15-trading day period ending five days prior to the grant date. In the Summary Compensation Table, however, our 2012 grants of time-vested restricted stock are valued in accordance with FASB ASC Topic 718 based on the closing stock price of our Common Shares on the business day preceding the date of grant, and our 2012 grants of performance-based restricted shares are valued as of the grant date based on probable outcomes in accordance with SEC rules. See footnote 1 to the Summary Compensation Table for more information.

(2)	Based on the number of restricted shares granted in February 2012. As discussed further below, the actual number of shares that vests in the future may be lower or higher.

For more information on these grants, please see below “Executive Compensation — Incentive Compensation and Other Awards.”

Amount of Awards. Each year, the Committee generally determines the size of equity grants, expressed in dollars, based on the recipient’s responsibilities, capabilities, performance and duties, and on information furnished by the Committee’s compensation consultant regarding equity incentive practices among comparable companies.

In determining the size of each senior officer’s 2012 grant, the Committee discussed each officer’s performance and contributions, and reviewed market data regarding long-term incentive compensation paid to comparable executives at companies included in the benchmarking data compiled by the compensation consultant. Based on these deliberations, the Committee elected to grant to each named officer long-term equity awards with a total fair value equal to the total fair value of their 2011 long-term incentive awards (as measured in the manner noted in footnote 1 of the table above).

In establishing equity award levels, we also review the equity ownership levels of the recipients, primarily to determine if our executives continue to be adequately incentivized to create sustainable long-term shareholder value. We believe, however, that each annual grant of long-term compensation should generally match prevailing market practices in order for our compensation packages to remain competitive from year to year, and to mitigate the risk of competitors offering compensation packages to our executives that have superior long-term incentives.

Types of Awards. We strive to pay equity compensation in forms that create appropriate incentives to optimize performance at reasonable cost, that minimize enterprise risk, that align the interests of our officers and shareholders, that foster our long-term financial and strategic objectives and that are competitive with incentives offered by other companies. Since 2008, the Committee has elected to issue all of our long-term equity compensation grants in the form of restricted stock for a variety of reasons, including:

•	the Committee’s recognition of the growing use of restricted stock by our peers,

•	the Committee’s desire to minimize the dilution associated with our rewards,

•	the retentive value of restricted stock under varying market conditions, and

•	the loss of accounting advantages formerly associated with stock options.

In an effort to increase the link between our performance and executive compensation, since 2010 the Committee has issued half of the value of the executives’ long-term awards in the form of performance-based restricted stock, with the other half being in the form of time-vested restricted stock. The number of performance-based restricted shares that ultimately vest under the awards made by the Committee in 2010, 2011 and 2012 is dependent on our total shareholder return over two or three-year performance periods in relation to the total shareholder return of the companies comprising the S&P Index over the same periods.

For additional information on the vesting and other terms of our equity awards (including certain voluntary limits on the number of performance-based restricted shares that vest if our total shareholder return over the performance period is negative), see “Executive Compensation — Incentive Compensation and Other Awards.”

Dividends. Since 2011, all dividends paid with respect to restricted stock awards have been payable to the recipient only upon the vesting of the award. In prior years, some or all of these dividends were paid currently.

Recent Actions. The Committee has not yet granted equity awards to senior officers for 2013. The Committee has, however, approved certain features of proposed 2013 equity grants, including program design changes intended to broaden the scope of the performance metrics applicable to future grants of our performance-based restricted shares. Later this year, the Committee intends, upon receipt of additional information and further deliberations, to determine if, when and how to address the gap between the equity incentive compensation of our named executives and their peers discussed under the heading “— Overview of Elements and Amounts of Compensation — Shortfall in Compensation Levels.”

2010 and 2011 Retention Grants

Qwest Merger. As contemplated under our merger agreement with Qwest, we implemented in mid-2010 a retention program designed to ensure that over 200 of our top officers and managers had adequate incentives to remain employed with us through completion of the Qwest acquisition and the critical period of integration thereafter. In August 2010, the Committee made awards under this plan to our executives. Of the total grant date value of these awards, 100% (in the case of the CEO) or 75% (in the case of all other executives) was composed of equity grants, which are reflected as 2010 compensation in our Summary Compensation Table.

Other than our CEO, our executives received 25% of the grant date fair value of their 2010 retention grants in the form of a deferred cash award. Recipients of deferred cash awards received half of their cash payment on April 1, 2011, the closing date of the Qwest acquisition, and the other half on April 1, 2012, provided they remained employed by us on such dates. See our Summary Compensation Table for more information.

Savvis Merger. In connection with being acquired by us, Savvis adopted executive and broad-based retention programs in which executives and key personnel of Savvis received a combination of cash and restricted stock awards that vested over time.

Other Benefits

As a final component of executive compensation, we provide a broad array of benefits designed to be competitive, in the aggregate, with similar benefits provided by our peers. We summarize these additional benefits below.

Retirement Plans. We maintain one or more traditional qualified defined benefit retirement plans for most of our employees who meet certain eligibility requirements, plus one or more traditional qualified defined contribution 401(k) plans for a similar group of our employees. With respect to these qualified plans, we maintain nonqualified plans that permit our officers to receive or defer supplemental amounts in excess of federally-imposed caps that limit the amount of benefits highly-compensated employees are entitled to receive under qualified plans. Additional information regarding our retirement plans is provided in the tables and accompanying discussion included below under the heading “Executive Compensation.”

Effective January 1, 2011, we changed the retirement benefits that we offer to our employees as part of our ongoing process to align overall benefits for our legacy Embarq and CenturyLink employees. In addition to changes to the benefits offered under certain of our 401(k) plans, we froze benefit accruals under our defined benefit pension plans for non-represented employees as of December 31, 2010. These changes align our retirement benefits closer to those offered by our competitors, many of whom have previously effected similar changes over the past several years.

Change of Control Arrangements. As described in more detail under “Executive Compensation — Potential Termination Payments — Payments Made Upon a Change of Control,” in 2000 we entered into agreements under which we agreed to provide cash and other severance benefits to each of our executive officers who is terminated under certain specified circumstances following a change of control of CenturyLink.

Effective January 1, 2011, the Compensation Committee restructured these predecessor agreements to prospectively reduce benefits to more closely align them with current market practices. If triggered, benefits under the restructured agreements include payment of (i) a lump sum cash severance payment equal to a multiple of the officer’s annual cash compensation, (ii) the officer’s annual bonus, based on actual performance and the portion of the year served, and (iii) certain continued welfare benefits for a limited period.

We believe these benefits enhance shareholder value because:

•	prior to a takeover, these protections help us to recruit and retain talented officers and to help maintain the productivity of our workforce by alleviating concerns over economic security, and

•

during or after a takeover, these protections (i) help our personnel, when evaluating a possible business combination, to focus on the best interest of CenturyLink and its shareholders, and (ii) reduce the risk that personnel will accept job offers from competitors during takeover discussions.

Under our restructured agreements, change of control benefits are payable to our executive officers if within a certain specified period following a change in control (referred to as the “protected period”) the officer is terminated without cause or resigns with “good reason,” which is defined to include a diminution of responsibilities, an assignment of inappropriate duties, and a transfer of the officer exceeding 50 miles. We have filed with the SEC copies of our restructured change of control agreements.

The table below shows (i) the length of the “protected period” afforded to officers following a change of control and (ii) the multiple of salary and bonus payment and years of welfare benefits to which officers will be entitled if change of control benefits become payable under our restructured agreements and related policies:

	Protected Period	Multiple of Annual Cash Compensation	Years of Welfare Benefits
CEO	2 years	3 times	3 years
Other Executives	1.5 years	2 times	2 years
Other Officers	1 year	1 time	1 year

Our restructured agreements also:

•	eliminated tax “gross-up” provisions, which had previously enabled executives to be reimbursed for taxes imposed as a result of receiving their change of control benefits,

•

eliminated “modified single trigger” provisions, which had previously enabled executives to unilaterally request full payment of their severance benefits during “window periods” arising one year after a change of control, regardless of whether the executive had been adversely impacted by the transaction, and

•	narrowed the rights of executives to claim that they have “good reason” to resign with full severance benefits.

For more information on change of control arrangements applicable to our executives, see “Executive Compensation — Potential Termination Payments — Payments Made Upon a Change of Control.” For information on change of control severance benefits payable to our junior officers and managers, see “— Severance Benefits” immediately below.

Severance Benefits. In August 2012, the Compensation Committee adopted an executive severance plan that provides severance benefits to our senior officers and other specified key employees. The plan provides cash severance payments equal to two years of total targeted cash compensation (defined as salary plus the targeted amount of annual incentive bonus) for our CEO or one year of total targeted cash compensation for any other senior officer, payable solely if the senior officer is involuntarily terminated by us without cause in the absence of a change of control. Payments to senior officers terminated in connection with a change of control are separately governed by the change of control arrangements discussed immediately above under the heading “— Change of Control Arrangements.” Under our executive severance plan, subject to certain conditions, more junior officers or managers receive, among other things, cash payments ranging from 26 to 52 weeks of their total targeted cash compensation, depending on their seniority, if they are either (i) involuntarily terminated without cause in the absence of a change of control or (ii) involuntarily terminated without cause or resign with good reason in connection with a change of control. Severance benefits payable to any senior officers with a pre-existing employment agreement are ineligible to receive payments under this plan if their employment agreement separately provides for severance benefits.

In connection with certain qualifying terminations, our full-time non-union employees not covered by our above-described executive severance plan may, subject to certain conditions, be entitled to cash severance benefits ranging from 4 to 52 weeks of base pay, depending on seniority.

In 2012, we adopted a policy requiring us to seek shareholder approval of any future senior executive severance agreements providing for cash payments, perquisites and accelerated health or welfare benefits with a value greater than 2.99 times the sum of the executive’s base salary plus target bonus.

Perquisites. Officers are entitled to be reimbursed for the cost of an annual physical examination, plus related travel expenses.

Our aircraft usage policy permits the CEO to use our aircraft for personal travel without reimbursing us, and permits each other executive officer to use our aircraft for up to $10,000 per year in personal travel without reimbursing us. In all such cases, personal travel is permitted only if aircraft is available and not needed for superseding business purposes. For purposes of valuing and reporting the use of our aircraft, we determine the incremental cost of aircraft usage on an hourly basis, calculated in accordance with applicable guidelines of the SEC. The incremental cost of this usage, which may be substantially different than the cost as determined under alternative calculation methodologies, is reported in the Summary Compensation Table appearing below. Each year the Compensation Committee receives a report on the personal use of aircraft by senior management, and determines whether or not to alter our aircraft usage policy in any way. In connection with its recent election to retain this policy, the Committee determined that the policy was (i) providing valuable and cost-effective benefits to our executives residing in a small city with limited commercial airline service and (ii) enabling our executives to travel in a manner that we believe is more expeditious than commercial airline service.

In 2006, the Compensation Committee approved restructured insurance arrangements with our executive officers that obligate us to pay premiums on the executive officers’ respective supplemental life insurance policies sufficient to provide the same death benefits available under predecessor agreements, and entitle the executive officers to purchase additional post-retirement coverage at their cost. In mid-2010, we eliminated the right of executives to receive related tax “gross-up” cash payments in amounts equal to the taxes incurred as a result of our premium payments.

Most years, we organize one of our regular board meetings and related committee meetings as a “board retreat” scheduled over a long weekend. These retreats are typically held in an area where we conduct operations, and include site visits that enable our directors and senior officers to meet with local personnel. The spouses of our directors and executive officers are invited to attend these retreats, and we typically schedule recreational activities for those who are able and willing to participate.

We maintain a pool of several corporate apartments in Monroe, Louisiana for use by our employees based in other states who are required regularly or periodically to work in our headquarters offices in Monroe. These apartments have been more cost-effective for us than lodging these individuals in hotel rooms during their visits.

For more information on the items under this heading, see the Summary Compensation Table appearing below.

Other Employee Benefits. We maintain a stock purchase plan that enables our officers and most of our other employees to purchase Common Shares on attractive terms. We also maintain certain broad-based employee welfare benefit plans in which the executive officers are generally permitted to participate on terms that are either substantially similar to those provided to all other participants or which provide our executives with enhanced benefits upon their death or disability. We also maintain a supplemental disability plan designed to ensure disability payments to our officers in the event payments are unavailable from our disability insurer.

Our Compensation Decision-Making Process

Role of Compensation Committee. The Compensation Committee of our Board establishes, evaluates and monitors our executive compensation programs, subject to the Board’s oversight. Specifically, the Committee (or a subcommittee thereof) approves the compensation payable to each executive officer, as well as any other “senior officer” as defined in the Committee’s charter.

As described further below, the Compensation Committee’s compensation decision-making process requires a careful balancing of a wide range of factors, including:

•	the group and individual performance and responsibilities of our executives,

•	the competitive compensation practices of peer companies,

•	the performance of our Company in relation to our peers and our internal goals,

•	the financial impact and risk characteristics of our compensation programs, and

•	our strategic and financial imperatives.

The Compensation Committee also establishes, implements, administers and monitors our director cash and equity compensation programs. For more information, see “Director Compensation.

Since acquiring Embarq, Qwest and Savvis over the past couple of years, the Committee has focused generally on comprehensively reviewing our compensation philosophy, strategies, policies and practices to ensure they:

•	are appropriate for the larger combined company,

•	further link our pay to company performance,

•	further reflect prevailing “best practices,” and

•	enhance the integration of these acquired companies and their pay practices into the operations and pay practices of the Company.

Role of Compensation Consultants. The Committee engages the services of a compensation consultant to assist in the design and review of executive compensation programs, to determine whether the Committee’s philosophy and practices are reasonable and compatible with prevailing practices, and to provide guidance on specific compensation levels based on industry trends and practices.

The Committee has used Hay Group as its compensation consultant since September 2010. Throughout 2012, representatives of Hay Group actively participated in the design and development of our executive compensation programs, and attended all of the Committee’s meetings. Hay Group provides no other services to the Company, and has no prior relationship with any of our named executive officers. As required by current SEC rules and currently pending New York Stock Exchange listing standards, the Committee has assessed the independence of Hay Group and concluded that its work has not raised any conflicts of interest.

Review Process. Each year, the Committee and its compensation consultant use benchmarking data to determine median levels of salary, annual bonuses and equity compensation paid to executives comparable to ours. In determining how much to compensate each officer, the Committee also extensively reviews a wide range of other factors, typically including:

•	the officer’s individual performance, industry experience and particular set of skills,

•	the anticipated degree of difficulty of replacing the officer with someone of comparable experience and skill,

•	the role the officer plays in maintaining a cohesive management team and improving the performance of others,

•	the role the officer may have played in any recent extraordinary corporate achievements,

•	the officer’s pay and performance relative to other officers and employees,

•	the officer’s prior compensation in recent years and, to a limited degree, his or her accumulated wealth under our programs,

•	the financial community’s assessment of management’s performance, and

•	the recent and long-term performance of CenturyLink.

In assessing our performance, we typically review how various measures of our financial performance relate to amounts previously projected by us or market participants, as well as the results of peer telecommunications companies. We also assess operational benchmarks, such as our access line losses or customer growth in relation to our competitors.

Each year, we compile lists of compensation data relating to each of our executives. These “tally sheets” include the executives’ salary, annual cash incentive award, equity-based compensation, perquisites, pension benefit accruals and other compensation. These tally sheets also show the executives’ holdings of our Common Shares and accumulated unrealized gains under prior equity-based compensation awards. The Compensation Committee uses these tally sheets to (i) review the total annual compensation of the executive officers, (ii) assess the executive officers’ wealth accumulation from our compensation programs and (iii) assure that the Committee has a comprehensive understanding of all elements of our compensation programs.

Annual Bonus Procedures. With the assistance of management and its compensation consultant, the Compensation Committee sets bonus targets annually, and, under special circumstances, more frequently than annually. For several years, the Committee has administered our annual bonus program substantially in the manner outlined above under “— Annual Incentive Bonuses.” The Committee is responsible for approving for each year (i) the performance objectives, (ii) the “minimum,” “target” and “maximum” threshold levels of performance, (iii) the weighing of the performance objectives, (iv) the amount of bonus payable if the target level of performance is attained and (v) the finally determined amount of the bonus payments. Upon completion of the fiscal year, our actual operating results are adjusted in accordance with the Committee’s long-standing written procedures designed to eliminate the effects of extraordinary or non-recurring transactions that were not known, anticipated or quantifiable on the date the performance goals were established. Then the specific bonus payments are calculated for that fiscal year using the formulas approved the prior year by the Committee. After our Internal Audit Department has reviewed these determinations and calculations, they are provided in writing to the Committee for its review and approval.

We generally seek to base a significant portion of our executives’ annual cash incentive compensation principally upon our company-wide performance. Officers and managers with lower levels of responsibility typically receive incentive compensation that places a greater emphasis on individual, departmental or divisional goals.

Under our annual bonus programs, the Committee may pay the annual bonuses in cash or stock. Since 2000, the Committee has paid these bonuses entirely in cash, principally to diversify our compensation mix and prevent us from over-utilizing equity grants.

Annual Equity Grant Procedures. As explained further above, annual grants of stock awards to executives are typically made during the first quarter after we publicly release our earnings. Grants of stock awards to newly-hired executive officers who are eligible to receive them are made at the next regularly scheduled Committee meeting following their hire date. Although we are not currently granting options, we maintain policies controlling when and how option exercise prices are determined. These policies are summarized in our prior proxy statements. We award our executives with a greater proportion of their total compensation in the form of equity grants compared to more junior officers.

Role of CEO and Management in Compensation Decisions. Although the Compensation Committee is responsible for all executive compensation decisions, each year it receives the CEO’s recommendations, particularly with respect to executive salaries. The Committee, in particular, values the CEO’s input and judgment regarding:

•	the relative strengths and weakness of the other executives and their recent performance,

•	the role these executives play in achieving our operational and strategic goals,

•	the potential of these executives to assume different, additional or greater responsibilities in the future,

•	internal equity issues that could impact cohesion, teamwork or the overall viability of the executive group, and

•	the relative vulnerability of executives to job solicitations from competitors.

The Committee considers the CEO’s recommendations as one of the many factors it uses to establish compensation levels for each executive.

The CEO is also responsible for approving the annual salaries and bonuses of our non-senior officers, including approval of appropriate annual performance goals for such officers. The CEO also approves all equity compensation awards to the non-senior officers, acting under authority delegated by the Compensation Committee in accordance with our shareholder approved long-term incentive plans. The Committee oversees these processes and receives an annual report from the CEO.

The CEO and the executive management team, in consultation with the Compensation Committee’s compensation consultant, recommend to the Compensation Committee business goals to be used in establishing incentive compensation performance targets. In addition, our Senior Vice President, Human Resources, works closely with the Committee and its compensation consultant to ensure that the Committee is provided with appropriate information to discharge its responsibilities.

Assessment of “Say on Pay” Voting Results. As noted above, in May 2012 over 97% of the votes cast by our shareholders with respect to our “say on pay” proposal were favorable. In connection with making executive compensation decisions since May 2012, the Committee has taken note of this vote, and concluded that shareholders are generally satisfied with the scope and structure of our compensation programs. Nonetheless, the Committee has continued to change and refine these programs in an effort to further promote the goals of our executive compensation philosophy described above.

Risk Assessment. As part of its duties, the Compensation Committee assesses risks arising out of our employee compensation policies and practices. Based on its most recent assessment, the Committee does not believe that the risks arising from our compensation policies and practices are reasonably likely to materially adversely affect us. In reaching this determination, we have taken into account the risk exposures of our operations and the following design elements of our compensation programs and policies:

•	our balance of annual and long-term compensation elements at the executive and management levels,

•	our use of a diverse mix of performance metrics that create incentives for management to attain goals well aligned with the shareholders’ interests,

•	the multi-year vesting of equity awards, which promotes focus on our long-term performance and mitigates the risk of undue focus on our short-term results,

•	“claw-back” policies and award caps that provide safeguards against inappropriate behavior, and

•	bonus arrangements that are generally subject to the “negative discretion” of either the Committee (for senior officers) or senior management (for other key employees).

We believe these features, as well as the stock ownership requirements for our executive officers, result in a compensation program that aligns our executives’ interests with those of our shareholders and does not promote excessive risk-taking on the part of our executives or other employees.

Forfeiture of Prior Compensation

For over 10 years, all recipients of our equity compensation grants have been required to contractually agree to forfeit certain of their awards (and to return to us any cash, securities or other assets received by them upon the sale of Common Shares they acquired through certain prior equity awards) if at any time during their employment with us or within 18 months after termination of employment they engage in activity contrary or harmful to our interests. The Compensation Committee is authorized to waive these forfeiture provisions if it determines in its sole discretion that such action is in our best interests. We have filed with the SEC copies of our form of equity incentive agreements containing these forfeiture provisions. Our 2010 Executive Officers Short-Term Incentive Plan contains substantially similar forfeiture provisions.

In addition, our Corporate Governance Guidelines authorize the Board to recover, or “clawback,” compensation from an executive officer if the Board determines that any bonus, incentive payment, equity award or other compensation received by the executive was based on any financial or operating result that was impacted by the executive’s knowing or intentional fraudulent or illegal conduct. In addition, certain laws enacted in 2002 would require our CEO and CFO to reimburse us for incentive compensation paid or trading profits earned following the release of financial statements that are subsequently restated due to material noncompliance with SEC reporting requirements caused by misconduct. Additional laws enacted in 2010, which are expected to become effective over the next year, will require all of our current or former executive officers to make similar reimbursement payments in connection with certain financial statement restatements, irrespective of whether such executives were involved with the mistake that caused the restatement.

Stock Ownership Guidelines

Under our current stock ownership guidelines, the CEO is required to beneficially own CenturyLink stock equal in market value to at least six times his annual base salary, and all other executive officers are required to beneficially own CenturyLink stock valued at least three times their annual base salary. Each executive officer has three years to attain these targets.

Under our director stock ownership guidelines, each outside director must beneficially own CenturyLink stock equal in market value to five times the annual cash retainer payable to outside directors. Each outside director has five years from the date they are elected or appointed to attain this target.

For any year during which an executive or outside director does not meet his or her ownership target, the executive or director is expected to hold 65% of the CenturyLink stock that he or she acquires through our equity compensation programs, excluding shares sold to pay related taxes.

All of our officers and directors are currently in compliance with our stock ownership guidelines. For additional information on our stock ownership guidelines, see “Governance Guidelines.”

Use of Employment Agreements

We have a long-standing practice of not providing employment agreements to our officers, and none of our long-standing executives has been granted an employment agreement. In connection with our recent mergers, however, we have assumed several employment agreements formerly granted by Embarq, Qwest or Savvis to its officers, and in a couple of instances have extended or renewed these arrangements to retain officers critical to our integration plans.

Tax Gross-ups

We eliminated the use of tax “gross-up” benefits in our executives’ change of control agreements and split-dollar insurance policies in 2010, and in our outside directors’ executive physical program in early 2012. Consequently, we continue to provide these tax benefits only to a limited number of our officers under legacy employment agreements that are expected to lapse over the next couple of years. We do not intend to provide tax gross-up benefits in any new compensation programs.

Anti-Hedging and Anti-Pledging Policies

Under our insider trading policy, our employees and directors may not:

•	purchase or sell short-term options with respect to CenturyLink shares,

•	engage in “short sales” of CenturyLink shares, or

•

engage in hedging transactions involving CenturyLink shares which allow employees to fix the value of their CenturyLink shareholdings without all the risks of ownership or cause them to no longer have the same interests or objectives as our other shareholders.

In addition, under our insider trading policy, our senior officers and directors are prohibited from holding our securities in a margin account or otherwise pledging our securities as collateral.

All of our senior officers and directors are currently in compliance with our anti-hedging and anti-pledging policies.

Other Compensation Matters

To the extent that it is practicable and consistent with our executive compensation objectives, we seek to comply with Section 162(m) of the Internal Revenue Code and the regulations adopted thereunder to enable us to claim the tax deductibility of performance-based compensation in excess of $1 million per taxable year to our senior officers. However, if compliance with Section 162(m) conflicts with our compensation objectives or is contrary to the best interests of the shareholders, we will pursue those objectives, regardless of the attendant tax implications. In each of the last several years, we granted time-vested restricted stock that did not qualify as performance-based compensation under Section 162(m). As described further above, we also paid a small portion of our 2012 annual incentive bonuses on terms that did not comply with Section 162(m). In 2013, we took certain steps designed to increase the portion of our executive compensation eligible for favorable tax treatment under Section 162(m). You should be aware, however, that Section 162(m) is highly technical and complex, so that even when we seek favorable tax treatment thereunder, we cannot assure you that our tax position will prevail.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the report included above under the heading “Compensation Discussion and Analysis.” Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis report be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the year ended December 31, 2012.

Submitted by the Compensation Committee of the Board of Directors.

Laurie A. Siegel (Chair)	Virginia Boulet
Fred R. Nichols	William A. Owens
Harvey P. Perry

EXECUTIVE COMPENSATION

Overview

The following table sets forth certain information regarding the compensation of (i) our principal executive and financial officers and (ii) each of our three most highly compensated executive officers other than our principal executive and financial officers. Following this table is additional information regarding incentive compensation, pension benefits, deferred compensation and potential termination payments pertaining to the named officers. For additional information on the compensation summarized below and other benefits, see “Compensation Discussion and Analysis.”

Summary Compensation Table

Name and Principal Position	Year	Salary	Restricted Stock Awards(1)	Non-Equity Incentive Plan Compensation(2)	Change in Pension Value(3)	All Other Compensation(4)	Total
Glen F. Post, III Chief Executive Officer and President	2012	$1,047,606	$5,157,049	$1,767,836	$649,156	$103,392	$8,725,040
	2011	1,020,800	4,706,735	1,224,960	383,282	317,667	7,653,445
	2010	1,020,800	9,590,821	1,888,480	661,938	406,336	13,568,375
Karen A. Puckett Executive Vice President	2012	684,562	2,250,332	1,015,837	411,822	42,838	4,405,391
	2011	663,872	2,053,858	772,022	210,954	126,342	3,827,048
and Chief Operating Officer	2010	663,872	3,562,356	835,151	300,080	76,785	5,438,245
R. Stewart Ewing, Jr. Executive Vice	2012	616,105	1,744,036	914,696	415,853	38,595	3,729,286
	2011	598,764	1,591,731	696,306	259,685	178,779	3,325,265
President and Chief Financial Officer	2010	598,764	2,936,202	753,245	378,544	331,901	4,998,656
David D. Cole Senior Vice President —	2012	448,790	1,293,966	528,525	359,479	38,012	2,668,771
	2011	435,380	1,180,951	406,389	202,594	86,806	2,312,120
Controller and Operations Support	2010	435,380	2,062,049	418,835	257,598	83,973	3,257,836
Stacey W. Goff	2012	450,096	1,293,966	526,336	220,263	15,965	2,506,626
Executive Vice President, General Counsel and Secretary

(1)

The amounts shown in this column reflect the fair value of (i) awards of restricted stock made in early 2012, 2011 and 2010 in connection with our program of making annual long-term incentive compensation grants and (ii) additional awards of restricted stock made in August 2010 in connection with a retention program designed to incentivize and retain our top personnel through the completion date of the Qwest acquisition and the initial integration period thereafter. The fair value of the awards presented in the table above have been determined in accordance with FASB ASC Topic 718 (formerly SFAS 123(R)). For purposes of this table, we determined (i) the value of time-vested restricted shares granted in 2012 using the closing trading price of our Common Shares on the business day immediately preceding the date of grant (which was a holiday), (ii) the value of time-vested restricted shares granted in 2010 and 2011 using a 15-trading day volume-weighted average closing price of our Common Shares and (iii) the value of performance-based restricted shares granted during each year indicated as of the grant date based on probable outcomes using Monte Carlo simulations in accordance with SEC rules. The aggregate value of the restricted stock awards granted to these named executives in 2012, based on the grant date closing trading price of our Common Shares and assuming maximum payout of his or her performance-based restricted shares, would be as follows: Mr. Post, $6,930,607, Ms. Puckett, $3,024,237, Mr. Ewing, $2,343,822, Mr. Cole, $1,738,982, and Mr. Goff, $1,738,982. See footnote 9 titled “Share-based Compensation” of the notes to our audited financial statements included in Appendix A for an explanation of material assumptions that we used to calculate the fair value of these stock awards.
(2)	The amounts shown in this column reflect (i) cash payments made under our annual incentive bonus plans for actual performance in the respective years (which are described further under “— Incentive Compensation and Other Awards — 2012 Awards”) and (ii) the portion of Ms. Puckett’s, Mr. Ewing’s, Mr. Cole’s and Mr. Goff’s August 2010 deferred cash award that was paid during 2012 (which are described further under “Compensation Discussion and Analysis — 2010 and 2011 Retention Grants — Qwest Merger”).
(3)	Reflects the net change during each of the years reflected in the present value of the executives’ accumulated benefits under the defined benefit plans discussed under “— Pension Benefits.”
(4)	The amounts shown in this column are comprised of (i) reimbursements for the cost of an annual physical examination, (ii) personal use of our aircraft, (iii) contributions or other allocations to our defined contribution plans, (iv) the payment of premiums on life insurance policies and (v) cash payments to compensate the executives for any taxes incurred upon receipt of such life insurance premium payments (which is a benefit that was terminated as of January 1, 2011), in each case for and on behalf of the named officers as follows:

Name	Year	Physical Exam	Aircraft Use	Contributions to Plans	Life Insurance Premiums Paid	Tax Reimbursement Payments	Total

Mr. Post	2012	$2,620	$15,341	$85,430	$—	$—	$103,392
	2011	3,201	20,846	102,021	191,599	—	317,667
	2010	3,264	6,940	74,926	191,599	129,606	406,336
Ms. Puckett	2012	—	—	42,838	—	—	42,838
	2011	3,469	—	51,572	71,301	—	126,342
	2010	—	2,420	3,064	42,531	28,770	76,785
Mr. Ewing	2012	—	—	38,595	—	—	38,595
	2011	—	—	47,436	131,343	—	178,779
	2010	—	—	37,425	175,655	118,821	331,901
Mr. Cole	2012	6,577	6,272	25,163	—	—	38,012
	2011	—	—	29,981	56,825	—	86,806
	2010	—	—	27,148	33,896	22,929	83,973
Mr. Goff	2012	—	1,194	14,771	—	—	15,965

In accordance with applicable SEC and accounting rules, we have not reflected the accrual or payment of dividends relating to unvested restricted stock as “All Other Compensation” in the summary compensation table, and we have restated herein the amounts of our 2010 and 2011 “All Other Compensation” reported in our prior proxy statements to conform to this reporting standard. In addition, the amounts shown in the chart above do not reflect any benefits associated with participating in recreational activities scheduled during board retreats. For additional information, see “Compensation Discussion and Analysis — Other Benefits — Perquisites.” We expect to resume the payment of life insurance premiums in 2013.

Incentive Compensation and Other Awards

2012 Awards. The table and discussion below summarizes:

•	the range of potential payouts under incentive bonus awards that were granted to each named officer in March 2012 with respect to performance during 2012, and

•

grants of time-vested restricted stock and the range of potential payouts under grants of performance-based restricted stock, in each case made to each named officer during February 2012 as long-term incentive compensation.

Grants of Plan-Based Awards

Name	Type of Award and Grant Date(1)	Range of Payouts Under 2012 Non- Equity Incentive Plan Awards(2)			Estimated Future Share Payouts Under Equity Incentive Plan Awards(3)			All other Stock Awards: Unvested Shares (#)(4)	Grant Date Fair Value of Stock Awards ($)(5)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Glen F. Post, III	Annual Bonus	$654,754	$1,309,508	$2,619,016	—	—	—	—	$—
	T-V Grant (2/20/12)	—	—	—	—	—	—	58,843	2,278,401
	P-B Grant (2/20/12)	—	—	—	29,422	58,844	117,688	—	2,878,648
Karen A. Puckett	Annual Bonus	290,939	581,877	1,163,755	—	—	—	—	—
	T-V Grant (2/20/12)	—	—	—	—	—	—	25,677	994,213
	P-B Grant (2/20/12)	—	—	—	12,839	25,677	51,354	—	1,256,119
R. Stewart Ewing, Jr.	Annual Bonus	261,845	523,690	1,047,379	—	—	—	—	—
	T-V Grant (2/20/12)	—	—	—	—	—	—	19,900	770,528
	P-B Grant (2/20/12)	—	—	—	9,950	19,900	39,800	—	973,508
David D. Cole	Annual Bonus	145,857	291,713	583,427	—	—	—	—	—
	T-V Grant (2/20/12)	—	—	—	—	—	—	14,764	571,662
	P-B Grant (2/20/12)	—	—	—	7,383	14,765	29,530	—	722,304
Stacey W. Goff	Annual Bonus	146,281	292,562	585,125	—	—	—	—	—
	T-V Grant (2/20/12)	—	—	—	—	—	—	14,764	571,662
	P-B Grant (2/20/12)	—	—	—	7,383	14,765	29,530	—	722,304

(1)	“T-V” means “Time-Vested” and “P-B” means “Performance-Based.”
(2)	These columns provide information on the potential bonus payouts approved with respect to 2012 performance. For information on the actual amounts paid based on 2012 performance criteria, see the column of the Summary Compensation Table labeled “Non-Equity Incentive Plan Compensation.” As described further below, the failure to meet the “threshold” level of performance would result in no annual bonus payment.
(3)	Represents performance-based shares of restricted stock granted on February 20, 2012 to each named executive, as described in greater detail below.
(4)	Represents time-vested shares of restricted stock granted on February 20, 2012, as described in greater detail below.
(5)	Calculated in accordance with FASB ASC Topic 718 (formerly SFAS 123 (R)). During 2012, we valued restricted shares using (i) the closing trading price of our Common Shares for all time-vested shares issued to our named officers and (ii) values derived based on probable outcomes using Monte Carlo simulations for all performance-based restricted shares issued to our named officers. For additional information, see note 1 to the Summary Compensation Table above.

Terms of 2012 Restricted Stock Awards. The restricted stock issued to our executive officers on February 20, 2012 consisted of awards of time-vested restricted stock and performance-based restricted stock.

For each named officer, the shares of time-vested restricted stock will vest in three equal installments on February 20 of 2013, 2014 and 2015, subject to the named officer’s continued employment with us.

For each named officer, the performance-based restricted shares will, subject to the named officer’s continued employment, vest on March 31, 2015, based on our three-year total shareholder return for 2012, 2013 and 2014, as measured against total shareholder return of the S&P 500 companies for the same three-year period.

In addition to the vesting described above, all of these time-vested restricted shares and performance-based restricted shares awarded in 2012 also vest upon the death or disability of the named officer, and some or all of these shares may under certain circumstances vest or remain subject to future vesting upon the retirement of the named officer at his or her early or normal retirement age. In addition, upon certain terminations of employment following a change of control of the Company, the 2012 time-vested restricted shares will vest and the performance-based restricted shares will remain subject to future vesting, all as described in greater detail below under “— Potential Termination Payments.” Except as otherwise noted below under “— Outstanding Awards”, the vesting terms for our outstanding restricted stock granted in earlier years is the same as noted above, except that shares of time-vested restricted stock granted before 2011 automatically accelerate upon a change of control.

In the preceding “Grants of Plan-Based Awards” table, the number of performance-based restricted shares listed under the “target” column for each named executive officer represents the number of shares actually granted to that officer and that will vest if we perform at the targeted performance level, which is attaining total shareholder return over the three-year performance period equal to the 50th percentile of the total shareholder return of the companies comprising the S&P 500 Index for the same three-year period. Each named executive officer will receive a greater or lesser number of shares depending on our actual total shareholder return in relation to that of the S&P 500 companies, as illustrated further below:

Performance Level	Company’s Percentile Rank	Payout as % of Target Award
Maximum	≥ 75th percentile	200%
Target	50th percentile	100%
Threshold	25th percentile	50%
Below Threshold	< 25th percentile	0%

Amounts will be prorated if our rank is between (i) the threshold and the target amounts or (ii) the target and the maximum amounts. In no event, however, will more than 100% of the performance-based restricted shares vest if our total shareholder return for the three-year period is negative. Any contingent right of a named executive officer to receive more than the number of shares actually granted are treated by us as restricted stock units under the terms of the CenturyLink 2011 Equity Incentive Plan.

All dividends related to the above-described time-vested and performance-based restricted shares will be paid to the holder only upon the vesting of such shares. Unless and until forfeited, these shares may be voted by the named executive officers.

All of these above-described restricted shares are subject to forfeiture if the officer competes with us or engages in certain other activities harmful to us, all as specified further in the forms of incentive agreements that we have filed with the SEC. See “— Potential Termination Payments.”

Outstanding Awards. The table below summarizes information on stock options and unvested restricted stock outstanding at December 31, 2012.

Outstanding Equity Awards at December 31, 2012(1)

	Option Awards				Stock Awards
					Equity Incentive Plan Awards(3)			All Other Stock Awards
Name	Number of Securities Underlying Unexercised Options(2)		Option Exercise Price ($)	Option Expiration Date	Grant Date	Unvested Shares (#)	Market Value of Unvested Shares ($)	Unvested Shares (#)(4)	Market Value of Shares that Have Not Vested

Glen F. Post, III	200,000		$45.90	2/26/2017	2/21/2008	—	$—	25,478	$996,699
					3/08/2010	31,600	1,236,192	21,067	824,141
					8/23/2010	—	—	84,878	3,320,427
					5/31/2011	52,707	2,061,898	35,138	1,374,599
					2/20/2012	58,844	2,301,977	58,843	2,301,938
Karen A. Puckett	75,000		45.90	2/26/2017	2/21/2008	—	—	9,555	373,792
					3/08/2010	13,790	539,465	9,193	359,630
					8/23/2010	—	—	25,531	998,773
					5/31/2011	23,000	899,760	15,333	599,827
					2/20/2012	25,677	1,004,484	25,677	1,004,484
R. Stewart Ewing, Jr.	22,500	(5)	28.34	2/25/2014	2/21/2008	—	—	7,962	311,473
	62,100	(5)	33.40	2/17/2015	3/08/2010	10,687	418,075	7,125	278,730
	62,500		35.41	2/20/2016	8/23/2010	—	—	23,028	900,855
	62,500		45.90	2/26/2017	5/31/2011	17,825	697,314	11,883	464,863
					2/20/2012	19,900	778,488	19,900	778,488
David D. Cole	40,500		45.90	2/26/2017	2/21/2008	—	—	5,160	201,859
					3/08/2010	7,929	310,182	5,286	206,788
					8/23/2010	—	—	14,933	584,218
					5/31/2011	13,225	517,362	8,816	344,882
					2/20/2012	14,765	577,607	14,764	577,568
Stacey W. Goff	40,500		45.90	2/26/2017	2/21/2008	—	—	5,160	201,859
					3/08/2010	7,929	310,182	5,286	206,788
					8/23/2010	—	—	14,563	569,705
					5/31/2011	13,225	517,362	8,816	344,882
					2/20/2012	14,765	577,607	14,764	577,568

(1)	All information on exercisability, vesting and market value is solely as of December 31, 2012. This table does not reflect (i) exercises of options, vesting of restricted stock or other changes in the equity awards since such date or (ii) any additional equity grants since such date.
(2)	We have not granted options to executives since 2007; all of the options summarized under this column were exercisable as of December 31, 2012.
(3)	Represents performance-based restricted shares granted on March 8, 2010, May 31, 2011 and February 20, 2012. The chart above assumes that we will perform at “target” levels such that all performance-based shares granted to each named executive will vest fully. For additional information on the vesting and other terms of our most recent grant of performance-based restricted shares, see “— 2012 Awards” and “— Terms of 2012 Restricted Stock Awards.”
(4)	All shares listed under this column with a 2008 grant date are shares of time-vested restricted stock that vest at a rate of 20% per year during the first five years after their grant date. All other shares listed under this column are shares of time-vested restricted stock that generally vest at a rate of one-third per year during the first three years after that grant date. For additional information on the vesting and other terms of our most recent grant of time-vested restricted shares, see “— Terms of 2012 Restricted Stock Awards.”
(5)	All of these options expiring in 2014 and 41,500 of these options expiring in 2015 were held by Mr. Ewing’s ex-wife as of December 31, 2012.

2012 Exercises and Vesting. The following table provides information on Common Shares acquired by the named officers during 2012 in connection with the exercise of options and the vesting of restricted stock.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized On Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Glen F. Post, III	—	—	196,158	$7,716,349
Karen A. Puckett	—	—	74,579	2,935,400
R. Stewart Ewing, Jr.	—	—	61,292	2,412,057
David D. Cole	—	—	41,905	1,648,819
Stacey W. Goff	—	—	41,720	1,641,669

(1)	Based on the closing trading price of the Common Shares on the applicable exercise or vesting date.

Pension Benefits

Amount of Benefits. The following table and discussion summarizes pension benefits payable to the named officers under (i) our legacy retirement plan qualified under Internal Revenue Code Section 401(a), which permits eligible participants (including officers) who have completed at least five years of service to receive a pension benefit upon attaining early or normal retirement age, and (ii) our nonqualified supplemental plan, which is designed to pay supplemental retirement benefits to certain officers in amounts equal to the benefits such officers would otherwise forego due to federal limitations on compensation and benefits under qualified plans. We refer to these particular defined benefit plans below as our Qualified Plan and our Supplemental Plan, respectively, and as our “Pension Plans,” collectively.

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit(1)	Payments During Last Fiscal Year

Glen F. Post, III	Qualified Plan	14	$1,705,808	—
	Supplemental Plan	14	1,863,458	—
Karen A. Puckett	Qualified Plan	13	1,042,257	—
	Supplemental Plan	13	740,758	—
R. Stewart Ewing, Jr.	Qualified Plan	14	1,780,528	—
	Supplemental Plan	14	759,086	—
David D. Cole	Qualified Plan	14	1,400,677	—
	Supplemental Plan	14	363,240	—
Stacey W. Goff	Qualified Plan	14	565,060	—
	Supplemental Plan	14	314,141	—

(1)	These figures represent accumulated benefits as of December 31, 2012 based on several assumptions, including the assumption that the executive remains employed by us and begins receiving retirement benefits at the normal retirement age of 65, with such accumulated benefits being discounted from the normal retirement age to December 31, 2012 using discount rates ranging between 4.25% to 5.10%. No adjustments have been made to reflect reductions required under any qualified domestic relations orders. See Note 8 titled “Employee Benefits” of the notes to our audited financial statements included in Appendix A for additional information.

CenturyLink Pension Plans. With limited exceptions specified in the Pension Plans, we “froze” our Qualified Plan and Supplemental Plan as of December 31, 2010, which means that no additional monthly pension benefits have accrued under such plans since that date (although service after that date continues to count towards vesting and benefit eligibility and a limited transitional benefit for eligible participants continues to accrue through 2015).

Prior to this freezing of benefit accruals, the aggregate amount of a participant’s total monthly pension benefit under the Qualified Plan and Supplemental Plan was equal to the participant’s years of service since 1999 (up to a maximum of 30 years) multiplied by the sum of (i) 0.5% of his final average pay plus (ii) 0.5% of his final average pay in excess of his compensation subject to Social Security taxes, where “final average pay” was defined as the participant’s average monthly compensation during the 60 consecutive month period within his last ten years of employment in which he received his highest compensation. Effective December 31, 2010, the Qualified Plan and Supplemental Plan were amended to cease all future benefit accruals under the above formula (except where a collective bargaining agreement provides otherwise). In lieu of additional accruals under the above-described formula, each affected participant’s accrued benefit as of December 31, 2010 increases 4% per year, compounded annually through the earlier of December 31, 2015 or the termination of the participant’s employment.

Under both of these CenturyLink retirement plans, “average monthly compensation” is determined based on the participant’s salary plus annual cash incentive bonus. Although the retirement benefits described above are provided through separate plans, we have in the past transferred benefits from the Supplemental Plan to the Qualified Plan, and reserve the right to make further similar transfers to the extent allowed under applicable law. The value of benefits transferred to the Qualified Plan, which directly offset the value of benefits in the Supplemental Plan, will be payable to the recipients in the form of enhanced annuities or supplemental benefits. The enhanced annuities are not part of the normal retirement benefit and were not impacted by the plan freeze.

The normal form of benefit payment under both of the Pension Plans is (i) in the case of unmarried participants, a monthly annuity payable for the life of the participant, and (ii) in the case of married participants, an actuarially equivalent monthly annuity payable for the lifetime of the participant and a survivor annuity payable for the lifetime of the spouse upon the participant’s death. Participants may elect optional forms of annuity benefits under each plan and, in the case of the Qualified Plan, an annuity that guarantees ten years of benefits, all of which are actuarially equivalent in value to the normal form of benefit. The enhanced annuities described in the prior paragraph may be paid in the form of a lump sum, at the participant’s election.

The normal retirement age is 65 under both of the Pension Plans. Participants may receive benefits under both of these plans upon “early retirement,” which is defined as attaining age 55 with five years of service. Under both of these plans, the benefit payable upon early termination is calculated under formulas that pay between 60% to 100% of the base plan benefit and 48% to 92% of the excess plan benefit, in each case with the lowest percentage applying to early retirement at age 55 and proportionately higher percentages applying to early retirement after age 55. For additional information on early retirement benefits, please see the applicable early retirement provisions of the Pension Plans, copies of which are filed with the SEC.

Glen Post, Stewart Ewing and David Cole are currently eligible for early retirement under the Qualified Plan and Supplemental Plan.

Deferred Compensation

The following table and discussion provides information on our Supplemental Dollars & Sense Plan, which is designed to permit officers to defer a portion of their salary in excess of the amounts that may be deferred under federal law governing qualified 401(k) plans.

Non-Qualified Deferred Compensation

Name	Aggregate Balance at December 31, 2011	Executive Contributions in 2012(1)	CenturyLink Contributions in 2012(2)	Aggregate Earnings in 2012(3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at December 31, 2012
Glen F. Post, III	$1,776,830	$189,061	$77,644	$298,676	—	$2,342,210
Karen A. Puckett	729,650	68,840	40,157	100,461	—	939,108
R. Stewart Ewing, Jr.	609,612	50,055	29,845	76,284	—	765,796
David D. Cole	467,369	42,362	17,925	88,538	—	616,194
Stacey W. Goff	662,578	43,195	12,068	84,979	—	802,820

(1)	All of these amounts in this column reflect contributions by the officer of salary paid in 2012 and reported as 2012 salary compensation in the Summary Compensation Table.
(2)	This column includes our match of the officer’s contribution under the terms of the plan. We have reflected all of these amounts as 2012 compensation in the column of the Summary Compensation Table labeled “All Other Compensation.”
(3)	Aggregate earnings in 2012 include interest, dividends and distributions earned with respect to deferred compensation invested by the officers in the manner described in the text below.

Under our Supplemental Dollars & Sense Plan, certain of our senior officers may defer up to 25% of their salary in excess of the federal limit on annual contributions to a qualified 401(k) plan. For every dollar that participants contribute to this plan up to 6% of their excess salary, we add an amount equal to the total matching percentage then in effect for matching contributions made by us under our qualified 401(k) plan (which for 2012 equaled the sum of all of the initial 1% contributed and half of the next 5% contributed). All amounts contributed under this supplemental plan by the participants or us may be invested by the participants in the same broad array of money market and mutual funds offered under our qualified 401(k) plan. Participants may change their investments in these funds at any time. We reserve the right to transfer benefits from the Supplemental Dollars & Sense Plan to our qualified 401(k) or retirement plans to the extent allowed under Treasury regulations and other guidance. The value of benefits transferred to our qualified plans directly offsets the value of benefits in the Supplemental Dollars & Sense Plan. Participants in the Supplemental Dollars & Sense Plan normally receive payment of their account balances in a lump sum once they cease working full-time for us.

Potential Termination Payments

The materials below discuss payments and benefits that our officers are eligible to receive if they (i) resign or retire, (ii) are terminated by us, with or without cause, (iii) die or become disabled or (iv) become entitled to termination benefits following a change of control of CenturyLink.

Notwithstanding the information appearing below, you should be aware that our officers have agreed to forfeit their equity compensation awards (and profits derived therefrom) if they compete with us or engage in other activity harmful to our interests while employed with us or within 18 months after termination. Certain other compensation might also be recoverable by us under certain circumstances after termination of employment. See “Compensation Discussion and Analysis — Forfeiture of Prior Compensation” for more information.

Payments Made Upon All Terminations. Regardless of the manner in which our employees’ employment terminates prior to a change of control, they are entitled to receive amounts earned during their term of employment (subject to the potential forfeitures discussed above). With respect to each such terminated employee, such amounts include his or her:

•	salary and earned but unused vacation pay through the date of termination, payable immediately following termination in cash

•	annual incentive bonus, but only if such employee served for the entire bonus period or through the date such bonus is payable (unless this service requirement is waived)

•	restricted stock that has vested

•	benefits accrued and vested under our qualified and supplemental defined benefit pension plans, with payouts generally occurring at early or normal retirement age

•	vested account balance held in our qualified and supplemental defined contribution plans, which the employee is generally free to receive at the time of termination

•	rights to continued health care benefits to the extent required by law.

Payments Made Upon Voluntary or Involuntary Terminations. In addition to benefits described under the heading immediately above, employees involuntarily terminated by us without cause prior to a change of control are also entitled, subject to certain conditions, to:

•	exercise all vested options within 190 days of the termination date

•	keep all unvested time-vested restricted stock if approved by our Compensation Committee

•

a cash severance payment in the amount described under “Compensation Discussion and Analysis — Other Benefits — Severance Benefits,” plus the receipt of any short-term incentive bonus payable under their applicable bonus plan and outplacement assistance benefits.

None of the benefits listed immediately above are payable if the employee resigns or is terminated for cause, except that resigning employees are entitled to exercise their vested options within 190 days and employees terminated for cause could request the Compensation Committee to accelerate their unvested time-vested restricted stock (which is unlikely to be granted).

Payments Made Upon Retirement. Employees who retire in conformity with our retirement plans and policies are entitled, subject to certain conditions, to:

•	exercise all of their options, all of which accelerate upon retirement, within three years of their retirement date

•	keep all unvested time-vested restricted stock if approved by our Compensation Committee

•	payment of their annual incentive bonus or a pro rata portion thereof, depending on their retirement date

•	post-retirement life, health and welfare benefits

•	all of the benefits described under the heading “— Payments Made Upon All Terminations.”

In addition, an employee who retires from the Company will continue to vest in his or her unvested performance-based restricted stock for the remainder of the applicable performance period. If the employee takes early retirement, this continued vesting opportunity only applies to a reduced pro rata number of unvested shares, based on the number of days he or she was employed during the performance period.

Payments Made Upon Death or Disability. Upon death or disability, officers (or their estates) are generally entitled to (without duplication of benefits):

•	payments under our disability or life insurance plans, as applicable

•	exercise all of their options, all of which accelerate upon death or disability, within two years

•	keep all of their time-vested restricted stock, whether vested or unvested

•	payment of their annual incentive bonus or a pro rata portion thereof, depending on their date of death or disability

•

continued rights to receive (i) life, health and welfare benefits at early or normal retirement age, in the event of disabilities of employees with ten years of prior service, or (ii) health and welfare benefits payable to surviving eligible dependents, in the event of death of employees meeting certain age and service requirements

•

all of the benefits described under the heading “— Payments Made Upon All Terminations,” except that (i) upon death benefits under our retirement plans are generally available only to surviving spouses and (ii) benefits payable to mentally disabled employees under our nonqualified defined benefit retirement plans may be paid prior to retirement age.

Payments Made Upon a Change of Control. We have entered into agreements that entitle each of our executive officers who are terminated without cause or resign under certain specified circumstances within certain specified periods following any change in control of CenturyLink to (i) receive a lump sum cash severance payment equal to a multiple of such officer’s annual cash compensation (defined as salary plus the average annual incentive bonus over the past three years), (ii) receive such officer’s currently pending bonus or pro rata portion thereof, depending on the date of termination, and (iii) continue to receive, subject to certain exceptions, certain welfare benefits for certain specified periods. See “Compensation Discussion and Analysis — Other Benefits — Change of Control Arrangements” for a description of the benefits under our change of control agreements.

Under CenturyLink’s above-referenced agreements, a “change in control” of CenturyLink would be deemed to occur upon (i) any person (as defined in the Securities Exchange Act of 1934) becoming the beneficial owner of 30% or more of the outstanding Common Shares, (ii) a majority of our directors being replaced, (iii) consummation of certain mergers, substantial asset sales or similar business combinations, or (iv) approval by the shareholders of a liquidation or dissolution of CenturyLink.

The above-referenced agreements provide the benefits described above if we terminate the officer without cause or the officer resigns with “good reason,” which we describe further under the heading “Compensation Discussion and Analysis — Other Benefits — Change of Control Arrangements.” We have filed copies or forms of these agreements with the SEC.

In the event of a change in control of CenturyLink, our pre-2011 benefit plans generally provide, among other things, that all restrictions on outstanding restricted stock will lapse. In addition, participants in the supplemental defined benefit plan whose service is terminated within two years of the change in control will receive a cash payment equal to the present value of their plan benefits (after providing age and service credits of up to three years if the participant is terminated by us without cause or resigns with “good reason”), determined in accordance with actuarial assumptions specified in the plan. Certain account balances under our qualified retirement plans will also fully vest upon a change of control of CenturyLink.

Under the terms of our 2011 Equity Incentive Plan, incentives granted thereunder will not vest, accelerate, become exercisable or be deemed fully paid unless otherwise provided in a separate agreement, plan or instrument. None of our equity award agreements since 2011 have provided for any such accelerated recognition of benefits solely upon a change of control. Instead, our current award agreements provide that any holder of incentives who is terminated by us or our successor without cause or resigns with good reason following a change of control will be entitled to receive full vesting of his or her time-vested restricted shares and continued rights under his or her performance-based restricted shares (on the same terms as if he or she had not been terminated).

Estimated Potential Termination Payments. The table below provides estimates of the value of payments and benefits that would become payable if our current executives named below were terminated in the manner described below, in each case based on various assumptions, the most significant of which are described in the table’s notes.

Potential Termination Payments

		Type of Termination of Employment(1)
Name	Type of Termination Payment(2)	Involuntary Termination Without Cause(3)	Retirement(4)	Disability	Death	Termination Upon a Change of Control(5)
Glen F. Post, III	Annual Bonus	$1,767,836	$1,767,836	$1,767,836	$1,767,836	$1,767,836
	Equity Awards(6)	—	12,097,025	14,417,872	14,417,872	14,417,872
	Pension and Welfare(7)	34,100	—	—	—	240,057
	Cash Severance(8)	4,950,000	—	—	—	8,141,991

		$6,751,936	$13,864,861	$16,185,708	$16,185,708	$24,567,756

Karen A. Puckett	Annual Bonus	$785,535	—	$785,535	$785,535	$785,535
	Equity Awards(6)	—	—	5,780,195	5,780,195	5,780,195
	Pension and Welfare(7)	26,300	—	—	—	46,200
	Cash Severance(8)	1,341,250	—	—	—	2,879,966

		$2,153,085	—	$6,565,730	$6,565,730	$9,491,896
R. Stewart Ewing, Jr.	Annual Bonus	$706,981	$706,981	$706,981	$706,981	$706,981
	Equity Awards(6)	—	3,843,410	4,628,287	4,628,287	4,628,287
	Pension and Welfare(7)	22,000	—	—	—	70,479
	Cash Severance(8)	1,202,500	—	—	—	2,588,738

		$1,931,481	$4,550,390	$5,335,268	$5,335,268	$7,994,485

David D. Cole	Annual Bonus	$393,813	$393,813	$393,813	$393,813	$393,813
	Equity Awards(6)	—	2,738,139	3,320,466	3,320,466	3,320,466
	Pension and Welfare(7)	28,400	—	—	—	115,756
	Cash Severance(8)	783,750	—	—	—	1,667,049

		$1,205,963	$3,131,952	$3,714,279	$3,714,279	$5,497,085
Stacey W. Goff	Annual Bonus	$394,959	—	$394,959	$394,959	$394,959
	Equity Awards(6)	—	—	3,305,953	3,305,953	3,305,953
	Pension and Welfare(7)	28,400	—	—	—	50,600
	Cash Severance(8)	825,000	—	—	—	1,706,361

		$1,248,359	—	$3,700,912	$3,700,912	$5,457,873

(1)	All data in the table reflects estimates of the value of payments and benefits assuming the named officer was terminated on December 31, 2012. The closing price of the Common Shares on such date was $39.12. The table reflects only estimates of amounts earned or payable through or at such date based on various assumptions. Actual amounts can be determined only at the time of termination. If a named officer voluntarily resigns or is terminated with cause, he or she will not be entitled to any special or accelerated benefits, but will be entitled to receive various payments or benefits that vested before the termination date. The table reflects potential payments based upon a physical disability; additional benefits may be payable in the event of a mental disability.
(2)	As further described above, upon termination of employment, the named officers may become entitled to receive certain special, accelerated or enhanced benefits, including, subject to certain exceptions, the right to receive payment of their annual cash incentive bonus, an acceleration under certain circumstances of the vesting of their outstanding equity awards, current or enhanced pension and welfare benefits, or cash severance payments. The table excludes (i) payments or benefits made under broad-based plans or arrangements generally available to all salaried full-time employees and (ii) benefits, awards or amounts that the officer was entitled to receive prior to termination of employment.

(3)	The amounts listed in this column reflect payments to which the named officer would be entitled to under our executive severance plan if involuntarily terminated by us without cause. The amounts listed in this column would not be payable if the officer voluntarily resigns or is terminated for cause.
(4)	Of the named officers, only Messrs. Post, Ewing and Cole are eligible to retire early under CenturyLink’s defined benefit pension plans described above under the heading “Executive Compensation — Pension Benefits.” The amounts reflected under the “Retirement” column do not reflect the amount of lifetime annuity payments payable upon early retirement. Assuming early retirement as of December 31, 2012, Messrs. Post, Ewing and Cole would have been entitled to monthly annuity payments of approximately $22,026, $15,263 and $8,745, respectively, over their lifetimes, some of which, in the case of Mr. Ewing, may be payable to his ex-wife under a qualified domestic relations order. For further information, see the other footnotes below.
(5)	The information in this column assumes each named officer became entitled at December 31, 2012 to the benefits under CenturyLink’s agreements in existence on such date described above under “— Payments Made Upon a Change of Control” upon an involuntary termination without cause or resignation with good reason. As described further under such heading, a small portion of these benefits will accrue immediately upon a change of control, regardless of whether the officer’s employment terminates. All amounts are based on several assumptions.
(6)	The information in this row (i) reflects the benefit to the named officer arising out of the accelerated vesting of some or all of his or her restricted stock caused by the termination of employment (or in certain cases a change of control), based upon the intrinsic method of valuation, (ii) assumes that the Compensation Committee would not approve the acceleration of the named officer’s restricted stock in the event of an involuntary termination, and (iii) assumes that the Compensation Committee would approve the acceleration of such restricted stock in the event of the early retirement of Messrs. Post, Ewing or Cole.
(7)	The information in this row reflects only the incremental benefits that accrue upon an event of termination, and excludes benefits that were vested on December 31, 2012. For information on the present value of the named officers’ accumulated benefits under our defined benefit pension plans, see “— Pension Benefits,” and for information on the aggregate balances of the named officers’ non-qualified deferred compensation, see “— Deferred Compensation.” As indicated above, the named officer would also be entitled to receive a distribution of his or her 401(k) benefits and various other broad-based benefits.
(8)	The information in this row excludes, in the case of disability or death, payments made by insurance companies.

DIRECTOR COMPENSATION

Overview

The Board believes that each director who is not employed by us (whom we refer to as outside directors or non-management directors) should be compensated through a mix of cash and equity-based compensation, which most recently has been granted in the form of restricted stock. The Compensation Committee, consisting entirely of independent directors, has primary responsibility for periodically reviewing and considering any revisions to director compensation. The Board reviews the Compensation Committee’s recommendations and determines the amount of director compensation. Since being retained by the Compensation Committee in 2010, Hay Group has assisted the committee in reviewing director compensation.

In late 2011, the Compensation Committee concluded that our director compensation lagged the median compensation paid to directors at peer companies, based on survey data compiled by the Committee’s independent compensation consultant. Based on this data, the Board approved increases in November 2011 in the cash and equity compensation payable to our outside directors. Shortly thereafter, the Board elected to defer implementation of this increase in the outside directors’ cash compensation until late May 2012.

The table and the discussion below summarizes how we compensated our outside directors in 2012.

2012 Compensation of Outside Directors

Name	Fees Earned or Paid in Cash	Stock Awards(1),(2)	All Other Compensation(3)	Total
Current Directors:
Virginia Boulet	$116,500	$114,784	$—	$231,284
Peter C. Brown	112,250	114,784	—	227,034
Richard A. Gephardt	79,250	114,784	279,398	473,432
W. Bruce Hanks	137,500	114,784	5,182	257,466
Gregory J. McCray	98,750	114,784	—	213,534
C. G. Melville, Jr.	110,625	114,784	—	225,409
Fred R. Nichols	102,750	114,784	3,692	221,226
William A. Owens	102,750	314,438	—	417,188
Harvey P. Perry	195,250	114,784	8,276	318,310
Michael J. Roberts	97,250	114,784	—	212,034
Laurie A. Siegel	113,813	114,784	—	228,597
Joseph R. Zimmel	106,250	114,784	—	221,034
Former Directors:(4)
Charles L. Biggs	$26,250	$—	$—	$26,250
Edward A. Mueller	24,250	—	—	24,250
James A. Unruh	26,250	—	—	26,250

(1)	For purposes of determining the number of restricted shares to grant to each outside director, the Compensation Committee valued each of these stock awards to equal $115,000 (or $315,000 in the case of Adm. Owens), based upon the volume-weighted average closing price of our Common Shares over a 15-day trading period ending prior to the grant date. For purposes of reporting the fair value of these awards in the table above, however, we valued each grant based upon the closing stock price of our Common Shares on the grant date in accordance with FASB ASC Topic 718 (formerly SFAS 123(R)). These grants vest on May 31, 2013 (subject to accelerated vesting in certain limited circumstances). See “— Cash and Stock Payments.”
(2)	The following table sets forth, for each outside director, the total number of outstanding shares of unvested restricted stock held by them as of December 31, 2012 (excluding equity awards granted to certain of the individuals listed below prior to their commencement of service on our board following the Qwest merger), which constitute the only unvested equity-based awards held by our outside directors as of such date:

Name	Unvested Restricted Stock
Current Directors:
Virginia Boulet	5,547
Peter C. Brown	5,547
Richard A. Gephardt	5,547
W. Bruce Hanks	5,547
Gregory J. McCray	5,547
C. G. Melville, Jr.	5,547
Fred R. Nichols	5,547
William A. Owens	10,706
Harvey P. Perry	5,547
Michael J. Roberts	4,564
Laurie A. Siegel	5,547
Joseph R. Zimmel	5,547

Name	Unvested Restricted Stock
Former Directors:(4)
Charles L. Biggs	—
Edward A. Mueller	—
James A. Unruh	—

For further information on our directors’ stock ownership, see “Ownership of Our Securities — Executive Officers and Directors,” and for information on certain deferred fee arrangements pertaining to Michael J. Roberts, see “— Other Benefits.”
(3)	Represents (i) reimbursements for the cost of annual physical examinations, including medical and travel expenses for 2012 examinations and payments made in early 2012 to compensate the directors for taxes payable as a result of receiving reimbursements for 2011 examinations or (ii) in the case of Mr. Gephardt, payment of the consulting fees specified under “Transactions With Related Parties — Recent Transactions.” Except as otherwise noted in this footnote, the table above does not reflect (i) reimbursements for travel expenses, (ii) any benefits associated with participating in recreational activities scheduled during board retreats (as described further under the heading “Compensation Discussion and Analysis — Other Benefits — Perquisites”) or (iii) 2012 payments to Mr. Biggs and Mr. Unruh of previously-disclosed deferred board fees earned by both of them for service as directors of Qwest prior to the date we acquired Qwest (as described further below under the heading “— Other Benefits”).
(4)	Served through May 23, 2012.

Cash and Stock Payments

Each outside director is paid an annual fee plus additional amounts for attending various other board or committee meetings. These fees are summarized below:

	Old Rate(1)	New Rate(1)
Annual fee	$50,000	$65,000
Fee for attending each regular board meeting	2,000	2,000
Fee for attending each special board meeting(2)	2,500	2,000
Fee for attending each committee meeting	1,500	2,000
Fee for attending separate director education programs	2,500	2,000

(1)	The new rate became effective May 24, 2012. For further information, see “— Overview.”
(2)	Includes each day of the Board’s annual planning session.

Currently, William A. Owens, in his capacity as the Chairman of the Board, receives supplemental board fees at the rate of $200,000 per year payable in shares of restricted stock (valued using the 15-trading day average closing price specified in footnote 1 of the table appearing above under “— Overview”). The restricted stock issued to the Chairman during 2012 vests on May 31, 2013 (subject to accelerated vesting in certain limited circumstances). The Board anticipates making a similar grant to the Chairman in May 2013. The Chairman’s duties are set forth in our Corporate Governance Guidelines. See “Corporate Governance.”

Currently, Harvey P. Perry, in his capacity as non-executive Vice Chairman of the Board, receives supplemental board fees at the rate of $100,000 cash per year. The Board anticipates making a similar payment to Mr. Perry in May 2013. The Vice Chairman’s current duties include, among others, (i) assisting the Chairman by facilitating communications among the directors and monitoring the activities of the Board’s committees, (ii) serving at the Chairman’s request on the board of any company in which we have an investment, (iii) monitoring our strategies and (iv) performing certain executive succession functions.

We pay supplemental board fees to the chairs of each of our committees. These annual supplemental board fees are summarized below:

	Old Rate(1)	New Rate(1)
Chair of Audit Committee	$20,000	$25,000
Chair of Compensation Committee	10,000	18,750
Chair of Nominating Committee	10,000	15,000
Chair of Risk Evaluation Committee	10,000	12,500

(1)	The new rate became effective May 24, 2012. For further information, see “— Overview.”

During 2012 the Compensation Committee authorized each continuing outside director to receive shares of Restricted Stock valued at $115,000 (valued using the 15-trading day average closing price specified in footnote 1 of the table appearing above under “— Overview”) that vest on May 31, 2013 (subject to accelerated vesting in certain limited circumstances). The Compensation Committee currently expects to authorize in May 2013 a grant valued at $115,000 that vests after one year, payable to each outside director serving on the day after our 2013 annual meeting.

Other Benefits

Each outside director is entitled to be reimbursed (i) for expenses incurred in attending board and committee meetings, (ii) for expenses incurred in attending director education programs and (iii) up to $5,000 per year for the cost of an annual physical examination, plus related travel expenses. Effective January 1, 2012, we eliminated the right of each outside director to be reimbursed for the estimated income taxes incurred by such director in connection with receiving reimbursement payments for any examination occurring after such date.

In connection with our 2011 merger with Qwest, we assumed the Qwest Deferred Compensation Plan for Non-Employee Directors. Under this plan, Qwest directors could elect to defer all or a portion of their cash directors’ fees, which were then converted to a number of “phantom units” based the value of a share of Qwest stock, with credit for dividends paid to stockholders “reinvested” in additional phantom units. Certain plan balances were distributed to participants at the close of the merger, but plan balances attributable to amounts deferred on or after January 1, 2005 by Qwest directors who joined our Board following the merger were converted, based on the merger exchange ratio, to phantom units based on the value of a share of CenturyLink common stock. Other than the crediting and “reinvestment” of dividends for outstanding phantom units, CenturyLink does not make any contributions to, and no additional elective deferrals are permitted under, this plan. Subject to the terms of the plan, each participant’s account will be distributed as a lump sum in cash as soon as practicable following the end of his or her service as a director. Each of Messrs. Biggs and Unruh was a participant in this plan, and received a payout from the plan following his termination of service on May 23, 2012 ($393,802 and $589,348, respectively). As of December 31, 2012, Mr. Roberts was the only remaining participant in this plan, with a balance of 4,232.52 phantom units with an aggregate value of $165,576 as of such date.

We supply company-owned tablets to most of our outside directors for use in reviewing materials posted to a dedicated portal that permits management to communicate with the Board.

Our bylaws require us to indemnify our directors and officers so that they will be free from undue concern about personal liability in connection with their service to CenturyLink. We have signed agreements with each of those individuals contractually obligating us to provide these indemnification rights. We also provide our directors with customary directors and officers liability insurance.

Directors may use our aircraft in connection with company-related business. However, under our aircraft usage policy, neither directors nor their families may use our aircraft for personal trips (except on terms generally available to all of our employees in connection with a medical emergency). We have arranged a charter service that our outside directors can use at their cost for their personal air travel needs. None of our directors have used this charter service since 2007.

Director Stock Ownership Guidelines

For information on our stock ownership guidelines for outside directors, see “Corporate Governance — Governance Guidelines — Stock Ownership Guidelines.”

PERFORMANCE GRAPH

The graph below compares the cumulative total shareholder return on the Common Shares with the cumulative total return of the S&P 500 Index and the S&P Integrated Telecommunications Index for the period from December 31, 2007 to December 31, 2012, in each case assuming (i) the investment of $100 on January 1, 2008 at closing prices on December 31, 2007, and (ii) reinvestment of dividends.

	December 31,
	2007	2008	2009	2010	2011	2012
CenturyLink	$100.00	$67.23	$97.19	$133.65	$116.21	$137.65
S&P 500 Index	100.00	66.47	84.06	96.74	98.76	108.59
S&P Telecom Index(1)	100.00	88.44	94.13	111.84	120.90	117.18

(1)

The S&P Integrated Telecommunication Services Index consists of AT&T Inc., CenturyLink, Frontier Communications Corporation, Verizon Communications and Windstream Corporation. The index is publicly available.

TRANSACTIONS WITH RELATED PARTIES

Recent Transactions

In exchange for consulting services rendered to us in 2012, we paid fees of approximately $279,400 to Gephardt Group Labor Advisory, LLC. Richard A. Gephardt, one of our directors, is the Chief Executive Officer and President, and a principal, of Gephardt Group Labor Advisory, LLC.

During 2012 we paid Michael S. Mueller, a Senior Director Portfolio Manager at Savvis, total gross compensation of approximately $228,550, consisting of approximately $160,124 in salary, $17,858 in annual incentive bonuses and restricted stock with a grant date fair value of $50,568. Mr. Mueller is the son of Edward A. Mueller, a director of ours between April 1, 2011 and May 23, 2012, and has been an employee of Savvis since July 21, 2008.

We are one of the largest employers in Monroe, Louisiana and in several of our other markets, and, as such, employ personnel related by birth or marriage throughout our organization. Several of our executive officers or directors have family members employed by us, although, none of them (other than Michael S. Mueller) earned 2012 compensation in excess of the $120,000 threshold that would require detailed disclosures under the federal proxy rules.

Review Procedures

Early each year, our director of internal audit distributes to the Audit Committee a written report listing our payments to vendors, including a list of transactions with our directors, officers or employees. This annual report permits the independent directors to assess and discuss our related party transactions. Although we have no formal written pre-approval procedure governing related party transactions, our CEO typically seeks approval of the board before engaging in any new related party transaction involving significant sums or risks.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Securities Exchange Act of 1934 requires our executive officers and directors, among others, to file certain beneficial ownership reports with the SEC. During 2012, Glen F. Post, III, Karen A. Puckett, R. Stewart Ewing, Jr., David D. Cole and Stacey W. Goff filed late Form 4 reports in connection with vesting of restricted shares in February 2012.

ADDITIONAL INFORMATION ABOUT THE MEETING

Quorum

Our bylaws provide that the presence at the meeting, in person or by proxy, of a majority of the outstanding Voting Shares constitutes a quorum to organize the meeting.

Vote Required to Elect Directors

Our bylaws provide that each of the eight director nominees will be elected if the number of votes cast in favor of the director exceeds the number of votes withheld with respect to the director. You may vote “for” all director nominees or withhold your vote for any one or more of the director nominees. If any of the eight directors fails to receive a majority of the votes cast at the meeting, our bylaws will require such director to tender his or her resignation to the Board for its consideration.

Vote Required to Adopt Other Proposals at the Meeting

With respect to all other items submitted to a vote at the meeting, the affirmative vote of the holders of at least a majority of the Voting Shares present in person or represented by proxy and entitled to vote at the meeting is required to approve each such item.

Effect of Abstentions

Shares as to which the proxy holders have been instructed to abstain from voting with respect to any particular matter will be treated under the Company’s bylaws as not being cast, present or represented for purposes of such vote. Because all matters must be approved by the holders of a specified percentage of the votes cast or Voting Shares present or represented at the meeting, abstentions will not affect the outcome of any such vote. Shareholders abstaining from voting will be counted as present for purposes of constituting a quorum to organize the meeting.

Effect of Non-Voting

If you properly execute and return a proxy or voting instruction card, your shares will be voted as you specify. If you are a shareholder of record and make no specifications on your validly submitted proxy card, your shares will be voted against the shareholder proposals and in favor of all other items. If you are a beneficial owner of shares and do not give voting instructions to your broker, bank or nominee, they will be entitled to vote your shares only to the extent specified below.

Under the rules of the New York Stock Exchange, brokers who hold shares in street name for customers may vote in their discretion on matters considered to be “routine” when they have not received voting instructions from beneficial owners. Under these rules, brokers who do not receive such instructions will be entitled to vote in their discretion at the meeting with respect to the ratification of the appointment of the independent auditor, but will not be entitled to vote in their discretion with respect to any of the other matters submitted to a vote. If brokers who do not receive voting instructions do not, or cannot, exercise discretionary voting power (a “broker non-vote”) with respect to any matter to be considered at the meeting, shares that are not voted will be treated as present for purposes of constituting a quorum to organize the meeting but not present or cast with respect to considering such matter. Because all matters to be considered at the meeting must be approved by the holders of a specified percentage of the votes cast or Voting Shares present or represented at the meeting, broker non-votes will not affect the outcome of any such vote.

Revocations

Shareholders of record may revoke their proxy or change their votes at any time before their proxy is voted at the meeting by giving a written revocation notice to our secretary, by timely delivering a proxy bearing a later date or by voting in person at the meeting. Beneficial shareholders may revoke or change their voting instructions by contacting the broker, bank or nominee that holds their shares.

Voting by Participants in Our Benefit Plans

If you beneficially own any of our Common Shares by virtue of participating in any retirement plan of CenturyLink, then you will receive a separate voting instruction card that will enable you to direct the voting of these shares. This voting instruction card entitles you, on a confidential basis, to instruct the trustees how to vote the shares allocated to your plan account. The plans require you to act as a “named fiduciary,” which requires you to exercise your voting rights prudently and in the interests of all plan participants. Plan participants who wish to vote should complete and return the voting instruction card in accordance with its instructions. If you elect not to vote the shares allocated to your accounts, your shares will be voted in the same proportion as voted shares regarding each of the items submitted to a vote at the meeting. Plan participants that wish to revoke their voting instructions must contact the trustee and follow its procedures.

Cost of Proxy Solicitation

We will pay all expenses of soliciting proxies for the meeting. Proxies may be solicited personally, by mail, by telephone or by facsimile by our directors, officers and employees, who will not be additionally compensated therefor. We will also request persons holding Voting Shares in their names for others, such as brokers, banks and other nominees, to forward materials to their principals and request authority for the execution of proxies, and we will reimburse them for their expenses incurred in connection therewith. We have retained Innisfree M&A Incorporated, New York, New York, to assist in the solicitation of proxies, for which we will pay Innisfree fees anticipated to be $15,000 and will reimburse Innisfree for certain of its out-of-pocket expenses.

Other Matters Considered at the Meeting

Management has not timely received any notice that a shareholder desires to present any matter for action at the meeting in accordance with our bylaws (which are described below in “Other Matters — Shareholder Nominations and Proposals for the 2014 Annual Meeting — Other Proposals and Nominations”) other than the shareholder proposals described in this proxy statement, and is otherwise unaware of any matter to be considered by shareholders at the meeting other than those matters specified in the accompanying notice of the meeting. Our proxy and voting instruction cards, however, will confer discretionary voting authority with respect to any other matter that may properly come before the meeting. It is the intention of the persons named therein to vote in accordance with their best judgment on any such matter.

Conduct of the Meeting

The Chairman has broad responsibility and legal authority to conduct the meeting in an orderly and timely manner. This authority includes establishing rules for shareholders who wish to address the meeting. Copies of these rules will be available at the meeting. The Chairman may also exercise broad discretion in recognizing shareholders who wish to speak and in determining the extent of discussion on each item of business. In light of the number of business items on this year’s agenda and the need to conclude the meeting within a reasonable period of time, we cannot assure that every shareholder who wishes to speak on an item of business will be able to do so.

You will not be permitted to bring audio visual equipment, ampliphones or posters into the meeting. We reserve the right, to be exercised in our discretion, to admit guests, such as local politicians or the press, into the meeting.

Postponement or Adjournment of the Meeting

The Chairman may postpone or adjourn the meeting. Your proxy will still be valid and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

OTHER MATTERS

Shareholder Nominations and Proposals for the 2014 Annual Meeting

Proxy Statement Proposals. In order to be eligible for inclusion in our 2014 proxy materials pursuant to the federal proxy rules, any shareholder proposal to take action at such meeting must be received by our Secretary by December 10, 2013, and must comply with applicable federal proxy rules.

Other Proposals and Nominations. In addition, our bylaws require shareholders to furnish timely written notice of their intent to nominate a director or bring any other matter before a shareholders’ meeting, whether or not they wish to include their proposal in our proxy materials. In general, notice must be received by our Secretary between November 23, 2013 and February 21, 2014 and must contain specified information concerning, among other things, the matters to be brought before such meeting and concerning the shareholder proposing such matters. (If the date of the 2014 annual meeting is more than 30 days earlier or later than May 22, 2014, notice must be received by our Secretary within 15 days of the earlier of the date on which notice of such meeting is first mailed to shareholders or public disclosure of the meeting date is made.) For additional information on these procedures, see “Corporate Governance — Director Nomination Process.”

These advance notice bylaw provisions are in addition to, and separate from, the requirements that a shareholder must meet in order to have a proposal included in our proxy materials under the rules of the SEC.

Proxies granted by a shareholder will give discretionary authority to the proxy holders to vote on any matters introduced pursuant to the above-described advance notice bylaw provisions, subject to applicable rules of the SEC.

You may obtain a copy of our bylaws by reviewing our reports filed with the SEC, by accessing our website at www.centurylink.com, or by contacting our Secretary in the manner specified below.

Proxy Materials

Most shareholders will receive only a written notice of how to access our proxy materials, and will not receive printed copies of the proxy materials unless requested. If you would like to receive a paper copy of our proxy materials, you should follow the instructions for requesting the materials in the notice.

The full set of our materials include:

•	the notice and proxy statement for the meeting,

•	a proxy or voting instruction card, and

•

our 2012 annual report furnished in the following two parts: (1) our 2012 Financial Report, which constitutes Appendix A to this proxy statement, and (2) our 2012 Review and CEO’s Message, prepared as a separate booklet.

Our 2012 annual report is not a part of our proxy soliciting materials.

Annual Financial Report

Appendix A includes our Annual Financial Report, which is excerpted from portions of our Annual Report on Form 10-K for the February year ended December 31, 2012 that we filed with the Securities and Exchange Commission on March 1, 2013. In addition, we have provided you with a copy of or access to a separate booklet titled 2012 Review and CEO’s Message. Neither of these documents is a part of our proxy soliciting materials.

You may obtain a copy of our Form 10-K report without charge by writing to Stacey W. Goff, Secretary, CenturyLink, Inc., 100 CenturyLink Drive, Monroe, Louisiana 71203, or by visiting our website at www.centurylink.com.

You may view online this proxy statement and related materials at www.envisionreports. com/ctl.

By Order of the Board of Directors

Stacey W. Goff

Secretary

Dated: April 9, 2013

APPENDIX A

to Proxy Statement

CENTURYLINK, INC.

ANNUAL FINANCIAL REPORT

December 31, 2012

INDEX TO FINANCIAL ANNUAL REPORT

December 31, 2012

The materials included in this Appendix A are excerpted from Items 5, 6, 7 and 8 of our Annual Report on Form 10-K for the year ended December 31, 2012, which we filed with the Securities and Exchange Commission on March 1, 2013. Please see the Form 10-K for additional information about our business and operations.

*	All references to “Notes” in this Appendix A refer to these Notes.

INFORMATION ON OUR TRADING PRICE AND DIVIDENDS

Our common stock is listed on the New York Stock Exchange (“NYSE”) and the Berlin Stock Exchange and is traded under the symbol CTL and CYT, respectively. The following table sets forth the high and low reported sales prices on the NYSE along with the quarterly dividends, for each of the quarters indicated.

	Sales Prices		Dividend per Common Share
	High	Low
2012
First quarter	$40.54	36.25	.725
Second quarter	39.89	36.91	.725
Third quarter	43.43	38.96	.725
Fourth quarter	40.49	36.52	.725
2011
First quarter	$46.78	39.45	.725
Second quarter	43.49	38.66	.725
Third quarter	41.32	31.75	.725
Fourth quarter	38.01	31.16	.725

Common stock dividends during 2012 and 2011 were paid each quarter. On February 26, 2013, our Board of Directors declared a common stock dividend of $.54 per share.

As described in greater detail in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2012, the declaration and payment of dividends is at the discretion of our Board of Directors, and will depend upon our financial results, cash requirements, future prospects and other factors deemed relevant by our Board of Directors.

At February 15, 2013, there were approximately 168,000 stockholders of record although there were significantly more beneficial holders of our common stock. At February 15, 2013, the closing stock price of our common stock was $33.02.

SELECTED FINANCIAL DATA

The following table of selected consolidated financial data should be read in conjunction with and are qualified by reference to the consolidated financial statements and notes thereto and the accompanying “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Items 8 and 7, respectively, of our Annual Report on Form 10-K for the year ended December 31, 2012.

The table of selected financial data shown below is derived from our audited consolidated financial statements. These historical results are not necessarily indicative of results that you can expect for any future period.

The results of operations include Savvis for periods after July 15, 2011, Qwest for periods after April 1, 2011 and Embarq for periods after July 1, 2009.

Selected financial information from the consolidated statements of operations data is as follows:

	Years Ended December 31,(1)
	2012	2011	2010	2009	2008
	(Dollars in millions, except per share amounts and shares in thousands)
Operating revenues	$18,376	15,351	7,042	4,974	2,600
Operating expenses	15,663	13,326	4,982	3,741	1,878

Operating income	$2,713	2,025	2,060	1,233	721

Income before income tax expense	1,250	948	1,531	813	561
Net income	777	573	948	647	366
Basic earnings per common share	1.25	1.07	3.13	3.23	3.53
Diluted earnings per common share	1.25	1.07	3.13	3.23	3.52
Dividends declared per common share	2.90	2.90	2.90	2.80	2.1675
Weighted average basic common shares outstanding	620,205	532,780	300,619	198,813	102,268
Weighted average diluted common shares outstanding	622,285	534,121	301,297	199,057	102,560

(1)	See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations” in Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2012 for a discussion of unusual items affecting the results for the years ended December 31, 2012, 2011 and 2010.

Selected financial information from the consolidated balance sheets is as follows:

	December 31,
	2012	2011	2010	2009	2008
	(Dollars in millions)
Net property, plant and equipment	$19,032	19,444	8,754	9,097	2,896
Goodwill	21,732	21,732	10,261	10,252	4,016
Total assets	54,020	56,044	22,038	22,563	8,254
Total long-term debt(1)	20,605	21,836	7,328	7,754	3,315
Total stockholders’ equity	19,289	20,827	9,647	9,467	3,168

(1)	Total long-term debt is the sum of current maturities of long-term debt and long-term debt on our consolidated balance sheets. For total obligations, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Future Contractual Obligations” in Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2012.

Selected financial information from the consolidated statements of cash flows is as follows:

	Years Ended December 31,
	2012	2011	2010	2009	2008
	(Dollars in millions)
Net cash provided by operating activities	$6,065	4,201	2,045	1,574	853
Net cash used in investing activities	(2,690)	(3,647)	(859)	(679)	(389)
Net cash used in financing activities	(3,295)	(577)	(1,175)	(976)	(255)
Payments for property, plant and equipment and capitalized software	(2,919)	(2,411)	(864)	(755)	(287)

The following table presents certain selected consolidated operating data as of the following dates:

	December 31,
	2012	2011(1)	2010	2009(2)	2008
	(in thousands)
Broadband subscribers(3)	5,848	5,652	2,349	2,186	626
Access lines	13,748	14,584	6,489	7,025	2,025

(1)	In connection with our Qwest acquisition on April 1, 2011, we acquired approximately 9.0 million telephone access lines and approximately 3.0 million broadband subscribers.
(2)	In connection with our Embarq acquisition on July 1, 2009, we acquired approximately 5.4 million telephone access lines and approximately 1.5 million broadband subscribers.
(3)	Broadband subscribers are customers that purchase high-speed Internet connection service through their existing telephone lines and fiber-optic cables. During the second quarter of 2012, we updated our methodology for counting broadband subscribers to include residential, business and wholesale subscribers instead of only residential and small business subscribers. We have restated our previously reported amounts to reflect this change.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

Certain statements in this Appendix A constitute forward-looking statements. See “Special Note Regarding Forward-Looking Statements” in Item 1 of our Annual Report on Form 10-K for the year ended December 31, 2012 for factors relating to these statements and “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2012 for a discussion of certain risk factors applicable to our business, financial condition and results of operations.

Overview

We are an integrated communications company engaged primarily in providing an array of communications services to our residential, business, governmental and wholesale customers. Our communications services include local and long-distance, network access, private line (including special access), public access, broadband, data, managed hosting (including cloud hosting), colocation, wireless and video services. In certain local and regional markets, we also provide local access and fiber transport services to competitive local exchange carriers and security monitoring. We strive to maintain our customer relationships by, among other things, bundling our service offerings to provide our customers with a complete offering of integrated communications services.

At December 31, 2012, we operated approximately 13.7 million access lines in 37 states, served approximately 5.8 million broadband subscribers, and operated 54 data centers throughout North America, Europe and Asia. During 2012, we updated our methodology for counting broadband subscribers to include residential, business and wholesale subscribers instead of only residential and small business subscribers. We have restated our previously reported amounts to reflect this change. For purposes of counting our access lines, we include only those access lines that we use to provide services to external customers and exclude lines used solely by us and our affiliates. Our counting methodology also excludes unbundled loops and includes stand-alone broadband subscribers. Our methodology for counting access lines may not be comparable to those of other companies.

Our consolidated financial statements include the accounts of CenturyLink, Inc. (“CenturyLink”) and its majority-owned subsidiaries. These subsidiaries include SAVVIS, Inc. (“Savvis”) as of July 15, 2011 and Qwest Communications International Inc. (“Qwest”) as of April 1, 2011. See Note 2—Acquisitions to the consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2012. Due to the significant size of these acquisitions, direct comparisons of our results of operations for the years ended December 31, 2012, 2011 and 2010 to prior periods are less meaningful than usual. We discuss below, under “Results of Operations—Segment Results”, certain trends that we believe are significant, even if they are not necessarily material to the combined company.

In the discussion that follows, we refer to the incremental business activities that we now operate as a result of the Savvis acquisition and the Qwest acquisition as “Legacy Savvis” and “Legacy Qwest”, respectively. References to “Legacy CenturyLink”, when used in reference to a comparison of our consolidated results for the years ended December 31, 2012 and 2011, mean the business we operated prior to the Qwest and Savvis acquisitions. Due to the magnitude of our recent acquisitions in relation to Legacy CenturyLink operations, in the combined company variance discussions below we have separately reflected the impacts of both the Legacy Qwest and Legacy Savvis operations for enhanced visibility, although we actively manage the combined company through our four segments, as discussed further below.

We have incurred operating expenses related to our acquisitions of Savvis in July 2011, Qwest in April 2011 and Embarq in July 2009. These expenses are reflected in cost of services and products and selling, general and administrative expenses in our consolidated statements of operations as summarized below.

	Years Ended December 31,
	2012	2011	2010
	(Dollars in millions)
Cost of services and products:
Integration and other expenses associated with acquisitions	$22	43	37
Severance expenses, accelerated recognition of share-based awards and retention compensation associated with acquisitions	—	24	12

Total	$22	67	49

Selling, general and administrative:
Expenses incurred to effect acquisitions	$—	79	13
Integration and other expenses associated with acquisitions	25	172	64
Severance expenses, accelerated recognition of share-based awards and retention compensation associated with acquisitions	36	149	19

Total	$61	400	96

This table does not include costs incurred by Qwest or Savvis prior to being acquired by us. Based on current plans and information, we estimate, in relation to our Qwest acquisition, total integration, severance and retention expenses to be between $600 million to $700 million (which includes approximately $464 million of cumulative expenses incurred through December 31, 2012) and our capital expenditures associated with integration activities will approximate $200 million (which includes approximately $63 million of cumulative capital expenditures incurred through December 31, 2012). We anticipate that the amount of our integration costs in future years will vary substantially based on integration activities conducted during those periods and could in certain cases be significantly higher than those incurred by us during the year ended December 31, 2012.

For several years prior to 2011, we reported our operations as a single segment. However, in 2011, in connection with our acquisitions of Qwest on April 1, 2011 and Savvis on July 15, 2011, we reorganized our business into the following operating segments:

•	Regional markets. Consisted primarily of providing products and services to residential consumers, small to medium-sized businesses and regional enterprise customers;

•	Business markets. Consisted primarily of providing products and services to enterprise and government customers;

•	Wholesale markets. Consisted primarily of providing products and services to other communications providers; and

•	Savvis operations. Consisted primarily of providing hosting and network services primarily to business customers provided by Legacy Savvis.

In the second quarter of 2012, in order to more effectively deploy the strategic assets acquired from Qwest and Savvis and to better serve our business and government customers, we restructured our business into the following operating segments:

•

Regional markets. Consists primarily of providing strategic and legacy products and services to residential consumers, state and local governments, small to medium-sized businesses and enterprise customers that in each case are located mainly within one of our six regions. Our strategic products and services offered to these customers include our private line, broadband, MPLS, hosting, video services, and wireless services. Our legacy services offered to these customers consist primarily of local and long-distance service;

•

Wholesale markets. Consists primarily of providing strategic and legacy products and services to other domestic and international communications providers. Our strategic products and services offered to these customers are mainly private line (including special access) and MPLS. Our legacy services offered to these customers include UNEs which allow our wholesale customers the use of our network or a combination of our network and their own networks to provide voice and data services to their customers, long-distance and switched access services;

•

Enterprise markets—network. Consists primarily of providing strategic and legacy network communications products and services to national and international enterprise and government customers. Our strategic products and services offered to these customers include our private line, broadband, MPLS and hosting services. Our legacy services offered to these customers consist primarily of local and long-distance services; and

•	Enterprise markets—data hosting. Consists primarily of providing colocation, managed hosting and cloud hosting services to national and international enterprise and government customers.

Due to system limitations, we have determined that it is impracticable to report 2010 segment information using our segment structure described above. As such, only 2011 financial data has been revised under our segment structure described above.

We now report financial information separately for each of these segments; however, our segment information does not include capital expenditures, total assets, or certain revenues and expenses that we manage on a centralized basis and are only reviewed by our chief operating decision maker (“CODM”) on a consolidated basis. Our segment results are not necessarily indicative of the results of operations that our segments would have achieved had they operated as stand-alone entities during the periods presented. For additional information about our segments, see Note 13—Segment Information to the consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2012 and “Results of Operations—Segment Results” below.

On January 3, 2013, we announced a reorganization of our operating segments. Consequently, beginning with the first quarter of 2013, we will report the following four segments in our consolidated financial statements: consumer, business, wholesale and data hosting. The primary purpose of the reorganization is to strengthen our focus on the enterprise business market while continuing our commitment to our hosting and consumer customers. The reorganization combines business sales and operations functions that resided in the enterprise markets—network segment and the regional markets segment into the new business segment. The remaining customers serviced by the regional markets segment will become the new consumer segment. Our wholesale markets and enterprises markets—data hosting segments will not be impacted by the organizational realignment.

RESULTS OF OPERATIONS

The following table summarizes the results of our consolidated operations for the years ended December 31, 2012, 2011 and 2010. Our operating results include operations of Savvis for periods after July 15, 2011 and Qwest for periods after April 1, 2011.

	Years Ended December 31,
	2012	2011	2010
	(Dollars in millions except per share amounts)
Operating revenues	$18,376	15,351	7,042
Operating expenses	15,663	13,326	4,982

Operating income	2,713	2,025	2,060
Other income (expense)	(1,463)	(1,077)	(529)
Income tax expense	473	375	583

Net income	$777	573	948

Basic earnings per common share	$1.25	1.07	3.13
Diluted earnings per common share	$1.25	1.07	3.13

Due to our acquisitions of Qwest on April 1, 2011 and Savvis on July 15, 2011, our 2012 operating results reflect a full year of Qwest’s and Savvis’ results, as compared to our 2011 operating results, which reflect only nine months of Qwest’s operating results and five and a half months of Savvis’ operating results.

The increase in net income in 2012 was primarily due to the 2012 period containing a full year of Qwest’s operating results compared to the 2011 period only containing nine months and a significant decrease from 2011 in the amount of acquisition, severance and integration expenses resulting from our recent acquisitions, as presented in the table under the “Overview” section above. The lower levels of net income in 2011 as compared to 2010 were primarily due to increased acquisition, severance and integration expenses attributable to the April 1, 2011 acquisition of Qwest. The post-acquisition operations of Legacy Savvis and Legacy Qwest, which included substantial severance and integration expenses and significant acquisition accounting adjustments to depreciation and amortization expense based on valuation estimates, did not contribute significantly to our consolidated net income in 2011. See Note 2—Acquisitions and Note 3—Goodwill, Customer Relationships and Other Intangible Assets to the consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2012. Within our Legacy CenturyLink business, growth in strategic services revenues (which we describe further below) did not fully offset lower revenues from other services and products, further contributing to decreases in consolidated net income.

Diluted earnings per common share in 2012 was higher than 2011 as a result of increased net income for 2012. Diluted earnings per common share in 2011 was substantially lower than the amounts for the corresponding period of 2010 due to decreases in net income, as well as increases in the weighted average number of outstanding common shares. The increase in the weighted average number of outstanding common shares during 2012 and 2011 was primarily attributable to the issuance of approximately 294 million shares in connection with the Qwest acquisition on April 1, 2011 and the issuance of approximately 14.3 million shares in connection with the Savvis acquisition on July 15, 2011.

The following table summarizes our broadband subscribers, access lines and number of employees:

	As of December 31,
	2012	2011	2010
	(in thousands)
Operational metrics:
Broadband subscribers	5,848	5,652	2,349
Access lines	13,748	14,584	6,489
Employees	47.0	49.2	20.3

During the second quarter of 2012, we updated our methodology for counting broadband subscribers to include residential, business and wholesale subscribers instead of only residential and small business subscribers. We have restated our previously reported amounts to reflect this change.

During the last several years, we have experienced revenue declines primarily due to declines in access lines, intrastate access rates and minutes of use. Prior to our acquisition, Qwest had experienced similar declines in its revenues. To mitigate these declines, we remain focused on efforts to, among other things:

•	promote long-term relationships with our customers through bundling of integrated services;

•

provide new services, such as video, cloud hosting, managed hosting, colocation and other additional services that may become available in the future due to, among other things, advances in technology or improvements in our infrastructure;

•	provide our broadband and premium services to a higher percentage of our customers;

•	pursue acquisitions of additional assets if available at attractive prices;

•	increase usage of our networks; and

•	market our products and services to new customers.

Operating Revenues

We currently categorize our products, services and revenues among the following four categories:

•

Strategic services, which include primarily broadband, private line (including special access which we market to wholesale and business customers who require dedicated equipment to transmit large amounts of data between sites), MPLS (which is a data networking technology that can deliver the quality of service required to support real-time voice and video), hosting (including cloud hosting and managed hosting), colocation, Ethernet, video (including resold satellite and our facilities-based video services), VoIP and Verizon Wireless services;

•

Legacy services, which include primarily local, long-distance, switched access, public access, ISDN (which uses regular telephone lines to support voice, video and data applications), and WAN services (which allows a local communications network to link to networks in remote locations);

•

Data integration, which includes the sale of telecommunications equipment to customers for use on their premises and related professional services, such as network management, installation and maintenance of data equipment and building of proprietary fiber-optic networks for our government and business customers; and

•	Other revenues, which consists primarily of USF revenue and surcharges. Unlike the first three revenue categories, other revenues are not included in our segment revenues.

The following table summarizes our operating revenues under our current revenue categorization which is presented in a manner that we believe will be useful for understanding the relevant trends affecting our business:

	Years Ended December 31,		Increase (Decrease)
	2012	2011	CenturyLink	Qwest	Savvis	Total
	(Dollars in millions)
Strategic services	$8,361	6,262	307	1,207	585	2,099
Legacy services	8,287	7,672	(633)	1,248	—	615
Data integration	672	537	19	116	—	135
Other	1,056	880	44	132	—	176

Total operating revenues	$18,376	15,351	(263)	2,703	585	3,025

During 2012, operating revenues attributable to certain products and services were reclassified from legacy services to strategic services. Due to system limitations, we have determined that is impracticable to restate 2010’s operating revenues to conform to our current revenue categorization. For comparability purposes, we have included our operating revenues for the years ended December 31, 2011 and 2010 under our prior revenue categorization:

	Years Ended December 31,		Increase (Decrease)
	2011	2010	CenturyLink	Qwest	Savvis	Total
	(Dollars in millions)
Strategic services	$6,254	2,049	150	3,572	483	4,205
Legacy services	7,680	4,288	(483)	3,875	—	3,392
Data integration	537	158	(23)	402	—	379
Other	880	547	(24)	357	—	333

Total operating revenues	$15,351	7,042	(380)	8,206	483	8,309

Our operating revenues increased substantially in both 2012 and 2011 as compared to 2011 and 2010, respectively, due to our acquisitions of Qwest on April 1, 2011 and Savvis on July 15, 2011. Total operating revenues increased $3.025 billion in 2012 as compared to 2011 and increased $8.309 billion in 2011 as compared to 2010. As reflected in the chart above, our acquisitions of Qwest and Savvis contributed incremental operating revenues (net of intercompany eliminations) of $2.7 billion and $585 million, respectively, to our 2012 revenues. Legacy CenturyLink operating revenues decreased $263 million, or 1.7%, in 2012 and $380 million, or 5.4%, in 2011 as compared to the prior year period. These decreases were primarily attributable to declines in legacy services revenues, which reflected the continuing loss of access lines in our markets. At December 31, 2012, we had 13.748 million access lines, of which 8.055 million were in Legacy Qwest’s markets. Access lines in our Legacy CenturyLink markets declined to 5.693 million at December 31, 2012 from 6.051 million at December 31, 2011, a decrease of 5.93% during 2012, and were 6.489 million at December 31, 2010, a decrease of 6.75% during 2011. We believe the decline in the number of access lines was primarily due to the displacement of traditional wireline telephone services by other competitive products and services. We estimate that our access lines loss will be between 5.4% and 5.9% in 2013. Our legacy services revenues were also negatively impacted in 2012 by the continued reduction in access revenues and continued migration of customers to bundled service offerings at lower effective rates. The decreases in our legacy services revenues were partially offset by higher revenues from strategic services revenues. Ethernet, MPLS, Internet Protocol Television (“IPTV”), VoIP and broadband services accounted for a majority of the growth in strategic services revenues.

We are aggressively marketing our strategic services (including our data hosting services) and data integration to offset the continuing declines in our legacy services revenues. We believe our recent acquisitions of Savvis and Qwest will strengthen our ability to achieve this goal.

Further analysis of our operating revenues by segment is provided below in “Segment Results.”

Operating Expenses

Our current definitions of operating expenses are as follows:

•

Cost of services and products (exclusive of depreciation and amortization) are expenses incurred in providing products and services to our customers. These expenses include: employee-related expenses directly attributable to operating and maintaining our network (such as salaries, wages, benefits and professional fees); facilities expenses (which include third-party telecommunications expenses we incur for using other carriers’ networks to provide services to our customers); rents and utilities expenses; equipment sales expenses (such as data integration and modem expenses); costs for universal service funds (“USF”) (which are federal and state funds that are established to promote the availability of telecommunications services to all consumers at reasonable and affordable rates, among other things, and to which we are often required to contribute); and other expenses directly related to our network and hosting operations.

•

Selling, general and administrative expenses are corporate overhead and other operating expenses. These expenses include: employee-related expenses (such as salaries, wages, internal commissions, benefits and professional fees) directly attributable to selling products or services and employee-related expenses for administrative functions; marketing and advertising; taxes (such as property and other taxes) and fees; external commissions; bad debt expense; and other selling, general and administrative expenses.

These expense classifications may not be comparable to those of other companies.

During 2012 and 2011, our operating expenses increased substantially in comparison to 2011 and 2010 primarily due to our acquisitions of Qwest and Savvis.

The following tables summarize our operating expenses:

	Years Ended December 31,		Increase (Decrease)
	2012	2011	CenturyLink	Qwest	Savvis	Total
	(Dollars in millions)
Cost of services and products (exclusive of depreciation and amortization)	$7,639	6,325	(73)	1,082	305	1,314
Selling, general and administrative	3,244	2,975	(367)	483	153	269
Depreciation and amortization	4,780	4,026	(149)	741	162	754

Total operating expenses	$15,663	13,326	(589)	2,306	620	2,337

	Years Ended December 31,		Increase (Decrease)
	2011	2010	CenturyLink	Qwest	Savvis	Total
	(Dollars in millions)
Cost of services and products (exclusive of depreciation and amortization)	$6,325	2,544	(4)	3,523	262	3,781
Selling, general and administrative	2,975	1,004	60	1,791	120	1,971
Depreciation and amortization	4,026	1,434	72	2,394	126	2,592

Total operating expenses	$13,326	4,982	128	7,708	508	8,344

The acquisitions of Qwest and Savvis largely contributed to the increase in total operating expenses of $2.337 billion in 2012. Excluding the effects of Legacy Qwest and Legacy Savvis expenses, total operating expenses in 2012 decreased $589 million, or 4.4%, due primarily to decreases in employee-related expenses, severance and integration expenses relating to our recent acquisitions and depreciation and amortization expense. The increase in total operating expenses of $8.344 billion in 2011 was largely attributable to the inclusion of $7.7 billion in post-acquisition Legacy Qwest operating expenses (net of intercompany eliminations) in our consolidated operating expenses. In addition, the acquisition of Savvis on July 15, 2011 increased our consolidated operating expenses for 2011 by $508 million. As discussed in the “Overview” section, our operating expenses for 2012, 2011, and 2010 included substantial severance and integration costs related to the Qwest, Savvis and Embarq acquisitions as well as significant acquisition accounting adjustments to depreciation and amortization expense. See Note 2—Acquisitions and Note 3—Goodwill, Customer Relationships and Other Intangible Assets to the consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2012. Excluding the effects of Legacy Qwest and Legacy Savvis expenses, total operating expenses in 2011 increased $128 million, or 2.6%, due primarily to integration costs associated with the Qwest acquisition and increased costs of providing our facilities-based video services to more customers.

For the year ended December 31, 2012, Legacy CenturyLink cost of services and products (exclusive of depreciation and amortization) were slightly lower as compared to 2011. During the year, we experienced decreases in severance, salaries and wages and related benefits, which were partially offset by increases in customer premise equipment and maintenance costs, network expense, and contractor costs. Cost of services and products for Legacy CenturyLink operations was relatively unchanged in 2011. For 2011, $55 million of higher costs of services and products associated with providing our facilities-based video service were substantially offset by a $28 million decrease in salaries and benefits and a $20 million decrease in facilities costs associated with the migration of legacy Embarq long-distance traffic to our internal networks.

Legacy CenturyLink selling, general and administrative expenses decreased $367 million, or 2.8%, for 2012 as compared to 2011, while selling, general and administrative expenses increased $60 million, or 6.0%, for 2011 as compared to 2010. The decrease in 2012 primarily was due to a decrease in severance and integration expenses relating to our recent acquisitions, as well as a decrease in salaries, wages, and employee benefits due to a reduction in headcount. For all periods presented, our expenses include significant transaction, severance and integration expenses related to the Qwest, Savvis and Embarq acquisitions (see table in “Overview” above). Changes in the timing and amount of Qwest and Savvis integration expenses resulted in a net increase in Legacy CenturyLink’s 2011 selling, general and administrative expenses compared to 2010. This increase was partially offset by a decrease of $33 million in 2011 in operating taxes, which were primarily due to favorable property tax and transaction tax settlements. In addition, in 2011 we had a decrease of $20 million in compensation expenses, which were primarily due to workforce reductions and lower pension expense.

Effective January 1, 2012, we changed our rates of capitalized labor as we transitioned certain of Qwest’s legacy systems to our historical company systems. This transition resulted in an estimated $40 million to $55 million increase in the amount of labor capitalized as an asset compared to the amount that would have been capitalized if Qwest had continued to use its legacy systems and a corresponding estimated $40 million to $55 million decrease in operating expenses for the year ended December 31, 2012. The reduction in expenses described above, net of tax, increased net income approximately $25 million to $34 million, or $0.04 to $0.05 per basic and diluted common share, for the year ended December 31, 2012.

Excluding the effects of the acquisitions of Qwest and Savvis, depreciation and amortization expense for Legacy CenturyLink decreased $149 million, or 3.7%, due to annual updates of our depreciation rates for capitalized assets and an out-of-period accounting adjustment, partially offset by net growth in capital assets. Depreciation and amortization for Legacy CenturyLink increased $72 million, or 5.0%, in 2011 primarily due to higher levels of property, plant and equipment and an out-of-period accounting adjustment corrected in 2012.

Further analysis of our operating expenses by segment is provided below in “Segment Results.”

Other Consolidated Results

The following tables summarize our total other income (expense) and income tax expense:

	Years Ended December 31,		Increase (Decrease)
	2012	2011	CenturyLink	Qwest	Savvis	Total
	(Dollars in millions)
Interest expense	$(1,319)	(1,072)	62	169	16	247
Net loss on early retirement of debt	(179)	(8)	179	(8)	—	171
Other income (expense)	35	3	32	(1)	1	32

Total other income (expense)	$(1,463)	(1,077)	273	160	17	386

Income tax expense	$473	375	nm	nm	nm	98

	Years Ended December 31,		Increase (Decrease)
	2011	2010	CenturyLink	Qwest	Savvis	Total
	(Dollars in millions)
Interest expense	$(1,072)	(544)	34	486	8	528
Net loss on early retirement of debt	(8)	—	—	8	—	8
Other income (expense)	3	15	17	(2)	(3)	12

Total other income (expense)	$(1,077)	(529)	51	492	5	548

Income tax expense	$375	583	nm	nm	nm	(208)

nm—Attributing changes in income tax expense to the acquisitions of Savvis and Qwest is considered not meaningful.

Interest Expense

Interest expense for the year ended December 31, 2012 increased by $247 million compared to 2011. This increase is primarily due to the 2012 period containing a full year of Qwest interest expense compared to the 2011 period containing only nine months. Interest expense increased $528 million in 2011 primarily due to higher debt balances associated principally with debt assumed in the Qwest acquisition and incurred to finance the Savvis acquisition. See Note 4—Long-term Debt and Credit Facilities to the consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2012 and “Liquidity and Capital Resources” below for additional information about those transactions.

Interest expense for Legacy CenturyLink increased $62 million, or 5.8%, in 2012 compared to 2011 and increased $34 million, or 6.3%, in 2011 compared to 2010. The increase in both years is substantially due to interest on our $2 billion aggregate principal amount of senior notes issued in June 2011 to finance the Savvis acquisition. The 2012 increase is due to those notes being outstanding for a full year versus a partial year in 2011. The 2011 increase was due to those notes being outstanding for a partial year versus not at all in 2010.

Net Loss on Early Retirement of Debt

In the fourth quarter of 2012, QCII redeemed certain of its outstanding debt securities, which resulted in a gain of $15 million.

In the second quarter of 2012, our subsidiaries Embarq and QC completed premium-priced cash tender offers for the purchase of certain of their respective outstanding debt securities, resulting in an aggregate loss of $190 million. Also in the second quarter of 2012, our subsidiaries Embarq and QCII redeemed certain of their respective outstanding debt securities which resulted in a net loss of $9 million.

During 2012, QCII and QC redeemed certain of their outstanding debt securities, which resulted in a gain of $5 million.

In the fourth quarter and second quarter of 2011, QC redeemed certain of its outstanding debt securities which resulted in a total net loss of $8 million.

Other Income (Expense)

Other income (expense) reflects certain items not directly related to our core operations, including our share of income from our 49% interest in a cellular partnership, interest income, gains and losses from non-operating asset dispositions and impairments and foreign currency gains and losses. Other income for Legacy CenturyLink was greater for the year ended December 31, 2012 as compared to 2011 due to gains on the sales of our auction rate securities and the recognition in 2011 of $16 million in transaction expenses incurred in connection with terminating an unused bridge loan financing commitment related to the Savvis acquisition. See Note 2—Acquisitions to the consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2012. Other income for Legacy CenturyLink decreased $17 million in 2011, as compared to 2010 primarily due to the $16 million in transaction expenses discussed above.

Income Tax Expense

Our income tax expense for the years ended December 31, 2012 and 2011increased $98 million and decreased $208 million, respectively, from the amounts for the comparable prior year. Our increase in 2012 was primarily due to a $302 million, or 32%, increase in income before income tax expense as compared to 2011. Our decrease in 2011 was primarily due to a decrease in income before income tax expense, which was attributable to a decline in operating income and increased interest expense directly related to the acquisition of Qwest. For the years ended December 31, 2012, 2011 and 2010, our effective income tax rate was 37.8%, 39.6% and 38.1%, respectively. The 2012 effective tax rate reflects the $16 million reversal of a valuation allowance related to the auction rate securities we sold in 2012, a $12 million benefit related to state NOLs net of valuation allowance, and a $6 million expense associated with reversing a receivable related to periods that have been effectively settled with the IRS. The 2011 rate increase was due in part to $24 million of non-deductible transaction costs and an $8 million valuation allowance recorded on deferred tax assets that require future income of a special character to realize the benefits. Such increase was partially offset by a $16 million reduction in our valuation allowance related to state NOLs due primarily to the effects of a tax law change in one of the states in which we operate. Certain merger-related costs incurred during 2010 are also non-deductible for income tax purposes and similarly increased our effective income tax rate. See Note 12—Income Taxes to the consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2012 and “Income Taxes” below for additional information.

Segment Results

As described further above under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Overview,” we revised our segment structure in 2012 and restated previously reported segment results for the year ended December 31, 2011 to conform to our 2012 segment presentation. The following table summarizes our segment results for 2012 and 2011 under our segment categorization at December 31, 2012.

	Years Ended December 31,
	2012	2011
	(Dollars in millions)
Total segment revenues	$17,320	14,471
Total segment expenses	8,094	6,513

Total segment income	$9,226	7,958

Total margin percentage	53%	55%
Regional markets:
Revenues	$9,876	8,743
Expenses	4,218	3,673

Income	$5,658	5,070

Margin percentage	57%	58%
Wholesale markets:
Revenues	$3,721	3,305
Expenses	1,117	1,021

Income	$2,604	2,284

Margin percentage	70%	69%
Enterprise markets—network:
Revenues	$2,609	1,933
Expenses	1,891	1,450

Income	$718	483

Margin percentage	28%	25%
Enterprise markets—data hosting:
Revenues	$1,114	490
Expenses	868	369

Income	$246	121

Margin percentage	22%	25%

Due to system limitations, we have determined that it is impracticable to restate 2010’s reported segments to conform to our current segment categorization at December 31, 2012. For comparability purposes, we have included our segment information for the years ended December 31, 2011 and 2010 based on the segment categorization we were operating under at the end of 2011.

	Years Ended December 31,
	2011	2010
	(Dollars in millions)
Total segment revenues	$14,471	6,495
Total segment expenses	6,535	2,403

Total segment income	$7,936	4,092

Total margin percentage	55%	63%
Regional markets:
Revenues	$7,832	4,640
Expenses	3,398	1,783

Income	$4,434	2,857

Margin percentage	57%	62%
Business markets:
Revenues	$2,861	266
Expenses	1,736	120

Income	$1,125	146

Margin percentage	39%	55%
Wholesale markets:
Revenues	$3,295	1,589
Expenses	1,021	500

Income	$2,274	1,089

Margin percentage	69%	69%
Savvis operations:
Revenues	$483	—
Expenses	380	—

Income	$103	—

Margin percentage	21%	—

The lower levels of margin percentage for regional markets and business markets in 2011 were primarily attributable to the inclusion of Qwest’s results beginning April 1, 2011.

The following table reconciles our total segment revenues and total segment income presented above to operating revenues and operating income reported in our consolidated statements of operations.

	Years Ended December 31,
	2012	2011	2010
	(Dollars in millions)
Total segment revenues	$17,320	14,471	6,495
Other operating revenues	1,056	880	547

Operating revenues reported in our consolidated statements of operations	$18,376	15,351	7,042

Total segment income	$9,226	7,958	4,092
Other operating revenues	1,056	880	547
Depreciation and amortization	(4,780)	(4,026)	(1,434)
Other unassigned operating expenses	(2,789)	(2,787)	(1,145)

Operating income reported in our consolidated statement of operations	$2,713	2,025	2,060

Our segment revenues include all revenues from our strategic and legacy services and data integration as described in more detail above. Segment revenues are based upon each customer’s classification to an individual segment. We report our segment revenues based upon all services provided to that segment’s customers. We report our segment expenses for our four segments as follows:

•

Direct expenses, which primarily are specific expenses incurred as a direct result of providing services and products to segment customers, along with selling, general and administrative expenses that are directly associated with specific segment customers or activities; and

•	Allocated expenses, which include network expenses, facilities expenses and other expenses such as fleet and real estate expenses.

During the first quarter of 2012, as we transitioned certain of Qwest’s legacy systems to our historical company systems, we updated our methodologies for reporting our direct expenses and for allocating our expenses to our segments. Specifically, we no longer include certain fleet expenses for our regional markets segment in direct expenses; they are now expenses allocated to our segments, with the exception of enterprise markets—data hosting. In addition, we now more fully allocate network building rent and power expenses to our regional markets, wholesale markets and enterprise markets—network segments. We determined that it was impracticable to recast our segment results for prior periods to reflect these changes in methodology.

During the second quarter of 2012, as we reorganized our business into our four segments as indicated above, we further revised our methodology for how we allocate our expenses to our segments to better align segment expenses with related revenues. Under our revised methodology, we no longer allocate certain product development costs to our segments, but we do now allocate certain expenses from our enterprise markets—data hosting segment to our other three segments. We restated our segment results for 2011 to reflect these changes in our methodology. We determined that it was impracticable to recast our segment results for 2010 under our revised methodology.

We do not assign depreciation and amortization expense to our segments, as the related assets and capital expenditures are centrally managed. Similarly, severance expenses, restructuring expenses and, subject to an exception for our enterprise markets—data hosting segment, certain centrally managed administrative functions (such as finance, information technology, legal and human resources) are not assigned to our segments. Interest expense is also excluded from segment results because we manage our financing on a total company basis and have not allocated assets or debt to specific segments. In addition, other income (expense) does not relate to our segment operations and is therefore excluded from our segment results.

As discussed under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Overview”, beginning in the first quarter of 2013, we plan to report our operations under the following four segments: consumer, business, wholesale and data hosting.

Regional Markets

The operations of our regional markets segment have been impacted by several significant trends, including those described below.

•

Strategic services. We continue to focus on increasing subscribers of our broadband services in our regional markets segment. In order to remain competitive, we believe continually increasing connection speeds is important. As a result, we continue to invest in our (broadband) network, which allows for the delivery of higher speed broadband services. While traditional broadband services are declining, they have been more than offset by growth in fiber-based broadband services. We also continue to expand our product offerings including facilities-based video services, Ethernet, MPLS and other managed services and we continue to refine our marketing efforts as we compete in a maturing market in which most consumers already have broadband services. We expect these efforts will improve our ability to compete and increase our strategic revenues;

•

Facilities-based video expenses. As we continue to expand our facilities-based video service infrastructure, we are incurring start-up expenses in advance of the revenue that this service is expected to generate. Although, over time, we expect that our revenue for facilities-based video services will offset the expenses incurred, the timing of this revenue growth is uncertain;

•

Access lines. Our voice revenues have been, and we expect they will continue to be, adversely affected by access line losses. Intense competition and product substitution continue to drive our access line losses. For example, many consumers are substituting cable and wireless voice and electronic mail, texting and social networking services for traditional voice telecommunications services. We expect that these factors will continue to negatively impact our business. As a result of the expected loss of revenues associated with access lines, we continue to offer service bundling and other product promotions to help mitigate this trend, as described below;

•

Service bundling and product promotions. We offer our customers the ability to bundle multiple products and services. These customers can bundle local services with other services such as broadband, video, long-distance and wireless;

•

Data integration. We expect both data integration revenue and the related costs will fluctuate from quarter to quarter as this offering tends to be more sensitive than others to changes in the economy and in spending trends of our state and local government customers, many of whom have recently experienced budget cuts; and

•

Operating efficiencies. We continue to evaluate our operating structure and focus. This involves balancing our segment workforce in response to our workload requirements, productivity improvements and changes in industry, competitive, technological and regulatory conditions.

The following table summarizes the results of operations from our regional markets segment:

	Regional Markets Segment
	Years Ended December 31,		Increase / (Decrease)
	2012	2011	CenturyLink	Qwest	Savvis	Total
	(Dollars in millions)
Segment revenues:
Strategic services	$3,607	2,890	168	546	3	717
Legacy services	5,996	5,593	(399)	802	—	403
Data integration	273	260	(19)	32	—	13

Total revenues	9,876	8,743	(250)	1,380	3	1,133

Segment expenses:
Direct	3,939	3,469	(44)	514	—	470
Allocated	279	204	52	20	3	75

Total expenses	4,218	3,673	8	534	3	545

Segment income	$5,658	5,070	(258)	846	—	588

Segment margin percentage	57%	58%

Segment Income

The acquisition of Qwest on April 1, 2011 largely contributed to an increase in our regional markets segment income of $588 million for the year ended December 31, 2012 as compared to 2011. Our consolidated segment margin percentage remained relatively unchanged from 2011 to 2012. Segment income for our Legacy CenturyLink operations decreased $258 million as compared to 2011 reflecting declines in revenues while expenses remained relatively flat.

Segment Revenues

Excluding revenues attributable to the Legacy Qwest and Legacy Savvis acquisitions, regional markets revenues decreased $250 million, or 2.9%, for the year ended December 31, 2012 as compared to 2011 due to declines in legacy services revenues and the implementation of the CAF order, partially offset by growth in strategic services revenues. Legacy services revenues decreased primarily due to declines in local and long-distance services associated principally with access line losses resulting from the competitive pressures and product substitution described previously. Growth in strategic services revenues was principally due to increases in the number of broadband subscribers as well as volume increases in our facilities-based video, Ethernet, and MPLS services.

Segment Expenses

Regional markets total expenses, exclusive of Legacy Qwest and Legacy Savvis expenses, increased $8 million for the year ended December 31, 2012 as compared to 2011, due to an increase in allocated expenses. Allocated expenses increased primarily due to our updated methodology more fully allocating to our segments network and building rent and related power expenses. Direct expenses decreased due to decreases in employee related expenses, fleet expenses and marketing costs, which were partially offset by increases in customer premise equipment costs and network service costs.

Wholesale Markets

The operations of our wholesale markets segment have been impacted by several significant trends, including those described below:

•

Private line services (including special access). Demand for our private line services continues to increase, despite our customers’ optimization of their networks, industry consolidation and technological migration. While we expect that these factors could negatively impact our wholesale markets segment, we ultimately believe the bandwidth consumption growth in our fiber-based special access services provided to wireless carriers for backhaul will, over time, offset the decline in copper-based special access services provided to wireless carriers as they migrate to Ethernet services, although the timing and magnitude of this technological migration is uncertain;

•

Access and local services revenues. Our access and local services revenues have been and we expect will continue to be, adversely affected by technological migration, industry consolidation, regulation and rate reductions. For example, wholesale consumers are substituting cable, wireless and VoIP services for traditional voice telecommunications services, resulting in continued access revenue loss. We expect these factors will continue to adversely impact our wholesale markets segment;

•

Switched access revenues. We believe that changes related to the Connect America and Intercarrier Compensation Reform order (“CAF order”) adopted by the Federal Communications Commission (“FCC”) on October 27, 2011 will substantially increase the pace of reductions in the amount of switched access revenues we receive in our wholesale markets segment;

•

Long-distance services revenues. Wholesale long-distance revenues continue to decline as a result of customer migration to more technologically advanced services, price compression, declining demand for traditional voice services and industry consolidation; and

•

Operating efficiencies. We continue to evaluate our operating structure and focus. This involves balancing our segment workforce in response to our workload requirements, productivity improvements and changes in industry, competitive, technological and regulatory conditions. We also expect our wholesale markets segment to benefit indirectly from enhanced efficiencies in our company-wide network operations.

The following table summarizes the results of operations from our wholesale markets segment:

	Wholesale Markets Segment
	Years Ended December 31,		Increase / (Decrease)
	2012	2011	CenturyLink	Qwest	Savvis	Total
	(Dollars in millions)
Segment revenues:
Strategic services	$2,296	1,915	33	339	9	381
Legacy services	1,424	1,389	(213)	248	—	35
Data integration	1	1	—	—	—	—

Total revenues	3,721	3,305	(180)	587	9	416

Segment expenses:
Direct	169	174	(18)	13	—	(5)
Allocated	948	847	(60)	155	6	101

Total expenses	1,117	1,021	(78)	168	6	96

Segment income	$2,604	2,284	(102)	419	3	320

Segment margin percentage	70%	69%

Segment Income

The acquisition of Qwest on April 1, 2011 largely contributed to an increase in our wholesale markets segment income of $320 million for the year ended December 31, 2012 as compared to 2011. Segment income for our Legacy CenturyLink operations decreased $102 million for the year ended December 31, 2012 as compared to 2011, primarily reflecting declines in revenues, as discussed further below.

Segment Revenues

Excluding revenues attributable to the Legacy Qwest and Legacy Savvis acquisitions, wholesale markets revenues decreased $180 million, or 5.5%, for the year ended December 31, 2012 as compared to 2011. This decrease reflects substantially lower revenues from legacy services, partially offset by growth in revenues from strategic services. Strategic services revenues increased primarily due to growth in Ethernet and broadband services. The decrease in legacy services revenues was driven by continuing declines in access, long-distance and local services volumes, and the implementation of the CAF order, as well as the substitution of cable, wireless, VoIP and other services for traditional voice telecommunications services.

Segment Expenses

Wholesale markets expenses, exclusive of Legacy Qwest and Legacy Savvis expenses, decreased $78 million, or 7.6%, for the year ended December 31, 2012 as compared to 2011. The decrease in Legacy CenturyLink wholesale markets expenses was primarily due to a lower allocation of fleet and network real estate expenses due to the above-described updated expense allocation methodology and to reductions in employee related expenses.

Enterprise Markets—Network

The operations of our enterprise markets—network segment have been impacted by several significant trends, including those described below.

•

Strategic services. Our mix of total segment revenues continues to migrate from legacy services to strategic services as our enterprise and government customers increasingly demand customized and integrated data, Internet and voice services. We offer to our enterprise customers diverse combinations of products and services such as private line, MPLS and VoIP services. We believe these services afford our customers more flexibility in managing their communications needs and enable us to improve the effectiveness and efficiency of their operations. Although we are experiencing price compression on our strategic services due to competition, we expect overall revenues from these services to grow;

•

Legacy services. We face intense competition with respect to our legacy services and continue to see customers migrating away from these services into strategic services. In addition, our legacy services revenues have been, and we expect they will continue to be, adversely affected by access line losses and price compression;

•

Data integration. We expect both data integration revenue and the related costs will fluctuate from quarter to quarter as this offering tends to be more sensitive than others to changes in the economy and in spending trends of our federal government customers. In addition, changes to our compensation programs, which focus on higher margin strategic services, could negatively impact data integration revenues; and

•

Operating efficiencies. We continue to evaluate our operating structure and focus. This involves balancing our segment workforce in response to our productivity improvements while achieving operational efficiencies and improving our processes through automation. We also expect our enterprise markets—network segment to benefit indirectly from enhanced efficiencies in our company-wide network operations.

The following table summarizes the results of operations from our enterprise markets—network segment:

	Enterprise Markets—Network Segment
	Years Ended December 31,		Increase / (Decrease)
	2012	2011	CenturyLink	Qwest	Savvis	Total
	(Dollars in millions)
Segment revenues:
Strategic services	$1,344	967	56	314	7	377
Legacy services	867	690	(21)	198	—	177
Data integration	398	276	38	84	—	122

Total revenues	2,609	1,933	73	596	7	676

Segment expenses:
Direct	781	568	33	180	—	213
Allocated	1,110	882	(40)	261	7	228

Total expenses	1,891	1,450	(7)	441	7	441

Segment income	$718	483	80	155	—	235

Segment margin percentage	28%	25%

Segment Income

The acquisition of Qwest on April 1, 2011 substantially increased the scale of our enterprise markets—network segment, resulting in an increase of $235 million in segment income for the year ended December 31, 2012 as compared to 2011. Segment income for our Legacy CenturyLink operations increased $80 million for the year ended December 31, 2012 as compared to 2011, primarily reflecting an increase in revenues.

Segment Revenues

Excluding revenues attributable to the Legacy Qwest and Legacy Savvis acquisitions, enterprise markets—network segment revenues increased by $73 million for the year ended December 31, 2012 as compared to the year ended December 31, 2011. The increase was primarily due to growth in strategic services revenues from increased volumes of MPLS services and increased data integration revenues from maintenance and installation of customer premise equipment. Lower revenues from legacy services were driven by access line losses and price compression partially offset the increases in strategic services revenues and data integration revenues.

Segment Expenses

Enterprise markets—network segment expenses, exclusive of Legacy Qwest and Legacy Savvis expenses, decreased by $7 million for the year ended December 31, 2012 as compared to the year ended December 31, 2011 primarily due to decreased allocated expenses partially offset by increased direct expenses. Allocated expenses decreased for the year ended December 31, 2012 due to lower allocation of fleet and network real estate expenses due to the above-described updated expense allocation methodology. The increase in direct expenses was primarily due to increased maintenance and installation costs associated with customer premise equipment, partially offset by decreases in employee related expenses.

Enterprise Markets—Data Hosting

The operations of our enterprise markets—data hosting segment is largely comprised of the operations of our Legacy Savvis services for periods after the July 15, 2011 acquisition date, which have been impacted by significant trends, including those described below.

•

Colocation. Colocation is designed for clients seeking data center space and power for their server and networking equipment needs. Our data centers provide our domestic and international clients with a secure, high-powered, purpose-built location for their IT equipment. We anticipate continued pricing pressure for these services as wholesale vendors enter the enterprise colocation market; however, we believe that our combination of global data center assets, operational expertise and broad range of services strengthens our competitive position;

•

Managed hosting. Our managed hosting services provide a fully managed solution for a customer’s IT infrastructure and network needs, and include dedicated and cloud hosting services, utility and computing storage, consulting and managed security services. We expect increasing pricing pressure on the managed hosting business from competing cloud hosting offerings. However, we remain focused on expanding our managed hosting business, specifically in our cloud hosting offerings, which we believe is a key to growth. We believe that we have continued to strengthen our position in the cloud hosting market by adding differentiating features to our cloud hosting products; and

•

Operating efficiencies. We continue to evaluate our operating structure and focus. This involves balancing our segment workforce in response to our workload requirements, productivity improvements and changes in industry, competitive, technological and regulatory conditions.

The following table summarizes the results of operations from our enterprise markets—data hosting segment:

	Enterprise Markets—Data Hosting Segment
	Years Ended December 31,		Increase / (Decrease)
	2012	2011	CenturyLink	Qwest	Savvis	Total
	(Dollars in millions)
Segment revenues:
Strategic services	$1,114	490	50	8	566	624

Total revenues	1,114	490	50	8	566	624

Segment expenses:
Direct	940	415	56	11	458	525
Allocated	(72)	(46)	1	(10)	(17)	(26)

Total expenses	868	369	57	1	441	499

Segment income	$246	121	(7)	7	125	125

Segment margin percentage	22%	25%

Segment Income

The acquisition of Savvis on July 15, 2011 substantially increased the scale of our enterprise markets—data hosting segment, resulting in an increase of $125 million in our segment income for the year ended December 31, 2012 as compared to the year ended December 31, 2011.

Segment Revenues

Savvis operations accounted for 97% of our enterprise markets—data hosting segment revenues for the year ended December 31, 2012. Growth in strategic services is driven by roughly equivalent increases in both colocation and managed hosting.

Segment Expenses

Excluding the expenses attributable to the Legacy Qwest and Legacy Savvis acquisitions, enterprise markets—data hosting segment direct expenses increased for the year ended December 31, 2012 as compared to the year ended December 31, 2011 primarily due to increases in salaries and benefits caused by a higher headcount and an increase in facility costs.

Due to the continuing use of Legacy Savvis accounting systems, the direct expenses of our enterprise markets—data hosting segment includes certain data communication, operational, and selling, general, and administrative costs that are allocated to our other three segments and are offset by corporate allocated expenses which resulted in a negative net allocation impact.

Other Operational Matters

Approximately 26% of our employees are subject to collective bargaining agreements that expired on October 6, 2012. We are currently negotiating the terms of new agreements. In the meantime, the predecessor agreements have been extended, and the applicable unions have agreed to provide us with at least 24 hour advance notice before terminating those predecessor agreements. If we fail to extend or renegotiate our collective bargaining agreements with our labor unions, or if our unionized employees were to engage in a strike or other work stoppage, our business and operating results could be materially harmed. See “Risk Factors—Other Risks Affecting Our Business” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2012. To help mitigate this potential risk, we have established contingency plans in which we would assign trained, non-represented employees to cover jobs for represented employees in the event of a work stoppage to provide continuity for our customers.

Critical Accounting Policies and Estimates

Our consolidated financial statements are prepared in accordance with accounting principles that are generally accepted in the United States. The preparation of these consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. We have identified certain policies and estimates as critical to our business operations and the understanding of our past or present results of operations related to (i) business combinations; (ii) goodwill, customer relationships and other intangible assets; (iii) property, plant and equipment; (iv) pension and post-retirement benefits; (v) loss contingencies and litigation reserves; and (vi) income taxes. These policies and estimates are considered critical because they had a material impact, or they have the potential to have a material impact, on our consolidated financial statements and because they require significant judgments, assumptions or estimates. We believe that the estimates, judgments and assumptions made when accounting for the items described below are reasonable, based on information available at the time they are made. However, there can be no assurance that actual results will not differ from those estimates.

Business Combinations

We have accounted for our acquisitions of Qwest on April 1, 2011 and Savvis on July 15, 2011 under the acquisition method of accounting, whereby the tangible and separately identifiable intangible assets acquired and liabilities assumed are recognized at their estimated fair values at the acquisition date. The portion of the purchase price in excess of the estimated fair value of the net tangible and separately identifiable intangible assets acquired represents goodwill. The estimates of fair value and resulting allocation of the purchase price related to our acquisitions of Qwest and Savvis involved significant estimates and judgments by our management. In arriving at the fair values of assets acquired and liabilities assumed, we considered the following generally accepted valuation approaches: the cost approach, income approach and market approach. Our estimates also included assumptions about projected growth rates, cost of capital, effective tax rates, tax amortization periods, technology life cycles, the regulatory and legal environment and industry and economic trends. Small changes in the underlying assumptions could impact the estimates of fair value by material amounts, which could in turn materially impact our results of operations.

Goodwill, Customer Relationships and Other Intangible Assets

We amortize customer relationships over primarily over an estimated life of 10 years to 12.5 years, using either the sum-of-the-years-digits or straight-line methods, depending on the type of customer. We amortize capitalized software, which consists primarily of assets obtained from the Qwest acquisition, using the straight-line method over estimated lives ranging up to seven years. Approximately $237 million of our capitalized software represents costs to develop an integrated billing and customer care system and is being amortized over a 20 year period that began in 2004. We amortize trade names and patent assets predominantly using the sum-of-the-years digits over an estimated life of four years. Other intangible assets not arising from business combinations are initially recorded at cost. Where there are no legal, regulatory, contractual or other factors that would reasonably limit the useful life of an intangible asset, we classify the intangible asset as indefinite-lived and such intangible assets are not amortized. We periodically review the estimated lives and methods used to amortize our other intangible assets. The amount of future amortization expense may differ materially from current amounts, depending on the results of our periodic reviews.

Our long-lived intangible assets with indefinite lives are tested for impairment annually, or, under certain circumstances, more frequently, such as when events or circumstances indicate there may be an impairment. These assets are carried at historical cost if their estimated fair value is greater than their carrying amounts. However, if their estimated fair value is less than the carrying amount, other indefinite-lived intangible assets are reduced to their estimated fair value through an impairment charge to our consolidated statements of operations. We early adopted the provisions of Accounting Standards Update (“ASU”) 2012-2, Intangibles—Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment, during the fourth quarter of 2012, which allows us the option to first review qualitative factors to determine the likelihood of whether the indefinite-lived intangible asset is impaired before performing a qualitative impairment test. Under this approach, if we determine that it is more likely than not that the indefinite-lived intangible asset is impaired, we will be required to compute and compare the fair value of the indefinite-lived intangible asset to its carrying amount to determine and measure the impairment loss, if any. We completed our qualitative assessment as of December 31, 2012 and concluded it is not more likely than not that our indefinite-lived intangible assets are impaired; thus, no impairment charge was recorded in 2012.

Our goodwill was derived from numerous acquisitions where the purchase price exceeded the fair value of the net assets acquired. For more information on our recent acquisitions and resulting fair values, see Note 2—Acquisitions to the consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2012.

We are required to reassign goodwill to reporting units each time we reorganize our internal reporting structure which causes a change in our operating segments. Goodwill is reassigned to the reporting units using a relative fair value allocation approach. We utilize the earnings before interest, tax and depreciation as our allocation methodology as it represents a reasonable proxy for the fair value of the operations being reorganized.

We have attributed our goodwill balance to our segments at December 31, 2012 as follows:

(Dollars in millions)
Regional markets	$15,170
Wholesale markets	3,283
Enterprise markets—network	1,788
Enterprise markets—data hosting	1,491

Total goodwill	$21,732

For additional information on the April 1, 2012 reorganization of our segments, see Note 13—Segment Information to the consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2012.

We are required to test goodwill for impairment at least annually, or more frequently if events or a change in circumstances indicate that an impairment may have occurred. We are required to write-down the value of goodwill in periods in which the recorded amount of goodwill exceeds the fair value. Our reporting units, which we refer to as our segments, are not discrete legal entities with discrete financial statements. Our assets and liabilities are employed in and relate to the operations of multiple reporting units. Therefore, each time we perform goodwill impairment analysis on a reporting unit, we estimate the equity carrying value and future cash flows of each of our segments using allocation methodologies. Certain estimates, judgments and assumptions are required to perform these allocations. We believe these estimates, judgments and assumptions to be reasonable, but slight changes in many of these can significantly affect each reporting unit’s equity carrying value and future cash flows utilized for our goodwill impairment test. Our annual measurement date for testing goodwill impairment is September 30. As of September 30, 2012, we tested for goodwill impairment on our reporting units, which were our four operating segments (regional markets, wholesale markets, enterprise markets—network and enterprise markets—data hosting) that we recognized following our internal reorganization earlier in 2012.

In the third quarter of 2011, we adopted the provisions of ASU 2011-08, Testing Goodwill for Impairment, which permits us to make a qualitative assessment of whether it is more likely than not that a reporting unit’s estimated fair value is less than its carrying amount before applying the two-step goodwill impairment test, which requires us (i) in step one, to identify potential impairments by comparing the estimated fair value of a reporting unit against its carrying value and (ii) in step two, to quantify any impairment identified in step one. At September 30, 2012, as a result of the April 1, 2012 internal reorganization of our four segments we did not have a baseline valuation to perform a qualitative assessment. We estimated the fair value of our four segments using an equal weighting based on a market approach and a discounted cash flow method. The market approach includes the use of comparable multiples of publicly traded companies whose services are comparable to ours. The discounted cash flow method is based on the present value of projected cash flows and a terminal value, which represents the expected normalized cash flows of the segments beyond the cash flows from the discrete nine-year projection period. We discounted the estimated cash flows for our regional markets, wholesale markets, and enterprise markets—network segments using a rate that represents a market participant’s weighted average cost of capital, which we determined to be approximately 6.0% as of the measurement date (which was comprised of an after-tax cost of debt of 3.2% and a cost of equity of 8.4%). We discounted the estimated cash flows of our enterprise markets—data hosting segment using a rate that represents a market participant’s estimated weighted average cost of capital, which we determined to be approximately 11.0% as of the measurement date (which was comprised of an after-tax cost of debt of 3.2% and a cost of equity of 12.0%). We also reconciled the estimated fair values of the segments to our market capitalization as of September 30, 2012 and concluded that the indicated implied control premium of approximately 14% was reasonable based on recent transactions in the market place. Based on our analysis performed with respect to our reporting units described above, we concluded that our goodwill was not impaired as of September 30, 2012.

As of September 30, 2012, based on our analysis performed with respect to our four reporting units, the estimated fair value of our equity exceeded our carrying value of equity for our regional markets, wholesale markets, enterprise markets—network and enterprise markets—data hosting segments by 19%, 130%, 78% and 10%, respectively.

We may be required to assess our goodwill for impairment before our next required testing date of September 30, 2013 under certain circumstances, including any failure of our future operating results to meet forecasted expectations or any significant increases in our weighted average cost of capital. In addition, we cannot assure that adverse conditions will not trigger future goodwill impairment testing or an impairment charge. A number of factors, many of which we have no ability to control, could affect our financial condition, operating results and business prospects and could cause our actual results to differ from the estimates and assumptions we employed in our goodwill impairment testing. These factors include, but are not limited to, (i) further weakening in the overall economy; (ii) a significant decline in our stock price and resulting market capitalization; (iii) changes in the discount rate; (iv) successful efforts by our competitors to gain market share in our markets; (v) adverse changes as a result of regulatory actions; (vi) a significant adverse change in legal factors or in the overall business climate; and (vii) recognition of a goodwill impairment loss in the financial statements of a subsidiary that is a component of our reporting units. For additional information, see “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2012. We will continue to monitor certain events that impact our operations to determine if an interim assessment of goodwill impairment should be performed prior to the next required testing date of September 30, 2013.

Property, Plant and Equipment

Property, plant and equipment acquired in connection with our acquisitions was recorded based on its estimated fair value as of its acquisition date. Property, plant and equipment purchased subsequent to our acquisitions is recorded at cost plus the estimated value of any associated legally or contractually required asset retirement obligation. Renewals and betterments of plant and equipment are capitalized while repairs, as well as renewals of minor items, are charged to operating expense. Depreciation of property, plant and equipment is provided on the straight-line method using class or overall group rates. The group method provides for the recognition of the remaining net investment, less anticipated net salvage value, over the remaining useful life of the assets. This method requires the periodic revision of depreciation rates.

Normal retirements of property, plant and equipment are charged against accumulated depreciation, with no gain or loss recognized. Other types of property, plant and equipment are stated at cost and, when sold or retired, a gain or loss is recognized. We depreciate such property on the straight-line method over estimated service lives ranging from 3 to 45 years.

We perform annual internal reviews to evaluate the reasonableness of the depreciable lives for our property, plant and equipment. Our reviews utilize models that take into account actual usage, physical wear and tear, replacement history, assumptions about technology evolution and, in certain instances, actuarially determined probabilities to estimate the remaining life of our asset base.

Due to rapid changes in technology and the competitive environment, selecting the estimated economic life of telecommunications plant, equipment and software requires a significant amount of judgment. We regularly review data on utilization of equipment, asset retirements and salvage values to determine adjustments to our depreciation rates. The effect of a hypothetical one year increase or decrease in the estimated remaining useful lives of our property, plant and equipment would have decreased depreciation by approximately $460 million or increased depreciation by approximately $650 million, respectively.

We review long-lived assets, other than goodwill and other intangible assets with indefinite lives, for impairment whenever facts and circumstances indicate that the carrying amounts of the assets may not be recoverable. For measurement purposes, long-lived assets are grouped with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities, absent a material change in operations. An impairment loss is recognized only if the carrying amount of the asset group is not recoverable and exceeds its fair value. Recoverability of the asset group to be held and used is measured by comparing the carrying amount of the asset group to the estimated undiscounted future net cash flows expected to be generated by the asset group. If the asset group’s carrying value is not recoverable, an impairment charge is recognized for the amount by which the carrying amount of the asset group exceeds its fair value. We determine fair values by using a combination of comparable market values and discounted cash flows, as appropriate. During 2012, we did not incur changes in events or circumstances that would indicate that the carrying amounts of our long-lived assets, other than goodwill and other intangible assets with indefinite lives, may not be recoverable. As a result, no impairment charge was recorded in 2012.

Pension and Post-Retirement Benefits

We sponsor several noncontributory defined benefit pension plans (referred to as our pension plans) for a substantial portion of our employees. In addition to these tax “qualified” pension plans, we also maintain several non-qualified pension plans for certain eligible highly compensated employees. We also maintain post-retirement benefit plans that provide health care and life insurance benefits for certain eligible retirees.

Pension and post-retirement health care and life insurance benefits attributed to eligible employees’ service during the year, as well as interest on benefit obligations, are accrued currently. Pension and post-retirement benefit expenses are recognized over the period in which the employee renders service and becomes eligible to receive benefits as determined using the projected unit credit method. Pension prior service costs and certain actuarial gains and losses are recognized as components of net periodic expense over the average remaining service period of participating employees expected to receive benefits. Post-retirement healthcare prior service costs are recognized as components of net periodic expense over the average expected years to full benefit eligibility for active employees. Certain post-retirement actuarial gains or losses are amortized on a straight-line basis over the average expected future working lifetime of active employees.

In computing the pension and post-retirement health care and life insurance benefits expenses and obligations, the most significant assumptions we make include discount rate, expected rate of return on plan assets, health care trend rates and our evaluation of the legal basis for plan amendments. The plan benefits covered by collective bargaining agreements as negotiated with our employees’ unions can also significantly impact the amount of expense, benefit obligations and pension assets that we record.

The discount rate is the rate at which we believe we could effectively settle the benefit obligations as of the end of the year. We selected the discount rate based on a cash flow matching analysis using hypothetical yield curves developed by an actuarial firm from U.S. corporate bonds rated high quality and projections of the future benefit payments that constitute the projected benefit obligation for the plans. This process establishes the uniform discount rate that produces the same present value of the estimated future benefit payments as is generated by discounting each year’s benefit payments by a spot rate applicable to that year. The spot rates used in this process are derived from a yield curve created from yields on the 60th to 90th percentile of U.S. high quality bonds.

The expected rate of return on plan assets is the long-term rate of return we expect to earn on the plans’ assets in the future. The rate of return is determined by the strategic allocation of plan assets and the long-term risk and return forecast for each asset class. The forecasts for each asset class are generated primarily from an analysis of the long-term expectations of various third party investment management organizations. The expected rate of return on plan assets is reviewed annually and revised, as necessary, to reflect changes in the financial markets and our investment strategy.

To compute the expected return on pension and post-retirement benefit plan assets, we apply an expected rate of return to the fair value of the pension plan assets and to the fair value of the post-retirement benefit plan assets adjusted for contribution timing and for projected benefit payments to be made from the plan assets. Annual market volatility for these assets is reflected in subsequent years’ net periodic combined benefits expense.

Changes in any of the above factors could significantly impact operating expenses in the consolidated statements of operations and other comprehensive (loss) income in the consolidated statements of comprehensive (loss) income as well as the value of the liability and accumulated other comprehensive income (loss) of stockholders’ equity on our consolidated balance sheets. The expected return on plan assets is reflected as a reduction to our pension and post-retirement benefit expense. If our assumed expected rates of return for 2012 were 100 basis points lower, our qualified pension and post-retirement benefit expenses would have increased by $118 million. If our assumed discount rates for 2012 were 100 basis points lower, our qualified pension and post-retirement benefit expenses would have increased by $78 million and our projected benefit obligation would have increased by approximately $2.2 billion. An increase of 100 basis points in the initial healthcare cost trend rate would have increased our post-retirement benefit expense by $11 million and increased our projected post-retirement benefit obligation by $77 million.

The trusts for the pension and post-retirement benefits plans hold investments in equities, fixed income, real estate and other assets such as private equity assets. The assets held by these trusts are reflected at estimated fair value as of December 31, 2012. For additional information on our trust investments, see Note 8—Employee Benefits to the consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2012.

Loss Contingencies and Litigation Reserves

We are involved in several material legal proceedings, as described in more detail in “Legal Proceedings” in Item 3 of our Annual Report on Form 10-K for the year ended December 31, 2012. We assess potential losses in relation to these and other pending or threatened tax and legal matters. For matters not related to income taxes, if a loss is considered probable and the amount can be reasonably estimated, we recognize an expense for the estimated loss. To the extent these estimates are more or less than the actual liability resulting from the resolution of these matters, our earnings will be increased or decreased accordingly. If the differences are material, our consolidated financial statements could be materially impacted. If a loss is considered reasonably possible, we disclose the estimate of the potential loss if material but we do not recognize any expense for the potential loss.

For matters related to income taxes, we determine that if the impact of an uncertain tax position is more likely than not to be sustained upon audit by the relevant taxing authority, then we recognize a benefit for the largest amount that is more likely than not to be sustained. No portion of an uncertain tax position will be recognized if the position has less than a 50% likelihood of being sustained. Though the validity of any tax position is a matter of tax law, the body of statutory, regulatory and interpretive guidance on the application of the law is complex and often ambiguous. Because of this, whether a tax position will ultimately be sustained may be uncertain. The overall tax liability recorded for uncertain tax positions as of the successor dates of December 31, 2012 and December 31, 2011, considers the anticipated utilization of any applicable tax credits and net operating losses (“NOLs”).

Income Taxes

Our provision for income taxes includes amounts for tax consequences deferred to future periods. We record deferred income tax assets and liabilities reflecting future tax consequences attributable to tax net operating losses, or NOLs, tax credit carryforwards and differences between the financial statement carrying value of assets and liabilities and the tax bases of those assets and liabilities. Deferred taxes are computed using enacted tax rates expected to apply in the year in which the differences are expected to affect taxable income. The effect on deferred income tax assets and liabilities of a change in tax rate is recognized in earnings in the period that includes the enactment date.

The measurement of deferred taxes often involves the exercise of considerable judgment related to the realization of tax basis. Our deferred tax assets and liabilities reflect our assessment that tax positions taken in filed tax returns and the resulting tax basis, are more likely than not to be sustained if they are audited by taxing authorities. Also, assessing tax rates that we expect to apply and determining the years when the temporary differences are expected to affect taxable income requires judgment about the future apportionment of our income among the states in which we operate. Any changes in our practices or judgments involved in the measurement of deferred tax assets and liabilities could materially impact our financial condition or results of operations.

We record deferred income tax assets and liabilities as described above. Valuation allowances are established when necessary to reduce deferred income tax assets to amounts that we believe are more likely than not to be recovered. We evaluate our deferred tax assets quarterly to determine whether adjustments to our valuation allowance are appropriate in light of changes in facts or circumstances, such as changes in tax law, interactions with taxing authorities and developments in case law. In making this evaluation, we rely on our recent history of pre-tax earnings, estimated timing of future deductions and benefits represented by the deferred tax assets and our forecasts of future earnings, the latter two of which involve the exercise of significant judgment. At December 31, 2012, we established a valuation allowance of $281 million, primarily related to state NOLs, as it is more likely than not that this amount will not be utilized prior to expiration. If forecasts of future earnings and the nature and estimated timing of future deductions and benefits change in the future, we may determine that a valuation allowance for certain deferred tax assets is appropriate, which could materially impact our financial condition or results of operations. See Note 12—Income Taxes to the consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2012 for additional information.

LIQUIDITY AND CAPITAL RESOURCES

Overview

At December 31, 2012, we held cash and cash equivalents of $211 million and we had $1.180 billion available under our $2 billion revolving credit facility (referred to as our “Credit Facility”, which is described further below). At December 31, 2012, cash and cash equivalents of $58 million were held in foreign bank accounts for the purpose of funding our foreign operations. Repatriation of some foreign balances is restricted by local law and subject to United States federal income taxes, less applicable foreign tax credits. Excluding cash used for acquisitions, we have generally relied on cash generated by operations and our Credit Facility to fund our operating and capital expenditures and other cash requirements.

At December 31, 2012, we had a working capital deficit of $982 million, reflecting current liabilities of $4.595 billion and current assets of $3.613 billion, compared to negative working capital of $500 million at December 31, 2011. The unfavorable change in our working capital position is primarily due to an increase in current maturities of long-term debt of $725 million, partially offset by a decrease in accounts payable of $193 million. We anticipate that our existing cash balances and net cash provided by operating activities will enable us to meet our other current obligations, fund capital expenditures and pay dividends to our shareholders. We also may draw on our Credit Facility as a source of liquidity if and when necessary.

We currently expect to continue our current practice of paying quarterly cash dividends in respect of our common stock, subject to our board’s discretion to modify or terminate this practice at any time.

Credit Facilities

On April 6, 2012, we amended and restated our $1.7 billion revolving credit facility to increase the aggregate principal amount available to $2 billion and to extend the maturity date to April 2017. This amended credit facility (the “Credit Facility”) has 18 lenders, with commitments ranging from $2.5 million to $181 million and allows us to obtain revolving loans and to issue up to $400 million of letters of credit, which upon issuance reduce the amount available for other extensions of credit. Interest is assessed on borrowings using either the LIBOR or the base rate (each as defined in the Credit Facility) plus an applicable margin between 1.25% and 2.25% per annum for LIBOR loans and 0.25% and 1.25% per annum for base rate loans depending on our then current senior unsecured long-term debt rating. Our obligations under the Credit Facility are guaranteed by two of our wholly-owned subsidiaries, Embarq and QCII, and one of QCII’s wholly-owned subsidiaries. In the event of a ratings decline below “investment grade” as defined, Savvis and its operating subsidiaries will become guarantors of the Credit Facility. At December 31, 2012, we had $820 million in borrowings and no amounts of letters of credit outstanding under the Credit Facility.

Under the Credit Facility, we, and our indirect subsidiary, Qwest Corporation, must maintain a debt to EBITDA (earnings before interest, taxes, depreciation and amortization, as defined in our Credit Facility) ratio of not more than 4.0:1.0 and 2.85:1.0, respectively, as of the last day of each fiscal quarter for the four quarters then ended. The Credit Facility also contains a negative pledge covenant, which generally requires us to secure equally and ratably any advances under the Credit Facility if we pledge assets or permit liens on our property for the benefit of other debtholders. The Credit Facility also has a cross payment default provision, and the Credit Facility and certain of our debt securities also have cross acceleration provisions. When present, these provisions could have a wider impact on liquidity than might otherwise arise from a default or acceleration of a single debt instrument. To the extent that our EBITDA (as defined in our Credit Facility) is reduced by cash settlements or judgments, including in respect of any of the matters discussed in Note 15—Commitments and Contingencies to the consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2012, our debt to EBITDA ratios under certain debt agreements will be adversely affected. This could reduce our financing flexibility due to potential restrictions on incurring additional debt under certain provisions of our debt agreements or, in certain circumstances, could result in a default under certain provisions of such agreements.

In April 2011, we entered into a $160 million uncommitted revolving letter of credit facility. At December 31, 2012, our outstanding letters of credit totaled $120 million under this facility.

Stock Repurchase Program

On February 13, 2013, we announced our board’s approval of a two-year program to repurchase up to an aggregate of $2.0 billion of our outstanding common stock. We expect to execute this share repurchase program primarily in open market transactions, subject to market conditions and other factors.

Debt and Other Financing Arrangements

Approximately $176 million of our CenturyLink, Inc. Series O 5.500% notes will mature on April 1, 2013, and $750 million of Qwest Corporation floating rate senior notes will mature on June 15, 2013. In addition, approximately $59 million of Embarq 6.875% notes and $50 million of Embarq 6.750% notes will mature on July 15, 2013 and August 15, 2013, respectively. Subject to market conditions, we expect to continue to issue debt securities from time to time in the future to refinance a substantial portion of our maturing debt, including issuing QC debt securities to refinance its maturing debt. The availability, interest rate and other terms of any new borrowings will depend on the ratings assigned to us and QC by credit rating agencies, among others factors.

Following our announcement on February 13, 2013 of changes in our capital allocation plans, one credit agency downgraded CenturyLink’s debt credit ratings and another indicated that it has placed CenturyLink’s debt credit ratings under review for a downgrade. As of the date of our Annual Report on Form 10-K for the year ended December 31, 2012, the credit ratings for the senior unsecured debt of CenturyLink, Inc. and Qwest Corporation were as follows:

Agency	CenturyLink, Inc.	Qwest Corporation
Standard & Poor’s	BB	BBB-
Moody’s Investors Service, Inc.	Baa3 (under review for downgrade)	Baa3 (under review for downgrade)
Fitch Ratings	BB+	BBB-

Additional downgrades of CenturyLink’s senior unsecured debt ratings could under certain circumstances incrementally increase the cost of our borrowing under the Credit Facility or require us to add a couple of additional subsidiary guarantors thereunder. In addition, the recent actions of the credit agencies, and any additional downgrades in the future, could impact our access to debt capital or further raise our borrowing costs. See “Risk Factors—Risks Affecting our Liquidity and Capital Resources” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2012.

Future Contractual Obligations

The following table summarizes our estimated future contractual obligations as of December 31, 2012:

	2013	2014	2015	2016	2017	2018 and thereafter	Total
	(Dollars in millions)
Long-term debt, including current maturities and capital lease obligations	$1,205	781	545	1,488	2,313	14,255	20,587
Interest on long-term debt and capital leases(1)	1,317	1,279	1,220	1,148	1,034	14,397	20,395
Operating leases	297	252	219	183	156	964	2,071
Purchase commitments(2)	213	76	53	45	41	96	524
Post-retirement benefit obligation	74	73	72	70	68	1,100	1,457
Non-qualified pension obligations	6	5	5	5	5	22	48
Unrecognized tax benefits(3)	—	—	—	—	—	87	87
Other	14	4	5	8	11	135	177

Total future contractual obligations(4)	$3,126	2,470	2,119	2,947	3,628	31,056	45,346

(1)	Actual interest paid in all years may differ due to future refinancing of debt. Interest on our floating rate debt was calculated for all years using the rates effective at December 31, 2012.
(2)	We have various long-term, non-cancelable purchase commitments for advertising and promotion services, including advertising and marketing at sports arenas and other venues and events. We also have service related commitments with various vendors for data processing, technical and software support services. Future payments under certain service contracts will vary depending on our actual usage. In the table above we estimated payments for these service contracts based on the level of services we expect to receive.
(3)	Represents the amount of tax and interest we would pay for our unrecognized tax benefits. Of our total balance of unrecognized tax benefits of $78 million and related estimated interest and penalties of $33 million, only $87 million would result in future cash payments if our tax positions were not upheld. The remaining $24 million is an unrecognized tax benefit in the form of a refund claim that, if not granted, would not result in a cash payment and therefore is not included in the table above. See Note 12—Income Taxes to the consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2012 for additional information. The timing of any payments for our unrecognized tax benefits cannot be predicted with certainty; therefore, such amount is reflected in the “2018 and thereafter” column in the above table.

(4)	The table is limited to contractual obligations only and does not include:

•	contingent liabilities;

•	our open purchase orders as of December 31, 2012. These purchase orders are generally issued at fair value, and are generally cancelable without penalty;

•

other long-term liabilities, such as accruals for legal matters and other taxes that are not contractual obligations by nature. We cannot determine with any degree of reliability the years in which these liabilities might ultimately settle;

•

cash funding requirements for qualified pension benefits payable to certain eligible current and future retirees. Benefits paid by our qualified pension plans are paid through trusts. Cash funding requirements for these trusts are not included in this table as we are not able to reliably estimate required contributions to the trusts. Our funding projections are discussed further below;

•

certain post-retirement benefits payable to certain eligible current and future retirees. Not all of our post-retirement benefit obligation amount is a contractual obligation and only the portion that we believe is a contractual obligation is reported in the table. See additional information on our benefits plans in Note 8—Employee Benefits to the consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2012;

•

contract termination fees. These fees are non-recurring payments, the timing and payment of which, if any, is uncertain. In the ordinary course of business and to optimize our cost structure, we enter into contracts with terms greater than one year to use the network facilities of other carriers and to purchase other goods and services. Our contracts to use other carriers’ network facilities generally have no minimum volume requirements and are based on an interrelationship of volumes and discounted rates. Assuming we terminate these contracts in 2013, the contract termination fees would be approximately $495 million. Under the same assumption, termination fees for these contracts to purchase goods and services would be $31 million. In the normal course of business, we do not believe payment of these fees is likely; and

•

potential indemnification obligations to counterparties in certain agreements entered into in the normal course of business. The nature and terms of these arrangements vary. Historically, we have not incurred significant costs related to performance under these types of arrangements.

Capital Expenditures

We incur capital expenditures on an ongoing basis in order to enhance and modernize our networks, compete effectively in our markets and expand our service offerings. We evaluate capital expenditure projects based on a variety of factors, including expected strategic impacts (such as forecasted revenue growth, operating, productivity, expense or service impacts) and our expected return on investment. The amount of capital investment is influenced by, among other things, demand for our services and products, cash flow generated by operating activities, cash required for other purposes and regulatory considerations. We estimate our total 2013 capital expenditures to be approximately $2.85 billion to $3.05 billion.

Our capital expenditures continue to be focused on our strategic services such as video, broadband and managed hosting services. In particular, we expect to continue to focus on expanding our fiber infrastructure, including installations of “fiber to the tower,” which is a type of telecommunications network consisting of fiber-optic cables that run from a wireless carrier’s mobile telephone switching office to cellular towers to enable the delivery of higher bandwidth services supporting mobile technologies than would otherwise generally be available through a more traditional copper-based telecommunications network. For more information on capital spending, see Items 1 and 1A of our Annual Report on Form 10-K for the year ended December 31, 2012.

We have agreed to accept approximately $35 million of the $90 million available to us from Phase 1 of the FCC’s Connect America Fund (“CAF”) established by Congress to help telecommunications carriers defray the cost of providing broadband access to remote customers. We intend to use the funds to deploy broadband service for up to 45,000 homes in unserved rural areas principally in Colorado, Minnesota, New Mexico, Virginia and Washington. We determined that restrictions on the use of these funds have made acceptance of additional CAF funds uneconomical. We have, however, filed with the FCC a waiver application, which, if granted, would allow us to deploy broadband services with CAF funds to approximately 60,000 more homes in high-cost unserved areas in our markets. We received approximately $32 million in CAF funds during 2012 and received approximately $3 million in January 2013.

Pension and Post-retirement Benefit Obligations

We are subject to material obligations under our existing defined benefit pension plans and other post-retirement benefit plans. The accounting unfunded status as of December 31, 2012 of our defined pension plans and other post-retirement benefit obligations were $2.6 billion and $3.4 billion, respectively. See Note 8—Employee Benefits to the consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2012 for additional information about our pension and other post-retirement benefit arrangements.

Benefits paid by our qualified pension plans are paid through a trust that holds all plan assets. We made cash contributions of $32 million during the year ended December 31, 2012 to our qualified pension plans. In the first quarter of 2013, we made cash contributions totaling $147 million. Based on current laws and circumstances, we do not expect any further required contributions to the plans for the remainder of 2013. For information on a 2012 law that reduced the amount of our required pension plan cash contributions, please see our Quarterly Report on Form 10-Q for the quarter ended September 30, 2012.

Certain of our post-retirement health care and life insurance benefits plans are unfunded. Several trusts hold assets that are used to help cover the health care costs of certain retirees. As of December 31, 2012, the fair value of these trust assets was $626 million; however, a portion of these assets is comprised of investments with restricted liquidity. We estimate that the more liquid assets in the trust will be adequate to provide continuing reimbursements for covered post-retirement health care costs for approximately four years. Thereafter, covered benefits will be paid either directly by us or from the trusts as the remaining assets become liquid. This projected four year period could be substantially shorter or longer depending on returns on plan assets, the timing of maturities of illiquid plan assets and future changes in benefits.

Our estimated annual long-term rate of return on the pension plans trust assets is 7.50% and for the post-retirement plans trust assets ranges from 6.00% to 7.50% based on the assets currently held; however, actual returns could vary widely in any given year.

Historical Information

The following table summarizes our consolidated cash flow activities (which include cash flows from Savvis and Qwest after their respective acquisition dates):

	Years Ended December 31,		Increase (Decrease)
	2012	2011
	(Dollars in millions)
Net cash provided by operating activities	$6,065	4,201	1,864
Net cash used in investing activities	(2,690)	(3,647)	(957)
Net cash used in financing activities	(3,295)	(577)	2,718

	Years Ended December 31,		Increase (Decrease)
	2011	2010
	(Dollars in millions)
Net cash provided by operating activities	$4,201	2,045	2,156
Net cash used in investing activities	(3,647)	(859)	2,788
Net cash used in financing activities	(577)	(1,175)	(598)

The increase in net cash provided by operating activities for 2012 and 2011is primarily attributable to the acquisitions of Qwest and Savvis, which contributed net cash provided by operating activities of approximately $3.4 billion in 2012 and $2.2 billion in 2011. Our consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2012 provide information about the components of net income and differences between net income and net cash provided by operating activities. For additional information about our operating results, see “Results of Operations” above.

Net cash used in investing activities included payments for property, plant and equipment and capitalized software of $2.9 billion in 2012, including $1.9 billion for Qwest and Savvis’ capital expenditures. Net cash used in investing activities included payments for property, plant and equipment and capitalized software of $2.4 billion in 2011, including $1.3 billion for Qwest and Savvis’ post-acquisition capital expenditures, compared to $864 million in 2010. In addition, we paid $1.7 billion, net of $61 million cash received, for the acquisition of Savvis on July 15, 2011. Cash used in investing activities in 2011 was partially offset by cash acquired through the April 1, 2011 acquisition of Qwest of $419 million, net of $5 million cash paid.

Net cash used in financing activities increased in 2012 compared to 2011, primarily due to a net long-term debt pay down of $1.8 billion in 2012 versus a net long-term debt issuance of $1.1 billion in 2011, a $2.9 billion difference. This difference was primarily due to the $2 billion senior notes issued in June 2011 to finance the Savvis acquisition. Also contributing was a $255 million increase in dividends paid attributable to an increase in the average number of shares outstanding. These increases in cash used in financing activities were partially offset by a $631 million increase in net borrowings under our Credit Facility. Net cash used in financing activities decreased in 2011 primarily due to us receiving net debt proceeds in excess of payments of approximately $1.1 billion in 2011 versus debt payments of $500 million in 2010. In addition, our cash dividends paid increased $677 million in 2011 as compared to 2010 primarily as a result of the issuance of 308 million common shares in connection with our acquisitions of Qwest and Savvis in 2011.

On October 26, 2012, QCII redeemed all $550 million of its 8.00% Notes due 2015, which resulted in a gain of $15 million.

On August 29, 2012, certain subsidiaries of CenturyLink paid $29 million and $30 million, respectively, to retire its outstanding Rural Utilities Service and Rural Telephone Bank debt.

On August 15, 2012, CenturyLink paid at maturity the $318 million principal amount of its 7.875% Notes.

On July 20, 2012, QC redeemed all $484 million of its 7.50% Notes due 2023, which resulted in an immaterial loss.

On June 25, 2012, QC issued $400 million aggregate principal amount of 7.00% Notes due 2052 in exchange for net proceeds, after deducting underwriting discounts and expenses, of $387 million. The Notes are unsecured obligations and may be redeemed, in whole or in part, on or after July 1, 2017 at a redemption price equal to 100% of the principal amount redeemed plus accrued interest.

On May 17, 2012, QCII redeemed $500 million of its 7.50% Notes due 2014, which resulted in an immaterial gain.

On April 23, 2012, Embarq redeemed the remaining $200 million of its 6.738% Notes due 2013, which resulted in an immaterial loss.

On April 18, 2012, CenturyLink entered into a term loan in the amount of $440 million with CoBank and several other Farm Credit System banks. This term loan is payable in 29 consecutive quarterly installments of $5.5 million in principal plus interest through April 18, 2019, when the balance will be due. We have the option of paying monthly interest based upon either London Interbank Offered Rate (“LIBOR”) or the base rate (as defined in the credit agreement) plus an applicable margin between 1.50% to 2.50% per annum for LIBOR loans and 0.50% to 1.50% per annum for base rate loans depending on our then current senior unsecured long-term debt rating. Our term loan is guaranteed by two of our wholly-owned subsidiaries, Embarq and Qwest Communications International Inc (“QCII”), and one of QCII’s wholly-owned subsidiaries. The remaining terms and conditions of our term loan are substantially similar to those set forth in our Credit Facility (as described further in Note 4—Long-Term Debt and Credit Facilities to the consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2012).

On April 18, 2012, QC completed a cash tender offer to purchase a portion of its $811 million of 8.375% Notes due 2016 and its $400 million of 7.625% Notes due 2015. With respect to its 8.375% Notes due 2016, QC received and accepted tenders of approximately $575 million aggregate principal amount of these notes, or 71%, for $722 million including a premium, fees and accrued interest. With respect to its 7.625% Notes due 2015, QC received and accepted tenders of approximately $308 million aggregate principal amount of these notes, or 77%, for $369 million including a premium, fees and accrued interest. The completion of these tender offers resulted in a loss of $46 million.

On April 2, 2012, QC issued $525 million aggregate principal amount of 7.00% Notes due 2052 in exchange for net proceeds, after deducting underwriting discounts and expenses, of $508 million. The Notes are unsecured obligations and may be redeemed, in whole or in part, on or after April 1, 2017 at a redemption price equal to 100% of the principal amount redeemed plus accrued interest.

On April 2, 2012, Embarq completed a cash tender offer to purchase a portion of its $528 million of 6.738% Notes due 2013 and its $2.0 billion of 7.082% Notes due 2016. With respect to its 6.738% Notes due 2013, Embarq received and accepted tenders of approximately $328 million aggregate principal amount of these notes, or 62%, for $360 million including a premium, fees and accrued interest. With respect to its 7.082% Notes due 2016, Embarq received and accepted tenders of approximately $816 million aggregate principal amount of these notes, or 41%, for $944 million including a premium, fees and accrued interest. The completion of these tender offers resulted in a loss of $144 million.

On March 12, 2012, CenturyLink issued (i) $650 million aggregate principal amount of 7.65% Senior Notes due 2042 in exchange for net proceeds, after deducting underwriting discounts, of approximately $644 million and (ii) $1.4 billion aggregate principal amount of 5.80% Senior Notes due 2022 in exchange for net proceeds, after deducting underwriting discounts, of approximately $1.389 billion. The Notes are unsecured obligations and may be redeemed at any time on the terms and conditions specified therein.

On March 1, 2012, QCII redeemed $800 million of its 7.50% Notes due 2014, which resulted in an immaterial gain.

Certain Matters Related to Acquisitions

Qwest’s pre-existing debt obligations consisted primarily of debt securities issued by QCII and two of its subsidiaries while Savvis’ remaining long-term debt obligations consist primarily of capital leases, all of which are now included in our consolidated debt balances. The indentures governing Qwest’s debt securities contain customary covenants that restrict the ability of Qwest or its subsidiaries from making certain payments and investments, granting liens and selling or transferring assets. Based on current circumstances, we do not anticipate that these covenants will significantly restrict our ability to manage cash balances or transfer cash between entities within our consolidated group of companies as needed.

In accounting for the Qwest acquisition, we recorded Qwest’s debt securities at their estimated fair values, which totaled $12.292 billion as of April 1, 2011. Our acquisition date fair value estimates were based primarily on quoted market prices in active markets and other observable inputs where quoted market prices were not available. The fair value of Qwest’s debt securities exceeded their stated principal balances on the acquisition date by $693 million, which we recorded as a premium.

The table below summarizes the portions of this premium recognized as a reduction to interest expense or extinguished during the periods indicated:

	Years Ended December 31,		Total Since Acquisition
	2012	2011
	(Dollars in millions)
Amortized	$86	154	240
Extinguished(1)	177	58	235

Total premiums recognized	$263	212	475

(1)	See “Debt and Other Financing Arrangements” for more information

The remaining premium of $218 million as of December 31, 2012 will reduce interest expense in future periods, unless otherwise extinguished.

Net Operating Loss Carryforwards

We are currently using federal NOLs to offset a portion of our federal taxable income. We expect to deplete a significant portion of these NOLs and certain other deferred tax attributes by 2014, and substantially all of these tax benefits by 2015. Once our NOLs are fully utilized, we expect that the amounts of our cash flows dedicated to the payment of federal taxes will increase substantially. The amounts of those payments will depend upon many factors, including future earnings, tax law changes and future tax circumstances. For additional information, see “Risk Factors—Risks Related to our Recent Acquisitions” appearing in Item 1A of Part II of our Annual Report on Form 10-K for the year ended December 31, 2012.

Other Matters

CenturyLink has cash management arrangements with certain of its principal subsidiaries, in which substantial portions of the subsidiaries’ cash is regularly advanced to CenturyLink. In accordance with generally accepted accounting principles, these advances are eliminated as intercompany transactions. Although CenturyLink periodically repays these advances to fund the subsidiaries’ cash requirements throughout the year, at any given point in time we may owe a substantial sum to our subsidiaries under these advances, which are not recognized on our consolidated balance sheets.

In connection with reclassifying certain wireless spectrum assets as assets held for sale, during the second quarter of 2012 we reclassified $154 million from “other intangible assets, net” to “current assets—other.” For more information on the sale of these assets, see “Business—Operations—Products and Services—Additional Information” in Item 1 of our Annual Report on Form 10-K for the year ended December 31, 2012.

We also are involved in various legal proceedings that could have a material adverse effect on our financial position. See Note 15—Commitment and Contingencies to the consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2012 for the current status of such legal proceedings, including matters involving Qwest.

MARKET RISK

We are exposed to market risk from changes in interest rates on our variable rate long-term debt obligations and fluctuations in certain foreign currencies. We seek to maintain a favorable mix of fixed and variable rate debt in an effort to limit interest costs and cash flow volatility resulting from changes in rates.

From time to time, we have used derivative instruments to (i) lock-in or swap our exposure to changing or variable interest rates for fixed interest rates or (ii) to swap obligations to pay fixed interest rates for variable interest rates. As of December 31, 2012, we had no such instruments outstanding. We have established policies and procedures for risk assessment and the approval, reporting and monitoring of derivative instrument activities. We do not hold or issue derivative financial instruments for trading or speculative purposes. Management periodically reviews our exposure to interest rate fluctuations and implements strategies to manage the exposure.

There were no material changes to market risks arising from changes in interest rates for the year ended December 31, 2012, when compared to the disclosures provided in our Annual Report on Form 10-K for the year ended December 31, 2011.

At December 31, 2012, we have approximately $19.9 billion (excluding capital lease and other obligations with a carrying amount of $734 million) of long-term debt outstanding, 89.9% of which bears interest at fixed rates and is therefore not exposed to interest rate risk. We had $2 billion floating rate debt exposed to changes in the London InterBank Offered Rate (LIBOR). A hypothetical increase of 100 basis points in LIBOR relative to this debt would decrease our annual pre-tax earnings by $20 million.

With our acquisition of Savvis in July 2011, we have become exposed to the risk of fluctuations in the foreign currencies in which its international operations are denominated, primarily the Euro, the British Pound, the Canadian Dollar, the Japanese Yen and the Singapore Dollar. As a consolidated entity, the percentage of revenues generated and costs incurred that are denominated in these currencies are immaterial. We use a sensitivity analysis to estimate our exposure to this foreign currency risk, measuring the change in financial position arising from hypothetical 10% change in the exchange rates of these currencies, relative to the U.S. Dollar with all other variables held constant. The aggregate potential change in the fair value of assets resulting from a hypothetical 10% change in these exchange rates was $18 million at December 31, 2012.

Certain shortcomings are inherent in the method of analysis presented in the computation of exposures to market risks. Actual values may differ materially from those presented above if market conditions vary from the assumptions used in the analyses performed. These analyses only incorporate the risk exposures that existed at December 31, 2012.

OFF-BALANCE SHEET ARRANGEMENTS

We have no special purpose or limited purpose entities that provide off-balance sheet financing, liquidity, or market or credit risk support and we do not engage in leasing, hedging, or other similar activities that expose us to any significant liabilities that are not (i) reflected on the face of the consolidated financial statements, (ii) disclosed in Note 15—Commitments and Contingencies to the consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2012, or in the Future Contractual Obligations table included above or (iii) discussed under the heading “Market Risk” above.

CONSOLIDATED FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Report of Management

The Shareholders

CenturyLink, Inc.:

Management has prepared and is responsible for the integrity and objectivity of our consolidated financial statements. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and necessarily include amounts determined using our best judgments and estimates.

Our consolidated financial statements have been audited by KPMG LLP, an independent registered public accounting firm, who have expressed their opinion with respect to the fairness of the consolidated financial statements. Their audit was conducted in accordance with standards of the Public Company Accounting Oversight Board (United States).

Management is responsible for establishing and maintaining adequate internal control over financial reporting, a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Under the supervision and with the participation of management, including our principal executive officer and principal financial officer, we conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). Based on our evaluation under the framework of COSO, management concluded that our internal control over financial reporting was effective at December 31, 2012. The effectiveness of our internal control over financial reporting at December 31, 2012 has been audited by KPMG LLP, as stated in their report which is included herein.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

The Audit Committee of the Board of Directors is composed of independent directors who are not officers or employees. The Committee meets periodically with the external auditors, internal auditors and management. The Committee considers the independence of the external auditors and the audit scope and discusses internal control, financial and reporting matters. Both the external and internal auditors have free access to the Committee.

/s/ R. Stewart Ewing, Jr.

R. Stewart Ewing, Jr.

Executive Vice President, Chief Financial Officer and Assistant Secretary

March 1, 2013

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

CenturyLink, Inc.:

We have audited the accompanying consolidated balance sheets of CenturyLink, Inc. and subsidiaries (the Company) as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income (loss), cash flows, and stockholders’ equity for each of the years in the three-year period ended December 31, 2012. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2012, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 1, 2013 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/ KPMG LLP

Shreveport, Louisiana

March 1, 2013

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

CenturyLink, Inc.:

We have audited CenturyLink, Inc. and subsidiaries’ (the Company) internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Report of Management. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control—Integrated Framework issued by the COSO.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of the Company as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income (loss), cash flows, and stockholders’ equity for each of the years in the three-year period ended December 31, 2012, and our report dated March 1, 2013 expressed an unqualified opinion on those consolidated financial statements.

/s/ KPMG LLP

Shreveport, Louisiana

March 1, 2013

CENTURYLINK, INC.

Consolidated Statements of Operations

	Years Ended December 31,
	2012	2011	2010
	(Dollars in millions, except per share amounts and shares in thousands)
OPERATING REVENUES	$18,376	15,351	7,042

OPERATING EXPENSES
Cost of services and products (exclusive of depreciation and amortization)	7,639	6,325	2,544
Selling, general and administrative	3,244	2,975	1,004
Depreciation and amortization	4,780	4,026	1,434

Total operating expenses	15,663	13,326	4,982

OPERATING INCOME	2,713	2,025	2,060
OTHER INCOME (EXPENSE)
Interest expense	(1,319)	(1,072)	(544)
Net loss on early retirement of debt	(179)	(8)	—
Other income	35	3	15

Total other income (expense)	(1,463)	(1,077)	(529)

INCOME BEFORE INCOME TAX EXPENSE	1,250	948	1,531
Income tax expense	473	375	583

NET INCOME	$777	573	948

BASIC AND DILUTED EARNINGS PER COMMON SHARE
BASIC	$1.25	1.07	3.13
DILUTED	$1.25	1.07	3.13
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
BASIC	620,205	532,780	300,619
DILUTED	622,285	534,121	301,297

See accompanying notes to consolidated financial statements.

CENTURYLINK, INC.

Consolidated Statements of Comprehensive (Loss) Income

	Years Ended December 31,
	2012	2011	2010
	(Dollars in millions)
NET INCOME	$777	573	948

OTHER COMPREHENSIVE (LOSS) INCOME:
Items related to employee benefit plans:
Change in net actuarial loss, net of $432, $508 and $32 tax	(694)	(812)	(53)
Change in net prior service credit, net of $4, $23 and $2 tax	(6)	(37)	(3)
Auction rate securities marked to market, net of $(1), $2 and $—tax	2	(4)	—
Auction rate securities settlements reclassified to net income, net of $(1), $—and $—tax	3	—	—
Foreign currency translation adjustment and other, net of $—, $2 and $—tax	6	(18)	—

Other comprehensive (loss) income	(689)	(871)	(56)

COMPREHENSIVE INCOME (LOSS)	$88	(298)	892

See accompanying notes to consolidated financial statements.

CENTURYLINK, INC.

Consolidated Balance Sheets

	December 31,
	2012	2011
	(Dollars in millions and shares in thousands)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$211	128
Accounts receivable, less allowance of $158 and $145	1,917	1,950
Income tax receivable	42	27
Deferred income taxes, net	891	1,019
Other	552	393

Total current assets	3,613	3,517

NET PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment	32,086	29,585
Accumulated depreciation	(13,054)	(10,141)

Net property, plant and equipment	19,032	19,444

GOODWILL AND OTHER ASSETS
Goodwill	21,732	21,732
Customer relationships, net	7,052	8,239
Other intangible assets, net	1,795	2,243
Other, net	796	869

Total goodwill and other assets	31,375	33,083

TOTAL ASSETS	$54,020	56,044

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Current maturities of long-term debt	$1,205	480
Accounts payable	1,207	1,400
Accrued expenses and other liabilities
Salaries and benefits	683	633
Income and other taxes	356	383
Interest	268	293
Other	234	255
Advance billings and customer deposits	642	573

Total current liabilities	4,595	4,017

LONG-TERM DEBT	19,400	21,356

DEFERRED CREDITS AND OTHER LIABILITIES
Deferred income taxes, net	3,644	3,800
Benefit plan obligations, net	5,844	4,855
Other	1,248	1,189

Total deferred credits and other liabilities	10,736	9,844

COMMITMENTS AND CONTINGENCIES (Note 15)
STOCKHOLDERS’ EQUITY
Preferred stock—non-redeemable, $25.00 par value, authorized 2,000 shares, issued and outstanding 7 and 9 shares	—	—
Common stock, $1.00 par value, authorized 1,600,000 and 800,000 shares, respectively, issued and outstanding 625,658 and 618,514 shares	626	619
Additional paid-in capital	19,079	18,901
Accumulated other comprehensive (loss) income	(1,701)	(1,012)
Retained earnings	1,285	2,319

Total stockholders’ equity	19,289	20,827

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$54,020	56,044

See accompanying notes to consolidated financial statements.

CENTURYLINK, INC.

Consolidated Statements of Cash Flows

	Years Ended December 31,
	2012	2011	2010
	(Dollars in millions)
OPERATING ACTIVITIES
Net income	$777	573	948
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,780	4,026	1,434
Deferred income taxes	394	395	132
Provision for uncollectible accounts	187	153	91
Long-term debt (premium) discount amortization	(88)	(148)	1
Net loss on early retirement of debt	179	8	—
Changes in current assets and current liabilities:
Accounts receivable	(154)	(102)	(118)
Accounts payable	(72)	(58)	(96)
Accrued income and other taxes	(14)	31	38
Other current assets and other current liabilities, net	16	(76)	(127)
Retirement benefits	(169)	(688)	(271)
Changes in other noncurrent assets and liabilities	161	(6)	(13)
Other, net	68	93	26

Net cash provided by operating activities	6,065	4,201	2,045

INVESTING ACTIVITIES
Payments for property, plant and equipment and capitalized software	(2,919)	(2,411)	(864)
Cash paid for Savvis acquisition, net of $61 cash acquired	—	(1,671)	—
Cash acquired in Qwest acquisition, net of $5 cash paid	—	419	—
Proceeds from sale of property and intangible assets	191	—	—
Other, net	38	16	5

Net cash used in investing activities	(2,690)	(3,647)	(859)

FINANCING ACTIVITIES
Net proceeds from issuance of long-term debt	3,362	4,102	—
Payments of long-term debt	(5,118)	(2,984)	(500)
Net borrowings (payments) on credit facility	543	(88)	74
Early retirement of debt costs	(346)	(114)	—
Dividends paid	(1,811)	(1,556)	(879)
Net proceeds from issuance of common stock	110	103	130
Repurchase of common stock	(37)	(31)	(17)
Other, net	2	(9)	17

Net cash used in financing activities	(3,295)	(577)	(1,175)

Effect of exchange rate changes on cash and cash equivalents	3	(22)	—

Net increase (decrease) in cash and cash equivalents	83	(45)	11
Cash and cash equivalents at beginning of period	128	173	162

Cash and cash equivalents at end of period	$211	128	173

Supplemental cash flow information:
Income taxes (paid) refunded, net	$(82)	$118	(424)
Interest (paid) (net of capitalized interest of $43, $25 and $13)	$(1,405)	$(1,225)	(548)

See accompanying notes to consolidated financial statements.

CENTURYLINK, INC.

Consolidated Statements of Stockholders’ Equity

	Years Ended December 31,
	2012	2011	2010
	(Dollars in millions)
COMMON STOCK (represents dollars and shares)
Balance at beginning of period	$619	305	299
Issuance of common stock to acquire Qwest, including shares issued in connection with share-based compensation awards	—	294	—
Issuance of common stock to acquire Savvis, including shares issued in connection with share-based compensation awards	—	14	—
Issuance of common stock through dividend reinvestment, incentive and benefit plans	8	6	6
Shares withheld to satisfy tax withholdings	(1)	—	—

Balance at end of period	626	619	305

ADDITIONAL PAID-IN CAPITAL
Balance at beginning of period	18,901	6,181	6,020
Issuance of common stock to acquire Qwest, including assumption of share-based compensation awards	—	11,974	—
Issuance of common stock to acquire Savvis, including assumption of share-based compensation awards	—	601	—
Issuance of common stock through dividend reinvestment, incentive and benefit plans	102	97	124
Shares withheld to satisfy tax withholdings	(34)	(30)	(16)
Share-based compensation and other, net	110	78	53

Balance at end of period	19,079	18,901	6,181

ACCUMULATED OTHER COMPREHENSIVE (LOSS) INCOME
Balance at beginning of period	(1,012)	(141)	(85)
Other comprehensive (loss) income	(689)	(871)	(56)

Balance at end of period	(1,701)	(1,012)	(141)

RETAINED EARNINGS
Balance at beginning of period	2,319	3,302	3,233
Net income	777	573	948
Dividends declared	(1,811)	(1,556)	(879)

Balance at end of period	1,285	2,319	3,302

TOTAL STOCKHOLDERS’ EQUITY	$19,289	20,827	9,647

See accompanying notes to consolidated financial statements.

CENTURYLINK, INC.

Notes to Consolidated Financial Statements

Unless the context requires otherwise, references in these Notes to “CenturyLink,” “we,” “us” and “our” refer to CenturyLink, Inc. and its consolidated subsidiaries, including SAVVIS, Inc. and its consolidated subsidiaries (referred to as “Savvis”) for periods on or after July 15, 2011, Qwest Communications International Inc. and its consolidated subsidiaries (referred to as “Qwest”) for periods on or after April 1, 2011, and Embarq Corporation and its consolidated subsidiaries (referred to as “Embarq”) for periods on or after July 1, 2009.

(1)	Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

We are an integrated communications company engaged primarily in providing an array of communications services to our residential, business, governmental and wholesale customers. Our communications services include local and long-distance, network access, private line (including special access), public access, broadband, data, managed hosting (including cloud hosting), colocation, wireless and video services. In certain local and regional markets, we also provide local access and fiber transport services to competitive local exchange carriers and security monitoring.

The accompanying consolidated financial statements include our accounts and the accounts of our subsidiaries over which we exercise control. These subsidiaries include our acquisition of SAVVIS, Inc. (“Savvis”) on July 15, 2011 and Qwest Communications International Inc. (“Qwest”) on April 1, 2011. See Note 2—Acquisitions for additional information. All intercompany amounts and transactions with our consolidated subsidiaries have been eliminated.

Effective January 1, 2012, we changed our rates of capitalized labor as we transitioned certain of Qwest’s legacy systems to our historical company systems. This transition resulted in an estimated $40 million to $55 million increase in the amount of labor capitalized as an asset compared to the amount that would have been capitalized if Qwest had continued to use its legacy systems and a corresponding estimated $40 million to $55 million decrease in operating expenses for the year ended December 31, 2012. The reduction in expenses described above, net of tax, increased net income approximately $25 million to $34 million, or $0.04 to $0.05 per basic and diluted common share, for the year ended December 31, 2012.

Effective January 1, 2012, we changed our estimates of the remaining useful lives and net salvage value for certain telecommunications equipment. These changes resulted in additional depreciation expense of approximately $26 million for the year ended December 31, 2012. This additional depreciation expense, net of tax, reduced net income by approximately $16 million, or $0.03 per basic and diluted common share, for the year ended December 31, 2012.

On April 2, 2012, our subsidiary, Qwest Corporation (“QC”), sold an office building for net proceeds of $133 million. As part of the transaction, QC agreed to lease a portion of the building from the new owner. As a result, the $16 million gain from the sale was deferred and will be recognized as a reduction to rent expense over the 10 year lease term.

We also have reclassified certain other prior period amounts to conform to the current period presentation, including the categorization of our revenues and our segment reporting. See Note 13—Segment Information for additional information. These changes had no impact on total revenues, total operating expenses or net income for any period.

Summary of Significant Accounting Policies

Use of Estimates. Our consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles. These accounting principles require us to make certain estimates, judgments and assumptions. We believe that the estimates, judgments and assumptions we made when accounting for items and matters such as, but not limited to, investments, long-term contracts, customer retention patterns, allowance for doubtful accounts, depreciation, amortization, asset valuations, internal labor capitalization rates, recoverability of assets (including deferred tax assets), impairment assessments, pension, post-retirement and other post-employment benefits, taxes, certain liabilities and other provisions and contingencies are reasonable, based on information available at the time they were made. These estimates, judgments and assumptions can affect the reported amounts of assets, liabilities and components of stockholders’ equity as of the dates of the consolidated balance sheets, as well as the reported amounts of revenue, expenses and components of cash flows during the periods presented in our consolidated statements of operations, our consolidated statements of comprehensive (loss) income and our consolidated statements of cash flows. We also make estimates in our assessments of potential losses in relation to threatened or pending tax and legal matters. See Note 12—Income Taxes and Note 15—Commitments and Contingencies for additional information.

For matters not related to income taxes, if a loss is considered probable and the amount can be reasonably estimated, we recognize an expense for the estimated loss. If we have the potential to recover a portion of the estimated loss from a third party, we make a separate assessment of recoverability and reduce the estimated loss if recovery is also deemed probable.

For matters related to income taxes, if the impact of an uncertain tax position is more likely than not to be sustained upon audit by the relevant taxing authority, then we recognize a benefit for the largest amount that is more likely than not to be sustained. No portion of an uncertain tax position will be recognized if the position has less than a 50% likelihood of being sustained. Interest is recognized on the amount of unrecognized benefit from uncertain tax positions.

For all of these and other matters, actual results could differ from our estimates.

Revenue Recognition. We recognize revenue for services when the related services are provided. Recognition of certain payments received in advance of services being provided is deferred until the service is provided. These advance payments include activation and installation charges, which we recognize as revenue over the expected customer relationship period, which ranges from eighteen months to over ten years depending on the service. We also defer costs for customer activations and installations. The deferral of customer activation and installation costs is limited to the amount of revenue deferred on advance payments. Costs in excess of advance payments are recorded as expense in the period such costs are incurred. Expected customer relationship periods are estimated using historical experience. Termination fees or other fees on existing contracts that are negotiated in conjunction with new contracts are deferred and recognized over the new contract term.

We offer bundle discounts to our customers who receive certain groupings of services. These bundle discounts are recognized concurrently with the associated revenues and are allocated to the various services in the bundled offering based on the estimated selling price of services included in each bundled combination.

Customer arrangements that include both equipment and services are evaluated to determine whether the elements are separable. If the elements are deemed separable and separate earnings processes exist, the revenue associated with each element is allocated to each element based on the relative estimated selling price of the separate elements. We have estimated the selling prices of each element by reference to vendor-specific objective evidence of selling prices when the elements are sold separately. The revenue associated with each element is then recognized as earned. For example, if we receive an advance payment when we sell equipment and continuing service together, we immediately recognize as revenue the amount allocated to the equipment as long as all the conditions for revenue recognition have been satisfied. The portion of the advance payment allocated to the service based upon its relative selling price is recognized ratably over the longer of the contractual period or the expected customer relationship period.

We have periodically transferred optical capacity assets on our network to other telecommunications service carriers. These transactions are structured as indefeasible rights of use, commonly referred to as IRUs, which are the exclusive right to use a specified amount of capacity or fiber for a specified term, typically 20 years. We account for the cash consideration received on transfers of optical capacity assets and on all of the other elements deliverable under an IRU, as revenue ratably over the term of the agreement. We have not recognized revenue on any contemporaneous exchanges of our optical capacity assets for other optical capacity assets.

We offer some products and services that are provided by third-party vendors. We review the relationship between us, the vendor and the end customer to assess whether revenue should be reported on a gross or net basis. In assessing whether revenue should be reported on a gross or net basis, we consider whether we act as a principal in the transaction, take title to the products, have risk and rewards of ownership or act as an agent or broker. Based on our agreements with DIRECTV and Verizon Wireless, we offer these services through sales agency relationships which are reported on a net basis.

For our data hosting operations, we have service level commitments pursuant to contracts with certain of our clients. To the extent that such service levels are not achieved or are otherwise disputed due to performance or service issues or other service interruptions or conditions, we will estimate the amount of credits to be issued and record a reduction to revenue, with a corresponding increase in the credit reserve.

USF, Gross Receipts Taxes and Other Surcharges. In determining whether to include in our revenue and expenses the taxes and surcharges collected from customers and remitted to governmental authorities, including USF charges, sales, use, value added and some excise taxes, we assess, among other things, whether we are the primary obligor or principal taxpayer for the taxes assessed in each jurisdiction where we do business. In jurisdictions where we determine that we are the principal taxpayer, we record the surcharges on a gross basis and include them in our revenue and costs of services and products. In jurisdictions where we determine that we are merely a collection agent for the government authority, we record the taxes on a net basis and do not include them in our revenue and costs of services and products.

Advertising Costs. Costs related to advertising are expensed as incurred and included in selling, general and administrative expenses in our consolidated statements of operations. For the years ended December 31, 2012, 2011 and 2010, our advertising expense was $189 million, $275 million and $49 million, respectively.

Legal Costs. In the normal course of our business, we incur costs to hire and retain external legal counsel to advise us on regulatory, litigation and other matters. We expense these costs as the related services are received.

Income Taxes. We file a consolidated federal income tax return with our eligible subsidiaries. The provision for income taxes consists of an amount for taxes currently payable, an amount for tax consequences deferred to future periods, adjustments to our liabilities for uncertain tax positions and amortization of investment tax credits. We record deferred income tax assets and liabilities reflecting future tax consequences attributable to tax net operating losses (“NOLs”), tax credit carryforwards and differences between the financial statement carrying value of assets and liabilities and the tax bases of those assets and liabilities. Deferred taxes are computed using enacted tax rates expected to apply in the year in which the differences are expected to affect taxable income. The effect on deferred income tax assets and liabilities of a change in tax rate is recognized in earnings in the period that includes the enactment date.

We establish valuation allowances when necessary to reduce deferred income tax assets to the amounts that we believe are more likely than not to be recovered. A significant portion of our net deferred tax assets relate to tax benefits attributable to NOLs. Each quarter we evaluate the need to retain all or a portion of the valuation allowance on our deferred tax assets. At December 31, 2012, we had established a $281 million valuation allowance, primarily related to state NOLs, as it is more likely than not that this amount will not be utilized prior to expiration. See Note 12—Income Taxes for additional information.

Cash and Cash Equivalents. Cash and cash equivalents include highly liquid investments that are readily convertible into cash and are not subject to significant risk from fluctuations in interest rates. As a result, the value at which cash and cash equivalents are reported in our consolidated financial statements approximates their fair value. In evaluating investments for classification as cash equivalents, we require that individual securities have original maturities of ninety days or less and that individual investment funds have dollar-weighted average maturities of ninety days or less. To preserve capital and maintain liquidity, we invest with financial institutions we deem to be of sound financial condition and in high quality and relatively risk-free investment products. Our cash investment policy limits the concentration of investments with specific financial institutions or among certain products and includes criteria related to credit worthiness of any particular financial institution.

Book overdrafts occur when checks have been issued but have not been presented to our controlled disbursement bank accounts for payment. Disbursement bank accounts allow us to delay funding of issued checks until the checks are presented for payment. Until the issued checks are presented for payment, the book overdrafts are included in accounts payable on our consolidated balance sheet. This activity is included in the operating activities section in our consolidated statements of cash flows.

Accounts Receivable and Allowance for Doubtful Accounts. Accounts receivable are recognized based upon the amount due from customers for the services provided or at cost for purchased and other receivables less an allowance for doubtful accounts. The allowance for doubtful accounts receivable reflects our best estimate of probable losses inherent in our receivable portfolio determined on the basis of historical experience, specific allowances for known troubled accounts and other currently available evidence. We generally consider our accounts past due if they are outstanding over 30 days. Our collection process varies by the customer segment, amount of the receivable, and our evaluation of the customer’s credit risk. Our past due accounts are written off against our allowance for doubtful accounts when collection is considered to be not probable. Any recoveries of accounts previously written off are generally recognized as a reduction in bad debt expense in the period received. The carrying value of accounts receivable net of the allowance for doubtful accounts approximates fair value.

Property, Plant and Equipment. Property, plant and equipment acquired in connection with our acquisitions was recorded based on its estimated fair value as of its acquisition date plus the estimated value of any associated legally or contractually required retirement obligations. Property, plant and equipment purchased subsequent to our acquisitions is recorded at cost plus the estimated value of any associated legally or contractually required retirement obligations. Property, plant and equipment is depreciated primarily using the straight-line group method. Under the straight-line group method, assets dedicated to providing telecommunications services (which comprise the majority of our property, plant and equipment) that have similar physical characteristics, use and expected useful lives are categorized in the year acquired on the basis of equal life groups for purposes of depreciation and tracking. Generally, under the straight-line group method, when an asset is sold or retired in the course of normal business activities, the cost is deducted from property, plant and equipment and charged to accumulated depreciation without recognition of a gain or loss. A gain or loss is recognized in our consolidated statements of operations only if a disposal is abnormal or unusual. Leasehold improvements are amortized over the shorter of the useful lives of the assets or the expected lease term. Expenditures for maintenance and repairs are expensed as incurred. Interest is capitalized during the construction phase of network and other internal-use capital projects. Employee-related costs for construction of network and other internal use assets are also capitalized during the construction phase. Property, plant and equipment supplies used internally are carried at average cost, except for significant individual items for which cost is based on specific identification.

We perform annual internal reviews to evaluate the reasonableness of the depreciable lives for our property, plant and equipment. Our reviews utilize models that take into account actual usage, physical wear and tear, replacement history, assumptions about technology evolution and, in certain instances, actuarially determined probabilities to estimate the remaining life of our asset base.

We have asset retirement obligations associated with the legally or contractually required removal of a limited group of property, plant and equipment assets from leased properties and the disposal of certain hazardous materials present in our owned properties. When an asset retirement obligation is identified, usually in association with the acquisition of the asset, we record the fair value of the obligation as a liability. The fair value of the obligation is also capitalized as property, plant and equipment and then amortized over the estimated remaining useful life of the associated asset. Where the removal obligation is not legally binding, the net cost to remove assets is expensed in the period in which the costs are actually incurred.

We review long-lived assets, other than goodwill and other intangible assets with indefinite lives, for impairment whenever facts and circumstances indicate that the carrying amounts of the assets may not be recoverable. For measurement purposes, long-lived assets are grouped with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities, absent a material change in operations. An impairment loss is recognized only if the carrying amount of the asset group is not recoverable and exceeds its fair value. Recoverability of the asset group to be held and used is measured by comparing the carrying amount of the asset group to the estimated undiscounted future net cash flows expected to be generated by the asset group. If the asset group’s carrying value is not recoverable, an impairment charge is recognized for the amount by which the carrying amount of the asset group exceeds its fair value. We determine fair values by using a combination of comparable market values and discounted cash flows, as appropriate.

Goodwill, Customer Relationships and Other Intangible Assets. Intangible assets arising from business combinations, such as goodwill, customer relationships, capitalized software, trademarks and trade names, are initially recorded at estimated fair value. We amortize customer relationships primarily over an estimated life of 10 years to 12.5 years, using either the sum-of-the-years-digits or straight-line methods, depending on the type of customer. We amortize capitalized software using the straight-line method over estimated lives ranging up to seven years and amortize our other intangible assets predominantly using the sum-of-the-years digits method over an estimated life of four years. Other intangible assets not arising from business combinations are initially recorded at cost. Where there are no legal, regulatory, contractual or other factors that would reasonably limit the useful life of an intangible asset, we classify the intangible asset as indefinite-lived and such intangible assets are not amortized.

Internally used software, whether purchased or developed by us, is capitalized and amortized using the straight-line group method over its estimated useful life. We have capitalized certain costs associated with software such as costs of employees devoting time to the projects and external direct costs for materials and services. Costs associated with software to be used for internal purposes are expensed until the point at which the project has reached the development stage. Subsequent additions, modifications or upgrades to internal-use software are capitalized only to the extent that they allow the software to perform a task it previously did not perform. Software maintenance, data conversion and training costs are expensed in the period in which they are incurred. We review the remaining economic lives of our capitalized software annually. Capitalized software is included in other intangible assets, net, in our consolidated balance sheets.

Our long-lived intangible assets with indefinite lives are tested for impairment annually, or, under certain circumstances, more frequently, such as when events or circumstances indicate there may be an impairment. These assets are carried at historical cost if their estimated fair value is greater than their carrying amounts. However, if their estimated fair value is less than the carrying amount, other indefinite-lived intangible assets are reduced to their estimated fair value through an impairment charge to our consolidated statements of operations. We early adopted the provisions of Accounting Standards Update (“ASU”) 2012-2, Intangibles—Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment, during the fourth quarter of 2012, which allows us the option to first review qualitative factors to determine the likelihood of whether the indefinite-lived intangible asset is impaired before performing a qualitative impairment test. Under this approach, if we determine that it is more likely than not that the indefinite-lived intangible asset is impaired, we are required to compute and compare the fair value of the indefinite-lived intangible asset to its carrying amount to determine and measure the impairment loss, if any. We completed our qualitative assessment as of December 31, 2012 and concluded it is not more likely than not that our indefinite-lived intangible assets are impaired; thus, no impairment charge was recorded in 2012.

We are required to test goodwill for impairment at least annually, or more frequently if events or a change in circumstances indicate that an impairment may have occurred. We are required to write-down the value of goodwill in periods in which the recorded amount of goodwill exceeds the fair value. Our reporting units, which we refer to as our segments, are not discrete legal entities with discrete financial statements. Our assets and liabilities are employed in and relate to the operations of multiple reporting units. Therefore, the equity carrying value and future cash flows must be estimated each time a goodwill impairment analysis is performed on a reporting unit. As a result, our assets, liabilities and cash flows are allocated to reporting units using reasonable and consistent allocation methodologies. Certain estimates, judgments and assumptions are required to perform these allocations. We believe these estimates, judgments and assumptions to be reasonable, but changes in many of these can significantly affect each reporting unit’s equity carrying value and future cash flows utilized for our goodwill impairment test. Our annual measurement date for testing goodwill impairment is September 30. As of September 30, 2012, we tested for goodwill impairment on our reporting units, which are our four operating segments (regional markets, wholesale markets, enterprise markets—network and enterprise markets—data hosting) that we recognized following our internal reorganization effective April 1, 2012. In the fourth quarter of 2012, we completed our annual impairment testing and concluded that our goodwill was not impaired as of September 30, 2012. See Note 3—Goodwill, Customer Relationships and Other Intangible Assets for additional information.

We are required to reassign goodwill to reporting units each time we reorganize our internal reporting structure which causes a change in our operating segments. Goodwill is reassigned to the reporting units using a relative fair value approach. We utilize the earnings before interest, tax and depreciation as our allocation methodology as it represents a reasonable proxy for the fair value of the operations being reorganized.

We periodically review the estimated lives and methods used to amortize our other intangible assets. The actual amounts of amortization expense may differ materially from our estimates, depending on the results of our periodic reviews.

Pension and Post-Retirement Benefits. We recognize the overfunded or underfunded status of our defined benefit and post-retirement plans as an asset or a liability on our balance sheet. Each year’s actuarial gains or losses are a component of our other comprehensive (loss) income, which is then included in our accumulated other comprehensive (loss) income. Pension and post-retirement benefit expenses are recognized over the period in which the employee renders service and becomes eligible to receive benefits. We make significant assumptions (including the discount rate, expected rate of return on plan assets and health care trend rates) in computing the pension and post-retirement benefits expense and obligations. See Note 8—Employee Benefits for additional information.

Foreign Currency. Our results of operations include foreign subsidiaries, which are translated from the applicable functional currency to the United States Dollar using the average exchange rates during the reporting period, while assets and liabilities are translated at the reporting date. Resulting gains or losses from translating foreign currency are a component of our other comprehensive (loss) income, which is then included in our accumulated other comprehensive (loss) income. For the years ended December 31, 2012, 2011 and 2010, our foreign currency translation gain (loss), net of tax, was $6 million, $(15) million and $-0- million, respectively.

Common Stock. At December 31, 2012, we had unissued shares of CenturyLink common stock reserved of 34 million shares for incentive compensation, 4 million shares for acquisitions and 3 million shares for our employee stock purchase plan (“ESPP”).

Preferred Stock. Holders of outstanding CenturyLink preferred stock are entitled to receive cumulative dividends, receive preferential distributions equal to $25 per share plus unpaid dividends upon CenturyLink’s liquidation and vote as a single class with the holders of common stock.

Out-of-Period Adjustments

During the year ended December 31, 2012, we discovered and corrected an error that resulted in an overstatement of depreciation expense in 2011. We evaluated the error considering both quantitative and qualitative factors and concluded that the error was immaterial to our previously issued and current period consolidated financial statements. Therefore, we recognized a $30 million reduction in depreciation expense during the year ended December 31, 2012. The correction of the error resulted in an increase in net income of $19 million, or approximately $0.03 per basic and diluted common share, for the year ended December 31, 2012.

(2)	Acquisitions

Acquisition of Savvis

On July 15, 2011, we acquired all of the outstanding common stock of Savvis, a provider of cloud hosting, managed hosting, colocation and network services in domestic and foreign markets. We believe this acquisition enhances our ability to be an information technology partner with our existing business customers and strengthens our opportunities to attract new business customers in the future. Each share of Savvis common stock outstanding immediately prior to the acquisition converted into the right to receive $30 per share in cash and 0.2479 shares of CenturyLink common stock. The aggregate consideration of $2.382 billion consisted of:

•	cash payments of $1.732 billion;

•	the 14.313 million shares of CenturyLink common stock issued to consummate the acquisition,

•	the closing stock price of CenturyLink common stock at July 14, 2011 of $38.54; and

•	the estimated net value of the pre-combination portion of certain share-based compensation awards assumed by CenturyLink of $98 million, of which $33 million was paid in cash.

Upon completing the acquisition, we also paid $547 million to retire certain pre-existing Savvis debt and accrued interest, and paid related transaction expenses totaling $15 million. The cash payments required on or about the closing date were funded using existing cash balances, which included the net proceeds from the June 2011 issuance of senior notes with an aggregate principal amount of $2 billion. See Note 4—Long-term Debt and Credit Facilities, for additional information about our senior notes.

We have completed our valuation of the fair value of Savvis’ assets acquired and liabilities assumed, along with the related allocations to goodwill and intangible assets. The aggregate consideration paid by us exceeded the aggregate estimated fair value of the assets acquired and liabilities assumed by $1.349 billion, which we have recognized as goodwill. This goodwill is attributable to strategic benefits, including enhanced financial and operational scale, and product and market diversification that we expect to realize. None of the goodwill associated with this acquisition is deductible for income tax purposes.

The following is our assignment of the aggregate consideration:

July 15, 2011
(Dollars in millions)
Cash, accounts receivable and other current assets*	$214
Property, plant and equipment	1,367
Identifiable intangible assets
Customer relationships	739
Other	51
Other noncurrent assets	27
Current liabilities, excluding current maturities of long-term debt	(129)
Current maturities of long-term debt	(38)
Long-term debt	(840)
Deferred credits and other liabilities	(358)
Goodwill	1,349

Aggregate consideration	$2,382

*	Includes estimated fair value of $90 million for accounts receivable which had gross contractual value of $101 million on July 15, 2011. The $11 million difference between the gross contractual value and the estimated fair value assigned represents our best estimate as of July 15, 2011 of contractual cash flows that would not be collected.

We have retrospectively adjusted our previously reported preliminary assignment of the aggregate Savvis consideration for changes to our original estimates. These changes are the result of additional information obtained since the filing of our Form 10-K for the year ended December 31, 2011, which occurred during the one-year measurement period. Due to these revisions in our estimates, (i) customer relationships decreased $55 million due to a decrease in our customer relationships valuation, (ii) property, plant and equipment increased $32 million primarily from a revision to our valuation of our capital lease assets, and (iii) deferred credits and other liabilities decreased by $30 million primarily from changes in deferred taxes. Among other minor revisions, goodwill decreased by $8 million as an offset to the above-mentioned changes. The depreciation and amortization expense impact of the adjustments to intangible assets and property, plant and equipment valuations did not result in a material change to previously—reported amounts.

Acquisition of Qwest

On April 1, 2011, we acquired all of the outstanding common stock of Qwest, a provider of data, Internet, video and voice services nationwide and globally. We entered into this acquisition, among other things, to realize certain strategic benefits, including enhanced financial and operational scale, market diversification and leveraged combined networks. As of the acquisition date, Qwest served approximately 9.0 million access lines and approximately 3.0 million broadband subscribers across 14 states. Each share of Qwest common stock outstanding immediately prior to the acquisition converted into the right to receive 0.1664 shares of CenturyLink common stock, with cash paid in lieu of fractional shares. The aggregate consideration was $12.273 billion based on:

•	the 294 million shares of CenturyLink common stock issued to consummate the acquisition;

•	the closing stock price of CenturyLink common stock at March 31, 2011 of $41.55;

•

the estimated net value of the pre-combination portion of share-based compensation awards assumed by CenturyLink of $52 million (excluding the value of restricted stock included in the number of issued shares specified above); and

•	cash paid in lieu of the issuance of fractional shares of $5 million.

We assumed approximately $12.7 billion of long-term debt in connection with our acquisition of Qwest.

We have completed our valuation of the fair value of Qwest’s assets acquired and liabilities assumed, along with the related allocations to goodwill and intangible assets. The aggregate consideration exceeded the aggregate estimated fair value of the assets acquired and liabilities assumed by $10.123 billion, which we have recognized as goodwill. This goodwill is attributable to strategic benefits, including enhanced financial and operational scale, market diversification and leveraged combined networks that we expect to realize. None of the goodwill associated with this acquisition is deductible for income tax purposes.

The following is our assignment of the aggregate consideration:

April 1, 2011
(Dollars in millions)
Cash, accounts receivable and other current assets*	$2,121
Property, plant and equipment	9,529
Identifiable intangible assets
Customer relationships	7,558
Capitalized software	1,702
Other	189
Other noncurrent assets	390
Current liabilities, excluding current maturities of long-term debt	(2,426)
Current maturities of long-term debt	(2,422)
Long-term debt	(10,253)
Deferred credits and other liabilities	(4,238)
Goodwill	10,123

Aggregate consideration	$12,273

*	Includes estimated fair value of $1.194 billion for accounts receivable which had gross contractual value of $1.274 billion on April 1, 2011. The $80 million difference between the gross contractual value and the estimated fair value assigned represents our best estimate as of April 1, 2011 of contractual cash flows that would not be collected.

We have retrospectively adjusted our reported assignment of the aggregate Qwest consideration for changes to our original estimates of the fair value of certain items at the acquisition date. These changes are the result of additional information obtained since the filing of our Form 10-K for the year ended December 31, 2011, which occurred during the one-year measurement period. Due to these revisions of our estimates, (i) identifiable intangible assets decreased due to a $67 million decrease in our customer relationships valuation, (ii) property, plant and equipment decreased by $24 million primarily from a revision to our valuation of our buildings, and (iii) deferred credits and other liabilities decreased by $63 million primarily from a revision to one of our lease valuations and changes in tax liabilities. Among other minor revisions, goodwill increased by $17 million as an offset to the above-mentioned changes. The depreciation and amortization expense impact of the adjustments to intangible assets and property, plant and equipment valuations did not result in a material change to previously reported amounts.

On the acquisition date, we assumed Qwest’s contingencies. For more information on our contingencies, see Note 15—Commitments and Contingencies.

Acquisition-Related Expenses

We have incurred operating expenses related to our acquisition of Savvis in July 2011, Qwest in April 2011 and Embarq in July 2009. The table below summarizes our expenses related to our acquisitions, which consist primarily of integration and severance expenses:

	Years Ended December 31,
	2012	2011	2010
	(Dollars in millions)
Acquisition-related expenses	$83	467	145

The total amounts of these expenses are recognized in our cost of services and products and selling, general and administrative expenses.

At December 31, 2012, we had incurred cumulative acquisition related expenses, consisting primarily of integration and severance related expenses, of $56 million for Savvis and $464 million for Qwest. In addition to the acquisition-related expenses included in the schedule for the year ended December 31, 2011, transaction expenses in the amount of $16 million were incurred in connection with terminating an unused loan financing commitment related to our Savvis acquisition. This amount was not considered an operating activity and therefore not included as an operating expense.

Qwest incurred cumulative pre-acquisition related expenses of $71 million, including $36 million in periods prior to being acquired and $35 million on the date of acquisition. Savvis incurred cumulative pre-acquisition related expenses of $22 million, including $3 million in periods prior to being acquired and $19 million on the date of acquisition. These amounts are not included in our results of operations.

References to Acquired Businesses

In the discussion that follows, we refer to the incremental business activities that we now operate as a result of the Savvis acquisition and the Qwest acquisition as “Legacy Savvis” and “Legacy Qwest”, respectively. References to “Legacy CenturyLink”, when used to a comparison of our consolidated results for the years ended December 31, 2012 and 2011, mean the business we operated prior to the Qwest and Savvis acquisitions.

Combined Pro Forma Operating Results (Unaudited)

The following unaudited pro forma financial information presents the combined results of CenturyLink as if the Qwest and Savvis acquisitions had been consummated as of January 1, 2010.

	Years Ended December 31,
	2011	2010
	(Dollars in millions)
Operating revenues	$18,692	19,431
Net income	601	293
Basic earnings per common share	.97	.48
Diluted earnings per common share	.97	.48

This pro forma information reflects certain adjustments to previously reported operating results, consisting of primarily:

•

decreased operating revenues and expenses due to the elimination of deferred revenues and deferred expenses associated with installation activities and capacity leases that were assigned no value at the acquisition date and the elimination of transactions among CenturyLink, Qwest and Savvis that are now subject to intercompany elimination;

•	increased amortization expense related to identifiable intangible assets, net of decreased depreciation expense to reflect the fair value of property, plant and equipment;

•	decreased recognition of retiree benefit expenses for Qwest due to the elimination of unrecognized actuarial losses;

•	decreased interest expense primarily due to the amortization of an adjustment to reflect the increased fair value of long-term debt of Qwest recognized on the acquisition date; and

•	the related income tax effects.

The pro forma information does not necessarily reflect the actual results of operations had the Qwest and Savvis acquisitions been consummated at January 1, 2010, nor is it necessarily indicative of future operating results. The pro forma information does not adjust for integration costs incurred by us, Qwest and Savvis during 2011 (which are further described above in this note) or integration costs to be incurred by us in future periods. In addition, the pro forma information does not give effect to any potential revenue enhancements, cost synergies or other operating efficiencies that could result from the acquisitions (other than those realized in our historical consolidated financial statements after the respective acquisition dates).

(3)	Goodwill, Customer Relationships and Other Intangible Assets

Goodwill, customer relationships and other intangible assets consisted of the following:

	December 31, 2012	December 31, 2011
	(Dollars in millions)
Goodwill	$21,732	21,732

Customer relationships, less accumulated amortization of $2,524 and $1,337	7,052	8,239

Indefinite-life intangible assets	268	422
Other intangible assets subject to amortization
Capitalized software, less accumulated amortization of $814 and $441	1,399	1,622
Trade names and patents, less accumulated amortization of $142 and $71	128	199

Total other intangible assets, net	$1,795	2,243

Total amortization expense for intangible assets for the years ended December 31, 2012, 2011 and 2010 was $1.682 billion, $1.425 billion and $206 million, respectively.

We estimate that total amortization expense for intangible assets for the years ending December 31, 2013 through 2017 will be as follows:

(Dollars in millions)
2013	$1,493
2014	1,369
2015	1,232
2016	1,104
2017	983

Our goodwill was derived from numerous acquisitions whereby the purchase price exceeded the fair value of the net assets acquired. For more information on our recent acquisitions and resulting fair values, see Note 2—Acquisitions. During the year ended December 31, 2012, during the respective one-year measurement periods for our recent acquisitions we retrospectively adjusted our previously reported preliminary assignment of the aggregate consideration for changes to our original estimates. Due to these revisions in our estimates, goodwill increased by $8 million. This adjustment to goodwill has been reflected in the balance sheets for both December 31, 2012 and December 31, 2011.

Effective April 1, 2012, we restructured our operating segments to support our new operating structure. As a result, we reassigned goodwill to our reporting units using a relative fair value allocation approach. As of December 31, 2012, we attributed our goodwill balances to our segments as follows:

December 31, 2012
(Dollars in millions)
Regional markets	$15,170
Wholesale markets	3,283
Enterprise markets—network	1,788
Enterprise markets—data hosting	1,491

Total goodwill	$21,732

We test our goodwill for impairment annually, or, under certain circumstances, more frequently, such as when events or circumstances indicate there may be impairment. We are required to write down the value of goodwill only in periods in which the recorded amount of goodwill exceeds the estimated fair value. Our annual measurement date for testing impairment is September 30. As of September 30, 2012, we tested for goodwill impairment on our reporting units, which are our four operating segments (regional markets, wholesale markets, enterprise markets—network and enterprise markets—data hosting) that we recognized following our internal reorganization in the second quarter of 2012.

We adopted the provisions of ASU 2011-08, Testing Goodwill for Impairment, in the third quarter of 2011, which permits us to make a qualitative assessment of whether it is more likely than not that a reporting unit’s, which we refer to as our segments, fair value is less than its carrying amount before applying the two-step goodwill impairment test, which requires us (i) in step one, to identify potential impairments by comparing the estimated fair value of a reporting unit against its carrying value and (ii) in step two, to quantify any impairment identified in step one. At September 30, 2012, as a result of the recent internal reorganization of our four segments we did not have a baseline valuation to perform a qualitative assessment. We estimated the fair value of our four segments using an equal weighting based on a market approach and a discounted cash flow method. The market approach includes the use of comparable multiples of publicly traded companies whose services are comparable to ours. The discounted cash flow method is based on the present value of projected cash flows and a terminal value, which represents the expected normalized cash flows of the segments beyond the cash flows from the discrete nine-year projection period. We discounted the estimated cash flows for our regional markets, wholesale markets, and enterprise markets—network segments using a rate that represents a market participant’s weighted average cost of capital, which we determined to be approximately 6.0% as of the measurement date (which was comprised of an after-tax cost of debt of 3.2% and a cost of equity of 8.4%). We discounted the estimated cash flows of our enterprise markets—data hosting segment using a rate that represents a market participant’s estimated weighted average cost of capital, which we determined to be approximately 11.0% as of the measurement date (which was comprised of an after-tax cost of debt of 3.2% and a cost of equity of 12.0%). We also reconciled the estimated fair values of the segments to our market capitalization as of September 30, 2012 and concluded that the indicated implied control premium of approximately 14% was reasonable based on recent transactions in the market place. Based on our analysis performed with respect to our reporting units described above, we have concluded that our goodwill is not impaired.

Our long-lived intangible assets with indefinite lives are tested for impairment annually, or, under certain circumstances, more frequently, such as when events or circumstances indicate there may be an impairment. These assets are carried at historical cost if their estimated fair value is greater than their carrying amounts. However, if their estimated fair value is less than the carrying amount, other indefinite-lived intangible assets are reduced to their estimated fair value through an impairment charge to our consolidated statements of operations. We early adopted the provisions of ASU 2012-2, Intangibles—Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment, during the fourth quarter of 2012, which allows us the option to first review qualitative factors to determine the likelihood of whether the indefinite-lived intangible asset is impaired before performing a qualitative impairment test. Under this approach, if we determine that it is more likely than not that the indefinite-lived intangible asset is impaired, we will be required to compute and compare the fair value of the indefinite-lived intangible asset to its carrying amount to determine and measure the impairment loss, if any. We completed our qualitative assessment as of December 31, 2012 and concluded it is not more likely than not that our indefinite-lived intangible assets are impaired; thus, no impairment charge was recorded in 2012.

During the second quarter of 2012, we committed to a plan to sell our Advanced Wireless Services A Block and 700 MHz wireless in the A, B, and C Blocks, which in the aggregate had a basis of $154 million. We sold $58 million of our wireless spectrum assets during the fourth quarter of 2012, and we sold another $43 million of our wireless spectrum assets in January 2013. In the aggregate, these transactions resulted in a gain of $32 million. We expect to reach agreements with various other purchasers for the remaining spectrum, and the consummation of which will be subject to regulatory approval.

(4)	Long-Term Debt and Credit Facilities

Long-term debt, including unamortized discounts and premiums, at December 31, 2012 and 2011 consisted of borrowings by CenturyLink, Inc. and certain of its subsidiaries, including Qwest and Embarq Corporation (“Embarq”), as follows:

			December 31,
	Interest Rates	Maturities	2012	2011
			(Dollars in millions)
CenturyLink, Inc.
Senior notes	5.000% - 7.650%	2013 - 2042	$6,250	4,518
Credit facility(1)	1.960% - 4.000%	2017	820	277
Term loan	2.22%	2019	424	—
Subsidiaries
Qwest
Senior notes(2)	3.558% - 8.375%	2013 - 2052	9,168	11,460
Embarq
Senior notes	7.082% - 7.995%	2016 - 2036	2,669	4,013
First mortgage bonds	6.875% - 8.770%	2013 - 2025	322	322
Other	6.750% - 9.000%	2013 - 2019	200	200
Other subsidiary notes
First mortgage notes			—	65
Capital lease and other obligations	Various	Various	734	712
Unamortized premiums (discounts) and other, net			18	269

Total long-term debt			20,605	21,836
Less current maturities			(1,205)	(480)

Long-term debt, excluding current maturities			$19,400	21,356

(1)	The information presented here illustrates the interest rates and maturity on our credit facility as amended and restated on April 6, 2012. The outstanding amount of our Credit Facility borrowings at December 31, 2012 was $820 million with a weighted average interest rate of 2.45%.
(2)	The $750 million of Qwest Corporation Notes due 2013 are floating rate notes, with a rate that resets every three months. As of the most recent measurement date of December 17, 2012, the rate for these notes was 3.558%.

New Issuances

2012

On June 25, 2012, QC issued $400 million aggregate principal amount of 7.00% Notes due 2052 in exchange for net proceeds, after deducting underwriting discounts and expenses, of $387 million. The Notes are unsecured obligations and may be redeemed, in whole or in part, on or after July 1, 2017 at a redemption price equal to 100% of the principal amount redeemed plus accrued interest.

On April 18, 2012, CenturyLink entered into a term loan in the amount of $440 million with CoBank and several other Farm Credit System banks. This term loan is payable in 29 consecutive quarterly installments of $5.5 million in principal plus interest through April 18, 2019, when the balance will be due. We have the option of paying monthly interest based upon either London Interbank Offered Rate (“LIBOR”) or the base rate (as defined in the credit agreement) plus an applicable margin between 1.50% to 2.50% per annum for LIBOR loans and 0.50% to 1.50% per annum for base rate loans depending on our then current senior unsecured long-term debt rating. Our term loan is guaranteed by two of our wholly-owned subsidiaries, Embarq and QCII, and one of QCII’s wholly-owned subsidiaries. The remaining terms and conditions of our term loan are substantially similar to those set forth in our Credit Facility, described in this Note below under “Credit Facilities.”

On April 2, 2012, QC issued $525 million aggregate principal amount of 7.00% Notes due 2052 in exchange for net proceeds, after deducting underwriting discounts and expenses, of $508 million. The Notes are unsecured obligations and may be redeemed, in whole or in part, on or after April 1, 2017 at a redemption price equal to 100% of the principal amount redeemed plus accrued interest.

On March 12, 2012, CenturyLink issued (i) $650 million aggregate principal amount of 7.65% Senior Notes due 2042 in exchange for net proceeds, after deducting underwriting discounts, of approximately $644 million and (ii) $1.4 billion aggregate principal amount of 5.80% Senior Notes due 2022 in exchange for net proceeds, after deducting underwriting discounts, of approximately $1.389 billion. The Notes are unsecured obligations and may be redeemed at any time on the terms and conditions specified therein.

2011

On October 4, 2011, our indirect wholly owned subsidiary, QC issued $950 million aggregate principal amount of its 6.75% Notes due 2021 in exchange for net proceeds, after deducting underwriting discounts and expenses, of $927 million. The notes are senior unsecured obligations of QC and may be redeemed, in whole or in part, at a redemption price equal to the greater of their principal amount or the present value of the remaining principal and interest payments discounted at a U.S. Treasury interest rate specified in the indenture agreement plus 50 basis points. In October 2011, QC used the net proceeds from this offering, together with the $557 million of net proceeds received on September 21, 2011 from the debt issuance described below and available cash, to redeem the $1.500 billion aggregate principal amount of its 8.875% Notes due 2012 and to pay all related fees and expenses, which resulted in an immaterial loss.

On September 21, 2011, QC issued $575 million aggregate principal amount of its 7.50% Notes due 2051 in exchange for net proceeds, after deducting underwriting discounts and expenses, of $557 million. The notes are senior unsecured obligations of QC and may be redeemed, in whole or in part, on or after September 15, 2016 at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to the redemption date.

On June 16, 2011, we issued unsecured senior notes with an aggregate principal amount of $2.0 billion (“Senior Notes”), consisting of (i) $400 million of 7.60% Senior Notes, Series P, due 2039, (ii) $350 million of 5.15% Senior Notes, Series R, due 2017 and (iii) $1.250 billion of 6.45% Senior Notes, Series S, due 2021. After deducting underwriting discounts and expenses, we received aggregate net proceeds of $1.959 billion in exchange for the Senior Notes. We may redeem the Senior Notes, in whole or in part, at any time at a redemption price equal to the greater of their principal amount or the present value of the remaining principal and interest payments discounted at a U.S. Treasury interest rates plus 50 basis points. We used the net proceeds to fund a portion of our acquisition of Savvis and repay certain of Savvis’ debt. See Note 2—Acquisitions for additional information. In April 2011, we received commitment letters from two banks to provide up to $2.0 billion in bridge financing for the Savvis acquisition. This arrangement was terminated in June 2011 in connection with the issuance of the Senior Notes resulting in $16 million in transaction expenses recognized in other income (expense), net.

On June 8, 2011, QC issued $661 million aggregate principal amount of its 7.375% Notes due 2051 in exchange for net proceeds, after deducting underwriting discounts and expenses, of $642 million. The notes are unsecured obligations of QC and may be redeemed, in whole or in part, on or after June 1, 2016 at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to the redemption date.

Repayments

2012

On October 26, 2012, QCII redeemed all $550 million of its 8.00% Notes due 2015, which resulted in a gain of $15 million.

On August 29, 2012, certain subsidiaries of CenturyLink paid $29 million and $30 million, respectively, to retire its outstanding Rural Utilities Service and Rural Telephone Bank debt.

On August 15, 2012, CenturyLink paid at maturity the $318 million principal amount of its 7.875% Notes.

On July 20, 2012, QC redeemed all $484 million of its 7.50% Notes due 2023, which resulted in an immaterial loss.

On May 17, 2012, QCII redeemed $500 million of its 7.50% Notes due 2014, which resulted in an immaterial gain.

On April 23, 2012, Embarq redeemed the remaining $200 million of its 6.738% Notes due 2013, which resulted in an immaterial loss.

On April 18, 2012, QC completed a cash tender offer to purchase a portion of its $811 million of 8.375% Notes due 2016 and its $400 million of 7.625% Notes due 2015. With respect to its 8.375% Notes due 2016, QC received and accepted tenders of approximately $575 million aggregate principal amount of these notes, or 71%, for $722 million including a premium, fees and accrued interest. With respect to its 7.625% Notes due 2015, QC received and accepted tenders of approximately $308 million aggregate principal amount of these notes, or 77%, for $369 million including a premium, fees and accrued interest. The completion of this tender offer resulted in a loss of $46 million.

On April 2, 2012, Embarq completed a cash tender offer to purchase a portion of its $528 million of 6.738% Notes due 2013 and its $2.0 billion of 7.082% Notes due 2016. With respect to its 6.738% Notes due 2013, Embarq received and accepted tenders of approximately $328 million aggregate principal amount of these notes, or 62%, for $360 million including a premium, fees and accrued interest. With respect to its 7.082% Notes due 2016, Embarq received and accepted tenders of approximately $816 million aggregate principal amount of these notes, or 41%, for $944 million including a premium, fees and accrued interest. The completion of these tender offers resulted in a loss of $144 million.

On March 1, 2012, QCII redeemed $800 million of its 7.50% Notes due 2014, which resulted in an immaterial gain.

2011

In October 2011, QC used the net proceeds of $927 million from the October 4, 2011 issuance, together with the $557 million of net proceeds received from the September 21, 2011 debt issuance described above and available cash, to redeem the $1.5 billion aggregate principal amount of its 8.875% Notes due 2012 and to pay all related fees and expenses, which resulted in an immaterial loss.

In June 2011, QC used the net proceeds of $642 million from the June 8, 2011 debt issuance, together with available cash, to redeem $825 million aggregate principal amount of its 7.875% Notes due 2011 and to pay related fees and expenses, which resulted in an immaterial loss.

Credit Facilities

On April 6, 2012, we amended and restated our $1.7 billion revolving credit facility to increase the aggregate principal amount available to $2.0 billion and to extend the maturity date to April 2017. This amended credit facility (the “Credit Facility”) has 18 lenders, with commitments ranging from $2.5 million to $181 million and allows us to obtain revolving loans and to issue up to $400 million of letters of credit, which will reduce the amount available for other extensions of credit. Interest is assessed on borrowings using either the LIBOR or the base rate (as defined in the Credit Facility) plus an applicable margin between 1.25% and 2.25% per annum for LIBOR loans and 0.25% and 1.25% per annum for base rate loans depending on our then current senior unsecured long-term debt rating. Our obligations under the Credit Facility are guaranteed by two of our wholly-owned subsidiaries, Embarq and QCII, and one of QCII’s wholly-owned subsidiaries. In the event of a ratings decline below “investment grade” as defined, Savvis and its operating subsidiaries will become guarantors of the Credit Facility. As of December 31, 2012, there was $820 million outstanding under the Credit Facility.

In April 2011, we entered into a $160 million uncommitted revolving letter of credit facility which enables us to provide letters of credit under terms that may be more favorable than those under the Credit Facility. At December 31, 2012, our outstanding letters of credit totaled $120 million under this facility.

Aggregate Maturities of Long-Term Debt

Aggregate maturities of our long-term debt (excluding unamortized premiums, discounts and other):

(Dollars in millions)
2013	$1,205
2014	781
2015	545
2016	1,488
2017	2,313
2018 and thereafter	14,255

Total long-term debt	$20,587

Interest Expense

Interest expense includes interest on long-term debt. The following table presents the amount of gross interest expense, net of capitalized interest:

	Years Ended December 31,
	2012	2011	2010
	(Dollars in millions)
Interest expense:
Gross interest expense	$1,362	1,097	557
Capitalized interest	(43)	(25)	(13)

Total interest expense	$1,319	1,072	544

Covenants

Certain of our loan agreements contain various restrictions, as described more fully below. The covenants currently in place result in no significant restriction to the transfer of funds from our consolidated subsidiaries to CenturyLink.

The senior notes of CenturyLink were issued under an indenture dated March 31, 1994. This indenture does not contain any financial covenants, but does include restrictions that limit our ability to (i) incur, issue or create liens upon our property and (ii) consolidate with or merge into, or transfer or lease all or substantially all of our assets to any other party. The indenture does not contain any provisions that are impacted by our credit ratings or that restrict the issuance of new securities in the event of a material adverse change to us.

The indentures governing Qwest’s debt securities contain customary covenants that restrict the ability of Qwest or its subsidiaries from incurring additional debt, making certain payments and investments, granting liens, and selling or transferring assets. We do not anticipate that these covenants will significantly restrict our ability to manage cash balances or transfer cash between entities within our consolidated group of companies as needed.

Since the Qwest parent company has achieved investment grade ratings from one of the rating agencies, most of the covenants listed above have been suspended. These covenants will be reinstated if the Qwest parent company loses the investment grade rating from that agency. Under the indenture governing these notes, we must repurchase the notes upon certain changes of control, which were not triggered upon the acquisition on April 1, 2011. This indenture also contains provisions for cross acceleration relating to any of our other debt obligations and the debt obligations of our restricted subsidiaries in an aggregate amount in excess of $100 million.

Embarq’s senior notes were issued pursuant to an indenture dated as of May 17, 2006. While Embarq is generally prohibited from creating liens on its property unless its senior notes are secured equally and ratably, Embarq can create liens on its property without equally and ratably securing its senior notes so long as the sum of all indebtedness so secured does not exceed 15% of Embarq’s consolidated net tangible assets. The indenture contains customary events of default, none of which are impacted by Embarq’s credit rating. The indenture does not contain any financial covenants or restrictions on the ability to issue new securities in accordance with the terms of the indenture.

Several of our other subsidiaries have outstanding first mortgage bonds or notes. Each issue of these first mortgage bonds or notes is secured by substantially all of the property, plant and equipment of the issuing subsidiary. Approximately 21% of our property, plant and equipment is pledged to secure the long-term debt of subsidiaries.

Under the Credit Facility, we, and our indirect subsidiary, QC, must maintain a debt to EBITDA (earnings before interest, taxes, depreciation and amortization, as defined in our Credit Facility) ratio of not more than 4:1 and 2.85:1, respectively, as of the last day of each fiscal quarter for the four quarters then ended. The Credit Facility also contains a negative pledge covenant, which generally provides restrictions if we pledge assets or permit liens on our property, and requires that any advances under the Credit Facility must also be secured equally and ratably. The Credit Facility also has a cross payment default provision, and the Credit Facility and certain of our debt securities also have cross acceleration provisions.

At December 31, 2012, we were in compliance with all of the provisions and covenants contained in our Credit Facility and other debt agreements.

(5)	Accounts Receivable

The following table presents details of our accounts receivable balances:

	December 31,
	2012	2011(1)
	(Dollars in millions)
Trade and purchased receivables	$1,782	1,768
Earned and unbilled receivables	274	296
Other	19	31

Total accounts receivable	2,075	2,095
Less: allowance for doubtful accounts	(158)	(145)

Accounts receivable, less allowance	$1,917	1,950

(1)	We have reclassified prior period amounts to conform to the current period presentation.

We are exposed to concentrations of credit risk from residential and business customers within our local service area, business customers outside of our local service area and from other telecommunications service providers. We generally do not require collateral to secure our receivable balances. We have agreements with other telecommunications service providers whereby we agree to bill and collect on their behalf for services rendered by those providers to our customers within our local service area. We purchase accounts receivable from other telecommunications service providers primarily on a recourse basis and include these amounts in our accounts receivable balance. We have not experienced any significant loss associated with these purchased receivables.

The following table presents details of our allowance for doubtful accounts:

	Beginning Balance	Additions	Deductions	Other	Ending Balance
	(Dollars in millions)
2012	$145	187	(174)	—	158
2011	$60	153	(68)	—	145
2010	$48	91	(79)	—	60

(6)	Property, Plant and Equipment

Net property, plant and equipment is composed of the following:

	Depreciable Lives	December 31,
		2012	2011
		(Dollars in millions)
Land	N/A	$579	590
Fiber, conduit and other outside plant(1)	15-45 years	13,030	12,415
Central office and other network electronics(2)	3-10 years	11,395	9,683
Support assets(3)	3-30 years	6,235	6,098
Construction in progress(4)	N/A	847	799

Gross property, plant and equipment		32,086	29,585
Accumulated depreciation		(13,054)	(10,141)

Net property, plant and equipment		$19,032	19,444

(1)	Fiber, conduit and other outside plant consists of fiber and metallic cable, conduit, poles and other supporting structures.

(2)	Central office and other network electronics consists of circuit and packet switches, routers, transmission electronics and electronics providing service to customers.
(3)	Support assets consist of buildings, computers and other administrative and support equipment.
(4)	Construction in progress includes inventory held for construction and property of the aforementioned categories that has not been placed in service as it is still under construction.

Effective January 1, 2012, we changed our rates of capitalized labor as we transitioned certain of Qwest’s legacy systems to our historical company systems. This transition resulted in an estimated $40 million to $55 million increase in the amount of labor capitalized as an asset compared to the amount that would have been capitalized if Qwest had continued to use its legacy systems and a corresponding estimated $40 million to $55 million decrease in operating expenses for the year ended December 31, 2012. The reduction in expenses described above, net of tax, increased net income approximately $25 million to $34 million, or $0.04 to $0.05 per basic and diluted common share, for the year ended December 31, 2012.

Effective January 1, 2012, we changed our estimates of the remaining useful lives and net salvage value for certain telecommunications equipment. These changes resulted in additional depreciation expense of approximately $26 million for the year ended December 31, 2012. This additional depreciation expense, net of tax, reduced net income by approximately $16 million, or $0.03 per basic and diluted common share, for the year ended December 31, 2012.

During the year ended December 31, 2012, we discovered and corrected an error that resulted in an overstatement of depreciation expense in 2011. We evaluated the error considering both quantitative and qualitative factors and concluded that the error was immaterial to our previously issued and current period consolidated financial statements. Therefore, we recognized a $30 million reduction in depreciation expense during the year ended December 31, 2012. The correction of the error resulted in an increase in net income of $19 million, or approximately $0.03 per basic and diluted common share, for the year ended December 31, 2012.

During the first and second quarters of 2012, we retrospectively adjusted our reported preliminary assignment of the aggregate Qwest and Savvis consideration for changes to our original estimates of the fair value of buildings at the acquisition date. This retrospective adjustment increased the previously reported December 31, 2011 support assets by $8 million.

During 2012, we reclassified certain prior period amounts of inventory held for construction to conform to the current period presentation. This reclassification increased construction in progress at December 31, 2011 by $55 million with an offsetting decrease to fiber, conduit and other outside plant and central office and other network electronics by $8 million and $47 million, respectively.

We recorded depreciation expense of $3.098 billion, $2.601 billion and $1.228 billion for the years ended December 31, 2012, 2011 and 2010, respectively.

Asset Retirement Obligations

At December 31, 2012, our asset retirement obligations balance was primarily related to estimated future costs of removing equipment from leased properties and estimated future costs of properly disposing of asbestos and other hazardous materials upon remodeling or demolishing buildings. Asset retirement obligations are included in other long-term liabilities on our consolidated balance sheets.

The following table provides asset retirement obligation activity:

	Years Ended December 31,
	2012	2011	2010
	(Dollars in millions)
Balance at beginning of year	$109	41	39
Accretion expense	7	9	2
Liabilities incurred	1	—	—
Liabilities assumed in Qwest and Savvis acquisitions	—	124	—
Liabilities settled and other	(1)	(3)	—
Change in estimate	(10)	(62)	—

Balance at end of year	$106	109	41

During 2012 and 2011, we revised our estimates for the cost of removal of network equipment, asbestos remediation, and other obligations by $10 million and $62 million, respectively. These revisions resulted in a reduction of the asset retirement obligation and offsetting reduction to gross property, plant and equipment.

(7)	Severance and Leased Real Estate

Periodically, we have reductions in our workforce and have accrued liabilities for related severance costs. These workforce reductions resulted primarily from the progression or completion of our integration plans, increased competitive pressures and reduced workload demands due to the loss of access lines.

We report severance liabilities within accrued expenses and other liabilities-salaries and benefits in our consolidated balance sheets and report severance expenses in cost of services and products and selling, general and administrative expenses in our consolidated statements of operations. We have not allocated any severance expense to our regional, enterprise and wholesale markets segments.

In periods prior to our acquisition of Qwest, Qwest had ceased using certain real estate that it was leasing under long-term operating leases. As of the April 1, 2011 acquisition date, we recognized liabilities to reflect our preliminary estimates of the fair values of the existing lease obligations for real estate for which we had ceased using, net of estimated sublease rentals. Our fair value estimates were determined using discounted cash flow methods. We recognize expense to reflect accretion of the discounted liabilities and periodically, we adjust the expense when our actual experience differs from our initial estimates. We report the current portion of liabilities for ceased-use real estate leases in accrued expenses and other liabilities and report the noncurrent portion in deferred credits and other liabilities in our consolidated balance sheets. We report the related expenses in selling, general and administrative expenses in our consolidated statements of operations. At December 31, 2012, the current and noncurrent portions of our leased real estate accrual were $19 million and $112 million, respectively. The remaining lease terms range from 0.1 to 13.0 years, with a weighted average of 9.0 years.

Changes in our accrued liabilities for severance expenses and leased real estate were as follows:

	Severance	Real Estate
	(Dollars in millions)
Balance at December 31, 2010	$18	—
Accrued to expense	132	6
Liabilities assumed in Qwest acquisition	20	168
Payments, net	(133)	(21)

Balance at December 31, 2011	37	153
Accrued to expense	96	2
Payments, net	(113)	(24)
Reversals and adjustments	(3)	—

Balance at December 31, 2012	$17	131

Our severance expenses for the year ended December 31, 2011 included $12 million of share-based compensation associated with the accelerated vesting of stock awards that occurred in connection with workforce reductions relating to the acquisition of Qwest.

(8)	Employee Benefits

Pension, Post-Retirement and Other Post-Employment Benefits

We sponsor several defined benefit pension plans, which in the aggregate cover a substantial portion of our employees including separate plans for Legacy CenturyLink, Legacy Qwest and Legacy Embarq employees. Until such time as we elect to integrate the Qwest and Embarq benefit plans with ours, we plan to continue to operate these plans independently. Pension benefits for participants of these plans who are represented by a collective bargaining agreement are based on negotiated schedules. All other participants’ pension benefits are based on each individual participant’s years of service and compensation. We use a December 31 measurement date for all our plans. In addition to these tax qualified pension plans, we also maintain non-qualified pension plans for certain former highly compensated employees. We maintain post-retirement benefit plans that provide health care and life insurance benefits for certain eligible retirees. We also provide other post-employment benefits for eligible former employees.

Pension. In connection with the acquisition of Qwest on April 1, 2011, we assumed defined benefit pension plans sponsored by Qwest for its employees. Based on a valuation analysis, we recognized a $490 million net liability at April 1, 2011 for the unfunded status of the Qwest pension plans, reflecting projected benefit obligations of $8.3 billion in excess of the $7.8 billion fair value of plan assets.

Current funding laws require a company with a plan shortfall to fund the annual cost of benefits earned in addition to a seven-year amortization of the shortfall. Our funding policy for the pension plans is to make contributions with the objective of accumulating sufficient assets to pay all qualified pension benefits when due under the terms of the plans. The accounting unfunded status of our qualified pension plans was $2.5 billion as of December 31, 2012.

We made cash contributions of approximately $32 million in 2012 to our qualified pension plans. During the first quarter of 2013, we made a series of cash contributions totaling $147 million to our qualified pension plans. Based on current laws and circumstances, we do not expect any further required contributions to these plans for the remainder of 2013.

In 2010, to align our benefit structure closer to those offered by our competitors, we froze our Legacy CenturyLink and Legacy Embarq pension benefit accruals for our non-represented employees at December 31, 2010. Such action resulted in a reduction of our benefit obligation of approximately $110 million and resulted in the recognition of a curtailment gain of approximately $21 million in 2010. Prior to their acquisition on April 1, 2011, Qwest had frozen its pension benefit accruals for non-represented employees.

Other Post-Retirement Benefits. Our post-retirement health care plans provide post-retirement benefits to qualified retirees. The post-retirement health care plans we assumed as part of our acquisitions of Qwest and Embarq provide post-retirement benefits to qualified retirees and allow (i) eligible employees retiring before certain dates to receive benefits at no or reduced cost and (ii) eligible employees retiring after certain dates to receive benefits on a shared cost basis. The post-retirement health care plans are primarily funded by us and we expect to continue funding these post-retirement obligations as benefits are paid. Our plans use a December 31 measurement date.

In connection with the acquisition of Qwest on April 1, 2011, we assumed post-retirement benefit plans sponsored by Qwest for certain of its employees. At April 1, 2011, we recognized a $2.5 billion liability for the unfunded status of Qwest’s post-retirement benefit plans, reflecting estimated accumulated post-retirement benefit obligations of $3.3 billion in excess of the $762 million fair value of the plan assets.

No contributions were made to the post-retirement trusts in 2012 or 2011, and we do not expect to make a contribution in 2013.

A change of 100 basis points in the assumed initial health care cost trend rate would have had the following effects in 2012:

	100 Basis Points Change
	Increase	(Decrease)
	(Dollars in millions)
Effect on the aggregate of the service and interest cost components of net periodic post-retirement benefit expense (statement of operations)	$3	(3)
Effect on benefit obligation (balance sheet)	77	(70)

We expect our health care cost trend rate to decrease by 0.25% per year from 6.75% in 2013 to an ultimate rate of 4.50% in 2022. Our post-retirement health care expense, for certain eligible Legacy Qwest retirees and certain eligible Legacy CenturyLink retirees, is capped at a set dollar amount. Therefore, those health care benefit obligations are not subject to increasing health care trends after the effective date of the caps.

Expected Cash Flows

The qualified pension, non-qualified pension and post-retirement health care benefit payments and premiums and life insurance premium payments are paid by us or distributed from plan assets. The estimated benefit payments provided below are based on actuarial assumptions using the demographics of the employee and retiree populations and have been reduced by estimated participant contributions.

	Pension Plans	Post-Retirement Benefit Plans	Medicare Part D Subsidy Receipts
	(Dollars in millions)
Estimated future benefit payments:
2013	$1,051	377	(25)
2014	1,006	370	(26)
2015	996	358	(28)
2016	985	348	(29)
2017	972	338	(31)
2018 - 2022	4,626	1,511	(173)

Net Periodic Benefit Expense

The measurement date used to determine pension, non-qualified pension and post-retirement health care and life insurance benefits is December 31. The actuarial assumptions used to compute the net periodic benefit expense for our qualified pension, non-qualified pension and post-retirement benefit plans are based upon information available as of the beginning of the year, as presented in the following table.

	Pension Plans			Post-Retirement Benefit Plans
	2012	2011(1)	2010	2012	2011(2)	2010
Actuarial assumptions at beginning of year:
Discount rate	4.25% - 5.10%	5.00% - 5.50%	5.50% - 6.00%	4.60% - 4.80%	5.30%	5.70% - 5.80%
Rate of compensation increase	3.25%	3.25%	3.50% - 4.00%	N/A	N/A	N/A
Expected long-term rate of return on plan assets	7.50%	7.50% - 8.00%	8.25% - 8.50%	6.00% - 7.50%	7.25%	7.25%
Initial health care cost trend rate	N/A	N/A	N/A	8.00%	8.50%	8.00%
Ultimate health care cost trend rate	N/A	N/A	N/A	5.00%	5.00%	5.00%
Year ultimate trend rate is reached	N/A	N/A	N/A	2018	2018	2014

N/A—Not applicable

(1)	This column does not consider Qwest’s actuarial assumptions for its pension plan as of the beginning of the year due to the acquisition date of April 1, 2011. Qwest had the following actuarial assumptions as of April 1, 2011: discount rate of 5.40%; expected long-term rate of return on plan assets 7.50%; and a rate of compensation increase of 3.50%.
(2)	This column does not consider Qwest’s actuarial assumptions for its post-retirement benefit plan as of the beginning of the year due to the acquisition date of April 1, 2011. Qwest had the following actuarial assumptions as of April 1, 2011: discount rate of 5.30%; expected long-term rate of return on plan assets of 7.50%; initial health care cost trend rate of 7.50% and ultimate health care trend rate of 5.00% to be reached in 2016.

Net periodic pension expense, which includes the effects of the Qwest acquisition subsequent to April 1, 2011, included the following components:

	Pension Plans Years Ended December 31,
	2012	2011(1)	2010
	(Dollars in millions)
Service cost	$87	70	61
Interest cost	625	560	246
Expected return on plan assets	(847)	(709)	(283)
Curtailment gain	—	—	(21)
Settlements	—	1	—
Amortization of unrecognized prior service cost	4	2	2
Amortization of unrecognized actuarial loss	35	13	17

Net periodic pension (income) expense	$(96)	(63)	22

(1)	Includes $58 million of income related to the Qwest plans subsequent to the April 1, 2011 acquisition date.

Net periodic post-retirement benefit expense, which includes the effects of the Qwest acquisition subsequent to April 1, 2011, included the following components:

	Post-Retirement Plans Years Ended December 31,
	2012	2011(1)	2010
	(Dollars in millions)
Service cost	$22	18	15
Interest cost	173	152	32
Expected return on plan assets	(45)	(41)	(4)
Amortization of unrecognized prior service cost	—	(2)	(3)
Amortization of unrecognized actuarial loss	—	—	1

Net periodic post-retirement benefit expense	$150	127	41

(1)	Includes $92 million related to the Qwest plans subsequent to the April 1, 2011 acquisition date.

Benefit Obligations

The actuarial assumptions used to compute the funded status for the plans are based upon information available as of December 31, 2012 and December 31, 2011 and are as follows:

	Pension Plans		Post-Retirement Benefit Plans
	December 31,		December 31,
	2012	2011	2012	2011
Actuarial assumptions at end of year:
Discount rate	3.25% - 4.20%	4.25% - 5.10%	3.60%	4.60% - 4.80%
Rate of compensation increase	3.25%	3.25%	N/A	N/A
Initial health care cost trend rate	N/A	N/A	6.75% / 7.50%	7.25% / 8.00%
Ultimate health care cost trend rate	N/A	N/A	4.50%	5.00%
Year ultimate trend rate is reached	N/A	N/A	2022 / 2024	2018

N/A—Not applicable

The following table summarizes the change in the benefit obligations for the pension and post-retirement benefit plans:

	Pension Plans Years Ended December 31,
	2012	2011	2010
	(Dollars in millions)
Change in benefit obligation
Benefit obligation at beginning of year	$13,596	4,534	4,182
Service cost	87	70	61
Interest cost	625	560	246
Plan amendments	14	12	4
Acquisitions	—	8,267	—
Actuarial loss	1,565	930	427
Curtailment gain	—	—	(110)
Benefits paid by company	(5)	(16)	(5)
Benefits paid from plan assets	(1,001)	(761)	(271)

Benefit obligation at end of year	$14,881	13,596	4,534

	Post-Retirement Benefit Plans Years Ended December 31,
	2012	2011	2010
	(Dollars in millions)
Change in benefit obligation
Benefit obligation at beginning of year	$3,930	558	582
Service cost	22	18	15
Interest cost	173	152	32
Participant contributions	86	64	14
Plan amendments	—	31	—
Acquisitions	—	3,284	—
Direct subsidy receipts	19	22	1
Actuarial loss (gain)	260	153	(32)
Benefits paid by company	(268)	(219)	(45)
Benefits paid from plan assets	(147)	(133)	(9)

Benefit obligation at end of year	$4,075	3,930	558

Our aggregate accumulated benefit obligation as of December 31, 2012, 2011 and 2010 was $18.956 billion, $17.499 billion and $4.509 billion, respectively.

Plan Assets

We maintain plan assets for our qualified pension plans and certain post-retirement benefit plans. The qualified pension plan assets are used for the payment of pension benefits and certain eligible plan expenses. The post-retirement benefit plan’s assets are used to pay health care benefits and premiums on behalf of eligible retirees and to pay certain eligible plan expenses. The expected rate of return on plan assets is the long-term rate of return we expect to earn on the plans’ assets. The rate of return is determined by the strategic allocation of plan assets and the long-term risk and return forecast for each asset class. The forecasts for each asset class are generated primarily from an analysis of the long-term expectations of various third party investment management organizations. The expected rate of return on plan assets is reviewed annually and revised, as necessary, to reflect changes in the financial markets and our investment strategy. The following tables summarize the change in the fair value of plan assets for the pension and post-retirement benefit plans:

	Pension Plans Years Ended December 31,
	2012	2011	2010
	(Dollars in millions)
Change in plan assets
Fair value of plan assets at beginning of year	$11,814	3,732	3,220
Return on plan assets	1,476	479	483
Acquisitions	—	7,777	—
Employer contributions	32	587	300
Settlements	—	—	—
Benefits paid from plan assets	(1,001)	(761)	(271)

Fair value of plan assets at end of year	$12,321	11,814	3,732

	Post-Retirement Benefit Plans Years Ended December 31,
	2012	2011	2010
	(Dollars in millions)
Change in plan assets
Fair value of plan assets at beginning of year	$693	54	57
Actual gain on plan assets	80	4	6
Acquisitions	—	768	—
Employer contributions	—	—	—
Participant contributions	—	—	—
Benefits paid from plan assets	(147)	(133)	(9)

Fair value of plan assets at end of year	$626	693	54

Pension Plans: Our investment objective for the pension plan assets is to achieve an attractive risk-adjusted return over time that will provide for the payment of benefits and minimize the risk of large losses. Our pension plan investment strategy is designed to meet this objective by broadly diversifying plan assets across numerous strategies with differing expected returns, volatilities and correlations. The pension plan assets have target allocations of 55% to interest rate sensitive investments and 45% to investments designed to provide higher expected returns than the interest rate sensitive investments. Interest rate sensitive investments include 35% of plan assets targeted primarily to long-duration investment grade bonds, 13.5% targeted to high yield, emerging market bonds and convertible bonds and 6.5% targeted to diversified strategies, which primarily have exposures to global government, corporate and inflation-linked bonds, as well as some exposures to global stocks and commodities. Assets expected to provide higher returns than the interest rate sensitive assets include broadly diversified equity investments with targets of approximately 14% to U.S. stocks and 14% to developed and emerging market non-U.S. stocks. Approximately 12% is allocated to other private markets investments including funds primarily invested in private equity, debt and hedge funds. Real estate investments are targeted at 5% of plan assets. At the beginning of 2013, our expected annual long-term rate of return on pension assets is assumed to be 7.5%.

Post-Retirement Benefit Plans: Our investment objective for the post-retirement benefit plan assets is to achieve an attractive risk-adjusted return and minimize the risk of large losses over the expected life of the assets. Investment risk is managed by broadly diversifying assets across numerous strategies with differing expected returns, volatilities and correlations. Our investment strategy is designed to be consistent with the investment objective, with particular focus on providing liquidity for the reimbursement of our union-represented employees post-retirement health care costs. The post-retirement benefit plan assets have target allocations of 35% to equities and 65% to non-equity investments. Specific target allocations within these broad categories are allowed to vary to provide liquidity in order to meet reimbursement requirements. Equity investments are broadly diversified with exposure to publicly traded U.S., non-U.S. and emerging market stocks and private equity. While no new private equity investments have been made in recent years, the percent allocation to existing private equity investments is expected to increase as liquid, publicly traded stocks are drawn down for the reimbursement of health care costs. The 65% non-equity allocation includes investment grade bonds, high yield bonds, convertible bonds, emerging market debt, real estate, hedge funds, private debt and diversified strategies. At the beginning of 2013, our expected annual long-term rate of return on post-retirement benefit plan assets is assumed to be 7.5%.

Permitted investments: Plan assets are managed consistent with the restrictions set forth by the Employee Retirement Income Security Act of 1974, as amended, which requires diversification of assets and also generally prohibits defined benefit and welfare plans from investing more than 10% of their assets in securities issued by the sponsor company. At December 31, 2012 and 2011, the pension and post-retirement benefit plans did not directly own any shares of our common stock or any of our debt.

Derivative instruments: Derivative instruments are used to reduce risk as well as provide return. The pension and post-retirement benefit plans use exchange traded futures to gain exposure to equity and Treasury markets consistent with target asset allocations. Interest rate swaps are used in the pension plans to reduce risk relative to measurement of the benefit obligation, which is sensitive to interest rate changes. Foreign exchange forward contracts and total return swaps are used primarily to manage currency exposures. Credit default swaps are used to manage credit risk exposures in a cost effective and targeted manner relative to transacting with physical corporate fixed income securities. Options are currently used to manage interest rate exposure taking into account the implied volatility and current pricing of the specific underlying market instrument. Some derivative instruments subject the plans to counterparty risk. We closely monitor counterparty exposure and mitigate this risk by diversifying the exposure among multiple high credit quality counterparties, requiring collateral and limiting exposure by periodically settling contracts.

The gross notional exposure of the derivative instruments directly held by the plans is shown below. The notional amount of the derivatives corresponds to market exposure but does not represent an actual cash investment.

	Gross Notional Exposure
	Pension Plans		Post-Retirement Benefit Plans
	Years Ended December 31,
	2012	2011	2012	2011
	(Dollars in millions)
Derivative instruments:
Exchange-traded U.S. equity futures	$302	535	30	12
Exchange-traded non-U.S. equity futures	1	4	—	—
Exchange-traded Treasury futures	1,763	1,512	—	19
Interest rate swaps	1,471	635	—	—
Total return swaps	—	110	—	51
Credit default swaps	495	201	—	—
Foreign exchange forwards	726	635	21	23
Options	768	917	—	—

Fair Value Measurements: Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between independent and knowledgeable parties who are willing and able to transact for an asset or liability at the measurement date. We use valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs when determining fair value and then we rank the estimated values based on the reliability of the inputs used following the fair value hierarchy set forth by the FASB. For additional information on the fair value hierarchy, see Note 11—Fair Value Disclosure.

At December 31, 2012, we used the following valuation techniques to measure fair value for assets. There were no changes to these methodologies during 2012:

•	Level 1—Assets were valued using the closing price reported in the active market in which the individual security was traded.

•

Level 2—Assets were valued using quoted prices in markets that are not active, broker dealer quotations, net asset value of shares held by the plans and other methods by which all significant input were observable at the measurement date.

•	Level 3—Assets were valued using unobservable inputs in which little or no market data exists as reported by the respective institutions at the measurement date.

The tables below presents the fair value of plan assets by category and the input levels used to determine those fair values at December 31, 2012. It is important to note that the asset allocations do not include market exposures that are gained with derivatives.

	Fair Value of Pension Plan Assets at December 31, 2012
	Level 1	Level 2	Level 3	Total
	(Dollars in millions)
Investment grade bonds(a)	$830	1,555	—	$2,385
High yield bonds(b)	—	1,303	59	1,362
Emerging market bonds(c)	199	396	—	595
Convertible bonds(d)	—	374	—	374
Diversified strategies(e)	—	655	—	655
U.S. stocks(f)	1,225	119	—	1,344
Non-U.S. stocks(g)	1,212	178	—	1,390
Emerging market stocks(h)	111	193	—	304
Private equity(i)	—	—	711	711
Private debt(j)	—	—	465	465
Market neutral hedge funds(k)	—	906	—	906
Directional hedge funds(k)	—	340	194	534
Real estate(l)	—	223	337	560
Derivatives(m)	(5)	3	—	(2)
Cash equivalents and short-term investments(n)	—	750	—	750

Total investments	$3,572	6,995	1,766	12,333

Accrued expenses				(12)

Total pension plan assets				$12,321

	Fair Value of Post-Retirement Plan Assets at December 31, 2012
	Level 1	Level 2	Level 3	Total
	(Dollars in millions)
Investment grade bonds(a)	$22	86	—	$108
High yield bonds(b)	—	90	—	90
Emerging market bonds(c)	—	40	—	40
Convertible bonds(d)	—	2	—	2
Diversified strategies(e)	—	72	—	72
U.S. stocks(f)	55	—	—	55
Non-U.S. stocks(g)	58	1	—	59
Emerging market stocks(h)	—	20	—	20
Private equity(i)	—	—	45	45
Private debt(j)	—	—	6	6
Market neutral hedge funds(k)	—	41	—	41
Directional hedge funds(k)	—	24	—	24
Real estate(l)	—	21	28	49
Cash equivalents and short-term investments(n)	5	21	—	26

Total investments	$140	418	79	637

Accrued expenses				(1)
Reimbursement accrual				(10)

Total post-retirement plan assets				$626

The tables below presents the fair value of plan assets by category and the input levels used to determine those fair values at December 31, 2011. It is important to note that the asset allocations do not include market exposures that are gained with derivatives. Investments include dividend and interest receivable, pending trades, trades payable and accrued expenses.

	Fair Value of Pension Plan Assets at December 31, 2011
	Level 1	Level 2	Level 3	Total
	(Dollars in millions)
Investment grade bonds(a)	$694	2,206	—	$2,900
High yield bonds(b)	—	541	79	620
Emerging market bonds(c)	—	295	—	295
Convertible bonds(d)	—	337	—	337
Diversified strategies(e)	—	489	—	489
U.S. stocks(f)	401	944	—	1,345
Non-U.S. stocks(g)	994	459	—	1,453
Emerging market stocks(h)	102	136	—	238
Private equity(i)	—	—	791	791
Private debt(j)	—	—	461	461
Market neutral hedge funds(k)	—	620	188	808
Directional hedge funds(k)	—	268	183	451
Real estate(l)	—	48	535	583
Derivatives(m)	12	(5)	—	7
Cash equivalents and short-term investments(n)	13	1,183	—	1,196

Total investments	$2,216	7,521	2,237	11,974

Dividends and interest receivable				32
Pending trades receivable				436
Accrued expenses				(8)
Pending trades payable				(620)

Total pension plan assets				$11,814

	Fair Value of Post-Retirement Plan Assets at December 31, 2011
	Level 1	Level 2	Level 3	Total
	(Dollars in millions)
Investment grade bonds(a)	$45	100	—	$145
High yield bonds(b)	—	61	—	61
Emerging market bonds(c)	—	33	—	33
Convertible bonds(d)	—	30	—	30
Diversified strategies(e)	—	62	—	62
U.S. stocks(f)	64	4	—	68
Non-U.S. stocks(g)	62	2	—	64
Emerging market stocks(h)	—	17	—	17
Private equity(i)	—	—	60	60
Private debt(j)	—	—	8	8
Market neutral hedge funds(k)	—	67	—	67
Directional hedge funds(k)	—	20	—	20
Real estate(l)	—	19	26	45
Cash equivalents and short-term investments(n)	5	20	—	25

Total investments	$176	435	94	705

Dividends and interest receivable				3
Pending trades receivable				23
Accrued expenses				(15)
Pending trades payable				(23)

Total post-retirement plan assets				$693

The plans’ assets are invested in various asset categories utilizing multiple strategies and investment managers. For several of the investments in the tables above and discussed below, the plans own units in commingled funds and limited partnerships that invest in various types of assets. Interests in commingled funds are valued using the net asset value (“NAV”) per unit of each fund. The NAV reported by the fund manager is based on the market value of the underlying investments owned by each fund, minus its liabilities, divided by the number of shares outstanding. Commingled funds held by the plans that can be redeemed at NAV within a year of the financial statement date are generally classified as Level 2. Investments in limited partnerships represent long-term commitments with a fixed maturity date, typically ten years. Valuation inputs for these limited partnership interests are generally based on assumptions and other information not observable in the market and are classified as Level 3 investments. The assumptions and valuation methodologies of the pricing vendors, account managers, fund managers and partnerships are monitored and evaluated for reasonableness. Below is an overview of the asset categories, the underlying strategies and valuation inputs used to value the assets in the preceding tables:

(a) Investment grade bonds represent investments in fixed income securities as well as commingled bond funds comprised of U.S. Treasury securities, agencies, corporate bonds, mortgage-backed securities, asset-backed securities and commercial mortgage-backed securities. Treasury securities are valued at the bid price reported in the active market in which the security is traded and are classified as Level 1. The valuation inputs of other investment grade bonds primarily utilize observable market information and are based on a spread to U.S. Treasury securities and consider yields available on comparable securities of issuers with similar credit ratings. The primary observable inputs include references to the new issue market for similar securities, the secondary trading markets and dealer quotes. Option adjusted spread models are utilized to evaluate securities such as asset backed securities that have early redemption features. These securities are classified as Level 2. The commingled funds are valued at NAV based on the market value of the underlying fixed income securities using the same valuation inputs described above. The commingled funds can be redeemed at NAV within a year of the financial statement date and are classified as Level 2.

(b) High yield bonds represent investments in below investment grade fixed income securities as well as commingled high yield bond funds. The valuation inputs for the securities primarily utilize observable market information and are based on a spread to U.S. Treasury securities and consider yields available on comparable securities of issuers with similar credit ratings. These securities are classified as Level 2. The commingled funds are valued at NAV based on the market value of the underlying high yield instruments using the same valuation inputs described above. Commingled funds that can be redeemed at NAV within a year of the financial statement date are classified as Level 2. Commingled funds that cannot be redeemed at NAV or that cannot be redeemed at NAV within a year of the financial statement date are classified as Level 3.

(c) Emerging market bonds represent investments in securities issued by governments and other entities located in developing countries as well as commingled emerging market bond funds. The valuation inputs for the securities utilize observable market information and are primarily based on dealer quotes or a spread relative to the local government bonds. These securities are classified as Level 2. The commingled funds are valued at NAV based on the market value of the underlying emerging market bonds using the same valuation inputs described above. The commingled funds can be redeemed at NAV within a year of the financial statement date and are classified as Level 2.

(d) Convertible bonds primarily represent investments in corporate debt securities that have features that allow the debt to be converted into equity securities under certain circumstances. The valuation inputs for the individual convertible bonds primarily utilize observable market information including a spread to U.S. Treasuries and the value and volatility of the underlying equity security. Convertible bonds are classified as Level 2.

(e) Diversified strategies represent an investment in a commingled fund that primarily has exposures to global government, corporate and inflation linked bonds, global stocks and commodities. The commingled fund is valued at NAV based on the market value of the underlying investments. The valuation inputs utilize observable market information including published prices for exchange traded securities, bid prices for government bonds, and spreads and yields available for comparable fixed income securities with similar credit ratings. This fund can be redeemed at NAV within a year of the financial statement date and is classified as Level 2.

(f) U.S. stocks represent investments in stocks of U.S. based companies as well as commingled U.S. stock funds. The valuation inputs for U.S. stocks are based on the last published price reported on the major stock market on which the securities are traded and are classified as Level 1. The commingled funds are valued at NAV based on the market value of the underlying investments using the same valuation inputs described above. These commingled funds can be redeemed at NAV within a year of the financial statement date and are classified as Level 2.

(g) Non-U.S. stocks represent investments in stocks of companies based in developed countries outside the U.S. as well as commingled funds. The valuation inputs for non-U.S. stocks are based on the last published price reported on the major stock market on which the securities are traded and are classified as Level 1. The commingled funds are valued at NAV based on the market value of the underlying investments using the same valuation inputs described above. These commingled funds can be redeemed at NAV within a year of the financial statement date and are classified as Level 2.

(h) Emerging market stocks represent investments in a registered mutual fund and commingled funds comprised of stocks of companies located in developing markets. Registered mutual funds are valued at the last published price reported on the major market on which the mutual funds are traded and are classified as Level 1. The commingled funds are valued at NAV based on the market value of the underlying investments using the same valuation inputs described previously for individual stocks. These commingled funds can be redeemed at NAV within a year of the financial statement date and are classified as Level 2.

(i) Private equity represents non-public investments in domestic and foreign buy out and venture capital funds. Private equity funds are structured as limited partnerships and are valued according to the valuation policy of each partnership, subject to prevailing accounting and other regulatory guidelines. The partnerships use valuation methodologies that give consideration to a range of factors, including but not limited to the price at which investments were acquired, the nature of the investments, market conditions, trading values on comparable public securities, current and projected operating performance, and financing transactions subsequent to the acquisition of the investments. These valuation methodologies involve a significant degree of judgment. Private equity investments are classified as Level 3.

(j) Private debt represents non-public investments in distressed or mezzanine debt funds. Mezzanine debt instruments are debt instruments that are subordinated to other debt issues and may include embedded equity instruments such as warrants. Private debt funds are structured as limited partnerships and are valued according to the valuation policy of each partnership, subject to prevailing accounting and other regulatory guidelines. The valuation of underlying fund investments are based on factors including the issuer’s current and projected credit worthiness, the security’s terms, reference to the securities of comparable companies, and other market factors. These valuation methodologies involve a significant degree of judgment. Private debt investments are classified as Level 3.

(k) Market neutral hedge funds hold investments in a diversified mix of instruments that are intended in combination to exhibit low correlations to market fluctuations. These investments are typically combined with futures to achieve uncorrelated excess returns over various markets. Directional hedge funds—This asset category represents investments that may exhibit somewhat higher correlations to market fluctuations than the market neutral hedge funds. Investments in hedge funds include both direct investments and investments in diversified funds of funds. Hedge Funds are valued at NAV based on the market value of the underlying investments which include publicly traded equity and fixed income securities and privately negotiated debt securities. The hedge funds are valued by third party administrators using the same valuation inputs previously described. Hedge funds that can be redeemed at NAV within a year of the financial statement date are classified as Level 2. Hedge fund investments that cannot be redeemed at NAV or that cannot be redeemed at NAV within a year of the financial statement date are classified as Level 3.

(l) Real estate represents investments in commingled funds and limited partnerships that invest in a diversified portfolio of real estate properties. These investments are valued at NAV according to the valuation policy of each fund or partnership, subject to prevailing accounting and other regulatory guidelines. The valuation inputs of the underlying properties are generally based on third-party appraisals that use comparable sales or a projection of future cash flows to determine fair value. Real estate investments that can be redeemed at NAV within a year of the financial statement date are classified as Level 2. Real estate investments that cannot be redeemed at NAV or that cannot be redeemed at NAV within a year of the financial statement date are classified as Level 3.

(m) Derivatives include the market value of exchange traded futures contracts which are classified as Level 1, as well as privately negotiated over-the-counter swaps that are valued based on the change in interest rates or a specific market index and classified as Level 2. The market values represent gains or losses that occur due to fluctuations in interest rates, foreign currency exchange rates, security prices, or other factors.

(n) Cash equivalents and short-term investments represent investments that are used in conjunction with derivatives positions or are used to provide liquidity for the payment of benefits or other purposes. U.S. Treasury Bills are valued at the bid price reported in the active market in which the security is traded and are classified as Level 1. The valuation inputs of other securities are based on a spread to U.S. Treasury Bills, the Federal Funds Rate, or London Interbank Offered Rate and consider yields available on comparable securities of issuers with similar credit ratings and are classified as Level 2. The commingled funds are valued at NAV based on the market value of the underlying investments using the same valuation inputs described above. These commingled funds can be redeemed at NAV within a year of the financial statement date and are classified as Level 2.

Concentrations of Risk: Investments, in general, are exposed to various risks, such as significant world events, interest rate, credit, foreign currency and overall market volatility risk. These risks are managed by broadly diversifying assets across numerous asset classes and strategies with differing expected returns, volatilities and correlations. Risk is also broadly diversified across numerous market sectors and individual companies. Financial instruments that potentially subject the plans to concentrations of counterparty risk consist principally of investment contracts with high quality financial institutions. These investment contracts are typically collateralized obligations and/or are actively managed, limiting the amount of counterparty exposure to any one financial institution. Although the investments are well diversified, the value of plan assets could change materially depending upon the overall market volatility, which could affect the funded status of the plans.

The table below presents a rollforward of the pension plan assets valued using Level 3 inputs:

	Pension Plan Assets Valued Using Level 3 Inputs
	High Yield Bonds	Private Equity	Private Debt	Market Neutral Hedge Fund	Directional Hedge Funds	Real Estate	Other	Total
	(Dollars in millions)
Balance at December 31, 2010	$—	1	3	—	161	182	3	350
Net acquisitions (dispositions)	96	795	453	185	30	318	(3)	1,874
Actual return on plan assets:
(Losses) gains relating to assets sold during the year	(12)	197	13	3	(1)	9	—	209
(Losses) gains relating to assets still held at year-end	(5)	(202)	(8)	—	(7)	26	—	(196)

Balance at December 31, 2011	79	791	461	188	183	535	—	2,237
Net transfers	(12)	—	—	(188)	—	(105)	—	(305)
Acquisitions	1	70	120	—	—	18	—	209
Dispositions	(11)	(109)	(102)	—	—	(121)	—	(343)
Actual return on plan assets:
Gains relating to assets sold during the year	—	3	1	—	—	—	—	4
Gains (losses) relating to assets still held at year-end	2	(44)	(15)	—	11	10	—	(36)

Balance at December 31, 2012	$59	711	465	—	194	337	—	1,766

The table below presents a rollforward of the post-retirement plan assets valued using Level 3 inputs:

	Post-Retirement Plan Assets Valued Using Level 3 Inputs
	Private Equity	Private Debt	Real Estate	Total
	(Dollars in millions)
Balance at December 31, 2010	$—	—	—	—
Net acquisitions	55	8	24	87
Actual return on plan assets:
Gains relating to assets sold during the year	33	1	—	34
(Losses) gains relating to assets still held at year-end	(28)	(1)	2	(27)

Balance at December 31, 2011	60	8	26	94
Acquisitions	1	—	—	1
Dispositions	(15)	(3)	(1)	(19)
Gains (losses) relating to assets sold during the year	4	2	(1)	5
(Losses) gains relating to assets still held at year-end	(5)	(1)	4	(2)

Balance at December 31, 2012	$45	6	28	79

Certain gains and losses are allocated between assets sold during the year and assets still held at year-end based on transactions and changes in valuations that occurred during the year. These allocations also impact our calculation of net acquisitions and dispositions.

For the year ended December 31, 2012, the investment program produced actual gains on qualified pension and post-retirement plan assets of $1.555 billion as compared to the expected returns of $892 million for a difference of $663 million. For the year ended December 31, 2011, the investment program produced actual gains on pension and post-retirement plan assets of $483 million as compared to the expected returns of

$750 million for a difference of $267 million. The short-term annual returns on plan assets will almost always be different from the expected long-term returns and the plans could experience net gains or losses, due primarily to the volatility occurring in the financial markets during any given year.

Unfunded Status

The following table presents the unfunded status of the pensions and post-retirement benefit plans:

	Pension Plans		Post-Retirement Benefit Plans
	Years Ended December 31,		Years Ended December 31,
	2012	2011	2012	2011
	(Dollars in millions)
Benefit obligation	$(14,881)	(13,596)	(4,075)	(3,930)
Fair value of plan assets	12,321	11,814	626	693

Unfunded status	(2,560)	(1,782)	(3,449)	(3,237)

Current portion of unfunded status	$(6)	—	(160)	(164)
Non-current portion of unfunded status	$(2,554)	(1,782)	(3,289)	(3,073)

The current portion of our post-retirement benefit obligations is recorded on our consolidated balance sheets in accrued expenses and other current liabilities—salaries and benefits.

Accumulated Other Comprehensive (Loss) Income—Recognition and Deferrals

The following tables present cumulative items not recognized as a component of net periodic benefits expense as of December 31, 2011, items recognized as a component of net periodic benefits expense in 2012, additional items deferred during 2012 and cumulative items not recognized as a component of net periodic benefits expense as of December 31, 2012. The items not recognized as a component of net periodic benefits expense have been recorded on our consolidated balance sheets in accumulated other comprehensive loss:

	As of and for the Years Ended December 31,
	2011	Recognition of Net Periodic Benefits Expense	Deferrals	Net Change in AOCI	2012
	(Dollars in millions)
Accumulated other comprehensive (loss) income:
Pension plans:
Net actuarial (loss) gain	$(1,335)	35	(936)	(901)	(2,236)
Prior service (cost) benefit	(29)	4	(13)	(9)	(38)
Deferred income tax benefit (expense)	526	(15)	364	349	875

Total pension plans	(838)	24	(585)	(561)	(1,399)

Post-retirement benefit plans:
Net actuarial loss	(221)	—	(225)	(225)	(446)
Prior service (cost) benefit	(21)	—	(1)	(1)	(22)
Deferred income tax benefit	92	—	87	87	179

Total post-retirement benefit plans	(150)	—	(139)	(139)	(289)

Total accumulated other comprehensive (loss) income	$(988)	24	(724)	(700)	(1,688)

The following table presents estimated items to be recognized in 2013 as a component of net periodic benefit expense of the pension, non-qualified pension and post-retirement benefit plans:

	Pension Plans	Post- Retirement Plans
	(Dollars in millions)
Estimated recognition of net periodic benefit expense in 2013:
Net actuarial loss	$(81)	(4)
Prior service cost	(5)	—
Deferred income tax benefit	33	2

Estimated net periodic benefit expense to be recorded in 2013 as a component of other comprehensive income (loss)	$(53)	(2)

Medicare Prescription Drug, Improvement and Modernization Act of 2003

We sponsor post-retirement health care plans with several benefit options that provide prescription drug benefits that we deem actuarially equivalent to or exceeding Medicare Part D. We recognize the impact of the federal subsidy received under the Medicare Prescription Drug, Improvement and Modernization Act of 2003 in the calculation of our post-retirement benefit obligation and net periodic post-retirement benefit expense.

Other Benefit Plans

Health Care and Life Insurance. We provide health care and life insurance benefits to essentially all of our active employees. We are largely self-funded for the cost of the health care plan. Our health care benefit expenses for current employees were $360 million, $377 million and $190 million for the years ended December 31, 2012, 2011 and 2010, respectively. Union-represented employee benefits are based on negotiated collective bargaining agreements. Employees contributed $113 million, $90 million and $47 million for the years ended December 31, 2012, 2011 and 2010, respectively. Our group life insurance plans are fully insured and the premiums are paid by us.

401(k) Plan. We sponsor qualified defined contribution benefit plans covering substantially all of our employees. Under these plans, employees may contribute a percentage of their annual compensation up to certain maximums, as defined by the plans and by the Internal Revenue Service (“IRS”). Currently, we match a percentage of employee contributions in cash. At December 31, 2012 and December 31, 2011, the assets of the plans included approximately 10 million and 9 million shares of our common stock, respectively, as a result of the combination of previous employer match and participant directed contributions. We recognized expenses related to these plans of $76 million, $70 million and $17 million and for the years ended December 31, 2012, 2011 and 2010, respectively.

Deferred Compensation Plans. We sponsored non-qualified unfunded deferred compensation plans for various groups that included certain of our current and former highly compensated employees. The plans have been frozen, and the participants are no longer allowed to defer compensation into the plans. The value of assets and liabilities related to these plans was not significant.

(9)	Share-based Compensation

We maintain equity programs that allow our Board of Directors (through its Compensation Committee or our Chief Executive Officer as its delegate) to grant incentives to certain employees and our outside directors in any one or a combination of several forms, including incentive and non-qualified stock options, stock appreciation rights, restricted stock awards, restricted stock units and market and performance shares. Stock options generally expire ten years from the date of grant. We also offer an ESPP, which allows eligible employees to purchase our common stock at a 15% discount based on the lower of the beginning or ending stock price during recurring six month offering periods.

Acquisitions

Upon the July 15, 2011, closing of our acquisition of Savvis, and pursuant to the terms of the acquisition agreement, we assumed certain obligations under Savvis’ share-based compensation arrangements. Specifically:

•	all Savvis stock options outstanding immediately prior to the acquisition were vested in full and were converted into 2,420,532 fully vested CenturyLink stock options, and

•	all non-vested Savvis restricted stock units outstanding immediately prior to the acquisition converted into an aggregate 1,080,070 non-vested CenturyLink awards.

We estimate the aggregate fair value of the assumed Savvis share-based compensation arrangements was $123 million, of which $98 million was attributable to services performed prior to the acquisition date and was included in the cost of the acquisition. The fair value of CenturyLink shares was determined based on the $38.54 closing price of our common stock on July 14, 2011. The remaining $25 million of the aggregate fair value of the assumed Savvis awards was attributable to post-acquisition services and was recognized as compensation expense, net of forfeitures, over the remaining 1.5 year vesting period.

Upon the April 1, 2011, closing of our acquisition of Qwest, pursuant to the terms of the acquisition agreement, we assumed certain obligations under Qwest’s pre-existing share-based compensation arrangements. Specifically:

•

all Qwest non-qualified stock options outstanding immediately prior to the acquisition converted into an aggregate of 7,198,331 CenturyLink non-qualified stock options (including 5,562,198 fully vested options),

•	all non-vested shares of Qwest restricted stock outstanding immediately prior to the acquisition converted into an aggregate of 780,455 non-vested shares of CenturyLink restricted stock, and

•

all Qwest market-based awards outstanding immediately prior to the acquisition vested in full and were paid out by us through the issuance of an aggregate of 563,269 shares of CenturyLink common stock in April 2011.

The aggregate fair value of the assumed Qwest awards was $114 million, of which $85 million was attributable to services performed prior to the acquisition date and was included in the cost of the acquisition. The fair value of CenturyLink shares was determined based on the $41.55 closing price of our common stock on March 31, 2011. We determined the fair value of Qwest’s non-qualified stock options, using the Black-Scholes option-pricing model, reflecting a risk-free interest rate ranging from 0% to 2.13% (depending on the expected life of the option), an expected dividend yield of 6.98%, an expected term ranging from 0.1 to 4.8 years (depending on the option’s remaining contractual term and exercise price and on historical experience), and expected volatility ranging from 11.1% to 35.3% (based on the expected term and historical experience). The remaining $29 million of the aggregate fair value of the assumed Qwest awards was attributable to the post-acquisition period and was included in the cost of the acquisition, which is being recognized as compensation expense, net of estimated forfeitures, over the remaining vesting periods from 0.1 years to 3.0 years.

Stock Options

The following table summarizes activity involving stock option awards for the year ended December 31, 2012:

	Number of Options	Weighted- Average Exercise Price
	(in thousands)
Outstanding at December 31, 2011	10,389	$31.05
Exercised	(3,155)	$24.21
Forfeited/Expired	(501)	$31.31

Outstanding at December 31, 2012	6,733	$34.23

Exercisable at December 31, 2012	6,264	$34.70

The aggregate intrinsic value of our options outstanding and exercisable at December 31, 2012 was $51 million and $46 million, respectively. The weighted average remaining contractual term for such options was 4.0 years and 3.8 years, respectively.

During 2012, we received net cash proceeds of $76 million in connection with our option exercises. The tax benefit realized from these exercises was $20 million. The total intrinsic value of options exercised for the years ended December 31, 2012, 2011 and 2010 was $49 million, $47 million and $28 million, respectively.

Restricted Stock

For awards that contain only service conditions for vesting, we calculate its fair value based on the closing stock price on the date of grant. For restricted stock units that contain market conditions, the award fair value is calculated through Monte-Carlo simulations.

During the first quarter of 2012, we granted approximately 402,000 shares of restricted stock to certain executive-level employees as part of our long-term incentive program, of which approximately 201,000 contained only service conditions and will vest on a straight-line basis on February 20, 2013, 2014 and 2015. The remaining awards contain market and service conditions and will vest on February 20, 2015. These shares represent only the target for the award as each recipient has the opportunity to ultimately receive between 0% and 200% of the target restricted stock award depending on our total shareholder return for 2012, 2013 and 2014 in relation to that of the S&P 500 Index.

In addition, during the first quarter of 2012, we granted restricted stock to certain key employees as part of our annual equity compensation program. These awards contained only service conditions. Approximately 519,000 of awards will vest on a straight-line basis on January 9, 2013, 2014 and 2015. Approximately 873,000 of awards will vest on a straight-line basis on March 15, 2013, 2014 and 2015. The remaining awards granted throughout the year to certain other key employees and our outside directors were made as part of our equity compensation and retention programs. These awards require only service conditions for vesting and typically vest over a three year period.

During the second and third quarter of 2011, we granted approximately 624,000 shares of restricted stock to certain executive-level employees as part of our long-term incentive program, of which approximately 474,000 contained only service conditions and will vest on a straight-line basis on May 31, 2012, 2013 and 2014. The remaining awards contain market conditions and will vest on May 31, 2014. These shares represent only the target for the award as each recipient has the opportunity to ultimately receive between 0% and 200% of the target restricted stock award depending on our total shareholder return for 2011, 2012 and 2013 in relation to that of the S&P 500 Index.

In addition to these awards, during 2011 we granted approximately 689,000 shares of restricted stock awards to certain other key employees and our outside directors as part of our equity compensation and retention programs. These awards require only service conditions for vesting.

During the first quarter of 2010, we granted approximately 397,000 shares of restricted stock to certain executive-level employees as part of our long-term incentive program, of which approximately 198,000 contained only service conditions and will vest on a straight-line basis on March 15, 2011, 2012 and 2013. The remaining awards contain service and market conditions. One half of these awards will vest on March 15, 2012 based on our two-year total shareholder return for 2010 and 2011 as measured against the total shareholder return of the companies comprising the S&P 500 Index. The other half will vest on March 15, 2013 based on our three-year total shareholder return for 2010, 2011 and 2012 as measured against the total shareholder return of the companies comprising the S&P 500 Index. These shares represent only the target for the award as each recipient has the opportunity to ultimately receive between 0% and 200% of the target restricted stock award depending on our total shareholder return in relation to that of the S&P 500 Index.

In addition to these awards, during 2010 we granted approximately 600,000 shares of restricted stock awards to certain other key employees and our outside directors as part of our equity compensation and retention programs. These awards require only service conditions for vesting.

In anticipation of our acquisition of Qwest, during the third quarter of 2010, we granted 407,000 shares of restricted stock to certain executive officers and other key employees as part of a retention program. The shares of restricted stock contain only service conditions and will vest in equal installments on the first, second and third anniversaries of the April 1, 2011 closing date of the acquisition. As this retention program was contingent upon the consummation of the Qwest acquisition, we did not begin expensing these awards until the closing of the acquisition on April 1, 2011.

The following table summarizes activity involving restricted stock and restricted stock unit awards for the year ended December 31, 2012:

	Number of Shares	Weighted- Average Grant Date Fair Value
	(in thousands)
Non-vested at December 31, 2011	4,208	$36.78
Granted	2,139	$39.13
Vested	(2,603)	$36.33
Forfeited	(216)	$39.13

Non-vested at December 31, 2012	3,528	$38.43

During 2011, we granted 1.3 million shares of restricted stock at a weighted-average price of $36.15, excluding the 1.9 million shares issued in connection with our acquisitions of Qwest and Savvis. During 2010, we granted 1.4 million shares of restricted stock at a weighted-average price of $36.56. The total fair value of restricted stock that vested during 2012, 2011 and 2010 was $102 million, $72 million and $48 million, respectively.

Compensation Expense and Tax Benefit

We recognize compensation expense related to our share-based awards with graded vesting that only have a service condition on a straight-line basis over the requisite service period for the entire award. Total compensation expense for all share-based payment arrangements for the years ended December 31, 2012, 2011 and 2010 was $78 million, $65 million and $38 million, respectively. These amounts included $12 million in compensation expense recognized in 2011 for the acceleration of certain awards resulting from the consummation of the Qwest acquisition. Our tax benefit recognized in the income statements for our share-based payment arrangements for the years ended December 31, 2012, 2011 and 2010 was $31 million, $25 million and $14 million, respectively. At December 31, 2012, there was $92 million of total unrecognized compensation expense related to our share-based payment arrangements, which we expect to recognize over a weighted-average period of 1.9 years.

(10)	Earnings Per Common Share

Basic and diluted earnings per common share for the years ended December 31, 2012, 2011 and 2010 were calculated as follows:

	Years Ended December 31,
	2012	2011	2010
	(Dollars in millions, except per share amounts, shares in thousands)
Income (Numerator):
Net income	$777	573	948
Earnings applicable to non-vested restricted stock	(1)	(2)	(6)

Net income applicable to common stock for computing basic earnings per common share	776	571	942

Net income as adjusted for purposes of computing diluted earnings per common share	$776	571	942

Shares (Denominator):
Weighted average number of shares:
Outstanding during period	622,139	534,320	301,428
Non-vested restricted stock	(2,796)	(2,209)	(1,756)
Non-vested restricted stock units	862	669	947

Weighted average shares outstanding for computing basic earnings per common share	620,205	532,780	300,619
Incremental common shares attributable to dilutive securities:
Shares issuable under convertible securities	12	13	13
Shares issuable under incentive compensation plans	2,068	1,328	665

Number of shares as adjusted for purposes of computing diluted earnings per common share	622,285	534,121	301,297

Basic earnings per common share	$1.25	1.07	3.13

Diluted earnings per common share	$1.25	1.07	3.13

Our calculations of diluted earnings per common share exclude shares of common stock that are issuable upon exercise of stock options when the exercise price is greater than the average market price of our common stock during the period. Such potentially issuable shares totaled 2.2 million, 2.4 million and 2.9 million for 2012, 2011 and 2010, respectively.

(11)	Fair Value Disclosure

Our financial instruments consist of cash and cash equivalents, accounts receivable, investments, accounts payable and long-term debt, excluding capital lease obligations. Due to their short-term nature, the carrying amounts of our cash and cash equivalents, accounts receivable and accounts payable approximate their fair values.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between independent and knowledgeable parties who are willing and able to transact for an asset or liability at the measurement date. We use valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs when determining fair value and then we rank the estimated values based on the reliability of the inputs used following the fair value hierarchy set forth by the Financial Accounting Standards Board (“FASB”).

We determined the fair values of our long-term notes, including the current portion, based on quoted market prices where available or, if not available, based on discounted future cash flows using current market interest rates.

The three input levels in the hierarchy of fair value measurements are defined by the FASB generally as follows:

Input Level	Description of Input
Level 1	Observable inputs such as quoted market prices in active markets.
Level 2	Inputs other than quoted prices in active markets that are either directly or indirectly observable.
Level 3	Unobservable inputs in which little or no market data exists.

The following table presents the carrying amounts and estimated fair values of our investment securities, which are reported in noncurrent other assets, and long-term debt, excluding capital lease obligations, as well as the input levels used to determine the fair values:

		December 31, 2012		December 31, 2011
	Input Level	Carrying Amount	Fair Value	Carrying Amount	Fair Value
		(Dollars in millions)
Assets—Investments securities	3	$—	—	73	73
Liabilities—Long-term debt excluding capital lease obligations	2	$19,871	21,457	21,124	22,052

In connection with the acquisition of Qwest on April 1, 2011, we acquired auction rate securities that were not actively traded in liquid markets. We designated these securities as available for sale and, accordingly, we reported them on our balance sheet under our “goodwill and other assets—other” line item at fair value on December 31, 2011. During 2012, we sold these securities in increments of $17 million, $39 million and $19 million for a gain of $14 million. In connection with auction rate securities sales, temporary losses of approximately $3 million, net of tax, were reclassified into income from other comprehensive income and recognized in our consolidated statement of operations for 2012. During 2012, we recognized an unrealized temporary holding gain on these securities in the amount of $2 million, net of tax in other comprehensive income. At December 31, 2011, we estimated the fair value of these securities using a probability- weighted cash flow model that considered the coupon rate for the securities, probabilities of default and liquidation prior to maturity, and a discount rate commensurate with the creditworthiness of the issuer.

(12)	Income Taxes

	Years Ended December 31,
	2012	2011	2010
	(Dollars in millions)
Income tax expense was as follows:
Federal
Current	$57	(49)	384
Deferred	361	401	145

State
Current	15	25	67
Deferred	33	(6)	(13)

Foreign
Current	7	4	—
Deferred	—	—	—

Total income tax expense	$473	375	583

	Years Ended December 31,
	2012	2011	2010
	(Dollars in millions)
Income tax expense was allocated as follows:
Income tax expense in the consolidated statements of income:
Attributable to income	$473	375	583
Stockholders’ equity:
Compensation expense for tax purposes in excess of amounts recognized for financial reporting purposes	(18)	(13)	(12)
Tax effect of the change in accumulated other comprehensive loss	(434)	(535)	(34)

The following is a reconciliation from the statutory federal income tax rate to our effective income tax rate:

	Years Ended December 31,
	2012	2011	2010
	(Percentage of pre-tax income)
Statutory federal income tax rate	35.0%	35.0%	35.0%
State income taxes, net of federal income tax benefit	2.5%	1.3%	1.9%
Change in tax treatment of Medicare subsidy	—	—	0.3%
Nondeductible acquisition related costs	—	0.9%	0.2%
Nondeductible compensation pursuant to executive compensation limitations	0.5%	0.4%	0.2%
Reversal of valuation allowance on auction rate securities	(1.2)%	—	—
Foreign income taxes	0.3%	0.4%	—
Foreign valuation allowance	—	0.8%	—
Other, net	0.7%	0.8%	0.5%

Effective income tax rate	37.8%	39.6%	38.1%

Included in income tax expense for the years ended December 31, 2011 and 2010 is $24 million and $4 million, respectively, which is related to a portion of our transaction costs associated with our recent acquisitions. The transaction costs were primarily related to the acquisition of Qwest. These costs are considered non-deductible for income tax purposes. We did not incur non-deductible transaction costs in 2012.

The 2012 effective tax rate is 37.8% compared to 39.6% for 2011. The 2012 rate reflects the $16 million reversal of a valuation allowance related to the auction rate securities we sold in 2012, a $12 million benefit related to state NOLs net of valuation allowance, and an expense of $6 million associated with reversing a receivable related to periods that have been effectively settled with the IRS. The 2011 rate increase was due in part to $24 million of non-deductible transaction costs and an $8 million valuation allowance recorded on deferred tax assets that require future income of a special character to realize the benefits. Because we are not currently forecasting income of an appropriate character for these benefits to be realized, we will continue to maintain a valuation allowance equal to the amount we do not believe is more likely than not to be realized. This 2011 increase was partially offset by a $16 million reduction in valuation allowances related to state NOLs due primarily to the effects of a tax law change in one of the states in which we operate.

The tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2012 and 2011 were as follows:

	Years Ended December 31,
	2012	2011
	(Dollars in millions)
Deferred tax assets
Post-retirement and pension benefit costs	$2,327	2,040
Net operating loss carryforwards	1,764	2,492
Other employee benefits	193	122
Other	754	802

Gross deferred tax assets	5,038	5,456
Less valuation allowance	(281)	(293)

Net deferred tax assets	4,757	5,163

Deferred tax liabilities
Property, plant and equipment, primarily due to depreciation differences	(3,983)	(3,638)
Goodwill and other intangible assets	(3,316)	(4,144)
Other	(211)	(162)

Gross deferred tax liabilities	(7,510)	(7,944)

Net deferred tax liability	$(2,753)	(2,781)

Of the $2.753 billion and $2.781 billion net deferred tax liability at December 31, 2012 and 2011, respectively, $3.644 billion and $3.800 billion is reflected as a long-term liability and $891 million and $1.019 billion is reflected as a net current deferred tax asset at December 31, 2012 and December 31, 2011, respectively.

In connection with our acquisitions of Savvis on July 15, 2011 and Qwest on April 1, 2011, we recognized net noncurrent deferred tax liabilities of approximately $320 million and $595 million, respectively, which reflects the expected future tax effects of certain differences between the financial reporting carrying amounts and tax bases of Savvis’ and Qwest’s assets and liabilities. In addition, due to the Qwest acquisition, we recognized a net current deferred tax asset of $271 million, which relates primarily to certain accrued liabilities that are expected to result in future tax deductions. These primary differences involve Qwest’s pension and other post-retirement benefit obligations as well as tax effects for acquired intangible assets, property, plant and equipment and long-term debt, including the effects of acquisition date valuation adjustments, for both entities. The net deferred tax liability is partially offset by a deferred tax asset for expected future tax deductions relating to Savvis’ and Qwest’s net operating loss carryforwards.

At December 31, 2012, we had federal NOLs of $4.7 billion and state NOLS of $7 billion. If unused, the NOLs will expire between 2015 and 2032; however, no significant amounts expire until 2020. At December 31, 2012, we had $72 million ($47 million net of federal income tax) of state investment tax credit carryforwards that will expire between 2013 and 2024 if not utilized. In addition, at December 31, 2012 we had $62 million of alternative minimum tax, or AMT, credits. Our acquisitions of Qwest and Savvis caused “ownership changes” within the meaning of Section 382 of the Internal Revenue Code (“Section 382”). As a result, our ability to use these NOLs is subject to annual limits imposed by Section 382. Despite this, we expect to use substantially all of these NOLs as an offset against our future taxable income, although the timing of that use will depend upon our future earnings and future tax circumstances.

We establish valuation allowances when necessary to reduce the deferred tax assets to amounts we expect to realize. As of December 31, 2012, a valuation allowance of $281 million was established as it is more likely than not that this amount of net operating loss and tax credit carryforwards will not be utilized prior to expiration. Our valuation allowance at December 31, 2012 and 2011 is primarily related to state NOL carryforwards. This valuation allowance decreased by $12 million during 2012.

We recorded valuation allowances of $10 million and $248 million related to the Savvis and Qwest acquisitions, respectively, for the portion of the acquired net deferred tax assets that we did not believe is more likely than not to be realized. Our acquisition date assignment of deferred income taxes and the related valuation allowance was completed in 2012 as discussed in Note 2—Acquisitions.

A reconciliation of the change in our gross unrecognized tax benefits (excluding both interest and any related federal benefit) from January 1 to December 31 for 2012 and 2011 is as follows:

	2012	2011
	(Dollars in millions)
Unrecognized tax benefits at beginning of year	$111	311
Assumed in Qwest and Savvis acquisitions	—	206
Increase in tax positions taken in the current year	3	—
Decrease due to the reversal of tax positions taken in a prior year	(34)	(13)
Decrease from the lapse of statute of limitations	(2)	(1)
Settlements	—	(392)

Unrecognized tax benefits at end of year	$78	111

Upon the dismissal of our refund appeal in October 2011, we recorded a $242 million settlement related to the treatment of universal service fund receipts of certain subsidiaries acquired in our Embarq acquisition, effectively settling the issue for the 1990 through 1994 years. We dismissed our 2004-2006 Tax Court proceedings due to an agreement in place with the IRS Chief Counsel’s office. Dismissal of the Tax Court proceedings will result in an agreed tax deficiency amount for each period. Since the Tax Court proceedings involved years that Embarq was owned by Sprint, Sprint will receive the deficiency and the payment to the IRS will trigger a settlement obligation under the Tax Sharing agreement with Sprint. During 2011, Qwest also withdrew their claims associated with the treatment of universal services fund receipts resulting in a $141 million settlement decrease in our unrecognized tax benefits. Due to Qwest’s NOL carryforward, the settlement of the position resulted in a reduction in our unrecognized tax benefit but no cash payment is required.

During 2012, we entered into negotiations with the IRS to resolve a claim that was filed by Qwest for 1999. Based on the status of those negotiations at year end, we have partially reversed an unrecognized tax benefit that was assumed as part of the Qwest acquisition, which decreased our total unrecognized tax benefits.

The total amount of unrecognized tax benefits that, if recognized, would impact the effective income tax rate was $52 million at December 31, 2012 and $118 million at December 31, 2011.

Our policy is to reflect interest expense associated with unrecognized tax benefits in income tax expense. We had accrued interest (presented before related tax benefits) of approximately $33 million at December 31, 2012 and December 31, 2011.

We file income tax returns, including returns for our subsidiaries, with federal, state and local jurisdictions. Our uncertain income tax positions are related to tax years that are currently under or remain subject to examination by the relevant taxing authorities.

Beginning with the 2010 tax year, our federal consolidated returns are subject to annual examination by the IRS. Qwest’s federal consolidated returns for the 2009, 2010 and pre-merger 2011 tax years are open to examination by the IRS. Federal consolidated returns for Savvis for tax years 2010 and pre-merger 2011 are under examination by the IRS.

In years prior to 2011, Qwest filed amended federal income tax returns for 2002-2007 to make protective claims with respect to items reserved in their audit settlements and to correct items not addressed in prior audits. The examination of those amended federal income tax returns by the IRS was completed in 2012. In 2012, Qwest filed an amended 2008 federal income tax return primarily to report the carryforward impact of prior year settlements. Such amended filing is subject to adjustment by the IRS. At the same time, Qwest also filed an amended return for 1999 for its predecessor U S WEST, Inc. to make certain refund claims. An agreed resolution of those claims is pending conditioned upon Congressional Joint Committee Approval.

Our open income tax years by major jurisdiction are as follows at December 31, 2012:

Jurisdiction	Open Tax Years
Federal	2008—current
State
Florida	2006—current
Louisiana	2009—current
Minnesota	1996—1999 and 2002—current
New York	2001—2006 and 2009—current
North Carolina	2004—2006 and 2009—current
Oregon	2002—2003 and 2009—current
Texas	2008—current
Other states	2006—current

Since the period for assessing additional liability typically begins upon the filing of a return, it is possible that certain jurisdictions could assess tax for years prior to the open tax years disclosed above. Additionally, it is possible that certain jurisdictions in which we do not believe we have an income tax filing responsibility, and accordingly did not file a return, may attempt to assess a liability, or that other jurisdictions to which we pay taxes may attempt to assert that we owe additional taxes.

Based on our current assessment of various factors, including (i) the potential outcomes of these ongoing examinations, (ii) the expiration of statute of limitations for specific jurisdictions, (iii) the negotiated settlement of certain disputed issues, and (iv) the administrative practices of applicable taxing jurisdictions, it is reasonably possible that the related unrecognized tax benefits for uncertain tax positions previously taken may decrease by up to $32 million within the next 12 months. The actual amount of such decrease, if any, will depend on several future developments and events, many of which are outside our control.

(13)	Segment Information

For several years prior to 2011, we reported our operations as a single segment. However, in 2011, after our acquisitions of Qwest on April 1, 2011 and Savvis on July 15, 2011, we reorganized our business into the following operating segments:

•	Regional markets. Consisted generally of providing strategic and legacy products and services to residential consumers, small to medium-sized businesses and regional enterprise customers. Our strategic products and services offered to these customers include our private line, broadband, Multi- Protocol Label Switching (“MPLS”), hosting and video services. Our legacy services offered to these customers include local and long-distance service;

•

Business markets. Consisted generally of providing strategic and legacy products and services to enterprise and government customers. Our strategic products and services offered to these customers include our private line, broadband, MPLS, hosting and video services. Our legacy services offered to these customers include local and long-distance service;

•

Wholesale markets. Consisted generally of providing strategic and legacy products and services to other communications providers. Our strategic products and services offered to these customers are mainly private line (including special access) and MPLS. Our legacy services offered to these customers include unbundled network elements (“UNEs”) which allow our wholesale customers the use of our network or a combination of our network and their own networks to provide voice and data services to their customers, long-distance and switched access services; and

•

Savvis operations. Consisted of the entire centrally-managed operations of our Savvis subsidiaries, which provides hosting and network services primarily to business customers when provided by Legacy Savvis.

Effective April 1, 2012, in order to more effectively leverage the strategic assets from our acquisitions of Qwest and Savvis and to better serve our business and government customers, we restructured our business into the following operating segments:

•

Regional markets. Consists generally of providing strategic and legacy products and services to residential consumers, state and local governments, small to medium-sized businesses and enterprise customers that in each case are located mainly within one of our six regions. Our strategic products and services offered to these customers include our private line, broadband, MPLS, hosting, video and wireless services. Our legacy services offered to these customers include local and long-distance service;

•

Wholesale markets. Consists generally of providing strategic and legacy products and services to other domestic and international communications providers. Our strategic products and services offered to these customers are mainly private line (including special access) and MPLS. Our legacy services offered to these customers include UNEs which allow our wholesale customers the use of our network or a combination of our network and their own networks to provide voice and data services to their customers, long-distance and switched access services;

•

Enterprise markets—network. Consists generally of providing strategic and legacy network communications products and services to national and international enterprise and government customers. Our strategic products and services offered to these customers include our private line, broadband, MPLS and hosting services. Our legacy services offered to these customers include local and long-distance services;

•	Enterprise markets—data hosting. Consists generally of providing colocation, managed hosting and cloud hosting services to national and international enterprise and government customers.

On January 3, 2013, we announced a reorganization of our operating segments. Consequently, beginning with the first quarter of 2013, we will report the following four segments in our consolidated financial statements: consumer, business, wholesale and data hosting. The primary purpose of the reorganization is to strengthen our focus on the enterprise business market while continuing our commitment to our hosting and consumer customers. The reorganization combines business sales and operations functions that resided in the enterprise markets—network segment and the regional markets segment into the new business segment. The remaining customers serviced by the regional markets segment will become the new consumer segment. Our wholesale markets and enterprises markets—data hosting segments will not be impacted by this reorganization.

We have restated previously reported segment results for the year ended December 31, 2011 due to the above-described restructuring of our business on April 1, 2012. The following table summarizes our segment results for 2012 and 2011 based on the segment categorization we were operating under on December 31, 2012.

	Years Ended December 31,
	2012	2011
	(Dollars in millions)
Total segment revenues	$17,320	14,471
Total segment expenses	8,094	6,513

Total segment income	$9,226	7,958

Total margin percentage	53%	55%
Regional markets:
Revenues	$9,876	8,743
Expenses	4,218	3,673

Income	$5,658	5,070

Margin percentage	57%	58%
Wholesale markets:
Revenues	$3,721	3,305
Expenses	1,117	1,021

Income	$2,604	2,284

Margin percentage	70%	69%
Enterprise markets—network:
Revenues	$2,609	1,933
Expenses	1,891	1,450

Income	$718	483

Margin percentage	28%	25%
Enterprise markets—data hosting:
Revenues	$1,114	490
Expenses	868	369

Income	$246	121

Margin percentage	22%	25%

Due to system limitations, we have determined that is impracticable to restate 2010’s reportable segments to conform to our current segment categorization. For comparability purposes, we have included our segment information for the years ended December 31, 2011 and 2010 based on the segment categorization we were operating under on December 31, 2011:

	Years Ended December 31,
	2011	2010
	(Dollars in millions)
Total segment revenues	$14,471	6,495
Total segment expenses	6,535	2,403

Total segment income	$7,936	4,092

Total margin percentage	55%	63%
Regional markets:
Revenues	$7,832	4,640
Expenses	3,398	1,783

Income	$4,434	2,857

Margin percentage	57%	62%
Business markets:
Revenues	$2,861	266
Expenses	1,736	120

Income	$1,125	146

Margin percentage	39%	55%
Wholesale markets:
Revenues	$3,295	1,589
Expenses	1,021	500

Income	$2,274	1,089

Margin percentage	69%	69%
Savvis operations:
Revenues	$483	—
Expenses	380	—

Income	$103	—

Margin percentage	21%	—

We categorize our products and services related to revenues into the following four categories:

•

Strategic services, which include primarily broadband, private line (including special access which we market to wholesale and business customers), MPLS (which is a data networking technology that can deliver the quality of service required to support real-time voice and video), hosting (including cloud hosting and managed hosting), colocation, Ethernet, video (including resold satellite and our facilities-based video services), voice over Internet Protocol (“VoIP”) and Verizon Wireless services;

•

Legacy services, which include primarily local, long-distance, switched access, public access, integrated services digital network (“ISDN”) (which uses regular telephone lines to support voice, video and data applications), and traditional wide area network (“WAN”) services (which allows a local communications network to link to networks in remote locations);

•

Data integration, which includes the sale of telecommunications equipment located on customers’ premises and related professional services, such as network management, installation and maintenance of data equipment and building of proprietary fiber-optic networks for our government and business customers; and

•	Other revenues, which consists primarily of USF revenue and surcharges. Unlike the first three revenue categories, other revenues are not included in our segment revenues.

Our operating revenues for our products and services consisted of the following categories for the years ended December 31, 2012 and 2011:

	Years Ended December 31,
	2012	2011
	(Dollars in millions)
Strategic services	$8,361	6,262
Legacy services	8,287	7,672
Data integration	672	537
Other	1,056	880

Total operating revenues	$18,376	15,351

During 2012, operating revenues attributable to certain products and services were reclassified from legacy services to strategic services. Due to system limitations, we have determined that is impracticable to restate 2010’s operating revenues to conform to our current revenue categorization. For comparability purposes, we have included our operating revenues for the years ended December 31, 2011 and 2010 under our prior revenue categorization:

	Years Ended December 31,
	2011	2010
	(Dollars in millions)
Strategic services	$6,254	2,049
Legacy services	7,680	4,288
Data integration	537	158
Other	880	547

Total operating revenues	$15,351	7,042

Other operating revenues include revenue from universal service funds, which allows us to recover a portion of our costs under federal and state cost recovery mechanisms, and certain surcharges to our customers, including billings for our required contributions to several USF programs. These surcharge billings to our customers are reflected on a gross basis in our statements of operations (included in both operating revenues and expenses) and aggregated approximately $531 million, $392 million and $115 million for the years ended December 31, 2012, 2011 and 2010, respectively. We also generate other operating revenues from leasing and subleasing of space in our office buildings, warehouses and other properties. We centrally-manage the activities that generate these other operating revenues and consequently these revenues are not included in any of our four segments presented above.

Our segment revenues include all revenues from our strategic, legacy and data integration as described in more detail above. Segment revenues are based upon each customer’s classification to an individual segment. We report our segment revenues based upon all services provided to that segment’s customers. We report our segment expenses for our four segments as follows:

•

Direct expenses, which primarily are specific expenses incurred as a direct result of providing services and products to segment customers, along with selling, general and administrative expenses that are directly associated with specific segment customers or activities; and

•	Allocated expenses, which include network expenses, facilities expenses and other expenses such as fleet and real estate expenses.

During the first quarter of 2012, as we transitioned certain of Qwest’s legacy systems to our historical company systems, we updated our methodologies for reporting our direct expenses and for allocating our expenses to our segments. Specifically, we no longer include certain fleet expenses for our regional markets segment in direct expenses; they are now expenses allocated to our segments, with the exception of enterprise markets—data hosting. In addition, we now more fully allocate network building rent and power expenses to our regional markets, wholesale markets and enterprise markets—network segments. We determined that it was impracticable to recast our segment results for the prior period to reflect these changes in methodology.

During the second quarter of 2012, as we reorganized our business into our four segments as indicated above, we further revised our methodology for how we allocate our expenses to our segments to better align segment expenses with related revenues. Under our revised methodology, we no longer allocate certain product development costs to our segments, but we do now allocate certain expenses from our enterprise markets—data hosting segment to our other three segments. We have restated prior periods to reflect these changes in our methodology.

We do not assign depreciation and amortization expense to our segments, as the related assets and capital expenditures are centrally managed. Similarly, severance expenses, restructuring expenses and, subject to an exception for our enterprise markets—data hosting segment, certain centrally managed administrative functions (such as finance, information technology, legal and human resources) are not assigned to our segments. Interest expense is also excluded from segment results because we manage our financing on a total company basis and have not allocated assets or debt to specific segments. In addition, other income (expense) does not relate to our segment operations and is therefore excluded from our segment results.

The following table reconciles segment income to net income for the years ended December 31, 2012, 2011 and 2010:

	Years Ended December 31,
	2012	2011	2010
	(Dollars in millions)
Total segment income	$9,226	7,958	4,092
Other operating revenues	1,056	880	547
Depreciation and amortization	(4,780)	(4,026)	(1,434)
Other unassigned operating expenses	(2,789)	(2,787)	(1,145)
Other income (expense), net	(1,463)	(1,077)	(529)
Income tax expense	(473)	(375)	(583)

Net income	$777	573	948

We do not have any single customer that provides more than 10% of our total operating revenues. Substantially all of our revenues come from customers located in the United States.

(14)	Quarterly Financial Data (Unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
	(Dollars in millions, except per share amounts)
2012
Operating revenues	$4,610	4,612	4,571	4,583	18,376
Operating income	654	657	736	666	2,713
Net income	200	74	270	233	777
Basic earnings per common share	.32	.12	.43	.37	1.25
Diluted earnings per common share	.32	.12	.43	.37	1.25
2011
Operating revenues	$1,696	4,406	4,596	4,653	15,351
Operating income	464	480	548	533	2,025
Net income	211	115	138	109	573
Basic earnings per common share	.69	.19	.22	.18	1.07
Diluted earnings per common share	.69	.19	.22	.18	1.07

These results include Savvis operations for periods beginning July 15, 2011 and Qwest operations for periods beginning April 1, 2011. See Note 2—Acquisitions for additional information. During the third quarter of 2012, we discovered and corrected an error that resulted in an overstatement of depreciation expense in the amount of $30 million in 2011 and $15 million in the first six months of 2012. The total reduction in depreciation expense of $45 million was recognized in the third quarter of 2012.

(15)	Commitments and Contingencies

In this section, when we refer to a class action as “putative” it is because a class has been alleged, but not certified in that matter. Until and unless a class has been certified by the court, it has not been established that the named plaintiffs represent the class of plaintiffs they purport to represent.

We have established accrued liabilities for the matters described below where losses are deemed probable and reasonably estimable.

We are vigorously defending against all of the matters described below. As a matter of course, we are prepared both to litigate the matters to judgment, as well as to evaluate and consider all settlement opportunities.

Litigation Matters Relating to CenturyLink and Embarq

In December 2009, subsidiaries of CenturyLink filed two lawsuits against subsidiaries of Sprint Nextel to recover terminating access charges for VoIP traffic owed under various interconnection agreements and tariffs which presently approximate $34 million. The lawsuits allege that Sprint Nextel has breached contracts, violated tariffs, and violated the Federal Communications Act by failing to pay these charges. One lawsuit, filed on behalf of all legacy Embarq operating entities, was tried in federal court in Virginia in August 2010 and, in March 2011, a ruling was issued in our favor and against Sprint Nextel. In the first quarter of 2012, Sprint Nextel filed an appeal of this decision. The other lawsuit, filed on behalf of all Legacy CenturyLink operating entities, is pending in federal court in Louisiana. In that case, in early 2011 the Court dismissed certain of CenturyLink’s claims, referred other claims to the FCC, and stayed the litigation. In April 2012, Sprint Nextel filed a petition with the FCC, seeking a declaratory ruling that CenturyLink’s access charges do not apply to VoIP originated calls. We have not deferred revenue related to these matters as an adverse outcome is not probable based upon current circumstances.

In William Douglas Fulghum, et al. v. Embarq Corporation, et al., filed on December 28, 2007 in the United States District Court for the District of Kansas, a group of retirees filed a putative class action lawsuit challenging the decision to make certain modifications in retiree benefits programs relating to life insurance, medical insurance and prescription drug benefits, generally effective January 1, 2006 and January 1, 2008 (which, at the time of the modifications, was expected to reduce estimated future expenses for the subject benefits by more than $300 million). Defendants include Embarq, certain of its benefit plans, its Employee Benefits Committee and the individual plan administrator of certain of its benefits plans. Additional defendants include Sprint Nextel and certain of its benefit plans. The Court certified a class on certain of plaintiffs’ claims, but rejected class certification as to other claims. Embarq and other defendants continue to vigorously contest these claims and charges. On October 14, 2011, the Fulghum lawyers filed a new, related lawsuit, Abbott et al. v. Sprint Nextel et al. CenturyLink/Embarq is not named a defendant in the lawsuit. In Abbott, approximately 1,500 plaintiffs allege breach of fiduciary duty in connection with the changes in retiree benefits that also are at issue in the Fulghum case. The Abbott plaintiffs are all members of the class that was certified in Fulghum on claims for allegedly vested benefits (Counts I and III), and the Abbott claims are similar to the Fulghum breach of fiduciary duty claim (Count II), on which the Fulghum court denied class certification. The Court has stayed proceedings in Abbott indefinitely. On February 14, 2013, the Fulghum court dismissed the majority of the plaintiffs’ claims in that case. Embarq and the other defendants will continue to vigorously contest any remaining claims in Fulghum and seek to have the claims in the Abbott case dismissed on similar grounds. We have not accrued a liability for these matters as it is premature (i) to determine whether an accrual is warranted and, (ii) if so, a reasonable estimate of probable liability.

Litigation Matters Relating to Qwest

The terms and conditions of applicable bylaws, certificates or articles of incorporation, agreements or applicable law may obligate Qwest to indemnify its former directors, officers or employees with respect to certain of the matters described below, and Qwest has been advancing legal fees and costs to certain former directors, officers or employees in connection with certain matters described below.

On September 29, 2010, the trustees in the Dutch bankruptcy proceeding for KPNQwest, N.V. (of which Qwest was a major shareholder) filed a lawsuit in the District Court of Haarlem, the Netherlands, alleging tort and mismanagement claims under Dutch law. Qwest and Koninklijke KPN N.V. (“KPN”) are defendants in this lawsuit along with a number of former KPNQwest supervisory board members and a former officer of KPNQwest, some of whom were formerly affiliated with Qwest. Plaintiffs allege, among other things, that defendants’ actions were a cause of the bankruptcy of KPNQwest, and they seek damages for the bankruptcy deficit of KPNQwest, which is claimed to be approximately €4.200 billion (or approximately $5.6 billion based on the exchange rate on December 31, 2012), plus statutory interest. Two lawsuits asserting similar claims were previously filed against Qwest and others in federal courts in New Jersey in 2004 and Colorado in 2009; those courts dismissed the lawsuits without prejudice on the grounds that the claims should not be litigated in the United States.

On September 13, 2006, Cargill Financial Markets, Plc and Citibank, N.A. filed a lawsuit in the District Court of Amsterdam, the Netherlands, against Qwest, KPN, KPN Telecom B.V., and other former officers, employees or supervisory board members of KPNQwest, some of whom were formerly affiliated with Qwest. The lawsuit alleges that defendants misrepresented KPNQwest’s financial and business condition in connection with the origination of a credit facility and wrongfully allowed KPNQwest to borrow funds under that facility. Plaintiffs allege damages of approximately € 219 million (or approximately $289 million based on the exchange rate on December 31, 2012). On April 25, 2012, the court issued its judgment denying the claims asserted by Cargill and Citibank in their lawsuit. Cargill and Citibank are appealing that decision.

We have not accrued a liability for the above matters. Regarding the 2010 proceeding, we believe it is premature to determine whether an accrual is warranted and, if so, a reasonable estimate of our probable liability. Regarding the 2006 suit, we do not believe that liability is probable. We will continue to defend against both KPNQwest litigation matters vigorously.

Several putative class actions relating to the installation of fiber optic cable in certain rights-of-way were filed against Qwest on behalf of landowners on various dates and in courts located in 34 states in which Qwest has such cable (Alabama, Arizona, California, Colorado, Delaware, Florida, Georgia, Illinois, Indiana, Iowa, Kansas, Kentucky, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Nebraska, Nevada, New Jersey, New Mexico, New York, North Carolina, Ohio, Oklahoma, Oregon, Pennsylvania, South Carolina, Tennessee, Texas, Utah, Virginia, and Wisconsin.) For the most part, the complaints challenge our right to install our fiber optic cable in railroad rights-of-way. The complaints allege that the railroads own the right-of-way as an easement that did not include the right to permit us to install our cable in the right-of-way without the Plaintiffs’ consent. Most of the currently pending actions purport to be brought on behalf of state-wide classes in the named Plaintiffs’ respective states, although one action pending before the Illinois Court of Appeals purports to be brought on behalf of landowners in Illinois, Iowa, Kentucky, Michigan, Minnesota, Nebraska, Ohio and Wisconsin. In general, the complaints seek damages on theories of trespass and unjust enrichment, as well as punitive damages. After previous attempts to enter into a single nationwide settlement in a single court proved unsuccessful, the parties proceeded to seek court approval of settlements on a state-by-state basis. To date, the parties have received final approval of such settlements in 22 states (Alabama, Colorado, Delaware, Florida, Georgia, Illinois, Indiana, Iowa, Kansas, Maryland, Michigan, Minnesota, Mississippi, Missouri, Nebraska, New Jersey, New York, North Carolina, Oklahoma, Tennessee, Virginia and Wisconsin), have received preliminary approval of the settlements in eight states (California, Kentucky, Nevada, Ohio, Oregon, Pennsylvania, South Carolina and Utah), and have not yet received either preliminary or final approval in four states (Arizona, Massachusetts, New Mexico and Texas). We have accrued an amount that we believe is probable for these matters; however, the amount is not material to our consolidated financial statements.

Other Matters

From time to time, we are involved in other proceedings incidental to our business, including patent infringement allegations, administrative hearings of state public utility commissions relating primarily to rate making, actions relating to employee claims, various tax issues, environmental law issues, grievance hearings before labor regulatory agencies, and miscellaneous third party tort actions. The outcome of these other proceedings is not predictable. However, based on current circumstances we do not believe that the ultimate resolution of these other proceedings, after considering available defenses and insurance coverage, will have a material adverse effect on our financial position, results of operations or cash flows.

Capital Leases

We lease certain facilities and equipment under various capital lease arrangements. Depreciation of assets under capital leases is included in depreciation and amortization expense. Payments on capital leases are included in repayments of long-term debt, including current maturities in the consolidated statements of cash flows.

The tables below summarize our capital lease activity:

	Years Ended December 31,
	2012	2011
	(Dollars in millions)
Assets acquired through capital leases	$209	696
Depreciation expense	150	89
Cash payments towards capital leases	113	76

	December 31, 2012	December 31, 2011
	(Dollars in millions)
Assets included in property, plant and equipment	$893	698
Accumulated depreciation	229	91

The future annual minimum payments under capital lease arrangements as of December 31, 2012 were as follows:

Future Minimum Payments
(Dollars in millions)
Capital lease obligations:
2013	$155
2014	143
2015	107
2016	72
2017	68
2018 and thereafter	381

Total minimum payments	926
Less: amount representing interest and executory costs	(245)

Present value of minimum payments	681
Less: current portion	(117)

Long-term portion	$564

Operating Leases

CenturyLink leases various equipment, office facilities, retail outlets, switching facilities, and other network sites. These leases, with few exceptions, provide for renewal options and escalations that are either fixed or based on the consumer price index. Any rent abatements, along with rent escalations, are included in the computation of rent expense calculated on a straight-line basis over the lease term. The lease term for most leases includes the initial non-cancelable term plus any term under renewal options that are reasonably assured. For the years ended December 31, 2012, 2011 and 2010, our gross rental expense was $445 million, $401 million and $174 million, respectively. We also received sublease rental income for the years ended December 31, 2012 and 2011 of $18 million and $17 million, respectively. We did not have any material sublease rental income for the year ended December 31, 2010.

At December 31, 2012, our future rental commitments for operating leases were as follows:

Future Minimum Payments
(Dollars in millions)
2013	$297
2014	252
2015	219
2016	183
2017	156
2018 and thereafter	964

Total future minimum payments(1)	$2,071

(1)	Minimum payments have not been reduced by minimum sublease rentals of $115 million due in the future under non-cancelable subleases.

Purchase Obligations

We have several commitments primarily for marketing activities and support services from a variety of vendors to be used in the ordinary course of business totaling $524 million at December 31, 2012. Of this amount, we expect to purchase $213 million in 2013, $129 million in 2014 through 2015, $86 million in 2016 through 2017 and $96 million in 2018 and thereafter. These amounts do not represent our entire anticipated purchases in the future, but represent only those items for which we are contractually committed.

(16)	Other Financial Information

Other Current Assets

The following table presents details of our other current assets:

	December 31,
	2012	2011
	(Dollars in millions)
Prepaid expenses	$257	240
Materials, supplies and inventory	125	107
Assets held for sale	96	—
Deferred activation and installation charges	53	25
Other	21	21

Total other current assets	$552	393

During the second quarter of 2012, we reclassified $154 million related to our wireless spectrum assets from “Other intangible assets, net” to “current assets—other” in the consolidated balance sheet. We sold $58 million of our wireless spectrum assets during the fourth quarter of 2012, and we sold another $43 million of our wireless spectrum assets in January 2013. In the aggregate, these transactions resulted in a gain of $32 million. We expect to reach agreements with various other purchasers for the remaining spectrum, and the consummation of which will be subject to regulatory approval.

Selected Current Liabilities

Current liabilities reflected in our balance sheets include accounts payable and other current liabilities as follows:

	December 31
	2012	2011
	(Dollars in millions)
Accounts payable	$1,207	1,400

Other current liabilities:
Accrued rent	$48	44
Legal reserves	39	44
Other	147	167

Total other current liabilities	$234	255

Included in accounts payable at December 31, 2012 and December 31, 2011 were $132 million and $61 million, respectively, representing book overdrafts.

(17)	Labor Union Contracts

Over 38% of our employees are members of various bargaining units represented by the Communications Workers of America and the International Brotherhood of Electrical Workers. Approximately 12,000, or 26%, of our employees are subject to collective bargaining agreements that expired October 6, 2012. We are currently negotiating the terms of new agreements. In the meantime, the predecessor agreements have been extended, and the applicable unions have agreed to provide us with at least twenty-four hour advance notice before terminating those predecessor agreements. Any strikes or other changes in our labor relations could have a significant impact on our business. If we fail to extend or renegotiate our collective bargaining agreements with our labor unions as they expire from time to time, or if our unionized employees were to engage in a strike or other work stoppage, our business and operating results could be materially harmed. To help mitigate this potential risk, we have established contingency plans in which we would assign trained, non-represented employees to cover jobs for represented employees in the event of a work stoppage to provide continuity for our customers.

(18)	Dividends

Our Board of Directors declared the following dividends payable in 2012 and 2011:

Date Declared	Record Date	Dividend Per Share	Total Amount	Payment Date
			(in millions)
November 13, 2012	December 11, 2012	$.725	$454	December 21, 2012
August 21, 2012	September 11, 2012	$.725	$452	September 21, 2012
May 24, 2012	June 5, 2012	$.725	$453	June 15, 2012
February 12, 2012	March 6, 2012	$.725	$452	March 16, 2012
November 15, 2011	December 6, 2011	$.725	$449	December 16, 2011
August 23, 2011	September 6, 2011	$.725	$449	September 16, 2011
May 18, 2011	June 6, 2011	$.725	$436	June 16, 2011
January 24, 2011	February 18, 2011	$.725	$222	February 25, 2011

* * * * * * * * * * *

qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q

Proxy — CENTURYLINK, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Glen F. Post, III or Stacey W. Goff, or either of them, proxies for the undersigned, with full power of substitution, to represent the undersigned and to vote all of the shares of common stock and voting preferred stock (collectively, the “Voting Shares”) of CenturyLink, Inc. (the “Company”) that the undersigned is entitled to vote at the annual meeting of shareholders of the Company to be held on May 22, 2013, and at any and all adjournments thereof (the “Meeting”).

In addition to serving as a Proxy, this card will also serve as instructions to Computershare Investor Services L.L.C. (the “Agent”) to vote in the manner designated on the reverse side hereof the shares of the Company’s common stock held as of April 3, 2013 in the name of the Agent and credited to any plan account of the undersigned in accordance with the Company’s dividend reinvestment plan or employee stock purchase plans. Upon timely receipt of this Proxy, properly executed, all of your Voting Shares, including any held in the name of the Agent, will be voted as specified.

The Board of Directors recommends that you vote FOR Items 1 through 3, and AGAINST Items 4(a) through 4(d) listed on the reverse side hereof. If you properly execute and return this Proxy but fail to provide specific directions with respect to any of the matters listed on the reverse side, all of your votes will be voted in accordance with these recommendations with respect to such matters.

(Please See Reverse Side)

. MMMMMMMMMMMM

MMMMMMMMMMMMMMM C123456789

IMPORTANT ANNUAL MEETING INFORMATION 000004

000000000.000000 ext 000000000.000000 ext

ENDORSEMENT_LINE            SACKPACK            000000000.000000 ext 000000000.000000 ext

000000000.000000 ext 000000000.000000 ext

MR A SAMPLE Electronic Voting Instructions

DESIGNATION (IF ANY) Available 24 hours a day, 7 days a week!

ADD 1

ADD 2 Instead of mailing your proxy, you may choose one of the voting ADD 3 methods outlined below to vote your proxy.

ADD 4 VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

MMMMMMMMM ADD 5 Proxies submitted by the Internet or telephone must be received by ADD 6 1:00 a.m., Central Time, on May 22, 2013.

Vote by Internet

• Go to www.envisionreports.com/CTL

• Or scan the QR code with your smartphone

• Follo

w the steps outlined on the secure website

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

• Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card 1234 5678 9012 345

qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q

A Proposals — The Board of Directors recommends that you vote FOR Items 1 through 3, and AGAINST Items 4(a) through 4(d).

1. Elect eight directors. For Withhold For Withhold For Withhold For Withhold +

01—W. Bruce Hanks 02—C. G. Melville, Jr. 03—Fred R. Nichols 04—William A. Owens

05—Harvey P. Perry 06—Glen F. Post, III 07—Laurie A. Siegel 08—Joseph R. Zimmel

For Against Abstain For Against Abstain

2. Ratify the appointment of KPMG LLP as our independent 3. Advisory vote regarding our executive compensation. auditor for 2013.

4(a). Shareholder proposal regarding equity compensation. 4(b). Shareholder proposal regarding bonus deferrals.

4(c). Shareholder proposal regarding proxy access. 4(d). Shareholder proposal regarding confidential voting.

5. In their discretion to vote upon such other business as may properly come before the Meeting.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name appears on the certificate or certificates representing shares to be voted by this proxy. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized persons.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND

MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

MMMMMMM1UP X 1595431 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND +

01LIKE

qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q

Voting Instruction Card — CENTURYLINK, INC.

CENTURYLINK DOLLARS & SENSE 401(k) PLAN CENTURYLINK UNION 401(k) PLAN

The undersigned, acting as a participant and a “named fiduciary” in either of the above-referenced retirement plans (collectively, the “Plans”), hereby directs The Northern Trust Company (the “Trustee”), as directed trustee of the Plans’ trust (the “Trust”), to vote at the annual meeting of shareholders of CenturyLink, Inc. (the “Company”) to be held on May 22, 2013, and any and all adjournments thereof (the “Meeting”), in the manner designated herein, the number of shares of the Company’s common stock credited to the account of the undersigned maintained under either of the Plans on the matters set forth on the reverse side hereof and more fully described in the Company’s proxy statement for the Meeting. If no instructions are furnished by the undersigned, the Trustee will vote unvoted shares and unallocated shares, if any, held in the Trust (collectively, “Undirected Shares”) in the same proportion as voted shares regarding each of the matters set forth on the reverse side hereof, except as otherwise provided in accordance with applicable law. Under the Trust, plan participants are deemed to act as “named fiduciaries” to the extent of their authority to direct the voting of shares held in their accounts and their proportionate share of Undirected Shares.

The undersigned hereby directs the Trustee to authorize the Company’s proxies to vote in their discretion upon such other business as may properly come before the Meeting.

Upon the Trustee’s timely receipt of these instructions, properly executed, the undersigned’s shares will be voted in the manner directed. If the undersigned properly executes and returns these instructions but fails to provide specific directions with respect to any of the matters listed on the reverse side hereof, the undersigned’s shares will be voted in accordance with the Board’s recommendations with respect to such matters.

(Please See Reverse Side)

. MMMMMMMMMMMM

MMMMMMMMMMMMMMM C123456789

IMPORTANT ANNUAL MEETING INFORMATION 000004

000000000.000000 ext 000000000.000000 ext

ENDORSEMENT_LINE            SACKPACK            000000000.000000 ext 000000000.000000 ext

000000000.000000 ext 000000000.000000 ext

MR A SAMPLE Electronic Voting Instructions

DESIGNATION (IF ANY) Available 24 hours a day, 7 days a week!

ADD 1

ADD 2 Instead of mailing your proxy, you may choose one of the voting ADD 3 methods outlined below to vote your proxy.

ADD 4 VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

MMMMMMMMM ADD 5 Proxies submitted by the Internet or telephone must be received by ADD 6 1:00 a.m., Central Time, on May 20, 2013.

Vote by Internet

• Go to www.envisionreports.com/CTL

• Or scan the QR code with your smartphone

• Follo

w the steps outlined on the secure website

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

• Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas.

Annual Meeting Voting Instruction Card 1234 5678 9012 345

qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q

A Proposals — The Board of Directors of CenturyLink recommends that you vote FOR Items 1 through 3, and AGAINST Items 4(a) through 4(d).

1. Elect eight directors. For Withhold For Withhold For Withhold For Withhold +

01—W. Bruce Hanks 02—C. G. Melville, Jr. 03—Fred R. Nichols 04—William A. Owens

05—Harvey P. Perry 06—Glen F. Post, III 07—Laurie A. Siegel 08—Joseph R. Zimmel

For Against Abstain For Against Abstain

2. Ratify the appointment of KPMG LLP as our independent 3. Advisory vote regarding our executive compensation. auditor for 2013.

4(a). Shareholder proposal regarding equity compensation. 4(b). Shareholder proposal regarding bonus deferrals.

4(c). Shareholder proposal regarding proxy access. 4(d). Shareholder proposal regarding confidential voting.

5. In their discretion to vote upon such other business as may properly come before the Meeting.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name appears on the certificate or certificates representing shares to be voted by this proxy. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND

MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

MMMMMMM1UP X 1595433 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND +

01LJ2E